Exhibit 2.1

EXECUTION VERSION

MASTER COMBINATION AGREEMENT

by and among

NEW YORK REIT, INC.,

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.,

JBG PROPERTIES INC.,

JBG/OPERATING PARTNERS, L.P.,

and

THE JAGUAR PARTIES SET FORTH ON SCHEDULE A

dated as of

May 25, 2016

i

Schedules and Exhibits

Schedule A	Jaguar Funds
Schedule B	Cash Consideration

Exhibit A-1	Jaguar Included Properties
Exhibit A-2	Included Interests
Exhibit A-3	Managing Member Entities
Exhibit A-4	Excluded Properties
Exhibit B-1	Form of Contribution Agreement
Exhibit B-2	Form of Merger Agreement for Corporation
Exhibit B-3	Form of Merger Agreement for Partnership
Exhibit C	Form of Registration Rights Agreements
Exhibit D	Form of Partnership Agreement Amendment and Restatement
Exhibit E	Form of FIRPTA Certificate
Exhibit F	Form of Ownership Limit Waiver
Exhibit G	Form of Ground Lease Estoppel
Exhibit H	Form of Debt Maintenance Agreement

v

MASTER COMBINATION AGREEMENT

This MASTER COMBINATION AGREEMENT (hereinafter referred to as this “Agreement”), dated as of May 25, 2016, is made by and among New York REIT, Inc., a Maryland corporation (“Giants”), New York Recovery Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Giants (the “Operating Partnership” and together with Giants, the “Giants Parties”), JBG Properties Inc., a Maryland corporation (“Jaguar Properties”), JBG/Operating Partners, L.P., a Delaware limited partnership (“Jaguar Operating Partners” and together with Jaguar Properties, the “Jaguar Management Entities”) and the Jaguar Properties affiliates listed on Schedule A (the “Jaguar Funds” and together with the Jaguar Management Entities, the “Jaguar Parties” and together with the Giants Parties, collectively, the “Parties”) .  All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.6 (Certain Definitions) or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, the Jaguar Parties and their affiliate entities are engaged in real estate investment, development, leasing and property management predominantly in the Washington D.C. metropolitan area;

WHEREAS, the Jaguar Funds own direct or indirect interests in the real properties set forth on Exhibit A-1 hereto (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances benefitting such real property, collectively, the “Jaguar Included Properties”) through their ownership of the Equity Interests of the entities (the “Included Entities”) set forth on Exhibit A-2 hereto (collectively, the “Included Interests”);

WHEREAS, the entities listed on Exhibit A-3 hereto (the “Managing Member Entities”) act as the managing member in respect of certain Included Entities;

WHEREAS, the Jaguar Funds own direct or indirect interests in the real properties listed on Exhibit A-4 hereto (collectively, the “Excluded Properties”), which Excluded Properties will not be acquired by the Giants Parties (together with all other assets and properties of the Jaguar Funds other than the Included Assets, the “Excluded Assets”);

WHEREAS, prior to the Closing, each Jaguar Fund will engage in a restructuring through a series of steps pursuant to which, among other things, the Included Assets of certain of such Jaguar Funds will be transferred to a newly formed entity (each such newly formed entity, a “Wanted LLC”) to be owned indirectly by the members or partners of such Jaguar Fund, as applicable, through a newly formed entity (each such newly formed entity, a “Legacy LLC”);

WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, the Parties desire to effectuate a series of transactions pursuant to which, among other things, the Jaguar Funds will contribute the Included Assets (or the Legacy LLCs will contribute the Wanted LLCs) to, the Managing Member Entities will contribute certain managing member interests in the Included Assets to, and the Jaguar Management Entities will merge with and into, Giants, the Operating Partnership or their respective subsidiaries;

WHEREAS, as consideration for the contributions of the Included Assets and the Wanted LLCs, and the merger of the Jaguar Management Entities referenced above and more fully described below, (a) the applicable Giants Parties shall deliver to the applicable Jaguar Parties the Cash Consideration, (b) Giants shall issue to the applicable Jaguar Parties the Issued Giants Shares and/or shall contribute certain of the Issued Giants Shares to the Operating Partnership in exchange for an equal number of OP Units, and in turn the Operating Partnership shall deliver such Issued Giants Shares to the applicable Jaguar Parties, and (c) the Operating Partnership shall issue to the Jaguar Parties the Issued OP Units (the transactions contemplated under the preceding clauses (b) and (c), and any issuance of Giants Shares upon redemption of the Issued OP Units, being referred to herein as the “Equity Issuance”);

WHEREAS, the board of directors of Giants (the “Giants Board”) has (a) duly and validly authorized the execution and delivery of this Agreement and the direct or indirect acquisition of the Included Assets, the Equity Issuance, the Giants Charter Amendment, and the other transactions as contemplated by this Agreement (collectively, including with respect to the Jaguar Parties and their Affiliates, the Restructuring Transactions, the “Transactions”) to be effected by Giants and the Giants Subsidiaries, (b) directed that the Equity Issuance be submitted for consideration at a meeting of Giants’ stockholders and (c) resolved to recommend that Giants’ stockholders vote in favor of the approval of the Equity Issuance and (the “Giants Board Recommendation”) and to include such recommendation in the Proxy Statement;

WHEREAS, Giants in its capacity as the sole general partner of the Operating Partnership, on behalf of the Operating Partnership, has approved this Agreement and the direct or indirect acquisition of the Included Assets, the Equity Issuance, the Partnership Agreement Amendment and Restatement and the other Transactions to be effected by the Operating Partnership and its subsidiaries;

WHEREAS, each of the Jaguar Parties has received any requisite approval pursuant to its Governing Documents of the Restructuring Transactions, this Agreement, the contribution of the Included Assets and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Jaguar Operating Partners and certain officers and directors of Giants have entered into that certain Support Agreement, dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, Giants, the Operating Partnership, New York Recovery Advisors, LLC (“Giants Advisor”) and New York Recovery Properties, LLC (“Giants Property Manager”) entered into a Termination Agreement and Release (the “Termination Agreement and Release”) in respect of which the parties thereto agreed to mutually release each other from certain claims under, among other agreements, the Giants Advisory Agreement, the Tax Indemnification Agreement and the Property Management Agreement and terminate the Tax Indemnification Agreement and the Property Management Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Giants and the Operating Partnership have entered into a transition services agreement with Giants Advisor (the “Transition Services Agreement”), which Transition Services Agreement will be effective at the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, Giants, the Operating Partnership and Giants Advisor have agreed to enter into the OPP Termination Agreement in order to amend the OPP Agreement to provide that at the Closing, the OPP Agreement and all Award LTIP Units (as defined in the OPP Agreement) issued thereunder shall terminate and be of no further force and effect in exchange for the consideration set forth therein; and

WHEREAS, the Giants Parties and the Jaguar Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

CONTRIBUTIONS AND MERGERS

Section 1.1.                                                         Contribution of Included Assets and Mergers of the Jaguar Management Entities.  Pursuant to the terms and subject to the conditions herein, and in reliance upon the representations, warranties and agreements herein:

(a)                                 Fund I Contribution.  At the Closing, JBG Investment Fund I, L.P. (“Fund I”) will contribute to the Operating Partnership all of its Included Interests with respect to the Jaguar Included Properties listed under “Fund I” on Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto pursuant to a contribution agreement substantially in the form attached hereto as Exhibit B-1 (such form, with all blanks completed and other applicable revisions made in a manner consistent with this Agreement being hereinafter referred to as the “Contribution Agreement”).

(b)                                 Fund II Contribution.  At the Closing, JBG Investment Fund II, L.P. (“Fund II”) will contribute to the Operating Partnership all of its Included Interests with respect to the Jaguar Included Properties listed under “Fund II” on Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto pursuant to the Contribution Agreement.

(c)                                  Fund III Contribution.  At the Closing, JBG Investment Fund III, L.P. (“Fund III”) will cause the Legacy LLC of Fund III to contribute to the Operating Partnership all of its Equity Interests in Fund III Wanted LLC (which will own all right, title and interest in and to the Included Interests with respect to the Jaguar Included Properties listed under “Fund III” on

Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto and no other assets or properties) pursuant to the Contribution Agreement.

(d)                                 Fund VI Contribution.  At the Closing, JBG Investment Fund VI, L.L.C. (“Fund VI”) will cause the Legacy LLC of Fund VI to contribute to the Operating Partnership all of its Equity Interests in Fund VI Wanted LLC (which will own all right, title and interest in and to the Included Interests with respect to the Jaguar Included Properties listed under “Fund VI” on Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto and no other assets or properties) pursuant to the Contribution Agreement.

(e)                                  Fund VII Contribution.  At the Closing, JBG Investment Fund VII, L.L.C. (“Fund VII”) will cause the Legacy LLC of Fund VII to contribute to the Operating Partnership all of its Equity Interests in Fund VII Wanted LLC (which will own 100% of the outstanding common Equity Interests in Jaguar/Fund VII Trust (“Fund VII REIT”) and which together with Fund VII REIT will collectively own all right, title and interest in and to the Included Interests with respect to the Jaguar Included Properties listed under “Fund VII” on Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto and no other assets or properties) pursuant to the Contribution Agreement.

(f)                                   Fund VIII Contribution.  At the Closing, JBG Investment Fund VIII, L.L.C. (“Fund VIII”) will cause the Legacy LLC of Fund VIII to contribute to the Operating Partnership all of its Equity Interests in Fund VIII Wanted LLC (which will own 100% of the outstanding common Equity Interests in Jaguar/Fund VIII Trust (“Fund VIII REIT”) and which together with Fund VIII REIT will collectively own all right, title and interest in and to the Included Interests with respect to the Jaguar Included Properties listed under “Fund VIII” on Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto and no other assets or properties) pursuant to the Contribution Agreement.

(g)                                  Fund IX Contribution and Merger.  At the Closing, JBG Investment Fund IX, L.L.C. (“Fund IX”) will cause:

(i)                                     Fund IX Wanted LLC and Jaguar/Fund IX Trust (“Fund IX REIT”) to collectively own all right, title and interest in and to the Included Interests with respect to the Jaguar Included Properties listed under “Fund IX” on Section 1.1 of the Jaguar Disclosure Letter and all other Included Assets related thereto and no other assets or properties;

(ii)                                  Fund IX REIT to convert into a Maryland corporation and subsequently merge with and into a newly formed Delaware limited liability company wholly owned by Giants with the shareholders of Fund IX REIT receiving shares of Giants Common Stock as set forth in a merger agreement substantially in the form attached hereto as Exhibit B-2 (such form with all blanks completed and other applicable revisions made in a manner consistent with this Agreement being hereinafter referred to as the “Merger Agreement”); and

(iii)                               the Legacy LLC of Fund IX to contribute to the Operating Partnership all of its Equity Interests in Fund IX Wanted LLC, pursuant to the Contribution Agreement.

(h)                                 UDM Contribution.  At the Closing, JBG/Urban Direct Member, L.L.C. (“UDM”) will cause the Legacy LLC of UDM to contribute to the Operating Partnership and its Subsidiary all of its Equity Interests (respectively, each class of Equity Interests) in UDM Wanted LLC (which will own all right, title and interest in and to the Included Interests listed under “UDM” on Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto and no other assets or properties) pursuant to the Contribution Agreement.

(i)                                     Recap Investors Contribution.  At the Closing, JBG/Recap Investors, L.L.C. (“Recap Investors”) will contribute to the Operating Partnership all of its Included Interests with respect to the Jaguar Included Properties listed under “Recap Investors” on Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto pursuant to the Contribution Agreement.

(j)                                    SEFC Investors and SEFC Partners Contributions.  At the Closing, (i) JBG/SEFC Fund Investors, L.L.C. (“SEFC Investors”) will contribute to the Operating Partnership all of its Included Interests with respect to the Jaguar Included Properties listed under “SEFC Investors” on Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto pursuant to the Contribution Agreement and (ii) JBG/SEFC Partners, L.L.C. (“SEFC Partners”) will contribute to the Operating Partnership all of its Included Interests with respect to the Jaguar Included Properties listed under “SEFC Partners” on Section 1.1 of the Jaguar Disclosure Letter and all Included Assets related thereto pursuant to the Contribution Agreement.

(k)                                 Management Company Combination Transactions.  At the Closing:

(i)                                     Jaguar Operating Partners will merge with and into a wholly owned limited liability company subsidiary of the Operating Partnership, with the partners of Jaguar Operating Partners receiving OP Units as set forth in a merger agreement substantially in the form attached hereto as Exhibit B-3 (such form with all blanks completed in a manner consistent with this Agreement being hereinafter referred to as the “Partnership Merger Agreement”);

(ii)                                  Jaguar Properties will merge with and into a newly formed Delaware limited liability company wholly owned by Giants, with the stockholders of Jaguar Properties receiving shares of Giants Common Stock pursuant to the Partnership Merger Agreement; and

(iii)                               The Jaguar Management Entities shall cause each Managing Member Entity to transfer and contribute any managing member interest it has in any Included Entity as set forth on Section 1.1 of the Jaguar Disclosure Letter (collectively, the “Managing Member Interests”) other than any Excluded Managing Member Interest, to a newly formed wholly owned subsidiary of the Operating Partnership pursuant to the Contribution Agreement.

Section 1.2.                                                         Post-Closing Structuring.  Immediately following the Closing, Giants shall cause the actions set forth on Section 5.10 of the Jaguar Disclosure Letter that are contemplated to be taken after Closing to be implemented as set forth therein.

Section 1.3.                                                         Consideration.  The consideration to be delivered (or caused to be delivered) by Giants and the Operating Partnership to the applicable Jaguar Parties or one or more Persons designated by the Jaguar Parties to the Giants Parties in writing prior to the Closing (each, a “Jaguar Designee”) in connection with the transactions described in Section 1.1 shall consist of the Cash Consideration and the Equity Consideration as set forth below (collectively, the “Consideration”).

(a)                                 Cash Consideration.  The aggregate amount of cash to be delivered by the Giants Parties to the applicable Jaguar Parties and/or Jaguar Designees pursuant to the transactions described in Section 1.1 (the “Cash Consideration”) shall be determined in the manner described on Schedule B, subject to adjustment pursuant to Section 1.5; provided, that the aggregate Cash Consideration shall not exceed $20,000,000 without the approval of Giants.

(b)                                 Equity Consideration.  With respect to any shares of Giants Common Stock to be delivered by the Operating Partnership to the applicable Jaguar Parties and/or one or more Jaguar Designees, Giants shall contribute to the Operating Partnership and the Jaguar Parties (and/or Jaguar Designees, if applicable) shall receive from the Operating Partnership, newly-issued shares of Giants Common Stock, and with respect to any shares of Giants Common Stock to be issued by Giants directly to the Jaguar Parties or Jaguar Designees, Giants shall issue newly issued shares of Giants Common Stock (collectively, the “Issued Giants Shares”), which shall be validly issued, fully paid and non-assessable, and free and clear of all Liens (other than restrictions arising under applicable securities Laws and the Governing Documents of Giants), and which will be registered in the name of the applicable Jaguar Party (and/or Jaguar Designee) by book entry in an account or accounts with Giants’ transfer agent. The Operating Partnership shall issue to the Jaguar Parties (and/or Jaguar Designees, if applicable), and the Jaguar Parties (and/or Jaguar Designees, if applicable) shall receive from the Operating Partnership, a number of newly issued OP Units (collectively, the “Issued OP Units”), which shall be validly issued and free and clear of all Liens (other than restrictions arising under applicable securities Laws and the Governing Documents of the Operating Partnership).  The aggregate amount of shares of Giants Common Stock and OP Units to be delivered by the Giants Parties to the applicable Jaguar Parties and/or one or more Jaguar Designees, shall equal 319,908,191 shares of Giants Common Stock and/or OP Units minus the amount of shares of Giants Common Stock and/or OP Units determined in the manner described in Schedule B, subject to adjustment pursuant to Section 1.5 (the Issued Giants Shares, together with the Issued OP Units, the “Equity Consideration”), as applicable.

Section 1.4.                                                         Allocation of Consideration and Value Among the Included Assets and Giants Properties.  The Parties agree to cooperate in good faith to determine the allocation of the Cash Consideration and the Equity Consideration among each Legacy LLC, the Jaguar Management Entities and each of the Included Assets, as applicable, and the allocation of the Giants Valuation among each of the Giants Properties; provided, that if the Parties are unable to agree to the allocation of the Giants Valuation among each of the Giants Properties, such allocation shall be based on the relative value of each of the Giants Properties as determined for

GAAP purposes in connection with the Transactions (the “Allocation”).  The Parties shall prepare and file their respective Tax Returns and any transfer Tax returns or other filings consistent with the Allocation and shall take no positions contrary thereto in any Tax Return or other Tax filing or proceeding unless otherwise required by applicable Law, provided, however, that nothing contained herein shall prevent the Giants Parties or the Jaguar Parties (or their respective Affiliates) from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation, and neither the Giants Parties nor the Jaguar Parties (or their respective Affiliates) shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such Allocation.

Section 1.5.                                                         Kickout of Included Interests.  The Parties acknowledge that certain Included Interests may become Kickout Interests pursuant to Section 5.2(h). Notwithstanding anything to the contrary contained herein, no Kickout Interest shall be transferred at the Closing, and the Cash Consideration and Equity Consideration payable to the applicable Jaguar Fund that owns such Kickout Interest shall be reduced by an amount of cash, Issued Giants Shares and Issued OP Units set forth opposite such Kickout Interests on Section 1.5 of the Jaguar Disclosure Letter.

Section 1.6.                                                         Distributions of Consideration to the Equityholders of the Jaguar Parties.  The Jaguar Parties shall cause any Consideration received by the Jaguar Parties hereunder to be distributed in accordance with the respective Contribution Agreements and Merger Agreements, the Restructuring Transactions and the applicable Governing Documents of the Jaguar Parties and their respective Affiliates; provided, however, that any equityholder of a Jaguar Party that is not an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act shall only receive its applicable portion of the Cash Consideration and shall not receive any Equity Consideration.

Section 1.7.                                                         Jaguar Representative.

(a)                                 Each Jaguar Party (on behalf of itself, its Subsidiaries, its Jaguar Designees and their respective successors, assigns and heirs) hereby irrevocably appoints Jaguar Properties as the representative of the Jaguar Parties (the “Jaguar Representative”) and to be the agent, proxy and attorney-in-fact for such Person regarding any matter relating to or arising from this Agreement, any Ancillary Document or the Transactions, including the full power and authority on such Person’s behalf (i) to execute the Partnership Agreement Amendment and Restatement and any other Ancillary Documents and otherwise to consummate the transactions contemplated herein and therein, (ii) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement, the Ancillary Documents and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to disburse any funds received hereunder to the Jaguar Parties (as applicable), (iv) to endorse and deliver any certificates or instruments representing the Equity Consideration and execute such further agreements or instruments of assignment as the Giants Parties shall reasonably request or which the Jaguar Representative shall consider necessary or proper to effectuate the Transactions, all of which shall have the effect of binding the Jaguar Parties, their Subsidiaries and the Jaguar Designees as if such Person had personally executed such agreement or instrument, (v) to give and receive notices, communications and other deliverables hereunder or under any Ancillary Document on behalf of such Person, (vi) to take all other actions to be taken by or on behalf of such Person in connection herewith, including under any Ancillary Document, (vii) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the Transactions, (viii) to retain legal and other professional advisors on behalf of, and at the expense of such Persons in connection with its actions hereunder and (ix) to take all actions necessary or appropriate in the judgment of the Jaguar Representative for the accomplishment of the foregoing.  Each Jaguar Party agrees that such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, and are therefore irrevocable without the consent of the Jaguar Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Person.  If, after the execution of this Agreement, any Jaguar Party, its Subsidiaries or its Jaguar Designee dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Jaguar Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof.  All actions, decisions or determinations so made or taken by the Jaguar Representative (to the extent authorized by this Agreement) shall be deemed the actions, decisions or determinations of each such Person, and any notice, communication, document, certificate or information required (other than any notice required by Law or under any Jaguar Party’s or its Subsidiaries’ Governing Documents) to be given to any Jaguar Party, its Subsidiaries or its Jaguar Designees hereunder or pursuant to any other agreement entered into in connection herewith shall be deemed so given if given to the Jaguar Representative.

(b)                                 Each Jaguar Party will severally, for itself, its Subsidiaries, and its Jaguar Designees only, and not jointly, indemnify the Jaguar Representative and hold the Jaguar Representative harmless against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred without gross negligence or willful misconduct on the part of the Jaguar Representative and arising out of or in connection with the good faith acceptance or administration of its duties hereunder, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.

(c)                                  The Jaguar Representative hereby accepts its appointment as representative of the Jaguar Parties under this Agreement.  The Jaguar Representative shall act in good faith.  Subject to the Jaguar Representative’s right to pay expenses reasonably incurred in connection with the negotiation and performance of this Agreement or otherwise to satisfy the reasonable expenses and obligations of the Jaguar Parties, their Subsidiaries and their Jaguar Designees, the Jaguar Representative shall promptly disburse to each Person such Person’s share of any Cash Consideration and Equity Consideration (as applicable) received by the Jaguar Representative in accordance with the terms of this Agreement.  The Jaguar Representative shall have only the duties expressly stated in this Agreement and shall have no other duty, express or implied.  The Jaguar Representative is not, by virtue of serving as the Jaguar Representative, a fiduciary of the Jaguar Parties or any other Person.  The Jaguar Representative, in his capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Jaguar Parties.

(d)                                 The Jaguar Representative shall not be liable to any Jaguar Party or any other Person for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Jaguar Representative shall not be relieved of any liability imposed by Law for fraud or bad faith.  The Jaguar

Representative shall not be liable to the Jaguar Parties or any other Person for any apportionment or distribution of consideration made by the Jaguar Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other Jaguar Parties any payment in excess of the amount to which they are determined to have been entitled.  The Jaguar Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Neither the Jaguar Representative nor any agent employed by it shall incur any liability to any Jaguar Party or any other Person by virtue of the failure or refusal of the Jaguar Representative for any reason to consummate the Transactions or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(e)                                  The Jaguar Representative shall not be entitled to and shall not charge or collect from the Jaguar Parties or any other Person any fees or other compensation for its services as the Jaguar Representative under this Agreement.  The Jaguar Representative, however, shall be entitled to reimbursement from the Jaguar Parties for its reasonable out-of-pocket expenses incurred in connection with its services as the Jaguar Representative under this Agreement.

(f)                                   If the Jaguar Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Jaguar Parties will appoint a new Person to serve as the Jaguar Representative and will provide prompt written notice thereof to Giants.  Until such notice is received, the Giants Parties will be entitled to rely on the actions and statements of the previous Jaguar Representative.

Section 1.8.                                                         Withholding.  Notwithstanding anything to the contrary in this Agreement, the Giants Parties shall be entitled to deduct and withhold from any amounts otherwise payable in connection with this Agreement and the Transactions to any Person such amounts as are required to be deducted and withheld under the Code or any provision of applicable Law.  Any amounts so withheld shall be paid over to the appropriate Governmental Entity to the extent required by Law.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

ARTICLE II

CLOSING

Section 2.1.                                                         Closing.  The closing of the Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street NW, Washington, D.C. 20004, at 10:00 a.m. Eastern time on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Parties entitled to grant such waiver) of such conditions), or at such other place or on such other date as is mutually acceptable to the Giants Parties and the Jaguar Parties; provided, that notwithstanding the satisfaction or waiver of the closing conditions described in Sections 7.1, 7.2 and 7.3 (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Parties entitled to grant such waiver) of such conditions), (a) the Jaguar Parties shall not be required to effect the Closing until the earlier of (i) the date on which all consents listed on Section 4.3 of the Jaguar Disclosure Letter have been obtained or (ii) the Outside Date, and (b) the Giants Parties shall not be required to effect the Closing until the October 28, 2016; provided, further, that if the satisfaction or waiver of the closing conditions described in Sections 7.1, 7.2 and 7.3 (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Parties entitled to grant such waiver) of such conditions), has not occurred by November 15, 2016 and such conditions are subsequently satisfied or waived prior to December 31, 2016, then the Jaguar Parties shall have the right to defer the Closing until a date identified by the Jaguar Parties (by written notice to the Giants Parties at the time such conditions are satisfied or waived), but in no event later than January 18, 2017.  The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing will be deemed to have occurred at 12:01 a.m. Eastern time, on the date upon which the Closing occurs.

Section 2.2.                                                         Deliveries by the Giants Parties at the Closing.  Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing, the applicable Giants Party shall deliver, or cause to be delivered, to the Jaguar Parties (and/or the Jaguar Designees, as applicable):

(a)                                 the Cash Consideration by wire transfer of immediately available funds to the account(s) designated by the Jaguar Parties in writing at least two (2) Business Days prior to the Closing Date;

(b)                                 evidence of the issuance of the Giants Common Stock and OP Units to the Jaguar Parties (and/or Jaguar Designees, as applicable) issuable pursuant to Section 1.3(b);

(c)                                  The Contribution Agreements referenced in Section 1.1 and the Merger Agreements referenced in Section 1.1, duly executed by Giants or its applicable Subsidiary;

(d)                                 Registration Rights Agreements, in the forms attached hereto as Exhibit C (the “Registration Rights Agreements”), duly executed by Giants;

(e)                                  an amendment and restatement of the Partnership Agreement in the form attached hereto as Exhibit D (the “Partnership Agreement Amendment and Restatement”), duly executed by Giants in its capacity as the sole general partner of the Operating Partnership and as the attorney-in-fact for the other partners of the Operating Partnership, and effective as of the Closing;

(f)                                   Ownership Limit Waiver Agreements, to the extent necessary and in accordance with Section 5.17, duly executed by Giants;

(g)                                  a certificate executed by a duly authorized officer of Giants pursuant to Section 7.3(e);

(h)                                 the Giants REIT Opinion;

(i)                                     any transfer Tax returns as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, and the New York City Real Property Transfer Tax Law (Admin. Code Article 21) and the regulations applicable thereto and any other required transfer Tax declarations or similar documentation required to evidence the payment of any Tax imposed by any state, county or municipality together with any change of ownership statements required under any legal requirements;

(j)                                    the Debt Maintenance Agreement, duly executed by Giants;

(k)                                 the Payoff Letter; and

(l)                                     all documents, items or agreements required to be delivered by the Giants Parties or their Affiliates under the Merger Agreements and the Contribution Agreements.

Section 2.3.                                                         Deliveries by the Jaguar Parties at the Closing.  Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing, the applicable Jaguar Party shall deliver, or cause to be delivered, to the Giants Parties:

(a)                                 the Registration Rights Agreements, duly executed by each of the Jaguar Parties (and/or Jaguar Designees, as applicable);

(b)                                 a counterpart signature page to the Partnership Agreement Amendment and Restatement and all other documents or instruments as required by the terms of the Partnership Agreement for the admission of the Jaguar Parties (and/or Jaguar Designees, as applicable) as limited partners of the Operating Partnership;

(c)                                  a certificate executed by a duly authorized officer of each of the Jaguar Parties or its general partner or manager pursuant to Section 7.2(e);

(d)                                 a certificate duly completed and executed by each of the transferor Jaguar Parties, dated as of the Closing Date, certifying in accordance with Section 1445 of the Code that each such Jaguar Party (or, if such Jaguar Party is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of such Jaguar Party’s assets for such purposes) is not a “foreign person” within the meaning of such section, in substantially the form of Exhibit E hereto (“FIRPTA Certificate”);

(e)                                  an Internal Revenue Service Form W-9 or relevant Form W-8, as applicable, completed and executed by each Jaguar Party or Affiliate directly receiving Equity Consideration pursuant to this Agreement;

(f)                                   any transfer Tax returns as may be necessary to comply with Title 42, Subtitle 1, Chapter 11 of the District of Columbia Code and the regulations applicable thereto, and Titles 12 and 13 of the Maryland TAX-PROPERTY Code and the regulations applicable thereto and any other required transfer Tax declarations or similar documentation required to evidence the payment of any Tax imposed by any state, county or municipality together with any change of ownership statements required under any legal requirements;

(g)                                  the Jaguar REIT Opinions; and

(h)                                 all documents, items or agreements required to be delivered by the Jaguar Parties or their Affiliates under the Merger Agreements and the Contribution Agreements.

Section 2.4.                                                         Giants Restricted Stock.  At or immediately prior to the Closing, Giants shall cause each share of Giants Restricted Stock granted pursuant to a Giants Stock Plan that is outstanding immediately prior to the Closing to, automatically upon the consummation of the Closing and without any required action on the part of the holder thereof, cease to be subject to any forfeiture or vesting conditions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE GIANTS PARTIES

The following representations and warranties by the Giants Parties set forth in this Article III are qualified in their entirety by reference to the disclosures (i) in the publicly available Giants SEC Filings filed or furnished on or after January 1, 2015 and prior to the second Business Day preceding the date hereof (including any filings incorporated by reference therein, but excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks or other matters included in any “forward-looking statements” disclaimer); provided, however, that the disclosures in the Giants SEC Filings shall not be deemed to qualify the representations and warranties made in Sections 3.1(a) and (c) (Organization and Qualification; Subsidiaries), Section 3.2 (Organizational Documents), Section 3.4 (Authority), Section 3.5 (No Conflict; Required Filings and Consents), and Section 3.26 (Brokers; Expenses) and (ii) set forth in the disclosure letter delivered by the Giants Parties to the Jaguar Parties immediately prior to the execution of this Agreement (the “Giants Disclosure Letter”).  Each disclosure set forth in the Giants Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.

Section 3.1.                                                         Organization and Qualification; Subsidiaries.

(a)                                 Giants is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Giants is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Giants Material Adverse Effect.

(b)                                 Each Giants Subsidiary is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Giants Subsidiary other than the Operating Partnership, for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Giants Material Adverse Effect.  Each Giants Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Giants Material Adverse Effect.

(c)                                  Section 3.1(c) of the Giants Disclosure Letter sets forth a true and complete list of the Giants Subsidiaries and each other corporate or other entity in which Giants owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Giants Subsidiary”), including a list of each Giants Subsidiary or Other Giants Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”) or a real estate investment trust within the meaning of Sections 856 — 860 of the Code (“REIT”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Giants Subsidiary and each Other Giants Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by Giants in and to each Giants Subsidiary and each Other Giants Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any Person other than Giants or a Giants Subsidiary in each Giants Subsidiary and, to the knowledge of Giants, each Other Giants Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Giants Subsidiary and, to the knowledge of Giants, each Other Giants Subsidiary.

(d)                                 Neither Giants nor any Giants Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than the equity interests in the Giants Subsidiaries and Other Giants Subsidiaries and investments in bank time deposits or money market accounts).

(e)                                  Except as set forth in Section 3.1(e) of the Giants Disclosure Letter, Giants has not exempted any “Person” from the “Aggregate Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Giants Charter, which exemption or Excepted Holder Limit is currently in effect.

(f)                                   Section 3.1(f) of the Giants Disclosure Letter sets forth a complete list of the partners of the Operating Partnership and the number of partnership units held by each partner in the Operating Partnership.  Giants is the sole general partner of the Operating Partnership.

Section 3.2.                                                         Organizational Documents.  Giants has made available to the Jaguar Parties complete and correct copies of (i) Giants’ charter (the “Giants Charter”) and Giants’ bylaws, as amended to date (the “Giants Bylaws”), and (ii) the organizational documents of each

Giants Subsidiary, each as in effect on the date hereof, including the certificate of limited partnership of the Operating Partnership and the Partnership Agreement.  Giants is in compliance with the terms of the Giants Charter and the Giants Bylaws in all material respects.  The Operating Partnership is in compliance with the terms of the certificate of limited partnership of the Operating Partnership and the Partnership Agreement in all material respects.

Section 3.3.                                                         Capital Structure.

(a)                                 The authorized capital stock of Giants consists of 300,000,000 shares of common stock, $0.01 par value per share (the “Giants Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Giants Preferred Stock”).  At the close of business on May 25, 2016, (i) 165,128,055 shares of Giants Common Stock were issued and outstanding (including 258,697 shares of unvested Giants Restricted Stock), (ii) approximately 17,105,263 shares of Giants Common Stock were available for issuance under the Giants Stock Plans and (iii) 10,448,604 shares of Giants Common Stock were reserved for issuance upon conversion of any partnership units.  All issued and outstanding shares of the capital stock of Giants are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of Giants is entitled to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness of Giants having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Giants Common Stock may vote.  Section 3.3(a) of the Giants Disclosure Letter sets forth for each holder of Giants Restricted Stock outstanding as of the date of this Agreement (A) the name with respect to the holder, (B) the aggregate number of shares of Giants Restricted Stock held by all such holders, (C) the date of grant of such Giants Restricted Stock, and (D) the vesting schedule for such Giants Restricted Stock.  There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to the Giants Common Stock.  No grants or awards have been made under the Giants Stock Plans other than grants of Giants Restricted Stock, and each Giants Restricted Stock grant was made in accordance with the terms of the Giants Stock Plans and applicable Law in all material respects.  Prior to the Closing (and as close to Closing as reasonably practicable), Giants will provide to the Jaguar Parties a complete and correct list that contains the information required to be provided in Section 3.3(a) of the Giants Disclosure Letter, that is correct and complete as of the date such list is provided; provided, however, that delivery of such updated schedule shall not cure any breach of this Section 3.3(a) for purposes of determining whether the applicable closing condition has been satisfied.

(b)                                 Section 3.3(b) of the Giants Disclosure Letter sets forth, a list of all of the partners of the Operating Partnership, together with the number of OP Units held by each such partner.  At the close of business on May 25, 2016, there are (i) 1,568,025 OP Units issued and outstanding, (ii) zero Class B Units issued and outstanding and (iii) 8,880,579 LTIP Units issued and outstanding (which includes 1,172,738 earned LTIP Units and 7,707,841 unearned LTIP Units), each of which LTIP Units is owned of record and beneficially by the Persons set forth on Section 3.3(b) of the Giants Disclosure Letter, and each of which LTIP Units shall be forfeited immediately prior to the Closing.  Except as set forth in the preceding sentence, there are no other partnership interests or other equity or ownership interests in the Operating Partnership and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the partnership interests or other equity or ownership interests in the Operating Partnership or other securities, in each case, which would require the Operating Partnership to issue or sell any partnership interests or other equity or ownership interests in the Operating Partnership.  No grants or awards have been made under the OPP Agreement other than the grants of LTIP Units and each LTIP Unit grant was made in accordance in all material respects with the terms of the OPP Agreement, the Partnership Agreement and applicable Law.

(c)                                  All the outstanding shares of capital stock of each of the Giants Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable.  All Equity Interests in each of the Giants Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Giants Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.  Except as set forth in Section 3.3(c) of the Giants Disclosure Letter, Giants owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Giants Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on Giants’ financial statements in accordance with GAAP to the extent required under GAAP and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Giants Subsidiary or which would require any Giants Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(d)                                 Except as set forth in this Agreement or in Section 3.3(d) of the Giants Disclosure Letter and except as set forth in the OPP Termination Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Giants or any Giants Subsidiary is a party or by which any of them is bound, obligating Giants or any Giants Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Giants Common Stock, shares of Giants Preferred Stock, any partnership units or other Equity Interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Giants or any Giants Subsidiaries or obligating Giants or any Giants Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking.  Except as set forth in Section 3.3(d) of the Giants Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of Giants or any Giants Subsidiary to repurchase, redeem or otherwise acquire any shares of Giants Common Stock or other equity securities of Giants or any Giants Subsidiary (other than pursuant to the Partnership Agreement or in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Giants Stock Plans in the event the grantees otherwise fail to satisfy withholding Tax obligations).  Neither Giants nor any Giants Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Giants or any Giants Subsidiaries.

Section 3.4.                                                         Authority.

(a)                                 Each of the Giants Parties has all necessary corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, and each Ancillary Document to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder, and, subject to receipt of the Giants Stockholder Approval, to consummate the Transactions.  The execution, delivery and performance by the Giants Parties of this Agreement and the execution, delivery and performance by such Giants Party of each Ancillary Document to which such Giants Party is or will be a party and the consummation by the Giants Parties of the Transactions have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the Giants Parties, as applicable, are necessary to authorize the execution and delivery by any Giants Party of this Agreement, any such Ancillary Document and the consummation by it of the Transactions, subject to receipt of the Giants Stockholder Approval and the filing with and acceptance by, the applicable Governmental Entity, of any certificate or articles of merger for any merger contemplated by the Transactions.  This Agreement has been, and each Ancillary Document to which it is or will be contemplated that such Giants Party will be party is or will be, duly executed and delivered by such Giants Party (as applicable) and, assuming due and valid authorization, execution and delivery hereof and thereof by such Giants Parties party thereto, is or will be a valid and binding obligation of such Giants Party, enforceable against such Giants Party in accordance with its terms, except as the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)                                 The Giants Board, at a duly held meeting, has (i) duly and validly authorized the execution and delivery of this Agreement and each Ancillary Document to be executed and delivered by such Giants Party at the Closing and declared advisable and in the best interests of Giants the consummation of the Transactions, (ii) directed that the Equity Issuance be submitted for consideration at the Giants Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Giants vote in favor of the approval of the Equity Issuance and to include such recommendation in the Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, subject to Section 5.7.

Section 3.5.                                                         No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Section 3.5(a) of the Giants Disclosure Letter, none of the execution, delivery or performance of this Agreement or the Ancillary Documents to which any Giants Party is a party, the consummation of the Transactions or compliance by such Giants Parties with any of the provisions of this Agreement or any Ancillary Document will, (i) assuming receipt of the Giants Stockholder Approval, conflict with or result in any breach of any provision of (A) the Giants Charter, the Giants Bylaws, the certificate of limited partnership of the Operating Partnership or the Partnership Agreement or (B) any governing documents of any Giants Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained, all filings and notifications described in

Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, require any filing by the Giants Parties with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state or local (a “Governmental Entity”), (iii) automatically result in a modification, violation or breach of, or material increase in cost or obligation of Giants or any Giants Subsidiary under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right to others, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Giants or any Giants Subsidiary pursuant to any note, bond, mortgage, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Giants or any Giants Subsidiary is a party, (iv) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained, all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, violate any order, writ, injunction, decree or Law applicable to such Giants Parties or any of their respective properties or assets, or (v) assuming receipt of the Giants Stockholder Approval, require any consent or approval of, or notice to, any other Person, including, without limitation, from limited partners, members or parties to leases or other agreements or commitments, except, as to clauses (i)(B), (ii), (iv) and (v), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Giants Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement or the Ancillary Documents to which any Giants Party is a party does not, and the performance of this Agreement, any Ancillary Document or the Ancillary Documents to which any Giants Party is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in preliminary and definitive form relating to the Giants Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the Transactions, (ii) as may be required under the rules and regulations of the NYSE, (iii) filings, permits, authorizations, consents, waiting period expirations or terminations, and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the filing with SDAT of any articles of merger and the acceptance for record by SDAT of such articles of merger pursuant to the MGCL, or the filing of any certificate of merger with the Delaware Secretary, in each case, as required in connection with any merger contemplated by the Transactions, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Giants Material Adverse Effect.

Section 3.6.                                                         SEC Filings; Financial Statements.

(a)                                 Giants has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after April 15, 2014 (collectively, the “Giants SEC Filings”).  Each Giants SEC Filing, as amended or supplemented, if applicable, (i) as of its date (or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, in each case, to the extent filed prior to the date of this Agreement) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements) or furnished (or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto in each case, to the extent filed prior to the date of this Agreement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  To the knowledge of Giants, none of the Giants SEC Filings is the subject of ongoing SEC review and Giants does not have any outstanding and unresolved comments from the SEC with respect to any Giants SEC Filing, nor any inquiry or information request from the SEC.  As of the date of this Agreement, no Giants Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.  Giants has made available to the Jaguar Parties complete and correct copies of all material written correspondence between the SEC, on the one hand, and Giants, on the other hand, since April 15, 2014.

(b)                                 None of Giants or any Giants Subsidiary has made any prohibited loans to any director or executive officer of the Giants (as defined in Rule 3b-7 promulgated under the Exchange Act).

(c)                                  Each of the consolidated financial statements contained or incorporated by reference in the Giants SEC Filings as amended, supplemented or restated, if applicable (in each case, to the extent included in a filing prior to the date of this Agreement), including the related notes and schedules (except as indicated in the notes thereto) (i) was prepared from the books and records of Giants and the Giants Subsidiaries (as applicable), (ii) was prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), and (iii) fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Giants and its consolidated subsidiaries as of the respective dates thereof and for the periods referred to therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(d)                                 Neither Giants nor any Giants Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Giants and any Giants Subsidiary, on the one hand, and any unconsolidated Affiliate of Giants or any Giants Subsidiary, including any structure finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), which is intended to avoid disclosure of any material transaction involving, or material liability of, Giants or any Giants Subsidiary that would otherwise be required to be disclosed on such Giants’ or Giants Subsidiary’s audited financial statements or other Giants SEC Filings.

Section 3.7.                                                         Internal Controls.  After taking into account that services are provided under the Giants Advisory Agreement, the records, systems, controls, data and information of Giants and the Giants Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Giants or the Giants Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls.  After taking into account that services are provided under the Giants Advisory Agreement, Giants and the Giants Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that:  (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Giants and the Giants Subsidiaries and to maintain accountability for the assets of Giants and the Giants Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Giants’ principal executive officer and its principal financial officer have disclosed to Giants’ auditors and the audit committee of the Giants Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Giants’ ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Giants’ internal controls, and Giants has made available to the Jaguar Parties copies of any material written materials relating to the foregoing.  After taking into account that services are provided under the Giants Advisory Agreement, Giants has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Giants required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to Giants’ principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are effective in timely alerting Giants’ principal executive officer and its principal financial officer to material information required to be included in Giants’ periodic reports required under the Exchange Act.

Section 3.8.                                                         No Undisclosed Liabilities.  Except as reflected or reserved against on Giants’ most recent balance sheet (or, in the notes thereto) included in the Giants SEC Filings, none of Giants or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, contingent or otherwise) which are required by GAAP to be reflected in a consolidated balance sheet, except for liabilities or obligations (i) expressly contemplated by, or arising out of, or under this Agreement, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Giants SEC Filings made through and including the date of this Agreement, (iii) described in Section 3.8 of the Giants

Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Giants Material Adverse Effect.

Section 3.9.                                                         Absence of Certain Changes or Events.  Between December 31, 2015 and the date hereof, except as contemplated by this Agreement or as set forth in Section 3.9 of the Giants Disclosure Letter, Giants and each Giants Subsidiary has conducted its business in the ordinary course in all material respects consistent with past practice.  Since December 31, 2015, there has not been any Giants Material Adverse Effect.

Section 3.10.                                                  Litigation.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Giants Material Adverse Effect, or as set forth in Section 3.10 of the Giants Disclosure Letter, as of the date hereof, there is no litigation, claim, action, suit, arbitration, alternative dispute resolution action, order, decree, writ, injunction, government investigation, proceeding or any other judicial or administrative proceeding, in Law or equity (each, an “Action”), pending against (or to the knowledge of the Giants Parties, threatened in writing against), Giants, a Giants Subsidiary or any executive officer or director of Giants (in their capacity as such) nor, to the knowledge of the Giants Parties, is there any investigation by a Governmental Entity pending or threatened in writing against Giants or any Giants Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Giants Material Adverse Effect.  As of the date hereof, neither Giants nor any Giants Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment or award of any Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Giants Material Adverse Effect or which would reasonably be expected to adversely affect the ability of Giants or any Giants Subsidiary to perform its obligations hereunder or under any Ancillary Documents to which such Persons are a party, or prevent or materially delay the consummation of the Transactions.

Section 3.11.                                                  Labor and Other Employment Matters.  Neither Giants nor any Giants Subsidiary has, or has within the past three (3) years had, any employees (whether directly or as a “joint” or “single” employer).

Section 3.12.                                                  Employee Benefit Plans.

(a)                                 There are no Giants Benefit Plans other than the Giants Stock Plans.

(b)                                 Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Giants Material Adverse Effect, each Giants Benefit Plan has been established and administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

(c)                                  No Giants Benefit Plan is, and neither Giants nor any Giants Subsidiary maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise would reasonably expect to have any obligation or liability in connection with:  (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a Multiemployer Plan, (iii) a

“multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413I of the Code).

(d)                                 Except as would not result in a loss of tax deduction to Giants under Section 280G of the Code, no amount that would reasonably be expected to be received (whether in cash or property or the vesting of property) as a result of the Transactions (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) would reasonably be expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(e)                                  Neither Giants nor any Giants Subsidiary is a party to, or has any obligation under, any Contract or Giants Benefit Plan to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 3.13.                                                  Taxes.  Except as expressly set forth in Section 3.13 of the Giants Disclosure Letter:

(a)                                 Giants and each Giants Subsidiary has (i) duly and timely filed (or caused to be filed on its behalf) with the appropriate Governmental Entity all U.S. federal and all other material Tax Returns required to be filed by it, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf), or made adequate provision for, all material amounts of Taxes required to be paid by it.

(b)                                 Giants (i) for its taxable years commencing with Giants’ taxable year that ended on December 31, 2010 and through and including its taxable year ended December 31, 2015 (and, for purposes of Section 7.3(a), through and including in its taxable year ended December 31, 2016, if the Closing Date occurs in the taxable year ending December 31, 2017) has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such taxable years; (ii) has operated since January 1, 2016 (and, for purposes of Section 7.3(a), January 1, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017) to the date hereof in such a manner so as to qualify as a REIT; (iii) intends to continue to operate through the Closing Date in such a manner so as to qualify as a REIT; and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or threatened in writing.

(c)                                  Each Giants Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.

(d)                                 Neither Giants nor any Giants Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e)                                  (i) There are no audits, investigations or proceedings pending (or threatened in writing) for and/or in respect of any material Taxes or material Tax Returns of Giants or any Giants Subsidiary and neither Giants nor any Giants Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of Giants or any Giants Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Giants, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith; (iii) neither Giants nor any Giants Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; and (iv) neither Giants nor any Giants Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)                                   Since Giants’ formation, (i) neither Giants nor any Giants Subsidiary has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid; and (ii) neither Giants nor any Giants Subsidiary has incurred any material liability for any other Taxes other than (x) in the ordinary course of business, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.  No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Giants or any Giants Subsidiary (other than in connection with the Transactions).

(g)                                  Giants and each Giants Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                                 There are no Giants Tax Protection Agreements (as hereinafter defined) in force as of the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing a material claim against Giants or any Giants Subsidiary for any breach of any Giants Tax Protection Agreement.  As used herein, “Giants Tax Protection Agreement” means any written agreement to which Giants or any Giants Subsidiary is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a Giants Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Giants Subsidiary Partnership, Giants or the Giants Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.  As used herein, “Giants Subsidiary Partnership” means a Giants Subsidiary that is a partnership for United States federal income tax purposes.

(i)                                     There are no material Tax Liens upon any property or assets of Giants or any Giants Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)                                    Except as set forth on Section 3.13(j) of the Giants Disclosure Letter, neither Giants nor any Giants Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Giants or any Giants Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise.

(k)                                 Neither Giants nor any Giants Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)                                     Neither Giants nor any of the Giants Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(m)                             Neither Giants nor any of the Giants Subsidiaries (other than Taxable REIT Subsidiaries) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Closing Date, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857(a) of the Code.

Section 3.14.                                                  Material Contracts.

(a)                                 Except for contracts listed in Section 3.14(a) of the Giants Disclosure Letter or filed as exhibits to the Giants SEC Filings, as of the date of this Agreement, neither Giants nor any Giants Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)                                     is required to be filed as an exhibit to Giants’ Annual Report on Form 10 K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S K promulgated by the SEC;

(ii)                                  obligates Giants or any Giants Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to Giants or any Giants Subsidiary, except for any lease under which Giants or any Giants Subsidiary is lessee or any ground lease affecting any Giants Property;

(iii)                               contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Giants or any Giants Subsidiary in any material respect, or that otherwise restricts the lines of business conducted by Giants or any Giants Subsidiary or the geographic area in which Giants or any Giants Subsidiary may conduct business in any material respect;

(iv)                              is an agreement which obligates Giants or any Giants Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Giants or any Giants Subsidiary pursuant to which Giants or a Giants Subsidiary is the indemnitor, in each case, other than pursuant to any Governing Documents, operating agreements, property management agreements, advisory agreements or any similar agreement;

(v)                                 obligates Giants or any Giants Subsidiary to any material continuing contractual obligation (i) for indemnification under any agreements relating to the sale of real property, or any other business or material assets, previously owned, whether directly or indirectly, by Giants or any Giants Subsidiary that are reasonably likely to involve a Liability of $1,000,000 or more or (ii) to make payments, contingent or otherwise, on account of prior acquisitions or sales of any real property of Giants or any Giants Subsidiary;

(vi)                              constitutes an Indebtedness obligation of Giants or any Giants Subsidiary with a principal amount outstanding as of the date hereof greater than $500,000;

(vii)                           requires Giants or any Giants Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Giants Lease or a ground lease affecting a Giants Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Giants Lease or any ground lease affecting any Giants Property;

(viii)                        constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix)                              is an agreement, arrangement or understanding between Giants or any Giants Subsidiary, on the one hand, and Giants Advisor, or any Affiliate of Giants or Giants Advisor, on the other hand;

(x)                                 constitutes a loan to any Person (other than a wholly owned Giants Subsidiary) by Giants or any Giants Subsidiary (other than advances made pursuant to the Giants Leases or any disbursement agreement, development agreement, or development addendum entered into in connection with a Giants Lease with respect to the development, construction, or equipping of Giants Properties or the funding of improvements to Giants Properties) in an amount in excess of $500,000;

(xi)                              governs the WWP Joint Venture, or sets forth the operational terms of any other joint venture, partnership, limited liability company or strategic alliance of Giants or any Giants Subsidiary with any party other than Giants or a Giants Subsidiary;

(xii)                           is an agreement obligating Giants or any Giants Subsidiaries to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person in excess of $500,000;

(xiii)                        is an agreement with or for the benefit of any Governmental Entity requiring payment in excess of $500,000 in any calendar year remaining in its term or requires total remaining payment in excess of $500,000;

(xiv)                       is a gross maximum price contract or an agreement for any construction or development work (including any additions or expansions) which are currently in effect and under which Giants or any Giants Subsidiaries currently has an obligation in excess of $5,000,000;

(xv)                          is an agreement between Giants or any Giants Subsidiary, on the one hand, any other Giants Party or any Giants Party’s respective current directors, officers, partners, members or other Affiliates, on the other hand; or

(xvi)                       is a management agreement (i.e., contracts providing for or otherwise governing the management and/or operation of Giants, any Giants Subsidiaries or Giants Properties), including, without limitation, asset management, construction management and property management agreements pursuant to which Giants or any Giants Subsidiaries are obligated to pay to another party an amount in excess of $1,000,000.

Each contract of the type described above in this Section 3.14(a), whether or not listed on Section 3.14(a) of the Giants Disclosure Letter, to which Giants or any Giants Subsidiary is a party or by which it is bound as of the date hereof and together with the OPP Termination Agreement is referred to herein as a “Giants Material Contract”.  True and complete copies of each Giants Material Contract listed on Section 3.14(a) of the Giants Disclosure Letter have been provided or made available to the Jaguar Parties.

(b)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Giants Material Adverse Effect, each Giants Material Contract is legal, valid, binding and enforceable on Giants and each Giants Subsidiary that is a party thereto and, to the knowledge of Giants, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Giants Material Adverse Effect, Giants and each Giants Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Giants Material Contract and, to the knowledge of Giants, each other party thereto has performed all obligations required to be performed by it prior to the date hereof under each Giants Material Contract.  None of Giants or any Giants Subsidiary, nor, to the knowledge of Giants, any other party thereto, is in material breach or violation of, or default under, any Giants Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Giants Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, reasonably be expected to have a Giants Material Adverse Effect.  Neither Giants nor any Giants Subsidiary has given or received notice of any violation or default under any Giants Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Giants Material Adverse Effect.

Section 3.15.                                                  Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Giants Material Adverse Effect, or as set forth in Section 3.15 of the Giants Disclosure Letter:  (a) Giants and each Giants Subsidiary are in compliance with all Environmental Laws; (b) neither Giants nor any Giants Subsidiary has received any written notice, demand, letter or claim alleging that Giants or any such Giants Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Giants or any Giants Subsidiary which remains unresolved; and (c) neither Giants nor any Giants Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of Giants, threatened against Giants or any Giants Subsidiary under any Environmental Law.  This Section 3.15 contains the exclusive representations and warranties of Giants with respect to environmental matters.

Section 3.16.                                                  Compliance with Laws; Permits.

(a)                                 As of the date hereof, (i) Giants and each Giants Subsidiary are in compliance with all Laws applicable to Giants or any Giants Subsidiary or by which any property or asset of Giants or any Giants Subsidiary is bound and (ii) no notice, charge or assertion has been received by Giants or any Giants Subsidiary or, to the knowledge of Giants, threatened against Giants or any Giants Subsidiary alleging any non-compliance of Giants or any Giants Subsidiary with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have a Giants Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 3.16(a), the provisions of this Section 3.16(a) shall not apply to matters covered by Section 3.11 (Labor and Other Employment Matters), Section 3.12 (Employee Benefit Plans) or Section 3.15 (Environmental Matters).

(b)                                 Giants and each Giants Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity necessary for Giants and each Giants Subsidiary to own, lease and operate its properties or to carry on its respective business as currently conducted (the “Giants Permits”), and all such Giants Permits are valid, and in full force and effect, except where the failure to possess and maintain such Giants Permits in full force and effect has not had and would not reasonably be expected to have a Giants Material Adverse Effect.  All applications required to have been filed for the renewal of the Giants Permits have been filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Giants Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case, where such failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Giants Material Adverse Effect.  Neither Giants nor any Giants Subsidiary has received any claim or notice, nor has any knowledge indicating, that Giants or any Giants Subsidiary currently is not in compliance with the terms of any Giants Permit, except where the failure to be in compliance with the terms of any such Giants Permit, individually or in the aggregate, would not have had and would not reasonably be expected to have a Giants Material Adverse Effect.

(c)                                  Neither Giants nor any Giants Subsidiary is required to be a registered “Investment Company” under the Investment Company Act.

Section 3.17.                                                  Intellectual Property.  Except as set forth on Section 3.17 of the Giants Disclosure Letter or, as individually or in the aggregate, has not had and would not reasonably be expected to have a Giants Material Adverse Effect, (a) Giants and the Giants Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property used in the conduct of the business of Giants and the Giants Subsidiaries as it is currently conducted, (b) the conduct of the business of Giants and the Giants Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate and, to the knowledge of Giants, is not alleged to infringe, misappropriate or otherwise violate, the Intellectual Property rights of any third party, (c) there are no pending or, to the knowledge of Giants, threatened claims with respect to any of the Intellectual Property rights owned by Giants or any Giants Subsidiary, and (d) to the knowledge of Giants, no third party is currently infringing or misappropriating Intellectual Property rights of Giants or any Giants Subsidiary.  This Section 3.17 contains the exclusive representations and warranties of Giants with respect to intellectual property matters.

Section 3.18.                                                  Properties.

(a)                                 Section 3.18(a) of the Giants Disclosure Letter sets forth a list of the common name of each facility and real property owned, leased (as lessee or sublessee), including ground leased, or under contract for purchase by Giants or any Giants Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances benefitting such real property, are individually referred to herein as a “Giants Property” and collectively referred to herein as the “Giants Properties”).  Except as set forth in Section 3.18(a) of the Giants Disclosure Letter, as of the date hereof there are no real properties that Giants or any Giants Subsidiary is obligated to buy, lease or sublease at some future date.

(b)                                 Giants or a Giants Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Giants Properties, in each case, free and clear of Liens, except for Giants Permitted Liens.  Except as set forth on Section 3.18(b) of the Giants Disclosure Letter, Giants and the Giants Subsidiaries have not granted, and to the knowledge of Giants, none of the Giants Properties is subject to, unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Giants Property or any portion thereof.

(c)                                  The Giants Properties are, to the knowledge of Giants, (x) supplied with utilities and other services as necessary to permit their continued operation as they are now being operated and (y) in good working order sufficient for their normal operation in the manner currently being operated and without any structural defects other than as may be disclosed in any physical condition reports that have been made available to the Jaguar Parties, except for any of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Giants Material Adverse Effect.

(d)                                 Neither Giants nor any Giants Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Giants Properties necessary to permit the lawful use and operation of the buildings and improvements on any of the Giants Properties as currently used and operated or that is necessary to permit the lawful use and operation of all utilities and means of egress and ingress to and from any of the Giants Properties for the current use and operation of the Giants Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Giants Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Giants Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Giants Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Giants Material Adverse Effect.

(e)                                  Except as set forth in Section 3.18(e) of the Giants Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any Giants Property and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Giants Material Adverse Effect, neither Giants nor any Giants Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Giants Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Giants Property.

(f)                                   Section 3.18(f) of the Giants Disclosure Letter sets forth all ground leases affecting the interest of Giants or Giants Subsidiaries in any Giants Property and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Giants Ground Leases”).  Giants hereby represents that (a) Section 3.18(f) of the Giants Disclosure Letter contains a true, complete and correct list of all Giants Ground Leases to which Giants or Giants Subsidiaries is bound; (b) true, complete and correct copies of such Giants Ground Leases have been delivered or made available to the Jaguar Parties; and (c) each such Giants Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Giants or its Subsidiaries and, to the knowledge of Giants, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  As of the date hereof, there are no monetary defaults under any Giants Ground Lease to which Giants or Giants Subsidiaries are bound, by Giants or Giants Subsidiaries or any other party thereto.  As of the date hereof, Giants and Giants Subsidiaries have not sent or received any notice of any violation or breach of, or default under, any Giants Ground Lease to which Giants or Giants Subsidiaries are bound.

(g)                                  Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Giants Material Adverse Effect, the rent rolls for each of the Giants Properties as of April 1, 2016 (other than with respect to World Wide Plaza, which rent rolls are as of March 31, 2016), have been previously made available to the by or on behalf of Giants or any Giants Subsidiary to the Jaguar Parties (including an indication of whether any Giants Property is subject to net leases), are true and correct and (i) correctly reference each tenant under each lease or sublease that was in effect as of as of April 1, 2016 (other than with respect to World Wide Plaza, which leases or subleases were in effect as of March 31, 2016), and to which Giants or a Giants Subsidiary is a party as lessor or sublessor with respect to each of the Giants Properties (all leases or subleases (including any net leases), together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Giants Leases”) and (ii) identify the rent payable under the Giants Lease as of such date.  Giants has made available to the Jaguar Parties a list of all security deposit amounts currently held under the Giants Leases.

(h)                                 True and complete (in all material respects) copies of all (x) Giants Ground Leases and (y) Giants Leases for space in excess of 25,000 square feet in or at any Giants Properties (the “Material Giants Leases”), in each case in effect as of the date hereof, have been made available to the Jaguar Parties.  Except as would not, individually or in the aggregate, reasonably be expected to have a Giants Material Adverse Effect, (i) neither Giants nor any Giants Subsidiary has given or received written notice of any violation or breach of, or default under, any Material Giants Lease, (ii) except as set forth on Section 3.18(h) of the Giants Disclosure Letter, no tenant under a Material Giants Lease is in monetary default under such Material Giants Lease and (iii) each Material Giants Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Giants or a Giants Subsidiary and, to the knowledge of Giants, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(i)                                     Except as set forth on Section 3.18(i) of the Giants Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the Giants Properties, and Giants and the Giants Subsidiaries have not received any written notice of (and Giants and the Giants Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Giants Properties, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Giants Material Adverse Effect.

(j)                                    Except for Giants Permitted Liens, as set forth in Giants Leases and title documents made available to the Jaguar Parties prior to the date hereof or as would not reasonably be expected to have, individually or in the aggregate, a Giants Material Adverse Effect and except as set forth on Section 3.18(j) of the Giants Disclosure Letter, neither Giants nor any Giants Subsidiary is a party to any (i) unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Giants Property or any portion thereof that would materially adversely affect Giants’, or any Giants Subsidiary’s, ownership, ground lease or right to use a Giants Property subject to a Material Giants Lease, and (ii) other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Giants Property or any portion thereof that is owned by any Giants Subsidiary, which, in each case, is in favor of any party other than Giants or a Giants Subsidiary.

(k)                                 Each Giants Party and each Giants Subsidiary, as applicable, is in possession of all title insurance policies evidencing title insurance with respect to each of their Giants Properties (each, a “Giants Title Policy” and, collectively, the “Giants Title Policies”).  A copy of each Giants Title Policy in the possession or control of Giants or a Giants Subsidiary has been made available to the Jaguar Parties.  No written claim has been made against any Giants Title Policy, which, individually or in the aggregate, would be material to any Giants Property.

Section 3.19.                                                  Approval Required.  The Giants Stockholder Approval is the only vote of holders of securities of Giants required to approve this Agreement and the Transactions.  No vote of the holders of any limited partnership units of the Operating Partnership is necessary to approve this Agreement and the Transactions.

Section 3.20.                                                  Opinion of Financial Advisor.  The Giants Board has received the oral opinion of Wells Fargo Securities, LLC to be confirmed in writing, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the aggregate consideration to be paid in the contribution and merger transactions (taken together as an integrated transaction) pursuant to this Agreement is fair, from a financial point of view, to Giants.

Section 3.21.                                                  Insurance.  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Giants Material Adverse Effect, there is no claim for coverage by Giants or any Giants Subsidiary pending under any of the material insurance policies (including title insurance policies) and all material fidelity bonds or other insurance service contracts in Giants’ possession providing coverage for all material Giants Properties (the “Giants Insurance Policies”) that has been denied or disputed by the insurer.  Except for those matters that have not had and would not reasonably be expected to have a Giants Material Adverse Effect, all premiums due and payable under all Giants Insurance Policies have been paid, and Giants and the Giants Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Giants Insurance Policies.  To the knowledge of Giants, such Giants Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Giants or any Giants Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 3.22.                                                  Information in the Proxy Statement and SEC Filings.  None of the information supplied or to be supplied in writing by or on behalf of Giants or any Giants Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of Giants, at any time it is amended or supplemented or at the time of the Giants Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  None of the information supplied or to be supplied by or on behalf of Giants or any Giants Subsidiary for inclusion in any of the filings made or to be made by the Giants Parties or their Affiliates with the SEC or with any stock exchange of or other regulatory authority will, at the time filed with the SEC, any stock exchange or other regulatory authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  All documents that Giants is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Giants or any Giants Subsidiary or other information supplied by or on behalf of Giants or any Giants Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.  The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Proxy Statement or any of the filings to be made by the Giants Parties or their Affiliates with the SEC or with any stock exchange of or other regulatory authority to the extent based upon information supplied in writing to Giants by or on behalf of the Jaguar Parties for use therein.

Section 3.23.                                                  WWP Joint Venture.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Giants Material Adverse Effect, (a) all of the capital obligations currently due and payable of Giants and any Giants Subsidiary and, to the knowledge of Giants, all of the capital obligations of the sponsor member of the WWP Joint Venture, with respect to the WWP Joint Venture, have been fully funded and to the knowledge of Giants, there are no pending capital calls, nor has Giants or any Giants Subsidiary been party to discussions with the sponsor member of the WWP Joint Venture regarding any proposed capital calls, and (b) as of the date hereof, no right of first offer, buy/sell or similar right under the WWP Joint Venture Agreement as to or affecting any Equity Interest in the WWP Joint Venture has been exercised by Giants or any Giants Subsidiary, on the one hand, or the sponsor member of the WWP Joint Venture, on the other hand, or is the exercise of any such right now pending or proposed.  To the knowledge of Giants, the sponsor member of the WWP Joint Venture has not made or advanced any loans that would adversely impact the Giants’ share of distributions from the WWP Joint Venture.  With the exception of the WWP Joint Venture, neither Giants nor any Giants Subsidiary is a party to any Joint Venture.

Section 3.24.                                                  Affiliate Transactions.  Except as set forth in Section 3.24 of the Giants Disclosure Letter or in the Giants SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from April 15, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Giants or any Giants Subsidiary, on the one hand, and any Affiliates (other than Giants Subsidiaries) of Giants or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.25.                          Takeover Statutes.  The Giants Board has taken all action necessary to render inapplicable to the Transactions the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL.  The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Transactions.  No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute is applicable to this Agreement or the Transactions.

Section 3.26.                                                  Brokers; Expenses.  No broker, investment banker, financial advisor or other Person (other than Wells Fargo Securities, LLC), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Giants Parties or any Giants Subsidiary.  Other than the arrangements described in the engagement letters with Wells Fargo Securities, LLC, true and complete copies of which have been previously made available to the Jaguar Parties, Section 3.26 of the Giants Disclosure Letter sets forth the outside legal, accounting and financial advisors retained as of the date hereof by any Giants Party or any Giants Subsidiary (on its own behalf or on behalf of any other Person) in connection with the Transactions with which such Giants Party has any contingent payment arrangements requiring payments to be made after December 31, 2015 in connection with the Transactions that are contingent upon the execution of this Agreement or the Transactions or, in the case of advisors customarily compensated on the basis of hourly time charges, are not based on actual time charges and expense reimbursement and describes such arrangements.  Since December 31, 2015, none of the Giants Parties or any Giants Subsidiaries or their respective Affiliates has made any material payments in excess of the amounts contemplated by this Section 3.26 to any such advisors.

Section 3.27.                                                  Termination of Related Party Agreements.  Concurrently with the execution of this Agreement, Giants has entered into the Termination Agreement and Release, and the OPP Termination Agreement (“Related Party Termination Agreements”) with, among other parties, Giants Advisor.  The Related Party Termination Agreements terminate all existing agreements between Giants or any Giants Subsidiaries, on the one hand, and the Giants Advisor or any of its Subsidiaries, on the other hand, (other than any indemnification agreement for the benefit of Giants Advisor or any current or former officer or director of Giants or any Giants Subsidiaries), effective as of the Closing, subject to the terms of the Related Party Termination Agreements (including the survival of the provisions specified therein). Giants has provided to the Jaguar Parties true, correct and complete executed copies of (i) each Related Party agreement subject to the Related Party Termination Agreements and (ii) the Related Party Termination Agreements.

Section 3.28.                                                  Directors and Officers.  The Giants Board has elected, effective as of the Closing, (a) the individuals set forth on Section 3.28(a) of the Giants Disclosure Letter to the Giants Board, and (b) the individuals set forth on Section 3.28(b) of the Giants Disclosure Letter as the executive officers of Giants.

Section 3.29.                                                  No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article III, no Giants Party nor any other Person makes any express or implied representation or warranty with respect to the Giants Parties or with respect to any other information provided to the Jaguar Parties in connection with (i) the Transactions or (ii) the businesses, affairs, operations, assets, Liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Giants Parties, including with respect to any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Giants Parties or any other Person to the Jaguar Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE JAGUAR PARTIES

The following representations and warranties by the Jaguar Parties set forth in this Article IV are qualified in their entirety by reference to the disclosures set forth in the disclosure letter delivered by the Jaguar Parties immediately prior to the execution of this Agreement (the “Jaguar Disclosure Letter”).  Each disclosure set forth in the Jaguar Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.  Except as set forth in the Jaguar Disclosure Letter, each Jaguar Party, severally and not jointly, represents to the Giants Parties as follows; provided, that with respect to any representation or warranty made by any Jaguar Fund, such representation or warranty is made jointly and severally by such Jaguar Fund and Jaguar Operating Partners:

Section 4.1.                                                         Organization.

(a)                                 Such Jaguar Party is a limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite organizational power, as the case may be, and authority to own, lease and operate its properties (including its Included Assets) and to conduct its business as it is now being conducted.  Such Jaguar Party and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing and has all necessary governmental authorizations, in each jurisdiction where the character of the assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.  Such Jaguar Party and each of its Subsidiaries is in compliance in all material respects with the terms of its Governing Documents.

(b)                                 Each Subsidiary of such Jaguar Party is a limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite organizational power, as the case may be, and authority to own, lease and operate its properties (including its Included Assets) and to conduct its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.  Each Subsidiary of such Jaguar Party is duly qualified or licensed to do business, and is in good standing and has all necessary governmental authorizations, in each jurisdiction where the character of the assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.  Each Subsidiary of such Jaguar Party is in compliance in all material respects with the terms of its Governing Documents.

(c)                                  Section 4.1(c) of the Jaguar Disclosure Letter sets forth a true, correct and complete list of all of the Subsidiaries of such Jaguar Party, including a list of each Subsidiary of such Jaguar Party that is a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Subsidiary of such Jaguar Party and (ii) the classification for U.S. federal income tax purposes of each Subsidiary of such Jaguar Party.  Exhibit A-2 sets forth for each Jaguar Included Property, a true, correct and complete organizational chart identifying each Jaguar Fund, Subsidiary of a Jaguar Fund, Joint Venture or subsidiary of a Joint Venture through which any Jaguar Party holds a direct or indirect ownership interest in such Jaguar Included Property.

(d)                                 Except as set forth on Section 4.1(d) of the Jaguar Disclosure Letter, no Person, other than a Managing Member Entity, an Included Entity or a Jaguar Management Entity, is a managing member or holds any managing member or similar interest in any Included Entity.  Section 4.1(d) of the Jaguar Disclosure Letter sets forth, for each Managing Member Entity, each Person owning Equity Interests therein and the percentage interest of each such Person in such Managing Member Entity.

Section 4.2.                                                         Authorization; Validity of Agreement.

(a)                                 Such Jaguar Party and each of its Subsidiaries has all necessary organizational power and authority to execute and deliver this Agreement, the Contribution Agreement, the Merger Agreement and each Ancillary Document to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by such Jaguar Party of this Agreement and the execution, delivery and performance by such Jaguar Party or any of its Subsidiaries of each Ancillary Document to which such Jaguar Party or any such Subsidiary will be a party, and the consummation by such Jaguar Party and each of its Subsidiaries of the Transactions, have been duly and validly authorized by the general partner or managing member of such Jaguar Party or each such Subsidiary (as applicable), and each other member or partner or committee of members or partners or their representatives (as applicable and as necessary), and no other organizational action on the part of such Jaguar Party or any of its Subsidiaries is necessary to authorize the execution and delivery by such Jaguar Party or any of its Subsidiaries of this Agreement, any such Ancillary Document and the consummation by it of the Transactions.  Each Jaguar Management Entity has obtained all required consents from its stockholders, board of directors or other governing body with respect to the Transactions to be effected by such Jaguar Management Entity pursuant to this Agreement, including the applicable merger to be effected by such Management Entity, and true, complete and correct copy of such consents have been delivered to the Giants Parties.  This Agreement has been, and each Ancillary Document to which it is contemplated that such Jaguar Party or any of its Subsidiaries will be party will be, duly executed and delivered by such Jaguar Party or its Subsidiaries (as applicable) and, assuming due and valid authorization, execution and delivery hereof and thereof by each of the Giants Parties party thereto, is or will be a valid and binding obligation of such Jaguar Party or each such Subsidiary, enforceable against such Jaguar Party or each such Subsidiary in accordance with its terms, except as the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)                                 Pursuant to a valid power of attorney granted by each of its direct and indirect equityholders (as applicable), the Jaguar Party designated as attorney in fact in such power of attorney has full power and authority to execute and deliver the Partnership Agreement and any other Ancillary Document so executed and delivered by such Jaguar Party on each such equityholder’s behalf, and the execution and delivery by such Jaguar Party of such Ancillary Documents on any such equityholder’s behalf will be binding on such Person as fully as if such Person had executed and delivered such Ancillary Documents.

Section 4.3.                                                         No Conflict; Consents.  Except as set forth in Section 4.3 of the Jaguar Disclosure Letter, none of the execution, delivery or performance of this Agreement or any Ancillary Document to which such Jaguar Party or any of its Subsidiaries is a party, the consummation by such Jaguar Party and its Subsidiaries of the direct or indirect sale of its Included Assets, the Equity Issuance or any other Transaction or compliance by such Jaguar Party or any of its Subsidiaries with any of the provisions of this Agreement or any Ancillary Document will (i) conflict with or result in any breach of any provision of such Jaguar Party’s or any of its Subsidiaries’ Governing Documents, (ii) require any filing by such Jaguar Party or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (x) compliance with any applicable requirements of the Exchange Act, (y) filings, permits, authorizations, consents, waiting period expirations or terminations, and approvals as may be required under the HSR Act or (z) such filings as may be required in connection with state and local transfer Taxes), (iii) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Jaguar Ground Lease, Jaguar Lease or other material contract to which such Jaguar Party or any of its Subsidiaries is a party or by which any of their Included Assets are bound, (iv) assuming that all consents, approvals, authorizations, waiting period expirations or terminations, and permits described in Section 4.3(ii)(y) have been obtained, and all filings and notifications described in Section 4.3(ii)(y) have been made, violate any order, writ, injunction, decree or Law applicable to such Jaguar Party or any of its Subsidiaries or any of their respective properties or assets, (v) require any consent or approval of, or notice to, any other Person, under any of the terms, conditions or provisions of (x) any Jaguar Ground Lease other than any Jaguar Ground Lease set forth in Section 4.3(v)(x) of the Jaguar Disclosure Letter (the “Required Jaguar Ground Lease Consents”), (y) any Joint Venture Agreement other than any Joint Venture Agreement set forth on Section 4.3(v)(y) of the Jaguar Disclosure Letter (the “Required Jaguar JV Consents”), or (z) any Contract constituting an Indebtedness obligation of such Jaguar Party or any of its Subsidiaries that relates to any of the Included Assets or pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transactions other than any such Contract set forth on Section 4.3(v)(z) of the Jaguar Disclosure Letter (the “Required Jaguar Debt Consents”), or (vi) require any consent or approval of, or notice to, any other Person, including, without limitation, from limited partners, members or parties to leases or other agreements, except as to clauses (i), (ii), (iv) and (vi), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not materially and adversely affect any Included Asset or Jaguar Management Entity or the consummation of any contribution or merger contemplated herein or in any Contribution Agreement or Merger Agreement.

Section 4.4.                                                         Capital Structure; Subsidiaries.

(a)                                 Except as set forth on Section 4.4(a) of the Jaguar Disclosure Letter Jaguar, Operating Partners directly or indirectly wholly owns each of its Subsidiaries.  Other than through its Equity Interests in Jaguar Operating Partners, Jaguar Properties owns no Equity Interests in any Person.  As of the date hereof, with respect to each Jaguar Management Entity and each Subsidiary of each Jaguar Party, all of the outstanding Equity Interests have been duly authorized and validly issued and (i) in the case of outstanding shares of capital stock of any Subsidiary of such Jaguar Party that is a corporation, are fully paid and non-assessable and (ii) are free of preemptive or other similar rights under Law, any applicable organization document and any Contract or instrument to which such Jaguar Party or any of its Subsidiaries is a party or by which it is bound.

(b)                                 Except as set forth in Section 4.4(b) of the Jaguar Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which such Jaguar Party or any of its Subsidiaries is a party or by which any of them is bound, obligating such Jaguar Party or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Equity Interests, phantom stock or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of such Jaguar Party or any of its Subsidiaries or obligating such Jaguar Party or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking.  Neither such Jaguar Party nor any of its Subsidiaries is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other Equity Interests of such Jaguar Party or any of its Subsidiaries.

(c)                                  Section 4.4(c) of the Jaguar Disclosure Letter sets forth each Jaguar Funds’ direct or indirect percentage interests in the Jaguar Included Properties as of the date hereof and, subject to the exceptions set forth on Section 4.4(c) of the Jaguar Disclosure Letter and after giving effect to the Restructuring Transactions, such Jaguar Fund or the Legacy LLC of such Jaguar Fund will own not less than such percentage immediately prior to the consummation of the Closing except as adjusted or modified as permitted under this Agreement.  The Jaguar Funds own such percentage interests through the Included Entities.  Except as set forth on Section 4.4(c) of the Jaguar Disclosure Letter, each Subsidiary of Jaguar Operating Partners is and, immediately prior to the Closing, will be, directly or indirectly wholly owned, beneficially and of record by Jaguar Operating Partners and neither Jaguar Operating Partners nor any of its Subsidiaries owns directly or indirectly any other capital stock, limited liability company or partnership interest, joint venture interest or other Equity Interest in any other Person.

(d)                                 With regard to the Included Interests, all of the material capital obligations currently due and payable of any Jaguar Party and, to the knowledge of the Jaguar Parties, all of the material capital obligations currently due and payable of any Joint Venture Partner have been fully funded.  To the knowledge of the Jaguar Parties, no Joint Venture Partner has made or advanced any loans that would adversely impact the Giants’ share of distributions from the Joint Venture.

(e)                                  Except with respect to the Included Interests to be acquired pursuant to Section 5.10(b), the Jaguar Parties own, directly or indirectly, beneficially and of record all of the Included Interests.  Each of the Persons on Section 4.4(e) of the Jaguar Disclosure Letter owns, directly or indirectly, beneficially and or record each of the Equity Interests in each of the Jaguar Management Entities and Fund IX REIT (other than any preferred interests in Fund IX REIT to be redeemed at or prior to Closing) set forth opposite his, her or its name on Section 4.4(e) of the Jaguar Disclosure Letter.  All of the Included Interests, Managing Member Interests and the Equity Interests in each of Jaguar Operating Partners, Jaguar Properties and Fund IX REIT, are duly authorized, validly issued (and with respect to any corporate Equity Interests, fully paid and non-assessable), and free and clear of all Liens, except for Jaguar Permitted Liens.  Immediately prior to the Closing, the Wanted LLCs will own beneficially and of record all of the Included Interests (other than any Included Interests set forth on Section 5.10(b) of the Jaguar Disclosure Letter, owned by Fund I, Fund II, Recap Investors, SEFC Investors and SEFC Partners and contributed to the Giants Parties at the Closing), free and clear of all Liens, except for Jaguar Permitted Liens. Immediately prior to the Closing, Fund I, Fund II, Recap Investors and SEFC Investors and SEFC Partners will own beneficially and of record all Included Interests not owned by the Wanted LLCs, free and clear of any Liens, except for Jaguar Permitted Liens. Upon the consummation of the transactions contemplated by the Merger Agreements and Contribution Agreements, the applicable Giants Parties will own beneficially and of record all of the Included Interests (other than any Kickout Interest) free and clear of any Liens, except for Jaguar Permitted Liens.

(f)                                   Each Equity Interest in each Subsidiary of a Jaguar Management Entity has been duly authorized, validly issued (and with respect to any corporate Equity Interests, fully paid and non-assessable), and is free and clear of any Liens, except as otherwise set forth in this Agreement.

(g)                                  As of the date hereof, (i) no right of first offer, buy/sell or similar right under any Joint Venture Agreement has been exercised by any Jaguar Party or any Subsidiary thereof, on the one hand, or any Joint Venture Partner, on the other hand, or is the exercise of any such right now pending or proposed and (ii) no Joint Venture has been dissolved or liquidated and not reconstituted in accordance with the applicable Joint Venture Agreement and no event or condition which would trigger or result in the dissolution or liquidation of a Joint Venture has occurred and is continuing without the reconstitution of such person in accordance with the applicable Joint Venture Agreement.

Section 4.5.                                                         Securities Laws Matters.

(a)                                 Such Jaguar Party acknowledges that the Issued OP Units and Issued Giants Shares have not been registered under the Securities Act or under any state securities Laws.  Such Jaguar Party acknowledges (on behalf of itself and its Jaguar Designees) that the Issued OP Units and Issued Giants Shares to be acquired by such Jaguar Party or any of its Subsidiaries pursuant hereto are “restricted securities” as that term is defined by Rule 144(a)(3) under the Securities Act and under applicable state securities Laws and that, pursuant to such Laws, such Jaguar Party and its Jaguar Designees must hold such Issued OP Units and Issued Giants Shares until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available and, other than as set forth in the Registration Rights Agreements, the Giants Parties have no obligation to register or qualify such units or shares for resale.

(b)                                 Such Jaguar Party (i) acknowledges that it or any of its Subsidiaries is acquiring the Issued OP Units and Issued Giants Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Issued OP Units and Issued Giants Shares to any Person in violation of applicable securities Laws, (ii) will not sell or otherwise dispose of any of the Issued OP Units and Issued Giants Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) is an “accredited investor” (as that term is defined by Rule 501(a) of Regulation D under the Securities Act), and (iv) (x) has had access to and has received such financial and other information regarding the Jaguar Parties, the Operating Partnership, the Issued Giants Shares and/or the Issued OP Units, as applicable, that it deems necessary to make an informed investment decision regarding such Issued OP Units and Issued Giants Shares and (y) can bear the economic risk of an investment in the Issued OP Units and/or Issued Giants Shares indefinitely.  Such Jaguar Party will have obtained questionnaires from each of its Jaguar Designees to which the Issued OP Units and Issued Giants Shares will be issued, which questionnaires shall contain, for the benefit of Giants and the Operating Partnership (as applicable), acknowledgements with respect to the matters covered in Section 4.5(a) and written representations from each such Jaguar Designee to the effect that that such Jaguar Designee is an “accredited investor” (as that term is defined by Rule 501(a) of Regulation D under the Securities Act) and that the preceding representations and warranties in this Section 4.5(b) are otherwise true, complete and correct with respect to such Jaguar Designee.  To the knowledge of such Jaguar Party, each such questionnaire is true, complete and correct.

(c)                                  Each Jaguar Party acknowledges that the Issued OP Units and Issued Giants Shares to be acquired by such Jaguar Party and its Jaguar Designees pursuant hereto, if certificated, shall bear the following legends (in addition to any legend required under applicable state securities Laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES EXCEPT PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.”

(d)                                 In addition, such Jaguar Party acknowledges that the Issued Giants Shares are subject to restrictions on ownership and transfer set forth in the Giants Charter, and the Giants Shares to be acquired by such Jaguar Party and its Jaguar Designees pursuant hereto, if certificated, shall bear the following legends, or such other legend as may be required from time to time by the Giants Charter:

“THE SECURITIES OF GIANTS (THE “COMPANY”) ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE, AMONG OTHERS, OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE COMPANY’S CHARTER, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OR 9.8% (IN VALUE OR IN NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF ANY CLASS OR SERIES OF SHARES UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES THAT WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (iii) ANY TRANSFER OF SHARES THAT, IF EFFECTIVE, WOULD RESULT IN THE SHARES BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (AS DETERMINED UNDER THE PRINCIPLES OF SECTION 856(a)(5) OF THE CODE) SHALL BE VOID AB INITIO AND THE INTENDED TRANSFEREE SHALL ACQUIRE NO RIGHTS IN SUCH SHARES.  ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY IN WRITING (OR, IN THE CASE OF AN ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE).  IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP AS SET FORTH IN (i) AND (ii) ABOVE ARE VIOLATED, THE SHARES IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES.  IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD IN ITS SOLE DISCRETION IF THE BOARD DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE.  FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO.  ALL CAPITALIZED TERMS IN THIS NOTICE HAVE THE MEANINGS DEFINED IN THE COMPANY’S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES ON REQUEST AND WITHOUT CHARGE.  REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

Section 4.6.                                                         Financial Statements; Working Capital.

(a)                                 The Jaguar Parties have delivered to Giants (i) a copy of the audited consolidated balance sheets and the related consolidated statements of operations and comprehensive income, consolidated statements of changes in partners’ deficit and consolidated statements of cash flows as of and for the fiscal years ended December 31, 2015, 2014 and 2013 and the unaudited consolidated balance sheet as of March 31, 2016 and the related consolidated statements of operations and comprehensive income, consolidated statements of changes in partners’ deficit and consolidated statements of cash flows as of and for the three months ended March 31, 2016 and 2015 (the “Jaguar Operating Partners Financial Statements”); (ii) a copy of the audited balance sheet of the JBG/Rosenfeld Retail Properties, LLC and the related statements of operations and comprehensive income, statements of changes in partners’ deficit and statements of cash flows as of and for the fiscal years ended December 31, 2015 and 2014 (the “Jaguar Retail Financial Statements”); and (iii) the audited combined statements of revenues and expenses from real estate operations of the Jaguar Included Properties listed on Section 4.6(a)(iii) of the Jaguar Disclosure Letter for the years ended December 31, 2015, 2014 and 2013 and the unaudited combined statements of revenues and expenses from real estate operations of the Jaguar Included Properties listed on Section 4.6(a)(iii) of the Jaguar Disclosure Letter for the three months ended March 31, 2016 (the “3-14 Financial Statements” and together with the Jaguar Operating Partners Financial Statements and the Jaguar Retail Financial Statements, collectively, the “Jaguar Financial Statements”).  The Jaguar Financial Statements (x) have been prepared from the books and records of the Jaguar Parties and their Subsidiaries (as applicable), (y) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), and (z) with respect to the Jaguar Operating Partners Financial Statements, fairly present, in all material respects, the financial position and the results of operations of Jaguar Operating Partners and its subsidiaries, with respect to the Jaguar Retail Financial Statements, fairly present, in all material respects, the financial position and the results of operations of JBG/Rosenfeld Retail Properties, LLC and with respect to the 3-14 Financial Statements, fairly present, in all material respects, the revenues and expenses from the real estate operations presented therein as of the times and for the periods referred to therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(b)                                 The Roll-Forward Pro Forma March 31, 2016 Cash Flow Calculation has been prepared from the books and records of the Included Entities and fairly presents, in all material respects, the revenues and expenses from the real estate operations of the Included Entities presented therein during such period.  Since March 31, 2016, none of the Jaguar Parties nor any of their Subsidiaries has taken any action that would be restricted by Section 5.20(b) if such limitation would have been in effect since March 31, 2016.

Section 4.7.                                                         No Undisclosed Liabilities.  Neither the Included Entities nor the Jaguar Management Entities has any liabilities or obligations of any nature (whether accrued, contingent or otherwise) which are required by GAAP to be reflected in a consolidated balance sheet, except for liabilities or obligations (a) reflected or reserved against on the most recent balance sheet included in the Jaguar Operating Partners Financial Statements and the Jaguar Retail Financial Statements, (b) under the Indebtedness disclosed in Section 4.16(a)(v) of the Jaguar Disclosure Letter, (c) under the Jaguar Leases and Jaguar Ground Leases, (d) incurred in the ordinary course of business consistent with past practice since March 31, 2016, (e) set forth on Section 4.7 of the Jaguar Disclosure Letter, (f) expressly contemplated by, or arising out of, or under this Agreement, or (g) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.

Section 4.8.                                                         Absence of Certain Changes or Events.  Since December 31, 2015, except as contemplated by this Agreement or as set forth in Section 4.8 of the Jaguar Disclosure Letter, (a) each Jaguar Management Entity, and with respect to the Included Assets each Jaguar Fund and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice in all material respects and (b) there has not been any Jaguar Material Adverse Effect.

Section 4.9.                                                         Jaguar Included Properties.

(a)                                 Section 4.9(a)(i) of the Jaguar Disclosure Letter sets forth a list of (i) the street address of each Jaguar Included Property, and (ii) whether such Jaguar Party or its Subsidiary directly or indirectly owns such Jaguar Included Property in fee simple or directly or indirectly holds such Jaguar Included Property pursuant to a leasehold, ground leasehold or some other property interest.  With respect to each Jaguar Party, Section 4.9(a)(i) of the Jaguar Disclosure Letter sets forth a true, complete and correct list of all Jaguar Included Properties in which such Jaguar Party owns a direct or indirect interest.  Except as expressly set forth in Section 4.9(a)(ii) of the Jaguar Disclosure Letter, as of the date hereof, neither such Jaguar Party nor its Subsidiaries is obligated to buy or sell any Jaguar Included Properties at some future date, or otherwise enter into any contract for sale, ground lease or letter of intent to sell or ground lease any such Jaguar Included Property or any portion thereof.

(b)                                 Such Jaguar Party and its Subsidiaries owns fee simple title or leasehold title (as applicable) to each of their respective Jaguar Included Properties, in each case, free and clear of Liens, except for Jaguar Permitted Liens.  Except as set forth on Section 4.9(b) of the Jaguar Disclosure Letter, such Jaguar Party and its Subsidiaries have not granted, and to the knowledge of such Jaguar Party, none of its or its Subsidiaries’ Jaguar Included Properties is subject to, unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Jaguar Included Property of such Jaguar Party or its Subsidiaries or any portion thereof.

(c)                                  To the knowledge of such Jaguar Party, except as may be disclosed in the third party physical condition reports with respect to its and its Subsidiaries’ Jaguar Included Properties which have been delivered or otherwise made available to the Giants Parties (it being understood and agreed that a reference in a physical condition report to a document not otherwise delivered or made available to the Giants Parties shall not be deemed to constitute disclosure of the contents of such document), as of the date hereof, with respect to each Jaguar Included Property of such Jaguar Party and its Subsidiaries, (i) such Jaguar Included Property is supplied with utilities and other services as necessary to permit its continued operation as it is now being operated and (ii) such Jaguar Included Property is in good working order sufficient for its normal operation in the manner currently being conducted, in each case, except as has not had and would not reasonably be expected to have a Jaguar Material Adverse Effect; provided, however, that this Section 4.9(c) shall be understood not to include Included Properties that are Jaguar Development Properties.

(d)           Neither such Jaguar Party or any of its Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of its Jaguar Included Properties necessary to permit the lawful use and operation of the buildings and improvements on any of its Jaguar Included Properties as currently used and operated or that is necessary to permit the lawful use and operation of all utilities and means of egress and ingress to and from any of its Jaguar Included Properties for the current use and operation of the Jaguar Included Property is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Jaguar Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Jaguar Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of its Jaguar Included Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Jaguar Material Adverse Effect.

(e)           Except as set forth in Section 4.9(e) of the Jaguar Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or to the knowledge of such Jaguar Party is pending with respect to any Jaguar Included Property of such Jaguar Party or any of its Subsidiaries and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Jaguar Material Adverse Effect, neither such Jaguar Party nor any of its Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of its Jaguar Included Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any of its Jaguar Included Properties.

(f)            Except as set forth on Section 4.9(f) of the Jaguar Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the Jaguar Included Properties of such Jaguar Party or any of its Subsidiaries, and such Jaguar Party and its Subsidiaries have not received any written notice of (and such Jaguar Party and its Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Jaguar Included Properties, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Jaguar Material Adverse Effect.

(g)           Such Jaguar Party and each of its Subsidiaries, as applicable, is in possession of all title insurance policies evidencing title insurance with respect to each of their Jaguar Included Properties (each, a “Jaguar Title Policy” and, collectively, the “Jaguar Title Policies”).  A copy of each Jaguar Title Policy in the possession or control of such Jaguar Party and its Subsidiaries has been made available to the Giants Parties if such Jaguar Title Policy was specifically requested by the Giants Parties with respect to such Jaguar Included Property in a writing which specifically referenced such Jaguar Included Property.  No written unresolved claim has been made against any Jaguar Title Policy, which, individually or in the aggregate, would be material to any Jaguar Included Property.

(h)           Section 4.9(h) of the Jaguar Disclosure Letter sets forth all ground leases affecting the interest of each Jaguar Party or its Subsidiaries in any Jaguar Included Property and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Jaguar Ground Leases”).  With respect to each Jaguar Party, such Jaguar Party hereby represents that (i) Section 4.9(h) of the Jaguar Disclosure Letter contains a true, complete and correct list of all Jaguar Ground Leases to which such Jaguar Party or any of its Subsidiaries is bound; (ii) true, complete and correct copies of such Jaguar Ground Leases have been delivered or made available to the Giants Parties; and (iii) each such Jaguar Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to such Jaguar Party or its Subsidiary and, to the knowledge of such Jaguar Party, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  As of the date hereof, there are no monetary defaults under any Jaguar Ground Lease to which such Jaguar Party or any of its Subsidiaries is bound, by such Jaguar Party or its Subsidiaries or any other party thereto.  As of the date hereof, such Jaguar Party and its Subsidiaries have not sent or received any notice of any violation or breach of, or default under, any Jaguar Ground Lease to which such Jaguar Party or any of its Subsidiaries is bound.

(i)            The rent rolls for each of the Jaguar Included Properties as of May 9, 2016 are set forth in the Jaguar Data Room under the folder “Section 4.9(i)_Rent Rolls as of 05.09.16” (including an indication of whether any Jaguar Included Property is subject to net leases), and except for discrepancies, errors or omissions that are, individually or in the aggregate, not material, are true and correct and (i) correctly reference each tenant under each lease that was in effect as of May 9, 2016, and to which any Jaguar Party is a party as lessor with respect to each of the Jaguar Included Properties (all leases (including any net leases), together with, in the case of Jaguar Leases for non-residential Jaguar Included Properties, for all amendments, modifications, supplements, renewals and extensions related thereto, the “Jaguar Leases”) and (ii) identify the rent payable under the Jaguar Lease as of such date.

(j)            True and complete (in all material respects) copies of all Jaguar Leases for space in excess of 25,000 square feet in or at any Jaguar Included Properties (the “Material Jaguar Leases”), in each case in effect as of the date hereof, have been made available to the Giants Parties.  Except as would not, individually or in the aggregate, reasonably be expected to have a Jaguar Material Adverse Effect, (i) neither such Jaguar Party nor any of its Subsidiaries has given or received written notice of any violation or breach of, or default under, any Jaguar Lease, (ii) except as set forth on Section 4.9(j) of the Jaguar Disclosure Letter, no tenant under a Jaguar Lease is in monetary default under such Jaguar Lease, and (iii) each Jaguar Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to any Jaguar Party and, to the knowledge of any Jaguar Party, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as set forth on Section 4.9(j) of the Jaguar Disclosure Letter, any and all material leasing commissions or brokerage fees payable by such Jaguar Party or any of its Subsidiaries with respect to any Material Jaguar Leases have been paid in full.  Such Jaguar Party has provided to the Giants Parties the aggregate security deposit amount currently held by such Jaguar Party or any of its Subsidiaries under Jaguar Leases.

(k)           Other than any economic rights assigned to an Included Entity or the Jaguar Management Entities, the Managing Member Interests do not include any economic rights in any Joint Venture to which such Managing Member Interests are attributable, except as set forth on Section 4.9(k) of the Jaguar Disclosure Letter.

(l)            As of the date hereof, the Jaguar Included Properties and the Excluded Assets constitute all of the real property interests held by the Jaguar Parties and their controlled Affiliates.

(m)          Except as (i) set forth on Section 4.9(m) of the Jaguar Disclosure Letter and (ii) by virtue of their interest in the Management Entities, no member of the executive committee of Jaguar Operating Partners is entitled to receive compensation for providing development, asset and property management, leasing, construction management or other real estate-related services.

Section 4.10.                 Jaguar Development Properties.

(a)           Section 4.10(a) of the Jaguar Disclosure Letter (i) lists each Jaguar Included Property (x) which is under construction or (y) which such Jaguar Party expects to be in a position to commence construction by March 31, 2018 (each, a “Jaguar Development Property”) and (ii) sets forth the estimated completion date for each Jaguar Development Property.

(b)           Except as would not materially affect any Jaguar Development Property, to the knowledge of such Jaguar Party, no circumstances exist that would (i) prevent or unreasonably delay the development or construction of any of its or its Subsidiaries’ Jaguar Development Properties or (ii) prevent or unreasonably delay the attainment of any entitlements required to commence or complete construction or development of such Jaguar Development Properties, in each case, in accordance with the estimated completion date set forth on Section 4.10(a) of the Jaguar Disclosure Letter, subject, in the case of any Jaguar Development Property where the development or construction is not “by right” to, (A) any delays in the receipt of all required approvals, (B) failure to receive all required approvals and (C) receipt of approvals with conditions that are unacceptable to the applicable Jaguar Party in its good faith business discretion.

(c)           Except as would not reasonably be expected to have, in the aggregate, a Jaguar Material Adverse Effect, (i) all development and construction required to be completed with respect to any Jaguar Development Property (and any Contract related to such development or construction) (A) has been completed timely and on budget (or such requirement has been waived by the party benefiting from such covenant), or (B) is on schedule to be completed timely and on budget, and all payments, expenses and fees required in connection therewith have been made, in each case, in accordance therewith and (ii) neither such Jaguar Party nor any of its Subsidiaries is and, to the knowledge of such Jaguar Party, no other party is in breach or violation of, or default under, any such Jaguar Lease or Contract related to such development or construction, nor has any event occurred which would result in a breach or violation of, or a default under, any such Jaguar Lease or Contract by such Jaguar Party or any of its Subsidiaries, or, to the knowledge of such Jaguar Party, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.11.                 Personal Property.  Such Jaguar Party and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them which constitutes part of the “Included Assets” (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.  Neither such Jaguar Party’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Jaguar Permitted Liens and Liens that have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.

Section 4.12.                 Litigation.  Except as set forth in Section 4.12 of the Jaguar Disclosure Letter, as of the date hereof, there is no Action, pending against (or to the knowledge of such Jaguar Party, threatened in writing against), such Jaguar Party, any of its Subsidiaries or their Included Assets nor, to the knowledge of such Jaguar Party, is there any investigation by a Governmental Entity pending or threatened in writing against such Jaguar Party or any of its Subsidiaries or, with respect to any Included Assets of such Jaguar Party or its Subsidiaries, other than as have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.  As of the date hereof, neither such Jaguar Party nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment or award of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Jaguar Material Adverse Effect or which would reasonably be expected to adversely affect the ability of such Jaguar Party or any of its Subsidiaries to perform their obligations hereunder or under any Ancillary Documents to which such Persons are a party, or prevent or materially delay the consummation of the Transactions.

Section 4.13.                 Taxes.  Except as expressly set forth in Section 4.13 of the Jaguar Disclosure Letter:

(a)           The Jaguar Parties and their Subsidiaries have each (i) duly and timely filed (or caused to be filed on its behalf) with the appropriate Governmental Entity all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf), or made adequate provision for, all material amounts of Taxes required to be paid by it.

(b)           Fund VII REIT (i) for its taxable years commencing with Fund VII REIT’s taxable year that ended on December 31, 2012 and through and including its taxable year ended December 31, 2015 (and, for purposes of Section 7.2(a), through and including its taxable year ended December 31, 2016, if the Closing Date occurs in the taxable year ending December 31, 2017) has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such taxable years; (ii) has operated since January 1, 2016 (and, for purposes of Section 7.2(a), January 1, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017) to the date hereof in such a manner so as to qualify as a REIT; (iii) intends to continue to operate through the Closing Date in such a manner so as to qualify as a REIT; and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or threatened in writing.

(c)           Fund VIII REIT (i) for its taxable years commencing with Fund VIII REIT’s taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31, 2015 (and, for purposes of Section 7.2(a), through and including its taxable year ended December 31, 2016, if the Closing Date occurs in the taxable year ending December 31, 2017) has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such taxable years; (ii) has operated since January 1, 2016 (and, for purposes of Section 7.2(a), January 1, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017) to the date hereof in such a manner so as to qualify as a REIT; (iii) intends to continue to operate through the Closing Date in such a manner so as to qualify as a REIT; and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or threatened in writing.

(d)           Fund IX REIT (i) for its taxable years commencing with Fund IX REIT’s taxable year that ended on December 31, 2014 and through and including its taxable year ended December 31, 2015 (and, for purposes of Section 7.2(a), through and including its taxable year ended December 31, 2016, if the Closing Date occurs in the taxable year ending December 31, 2017) has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such taxable years; (ii) has operated since January 1, 2016 (and, for purposes of Section 7.2(a), January 1, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017) to the date hereof in such a manner so as to qualify as a REIT; (iii) intends to continue to operate through the effective time of the merger of the Fund IX REIT as set forth in Section 1.1(g)(ii) and the relevant Merger Agreement in such a manner so as to qualify as a REIT; and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or threatened in writing.

(e)           The Atlantic REIT and each Core REIT (i) for its taxable years commencing with its taxable year that ended on December 31 of the year for which it made its initial REIT election pursuant to Section 856(c)(1) of the Code and through and including its taxable year ended December 31, 2015 (and, for purposes of Section 7.2(a), through and including its taxable year ended December 31, 2016, if the Closing Date occurs in the taxable year ending December 31, 2017) has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such taxable years; (ii) has operated since January 1, 2016 (and, for purposes of Section 7.2(a), January 1, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017) to the date hereof in such a manner so as to qualify as a REIT; (iii) intends to continue to operate through the Closing Date in such a manner so as to qualify as a REIT; and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or threatened in writing.

(f)            The Jaguar Parties and their Subsidiaries, other than the Jaguar Corporate Entities, has each been since the later of its acquisition or formation and continues to be treated for U.S. federal Tax purposes as a partnership (or a disregarded entity (other than a Qualified REIT Subsidiary)) and not as a corporation or an association or publicly traded partnership taxable as a corporation.

(g)           None of the Jaguar Parties nor any of their Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(h)           (i) There are no audits, investigations or proceedings pending (or threatened in writing) for and/or in respect of any material Taxes or material Tax Returns of a Jaguar Party or any of their Subsidiaries and none of the Jaguar Parties nor any of their Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of the Jaguar Parties or any of their Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Jaguar Parties, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith; (iii) none of the Jaguar Parties nor any of their Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; and (iv) none of the Jaguar Parties nor any of their Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(i)            Since formation of the Jaguar REITs, (i) none of the Jaguar REITs nor any of their Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid; and (ii) none of the Jaguar REITs nor any of their Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.  No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Jaguar REITs or any of their Subsidiaries.

(j)            The Jaguar Parties and each of their Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(k)           None of the Jaguar Parties is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(l)            There are no Jaguar Tax Protection Agreements (as hereinafter defined) in force as of the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing a material claim against the Jaguar Parties or any of their Subsidiaries for any breach of any Jaguar Tax Protection Agreement.  As used herein, “Jaguar Tax Protection Agreement” means any written agreement to which the Jaguar Parties or any of their Subsidiaries is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a Jaguar Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Jaguar Subsidiary Partnership, the Jaguar Parties or any of their Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.  As used herein, “Jaguar Subsidiary Partnership” means a Jaguar Party or a Subsidiary of a Jaguar Party that is a partnership for United States federal income tax purposes.

(m)          Section 4.13(m) of the Jaguar Disclosure Letter sets forth, for each Included Asset, the relevant Jaguar Party’s adjusted tax basis in such Included Asset.

(n)           There are no material Tax Liens upon any property or assets of the Jaguar Parties or any of their Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(o)           Neither the Jaguar Parties nor any of their Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Jaguar Parties or any of their Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise.

(p)           Neither the Jaguar Parties nor any of their Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(q)           Neither the Jaguar Parties nor any of their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(r)            None of the Jaguar REITs nor any of their Subsidiaries (other than Taxable REIT Subsidiaries) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Closing Date, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857(a) of the Code.

Section 4.14.                 Compliance with Laws; Permits.

(a)           As of the date hereof (i) such Jaguar Party and its Subsidiaries, have complied and are in compliance with all Laws applicable to such Jaguar Party or any of its Subsidiaries or by which their Included Assets (including, without limitation, any Jaguar Included Property) is bound, and (ii) no notice, charge or assertion has been received by such Jaguar Party or its Subsidiaries or, to the knowledge of such Jaguar Party, threatened against such Jaguar Party or its Subsidiaries alleging any non-compliance of any Jaguar Party or its Subsidiaries, except in each case above for such non-compliance that has not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 4.14(a), the provisions of this Section 4.14(a) shall not apply to matters covered by Section 4.17 (Environmental Matters).

(b)           Such Jaguar Party and its Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity necessary for such Jaguar Party and its Subsidiaries to own, lease and operate their respective Included Assets (including, without limitation, the Jaguar Included Properties) and conduct their respective businesses as currently conducted (the “Jaguar Permits”), and all such Jaguar Permits are valid, and in full force and effect, except where the failure to possess and maintain such Jaguar Permits in full force and effect have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.  All applications required to have been filed for the renewal of the Jaguar Permits have been filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Jaguar Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case, where such failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Jaguar Material Adverse Effect.  Neither any Jaguar Party nor any of their Subsidiaries has received any claim or notice, nor has any knowledge indicating, that such Jaguar Party or its Subsidiaries currently is not in compliance with the terms of any Jaguar Permit, except where the failure to be in compliance with the terms of any such Jaguar Permit, individually or in the aggregate, would not have had and would not reasonably be expected to have a Jaguar Material Adverse Effect.

(c)           Neither such Jaguar Party nor any of its Subsidiaries are required to be a registered “Investment Company” under the Investment Company Act.

Section 4.15.                 Funds.

(a)           The Equity Interests of such Jaguar Party and any of its Subsidiaries have been issued and sold in compliance with applicable Law in all material respects.

(b)           Neither of the Jaguar Management Entities nor any of its Subsidiaries or any managing member of any Jaguar Fund currently acts as an adviser, sub-adviser, general partner, managing member, manager or sponsor to any pooled investment vehicle that would be required to be a registered “Investment Company” under the Investment Company Act.  Section 4.15(b)(i) of the Jaguar Disclosure Letter sets forth each material agreement pursuant to which such Jaguar Management Entity (or its Subsidiaries) performs management, advisory or sub-advisory services for any Person, and each material Contract pursuant to which such Jaguar Management Entity (or its Subsidiaries) receives compensation in respect of any such activities in connection with any such Person (each such agreement, an “Advisory Agreement”), and each such Advisory Agreement was duly approved and performed in all material respects in accordance with the applicable Governing Documents of such fund and applicable Law.  There are no existing material violations by such Jaguar Management Entity or any of its Subsidiaries or any managing member of any Jaguar Fund or, to the knowledge of such Persons, any other party thereto, of the Governing Documents of any fund or any Advisory Agreement or any side letter with any investor in a fund.  True and complete copies have been made available to the Giants Parties prior to the date hereof of (i) each form of subscription agreement and private placement memorandum or other offering document in effect as of the date hereof for each fund (ii) all material side letters with any investor in any fund.

Section 4.16.                 Material Contracts.

(a)           Except for contracts listed in Section 4.16(a) of the Jaguar Disclosure Letter, as of the date of this Agreement, no such Jaguar Party or any of its Subsidiaries is a party to or bound by any contract that, as of the date hereof:

(i)            obligates such Jaguar Party or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to such Jaguar Party or any of its Subsidiaries that relates to any of the Included Assets or pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transactions, except for any lease under which such Jaguar Party or any of its Subsidiaries is lessee, any ground lease affecting any Jaguar Included Property or relates to tenant improvement expenses under a Jaguar Lease;

(ii)           contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of such Jaguar Party or any of its Subsidiaries in any material respect, or would otherwise limit the freedom of such persons with respect to, or restrict, the lines of business conducted by such Jaguar Party or any of its Subsidiaries or the geographic area in which such Jaguar Party or any of its Subsidiaries may conduct business in any material respect that relates to any of the Included Assets or pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transactions;

(iii)          obligates any Included Entity, Jaguar Management Entity or Subsidiary of a Jaguar Party to any material continuing contractual obligation (i) for indemnification under any agreements relating to the sale of real property, or any other business or material assets, previously owned, whether directly or indirectly, by a Jaguar Management Entity, an Included Entity, or Subsidiary of a Jaguar Party that are reasonably likely to involve a Liability of $1,000,000 or more or (ii) to make payments, contingent or otherwise, on account of prior acquisitions or sales of any real property;

(iv)          is an agreement which obligates such Jaguar Party or any of its Subsidiaries to indemnify any past or present directors, officers, trustees, employees and agents of such Jaguar Party or any of its Subsidiaries pursuant to which such Jaguar Party or any of its Subsidiaries is the indemnitor, in each case, other than pursuant to any Governing Documents, operating agreements, property management agreements, development agreements, advisory agreements or any similar agreement;

(v)           constitutes an Indebtedness obligation of such Jaguar Party or any of its Subsidiaries with a principal amount outstanding as of the date hereof greater than $500,000 that relates to any of the Included Assets or pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transactions;

(vi)          requires such Jaguar Party or any of its Subsidiaries to dispose of or acquire assets or properties (other than in connection with the expiration of a Jaguar Lease or a ground lease affecting a Jaguar Included Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Jaguar Lease or any ground lease affecting any Jaguar Included Property, that relates to any of the Included Assets or pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transactions;

(vii)         constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction that relates to any of the Included Assets or pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transactions;

(viii)        is an Advisory Agreement;

(ix)          sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of an Included Entity, a Jaguar Management Entity or Subsidiary of a Jaguar Party with any party other than an Included Entity, Jaguar Management Entity or Subsidiary of a Jaguar Party; or

(x)           constitutes a loan to any Person (other than to a wholly owned Subsidiary of a Jaguar Party) by an Included Entity, Jaguar Management Entity or Subsidiary of a Jaguar Party (other than advances made pursuant to the Jaguar Leases or any disbursement agreement, development agreement, or development addendum entered into in connection with a Jaguar Lease with respect to the development, construction, or equipping of a Jaguar Included Property or the funding of improvements to Jaguar Included Properties) in an amount in excess of $500,000;

(xi)          is an agreement that obligates payments to any Person contingent on the future operating results or other similar future events having a material economic effect relating to the Included Assets or the Jaguar Management Entities or arising out of prior acquisitions or sales in respect of the Included Assets or the Jaguar Management Entities pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transactions;

(xii)         is an agreement (other than a Joint Venture Agreement) obligating an Included Entity, a Jaguar Management Entity or a Subsidiary of a Jaguar Party to

provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person in excess of $500,000;

(xiii)        is a service or equipment leasing agreement relating to any Included Assets which obligates such Jaguar Party or any of its Subsidiaries to make non-contingent aggregate annual expenditures in excess of $500,000 and is not terminable on thirty (30) days’ notice or less without penalty or fee and which may be binding on the Giants Parties or a Jaguar Included Property after the Closing;

(xiv)        is an agreement with or for the benefit of any Governmental Entity requiring payment by an Included Entity, a Jaguar Management Entity or Subsidiary of a Jaguar Party in excess of $500,000 in any calendar year remaining in its term or requires total remaining payment in excess of $500,000 other than a ground lease that relates to any of the Included Assets or pursuant to which Giants or any Giants Subsidiaries could become an obligor pursuant to the Transactions;

(xv)         is a gross maximum price construction contract or an agreement for any construction or development work (including any additions or expansions) which are currently in effect and under which such Jaguar Party or any of its Subsidiaries currently has an obligation in excess of $5,000,000, unless a Jaguar Party or its Subsidiary is the developer, that relates to any of the Included Assets or pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transactions;

(xvi)        is an agreement between a Jaguar Management Entity or an Included Entity, on the one hand, and the current directors, officers, partners, members or other Affiliates of any Jaguar Party (but not including as Affiliates any Included Entities or Jaguar Management Entities), on the other hand, pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transaction; or

(xvii)       is a management agreement (i.e., contracts providing for or otherwise governing the management and/or operation of such Jaguar Party, its Subsidiaries or any of their Included Assets (including their Jaguar Included Properties)), including, without limitation, asset management, construction management and property management agreements pursuant to which such Jaguar Party or its Subsidiaries are obligated to pay to another party (that is not a Jaguar Party or a Jaguar Party’s Subsidiary) an amount in excess of $1,000,000 that relates to any of the Included Assets or pursuant to which Giants or any of its Subsidiaries (including, after the Closing, the Included Entities and the Jaguar Management Entities) could become an obligor pursuant to the Transactions.

Each contract of the type described above in this Section 4.16(a), whether or not listed on Section 4.16(a) of the Jaguar Disclosure Letter, to which such Jaguar Party or any of its Subsidiaries is a party is referred to herein as a “Jaguar Material Contract”.  True and complete copies of each Jaguar Material Contract listed on Section 4.16(a) of the Jaguar Disclosure Letter have been provided or made available to the Giants Parties.

(b)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Jaguar Material Adverse Effect, each Jaguar Material Contract is legal, valid, binding and enforceable on such Jaguar Party and each of its Subsidiaries that is a party thereto and, to the knowledge of such Jaguar Party, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect, such Jaguar Party and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Jaguar Material Contract and, to the knowledge of such Jaguar Party, each other party thereto has performed all obligations required to be performed by it prior to the date hereof under each Jaguar Material Contract.  No such Jaguar Party or any of its Subsidiaries, nor, to the knowledge of such Jaguar Party, any other party thereto, is in material breach or violation of, or default under, any Jaguar Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Jaguar Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, reasonably be expected to have a Jaguar Material Adverse Effect.  Neither such Jaguar Party nor any of its Subsidiaries has given or received notice of any violation or default under any Jaguar Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Jaguar Material Adverse Effect.

Section 4.17.                 Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Jaguar Material Adverse Effect, or as set forth in Section 4.17 of the Jaguar Disclosure Letter:  (a) with respect to the Included Assets, Such Jaguar Party and its Subsidiaries are in compliance with all Environmental Laws; (b) neither such Jaguar Party nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that such Jaguar Party or any of its Subsidiaries is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against such Jaguar Party or any of its Subsidiaries which remains unresolved that relates to any of the Included Assets; and (c) neither such Jaguar Party nor any of its Subsidiaries has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of such Jaguar Party, threatened against such Jaguar Party or any of its Subsidiaries under any Environmental Law, in each case, that relates to the Included Assets.  This Section 4.17 contains the exclusive representations and warranties of such Jaguar Party with respect to environmental matters.

Section 4.18.                 Bankruptcy.  Neither such Jaguar Party nor any of its Subsidiaries has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such Jaguar Party’s or any such

Subsidiary’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Jaguar Party’s or any such Subsidiary’s assets, which remains pending as of such time, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Jaguar Party’s or any such Subsidiary’s assets, which remains pending as of such time, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

Section 4.19.                 Employee Benefit Plans.

(a)           Section 4.19(a) of the Jaguar Disclosure Letter sets forth a true, correct and complete list of all material Jaguar Benefit Plans.

(b)           Each Jaguar Benefit Plan of such Jaguar Party or any of its Subsidiaries (as applicable) has been established and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including the Code.

(c)           Each Jaguar Benefit Plan of such Jaguar Party or any of its Subsidiaries (as applicable) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Jaguar Benefit Plan and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Jaguar Benefit Plan.  Each trust established in connection with any Jaguar Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d)           Section 4.19(d) of the Jaguar Disclosure Letter sets forth, as of the date of this Agreement, each (i) Multiemployer Plan, or (ii) single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, in each case, that any Jaguar Party or any of their respective Subsidiaries or ERISA Affiliates, sponsors, maintains or contributes to, or has within the last six (6) years prior to the date hereof sponsored, maintained or contributed to.  Except as set forth on Section 4.19(d) of the Jaguar Disclosure Letter, neither such Jaguar Party nor any of its Subsidiaries or ERISA Affiliates have incurred or would be likely to incur (whether as a result of the Transactions or otherwise) any liability (including any indirect, contingent or secondary liability) to or on account of a Multiemployer Plan pursuant to Sections 515, 4201, 4204 or 4212 of ERISA; no lien imposed under the Code or ERISA on the assets of any Jaguar Party or any of their respective Subsidiaries or ERISA Affiliates thereof exists or is likely to arise on account of any Multiemployer Plan; and Jaguar Parties and each of their respective Subsidiaries and ERISA Affiliates have made all required contributions and are not delinquent in any contributions to any Multiemployer Plan.

(e)           No such Jaguar Party nor any of its Subsidiaries has any obligation to provide (whether under any Jaguar Benefit Plan or otherwise) health, accident, disability, life insurance, death or other welfare benefits to any Jaguar Employee (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of service or retirement of such Service Provider other than as required under Section 4980B of the Code or any similar applicable Law or at the sole expense of such Service Provider.

(f)            No assets of the Jaguar Parties or any of their Subsidiaries constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code or any applicable similar Law.

(g)           Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(h)           Neither such Jaguar Party nor any of its Subsidiaries is a party to, or has any obligation under, any Contract or Jaguar Benefit Plan to compensate any Person for additional taxes payable pursuant to Sections 409A or 4999 of the Code.

Section 4.20.                 Labor and Other Employment Matters.

(a)           Section 4.20(a) of the Jaguar Disclosure Letter sets forth, as of the date of this Agreement, each collective bargaining or similar agreement by which a Jaguar Party or any Affiliate thereof is, or has, within the past six (6) years been bound with respect to any current or former employees of the Jaguar Parties or their Affiliates that provide services to the Jaguar Included Properties (“Jaguar Employees”).  As of the date hereof, there is no, and since January 1, 2014, there has not been any, labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending, threatened or anticipated against any Jaguar Party or any Affiliate thereof relating to any Service Providers.  Neither such Jaguar Party nor any Affiliate thereof has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three (3) years by any Service Providers.  Except as specified in Section 4.20(a) of the Jaguar Disclosure Letter, there are no labor unions or other organizations certified or recognized to represent any Jaguar Employees and as of the date hereof, to the Jaguar Parties’ knowledge, no union organization campaign is in progress with respect to, any Jaguar Employees at any of the Included Assets.  As of the date hereof, there are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending, threatened or, to the Jaguar Parties’ knowledge, anticipated by or on behalf of any current or former Jaguar Employees at any of the Included Assets.

(b)           The Jaguar Parties are in compliance in all material respects with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of current, former and prospective Jaguar Employees, wages and hours, discrimination in employment, wrongful discharge, collective bargaining, the Worker Adjustment Retraining and Notification Act of 1988, as amended or similar state or local Law, statute, rule or regulation (the “WARN Act”), fair labor standards, occupational health and safety, and any other labor and employment-related matters, in each case, with respect to all current and former Jaguar Employees.

(c)           During the three (3) years prior to the date of this Agreement, no Jaguar Party nor any of their respective Subsidiaries have engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the WARN Act), or any similar state or local Law, statute, rule or regulation affecting any current or former Service Providers.

Section 4.21.                 Intellectual Property.  Except as set forth on Section 4.21 of the Jaguar Disclosure Letter or, as individually or in the aggregate, has not had and would not reasonably be expected to have a Jaguar Material Adverse Effect, (a) such Jaguar Party and its Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of such Jaguar Party and its Subsidiaries as it is currently conducted, (b) the conduct of the business of such Jaguar Party and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate and, to the knowledge of such Jaguar Party, is not alleged to infringe misappropriate or otherwise violate, the Intellectual Property rights of any third party (c) there are no pending or, to the knowledge of such Jaguar Party, threatened claims with respect to any of the Intellectual Property rights owned by such Jaguar Party or any of its Subsidiaries, and (d) to the knowledge of such Jaguar Party, no third party is currently infringing or misappropriating Intellectual Property rights of such Jaguar Party or any of its Subsidiaries.  This Section 4.21 contains the exclusive representations and warranties of such Jaguar Party and its Subsidiaries with respect to intellectual property matters.

Section 4.22.                 OFAC.  Neither such Jaguar Party nor any of its Subsidiaries constitutes a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States Laws and lists published by Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

Section 4.23.                 Patriot Act.  Neither such Jaguar Party or any of its Subsidiaries nor, to the knowledge of such Jaguar Party, any Person providing funds to a Jaguar Party or any of its Subsidiaries (a) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.  For purposes of this Agreement, “Anti-Money Laundering Laws” means all Laws, regulations and sanctions, state and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (iii) require identification and documentation of the parties with whom a financial institution conducts business; or (iv) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

Section 4.24.                 Anti-Corruption.  The Jaguar Parties have complied, are in compliance with, and will continue to comply with applicable anti-bribery/anti-corruption laws, including the US Foreign Corrupt Practices Act.  Neither such Jaguar Party or any of its Subsidiaries nor, to the knowledge of such Jaguar Party, any of their principals, owners, officers, directors, or agents, in each case, acting at the direction or on behalf of such Jaguar Party, its Subsidiaries or any of their respective Affiliates, has engaged, promised to engage, will promise to engage, or will cause to be engaged, in any transaction or activity involving a direct or indirect improper inducement to any Person (including but not limited to a government official) to obtain or keep business or to secure some other advantage, in violation of applicable anti-bribery/anti-corruption laws.

Section 4.25.                 Insurance.  Except for those matters that have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect, there is no claim for coverage by such Jaguar Party or any of its Subsidiaries that relates to any of the Included Assets pending under any of the material insurance policies (including title insurance policies) and all material fidelity bonds or other insurance service contracts in such Jaguar Party’s or its Subsidiaries’ possession providing coverage for all Jaguar Included Properties (the “Jaguar Insurance Policies”) that has been denied or disputed by the insurer.  Except for those matters that have not had and would not reasonably be expected to have a Jaguar Material Adverse Effect, all premiums due and payable under all Jaguar Insurance Policies that relate to any of the Included Assets have been paid, and such Jaguar Party and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Jaguar Insurance Policies.  To the knowledge of such Jaguar Party, such Jaguar Insurance Policies that relate to any of the Included Assets are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by such Jaguar Party or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.26.                 Information in the Proxy Statement and SEC Filings.  None of the information supplied or to be supplied in writing by or on behalf of such Jaguar Party or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Giants, at any time it is amended or supplemented or at the time of the Giants Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  None of the information supplied or to be supplied by or on behalf of such Jaguar Party or its Subsidiaries for inclusion in any of the filings made or to be made by the Giants Parties or their Affiliates with the SEC or with any stock exchange of or other regulatory authority will, at the time filed with the SEC, any stock exchange or other regulatory authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.27.                 Brokers; Expenses.  No broker, investment banker, financial advisor or other Person (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan

Stanley Incorporated), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of such Jaguar Party or any of its Subsidiaries.  Other than the arrangements described in the engagement letters with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Incorporated, true and complete copies of which have been previously made available to the Jaguar Parties, Section 4.27 of the Jaguar Disclosure Letter sets forth the outside legal, accounting and financial advisors retained as of the date hereof by any Jaguar Party (on its own behalf or on behalf of any other Person) in connection with the Transactions with which such Jaguar Party has any contingent payment arrangements requiring payments to be made after December 31, 2015 in connection with the Transactions that are contingent upon the execution of this Agreement or the Transactions or, in the case of advisors customarily compensated on the basis of hourly time charges, are not based on actual time charges and expense reimbursement and describes such arrangements.  Since December 31, 2015, none of the Jaguar Parties or any of their Subsidiaries or Affiliates has made any material payments in excess of the amounts contemplated by this Section 4.27 to any such advisors.

Section 4.28.                 Directors.  Each individual listed on Section 3.28(a) of the Giants Disclosure Letter has agreed in writing to serve as a member of the Giants Board effective as of the Closing.  A true and complete copy of each such agreement has been delivered to Giants.

Section 4.29.                 Roll-Forward Balance Sheet Matters.

(a)           The Retained Partners Equity for the Included Entities for the period from January 1, 2016 through and including March 31, 2016 was not less than $47,001,000.  The Jaguar Parties have provided the Giants Parties with true, complete and correct supporting documentation evidencing the investment of such Retained Partners Equity in the Included Assets.

(b)           Section 4.29 of the Jaguar Disclosure Letter sets forth, for each Jaguar Fund, the aggregate amount of capital commitments that the general partner or managing member of the applicable Jaguar Fund has available to call from the direct and indirect limited partners or members of each Jaguar Fund.

Section 4.30.                 Non-Controlled Subsidiaries.  Each Subsidiary of the Jaguar Parties listed on Section 4.30 of the Jaguar Disclosure Letter is controlled, directly or indirectly, by a Person other than a Jaguar Party or its Affiliates.  Notwithstanding anything to the contrary contained herein, the representations and warranties of the Jaguar Parties in this Article IV with respect to such Subsidiaries shall be qualified to the knowledge of the Jaguar Parties.

Section 4.31.                 No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article IV, such Jaguar Party nor any of its Subsidiaries or any other Person makes any other express or implied representation or warranty with respect to such Jaguar Party, its Subsidiaries, the Jaguar Included Properties, the Included Entities, the Included Interests, the Managing Member Interests, the Included Assets,  or with respect to any other information provided to the Giants Parties in connection with (i) the

Transactions or (ii) the businesses, affairs, operations, assets, Liabilities, condition (financial or otherwise) or prospects or any other matter relating to such Jaguar Party, its Subsidiaries or any of their Jaguar Included Properties, including with respect to any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by such Jaguar Party, its Subsidiaries or any other Person to the Giants Parties.

ARTICLE V

PRE-CLOSING COVENANTS

Each of the Parties covenants and agrees to the extent applicable to it as follows (it being understood that the covenants and agreements of any Jaguar Party are as to itself and not as to the other Jaguar Parties and are several and not joint; provided, that with respect to any covenant or agreement of any Jaguar Fund, such covenant or agreement is made jointly and severally by such Jaguar Fund and Jaguar Operating Partners).

Section 5.1.                   Access; Confidentiality; Notice of Certain Events.

(a)           Between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and contracts, each of the Parties shall, and shall cause each of its Subsidiaries to, afford to the other Party and its respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments and records and, during such period, each of the Parties shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business and properties the other Party may reasonably request.  Notwithstanding the foregoing, the Parties shall not be required by this Section 5.1 to provide the other Party or its respective Representatives with access to or to disclose (i) material prepared in connection with or relating to the Transactions or any other strategic alternatives contemplated by the Parties, (ii) information that is subject to confidentiality obligations to a third party (provided, however, that each of the Giants Parties and the Jaguar Parties, as applicable, shall use their commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (iii) information the disclosure of which would violate any Law, (iv) information that is subject to any attorney-client, attorney work product or other legal privilege or (v) information that Parties reasonably believe is competitively sensitive with respect to the other Party.  The Parties shall use their commercially reasonable efforts to minimize any disruption to the business of the other Party or any of its Subsidiaries that may result from any requests for access, data or information hereunder.  Any access to the properties of the Parties or any of its Subsidiaries shall be subject to the other Party’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without such Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  Prior to the Closing, each of the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with the employees of the other Party or any of its Subsidiaries (other than those senior executive officers set forth on Section 5.1 of the Giants Disclosure Letter or the Jaguar Disclosure Letter) or

tenants, lenders or other parties with which such Party or any of its Subsidiaries has a business relationship regarding the business of the such Party and its Subsidiaries or this Agreement and the Transactions without the prior consent of the other Party.

(b)           Each of the Parties will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information of the other Party and its Subsidiaries, including any information exchanged pursuant to this Section 5.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)           Each of the Giants Parties and the Jaguar Parties agree to give prompt written notice to the other (i) of any notice or other communication received by such Party (A) from any Governmental Entity in connection with this Agreement or the Transactions, (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, or (C) of any written notice received from any Person in connection with any material violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Giants Material Contract or Jaguar Material Contract, as applicable, (ii) of any legal proceeding commenced or, any written threat to commence against, such Party or any of its Subsidiaries or Affiliates or, to its knowledge, otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any Giants Subsidiary or any Subsidiary of such Jaguar Party, respectively, which makes or is reasonably likely to make any of the conditions set forth in Article VII to not be satisfied.  The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VII.

Section 5.2.                   Consents and Approvals.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use commercially reasonable efforts (unless, with respect to any action, another standard is set forth herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Transactions, including using commercially reasonable efforts (i) to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) to obtain all necessary actions or nonactions, waiting period expirations or terminations, waivers, consents, authorizations and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Transactions, including, with respect to the Giants Parties, the consents listed on Section 3.5(a) of the Giants Disclosure Letter and with respect to the Jaguar Parties, the consents listed on Section 4.3 of the Jaguar Disclosure Letter, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) to obtain an approval, waiting period expirations or terminations or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Transactions, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and avoid each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible, and (iv) to execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Jaguar Parties shall use their commercially reasonable efforts, to satisfy the condition set forth in Section 7.2(i), and, to the extent not otherwise satisfied, shall take all actions within their respective control to make capital calls from their respective limited partners or members who have unfunded capital commitments to cause such condition to be satisfied.

(b)           In connection with and without limiting the foregoing, each of the Giants Parties and the Jaguar Parties shall give (or shall cause to be given) any notices to any Person, and the Giants Parties and the Jaguar Parties shall use, and cause each of their respective Affiliates to use, commercially reasonable efforts to obtain any consents, terminations, waivers, authorizations and approvals not covered by Section 5.2(a) that are proper or advisable to consummate the Transactions.

(c)           Any material notices pursuant to Sections 5.2(a) and (b) shall be subject to the review and consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned.  Any material notice with respect to any waiver, consent, authorization or approval shall be subject to the review and consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned.

(d)           Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings, productions or communications between either Party and any Governmental Entity with respect to this Agreement.  To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges.  The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.2 as “outside counsel only”.  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.  To the extent reasonably practicable, neither the Giants Parties nor the Jaguar Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transactions without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law and the Governmental Entity, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

Subject to applicable law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Transactions.

(e)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Transactions, none of the Giants Parties, or any of their Representatives, shall without the consent of the Jaguar Parties, which consent shall not be unreasonably withheld, delayed or conditioned, (i) pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any Liability or other obligation to such Person prior to the Closing, except that the Giants Parties may incur (A) legal, servicers and other similar fees required to be paid under the applicable agreement in connection with obtaining such approval or consent, (B) assumption fees required to be paid under the applicable agreement, which will be payable at Closing, and (C) filing fees due to Governmental Entities in connection with required filings or notifications regarding the Transactions or (ii) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses or assets.  Subject to the immediately preceding sentence, the Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.  Notwithstanding anything to the contrary herein, the Giants Parties shall not agree to any material economic concessions or any material changes to any contract listed on Section 3.5(a) of the Giants Disclosure Letter in connection with obtaining its consent, except as set forth on Section 5.2 of the Giants Disclosure Letter without the written consent of the Jaguar Parties, which consent shall not be unreasonably withheld, delayed or conditioned.

(f)            Notwithstanding anything to the contrary in this Agreement except for actions permitted under Section 5.5(b)(xii) and 5.5(b)(xiii), in connection with obtaining any approval or consent from any Person with respect to the Transactions, none of the Jaguar Parties, or any of their Representatives, shall without the consent of the Giants Parties, which consent shall not be unreasonably withheld, delayed or conditioned, (i) make any material accommodation or commitment or incur any material Liability or other obligation to such Person prior to the Closing, (ii) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses or assets or (iii) agree to any material economic concessions or any material changes to any contract listed on Section 4.3 of the Jaguar Disclosure Letter provided, however, that the Jaguar Parties may pay or commit to pay to any such Persons whose approval or consent is being solicited any Jaguar Consent Expenses and any filing fees due to Governmental Entities in connection with required filings or notifications regarding the Transactions.

(g)           The Giants Parties and the Jaguar Parties agree:  (i) to make, or cause their ultimate parent entities as that term is defined in the HSR Act to make, or cause to be made, appropriate filings of the Notification and Report Form under the HSR Act if applicable, with respect to the Transactions as promptly as practicable; and (ii) to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  The responsibility for the payment of any filings fees in connection with any filings under the HSR Act shall be apportioned 35% by Giants, and 65% by the Jaguar Parties.

(h)           Additional Jaguar Third Party Consent Procedures; Designation of Kickout Interests.

(i)            If a Required Jaguar Debt Consent has not been obtained within 120 days of the date hereof, then, except with the consent of the Giants Parties (not to be unreasonably withheld, conditioned or delayed), the Jaguar Parties shall use commercially reasonable efforts either (i) to refinance the applicable Indebtedness (A) for a principal amount not to exceed the sum of the outstanding principal amount under the Indebtedness being refinanced plus all costs specifically necessary to accomplish such refinancing, (B) for a term that is no shorter than the term then remaining on the Indebtedness being refinanced, and (C) on other market terms and on terms which do not restrict the consummation of the Transactions or (ii) to increase the capacity of the Credit Facility, if necessary, in an amount sufficient to draw down and repay the outstanding principal amount of such Indebtedness and to use such additional amounts available under the Credit Facility to repay the Indebtedness under which such Required Jaguar Debt Consent is required (a “Jaguar Debt Refinancing”).  The Jaguar Parties shall provide Giants copies of any term sheets, commitments, agreements or instruments to be executed in connection with any Jaguar Debt Refinancing prior to the execution thereof, and shall promptly provide to Giants written notice of the consummation of any Jaguar Debt Refinancing.  If, prior to the Closing, the Jaguar Parties are not able to obtain such Required Jaguar Debt Consent or consummate a Jaguar Debt Refinancing with respect to the Indebtedness relating, directly or indirectly, to any Included Properties set forth on Section 5.2(h)(i), the Included Interest the contribution of which requires such Required Jaguar Debt Consent will be deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur.;

(ii)           If the Jaguar Parties are not able to obtain any Required Jaguar Ground Lease Consent with respect to any Included Interest holding a direct or indirect interest in the Included Properties set forth on Section 5.2(h)(ii)(A) of the Jaguar Disclosure Letter prior to the Closing, the applicable Included Interest the contribution of which requires such Required Jaguar Ground Lease Consent will be deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur.  If a Required Jaguar Ground Lease Consent with respect to any Included Interest holding a direct or indirect interest in the Included Properties set forth on Section 5.2(h)(ii)(B) of the Jaguar Disclosure Letter  is not obtained prior to the Closing, then the Managing Member Interest with respect to any such Included Interest will be deemed an “Excluded Managing Member Interest” for purposes of this Agreement and shall not be contributed to Giants, the Operating Partnership or any Giants Subsidiary.

(iii)          If a Required Jaguar JV Consent with respect to any Included Interest holding a direct or indirect interest in the Included Properties set forth on Section 5.2(h)(iii)(A) of the Jaguar Disclosure Letter  is not obtained prior to the Closing, the applicable Included Interest the contribution of which requires such Required Jaguar JV Consent will be deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur.  If a Required JV Consent with respect to any Included Interest holding a direct or indirect interest in the Included Properties set forth on Section 5.2(h)(iii)(B) of the Jaguar Disclosure Letter  is not obtained prior to the Closing, then the Managing Member Interest with respect to any such Included Interest will be deemed an “Excluded Managing Member Interest” for purposes of this Agreement and shall not be contributed to Giants, the Operating Partnership or any Giants Subsidiary.

(iv)          If an Included Interest identified on Section 5.2(h)(iv) of the Jaguar Disclosure Letter is not acquired prior to or concurrently with the Closing and therefore is not able to be contributed at the time of Closing for any reason, then such Included Interest will be deemed a “Kickout Interest” for purposes of this Agreement and the contribution of such Kickout Interest shall not occur.

(i)            The Giant Parties will use commercially reasonable efforts to replace recourse guarantees in respect of any Indebtedness that will continue in place after the Closing Date or other similar obligations of any Jaguar Party or Affiliate of any Jaguar Party related to an Included Assets and which such Jaguar Party reasonably believe would be advisable in connection with this Transaction, with respect to liabilities arising thereunder from and after the Closing Date.  To the extent the Parties are unable to replace such guarantee or other similar obligation, then Giants or a suitable Giants Subsidiary will indemnify, defend and hold harmless the applicable Jaguar Party and its agents, assigns and successors from and against all Liabilities and expenses incurred by such Jaguar Party to the beneficiaries of the guarantees or other similar agreement arising out of, relating to, or resulting from the failure of Giants to obtain a release of such guarantees or similar agreements previously made by such Jaguar Party with respect to an Included Asset with respect to liabilities arising thereunder from and after the Closing Date.

Section 5.3.                   Publicity.  So long as this Agreement is in effect, none of the Giants Parties or the Jaguar Parties, nor any of their respective Affiliates or Representatives, shall issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other public announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) the Giants Parties shall not be required to provide any such review or comment to the Jaguar Parties in connection with the receipt and existence of a Takeover Proposal and matters related thereto or an Adverse Recommendation Change and (ii) this Section 5.3 does not apply to the information that the Parties are required to include in any notification required under the HSR Act or in connection with their responses to any inquiries from a Governmental Entity regarding the Transactions.

Section 5.4.                   Conduct of Business by the Giants Parties.

(a)           The Giants Parties agree that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as set forth in Section 5.4 of the Giants Disclosure Letter, (ii) as required pursuant to this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the Jaguar Parties (which consent shall not be unreasonably withheld, delayed or conditioned), Giants shall, and shall cause each of the Giants Subsidiaries (including the Operating Partnership) to (A) conduct its business consistent with past practices (it being understood that this clause (A) shall not restrict Giants from the issuance of any Equity Interests if such issuance is permitted by Section 5.4(b)(v)), (B) operate and manage the Giants Properties and its business in the ordinary course and consistent with past practices (including, with respect to maintenance of insurance and the application of security deposits and the payment of obligations) in all material respects, provided that the foregoing shall not impose any obligation on the Giants Parties to undertake any new capital improvement projects after the date hereof (other than to repair or replace any capital improvements requiring immediate repair or replacement) except as provided in Section 5.4 of the Giants Disclosure Letter, (C) perform and otherwise comply, or cause its agents to perform and otherwise comply, in all material respects with, all of the obligations of the lessee under the ground leases affecting any Giants Property and all obligations of the Giants Parties under the Giants Material Contracts, (D) use their respective commercially reasonable efforts to maintain in all material respects the Giants Properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with lenders, tenants, employees and business associates in all material respects and (E) maintain the status of Giants as a REIT and the status of the Operating Partnership as a partnership for U.S. federal income tax purposes.

(b)           Without limiting the generality of the foregoing, and except (w) as set forth in Section 5.4 of the Giants Disclosure Letter, (x) as required pursuant to this Agreement, (y) as required by Law or (z) as consented to in writing by the Jaguar Parties (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, no Giants Party shall, and the Giants Parties shall not permit any Giants Subsidiary to, directly or indirectly:

(i)            amend its Governing Documents, except as contemplated by the Giants Charter Amendment;

(ii)           adjust, split, combine, subdivide or reclassify any shares of capital stock of Giants or any Giants Subsidiary;

(iii)          declare, set aside or pay any dividend (in cash, stock, property or otherwise) on or make any other distributions with respect to Equity Interests of Giants or the Operating Partnership other than the declaration and payment by Giants or the Operating Partnership, as applicable, of (x) monthly cash dividends with respect to Giants Common Stock in accordance with past practice (including timing) for the period up to the Closing Date at a rate not to exceed an annual rate of $0.038333333 per share of Giants Common Stock, (y) monthly cash distributions with respect to OP Units in accordance with past practice (including timing) for the period up to the Closing Date at a rate not to exceed an annual rate of $0.038333333 per OP Unit, (z) cash distributions or other payments by the Operating Partnership to Giants as required pursuant to the terms of the Partnership Agreement and/or to enable Giants to make any distributions referenced in clause (x) and cash or stock dividends and distributions by Giants, including under Sections 858 or 860 of the Code, if the making of such dividends or distributions prior to the Closing is necessary for Giants to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law;

(iv)          except as otherwise provided under the Giants Charter, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Equity Interests of Giants or any Giants Subsidiary, except (i) from holders of Giants Restricted Stock or recipients of payments under any Giants Stock Plans in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Giants Restricted Stock, (ii) with respect to the redemption or exchange of any partnership units of the Operating Partnership for Giants Common Stock in accordance with the terms of the Partnership Agreement, or (iii) pursuant to the OPP Termination Agreement;

(v)           grant, issue, deliver or sell any additional Giants Shares or other common Equity Interests of Giants or any Giants Subsidiaries; provided, however, that (i) Giants may grant annual equity awards to directors of Giants as required by any applicable Giants Stock Plan or in the ordinary course consistent with past practice, (ii) Giants and Giants Subsidiaries, as applicable, may issue Giants Shares upon the vesting or exercise of any equity awards (granted pursuant to a Giants Stock Plan) outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, (iii) the Giants Parties may issue Giants Shares in connection with the settlement, redemption or exchange of any OP Units in accordance with the terms of the Partnership Agreement, and (iv) the Operating Partnership may issue additional OP Units to Giants in connection with the issuance of any Giants Shares permitted by clauses (ii) and (iii) hereof and the Issued Giants Shares;

(vi)          enter into a line of business other than the line of business currently engaged in by Giants and the Giants Subsidiaries;

(vii)         knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause Giants to fail to qualify as a REIT or the Operating Partnership to fail to qualify as a partnership for U.S. federal income tax purposes;

(viii)        subject to Section 5.7, enter into a merger agreement, acquisition agreement or disposition agreement with respect to Giants, any Giants Subsidiary or any Giants Property or authorize a liquidation, dissolution, consolidation, bankruptcy or other reorganization of Giants or any Giants Subsidiary; provided that nothing herein shall restrict the Giants Parties from taking any such actions in connection with the Giants Marketed Properties;

(ix)          make any change to its methods of accounting in effect at December 31, 2015, except as required by GAAP (or any interpretation or change thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations), any Governmental Entity or applicable Law;

(x)           change any material method of Tax accounting, make or change any material Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes other than in the ordinary course of business, enter into any closing agreement with respect to a material amount of Tax or surrender any right to claim a material Tax refund;

(xi)          enter into any acquisition agreement or acquire any real property;

(xii)         sell, transfer or assign any Giants Property or any interest therein or encumber (other than in connection with Indebtedness permitted to be incurred hereunder) any Giants Property with any mortgages, deeds of trust or other Liens which secure Indebtedness for borrowed money; provided that nothing herein shall restrict the Giants Parties from taking any such actions in connection with the Giants Marketed Properties;

(xiii)        sell, transfer, assign or remove any personal property from any Giants Property, except in the ordinary course consistent with past practices, unless replaced by unencumbered personal property of equal or greater utility and value; provided that nothing herein shall restrict the Giants Parties from taking any such actions in connection with the Giants Marketed Properties;

(xiv)        incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person other than in the ordinary course of business, except (A) the refinancing of existing Indebtedness (other than the Giants Parties Credit Agreement) at maturity, in a principal amount not to exceed the principal amount of such Indebtedness being refinanced, and on market terms, which debt shall be prepayable without penalty, (B) the extension of the maturity of the Giants Parties Credit Agreement in accordance with its terms, or (C) as set forth on Section 5.4(b)(xiv) of the Giants Disclosure Letter;

(xv)         except to the extent provided in Section 5.14, enter into, or amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of, any agreement with any Related Party;

(xvi)        amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of any ground lease affecting any Giants Property in a manner that would materially and adversely affect such Giants Property;

(xvii)       enter into, or amend, extend, modify, terminate or consent to, any such amendment, extension, modification or termination of, any Joint Venture Agreement in a manner that would materially and adversely affect such Giants Property;

(xviii)      amend or modify or consent to the material amendment or modification of the zoning or entitlements use of any Giants Property;

(xix)        waive, release, assign, commence, settle or compromise any pending or threatened legal proceeding (A) of or against Giants or any Giants Subsidiary or (B) involving any present, former or purported holder or group of holders of shares or Giants Common Stock or OP Units, that in the case of (A) or (B), (1) requires payment (not covered by insurance) by Giants or any Giants Subsidiary of an amount in excess of $1,000,000 in the aggregate or that would require the issuance of any Equity Interests or (2) entails the incurrence of any obligation or liability of Giants or any Giants Subsidiary in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of Giants or any Giants Subsidiary, or (3) imposes any non-monetary relief or an admission of liability or wrong doing or that would result in any supplement, modification to or amendment of the terms of (a) any agreement or document relating to the Transactions to which the Jaguar Parties nor any of their affiliates is a party or (b) any Giants Material Contract;

(xx)         except as required by applicable Law, (A) hire or terminate (without cause) any employee, officer or director of Giants or any Giants Subsidiary or appoint any Person to a position of officer or director of Giants or any Giants Subsidiary (other than to replace any officer that departs after the date of this Agreement), (B) increase in any manner the amount, rate or terms of compensation or benefits of any officer or director of Giants or any Giants Subsidiary other than in the ordinary course of business and consistent with past practice, or (C) enter into, or adopt any employment, bonus, severance or retirement contract or plan or other compensation or benefit plan; or

(xxi)        authorize, or enter into, any Contract, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Giants from taking any action, at any time or from time to time, that in the reasonable judgment of Giants is reasonably necessary for Giants to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Closing or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Giants in accordance with this Agreement or otherwise.  If Giants determines that it is necessary to take any such action, it shall notify the Jaguar Parties in writing as soon as reasonably practicable and the Jaguar Parties shall be given a reasonable opportunity to review and provide comments to such action, and Giants shall give consideration, not to be unreasonably withheld, to such comments of the Jaguar Parties prior to the taking of such action.

Nothing contained in this Agreement shall give the Jaguar Parties, directly or indirectly, the right to control or direct the Giant Parties’ operations prior to the Closing.  Prior to the

Closing, the Giant Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.  Notwithstanding anything to the contrary set forth in this Agreement, no consent of the Jaguar Parties shall be required with respect to any matter set forth in Section 5.4 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

Section 5.5.                   Conduct of Business by the Jaguar Parties Pending the Closing.

(a)           Each Jaguar Party agrees that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as set forth in Section 5.5 of the Jaguar Disclosure Letter, (ii) as required pursuant to this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the Giants Parties (which consent shall not be unreasonably withheld, delayed or conditioned), such Jaguar Party shall (A) conduct its business in all material respects in the ordinary course of business consistent with past practice (it being understood that this clause (A) shall not restrict any Jaguar Party from the issuance of any Equity Interests if such issuance is permitted by Section 5.5(c)(x)); (B) operate and manage the Jaguar Included Properties and its business in the ordinary course and consistent with past practices (including, with respect to maintenance of insurance and the application of security deposits and the payment of obligations) in all material respects, provided that the foregoing shall not impose any obligation on the Jaguar Parties to undertake any new capital improvement projects after the date hereof (other than to repair or replace any capital improvements requiring immediate repair or replacement) except as provided Section 5.5 of the Jaguar Disclosure Letter; (C) perform and otherwise comply, or cause its agents to perform and otherwise comply, in all material respects with, all of the obligations of the lessee under the ground leases affecting any Jaguar Included Property and all obligations of the Jaguar Parties under the Jaguar Material Contracts; (D) continue to implement the development plan for the Jaguar Included Properties that constitute properties under development in accordance with existing plans, specifications and budgets and past practice; and (E) maintain the status of the Jaguar REITs as REITs, and the status of the other Jaguar Funds and the Jaguar Management Entities as a partnerships or corporations, for U.S. federal income tax purposes.

(b)           Without limiting the generality of the foregoing, and except (w) as set forth in Section 5.5 of the Jaguar Disclosure Letter, (x) as required pursuant to this Agreement, (y) as required by Law or (z) as consented to in writing by the Giants Parties (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Jaguar Parties shall not:

(i)            (A) with respect to each Included Entity, declare, set aside or pay any Distribution on or with respect to Equity Interests of such Included Entity; provided, that each Included Entity shall be permitted to declare, set aside or pay Distributions (w) out of net sales proceeds (after repayment of any indebtedness and net of any expenses related thereto) from the sale of the properties set forth on Section 5.1(b)(i) of the Jaguar Disclosure Letter that were sold prior to the date hereof, (x) permitted to be made in connection with the Restructuring Transactions, (y) of cash by the Jaguar REITs, if the making of such dividends or distributions prior to the Closing is necessary for such Jaguar REIT to maintain its status as a REIT under the Code including under Sections

858 or  860 of the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law, and (z) if the Closing has not occurred by September 30, 2016, of Net Cash Flow relating to the period from and after October 1, 2016, and (B) with respect to the Jaguar Management Entities, declare, set aside or pay any Distribution on or with respect to Equity Interests of such Jaguar Management Entity, other than distributions of Net Cash Flow;

(ii)           redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Equity Interests of any Jaguar Party or its Subsidiary;

(iii)          enter into a line of business other than the line of business currently engaged in by any Jaguar Party or its Subsidiary;

(iv)          change any material method of Tax accounting, make or change any material Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes other than in the ordinary course of business, enter into any closing agreement with respect to a material amount of Tax or surrender any right to claim a material Tax refund with respect to the Jaguar Parties and the Included Entities;

(v)           enter into any acquisition agreement or acquire any real property that is proposed to be included in the Transactions as a Jaguar Included Property, except for the acquisition of the Designated Pipeline Properties;

(vi)          sell, transfer or assign any Jaguar Included Property or any interest therein or encumber (other than in connection with Indebtedness permitted to be incurred hereunder) any Jaguar Included Property with any mortgages, deeds of trust or other Liens which secure indebtedness for borrowed money;

(vii)         sell, transfer, assign or remove any personal property from any Jaguar Included Property, except as may be done in the ordinary course consistent with past practices, unless replaced by unencumbered personal property of equal or greater utility and value;

(viii)        take any action to cause the termination or material amendment or waiver of any provision of any Advisory Agreement;

(ix)          incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person other than in the ordinary course of business, except (A) the refinancing of existing Indebtedness at maturity, in a principal amount not to exceed the principal amount of such Indebtedness being refinanced, for a term that is no shorter than the term then remaining on the Indebtedness being refinanced, and on other market terms and on terms which does not restrict the Transactions, (B) as set forth on Section 5.5(b)(ix) of the

Jaguar Disclosure Letter, (C) as contemplated by Section 5.2(h), (D) the drawdown of unused amounts under existing construction loans and delayed draw mortgage loans that are available for draw in accordance with the terms of such facilities, (E) the incurrence of Indebtedness by Jaguar Operating Partners to pay for Expenses (other than Excluded Expenses), including from Jaguar Funds, and(F) provided that the condition set forth in Section 7.2(i) has been satisfied, the incurrence of additional Indebtedness (whether or not from existing credit facilities) to fund capital and investment needs solely to the extent the Jaguar Parties reasonably believe in good faith, that there will be sufficient capacity under the Credit Facility (after taking into effect the impact of all financial covenants) to repay such Indebtedness at the Closing in full, after payment of all Mandatory Uses through borrowings under the Credit Facility;

(x)           grant, issue, deliver or sell any additional Equity Interests; provided, however, that the Jaguar Parties may issue Equity Interests as required in connection with the Restructuring Transactions;

(xi)          except as required by applicable Law or written Contract in effect as of the date of this Agreement that has been disclosed or made available to the Giants Parties and except for arrangements on market terms  in preparation of assuming the responsibilities of a public company take or permit to be taken any action or commitment to (i) increase the compensation payable or that could become payable by the Jaguar Parties or any of its Subsidiaries to Service Providers, other than increases in compensation to employees who are not directors or executive officers made in the ordinary course of business consistent with past practice, or grant, award, pay or accelerate any bonus to any Service Providers, (ii) enter into or amend or terminate any employment, severance, retention or change in control agreement with any of its past or present directors or executive officers, (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights or payments under any Jaguar Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Jaguar Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Jaguar Benefit Plan, other than contributions required by Law or the terms of such Jaguar Benefit Plan which are made in the ordinary course of business consistent with past practice;

(xii)         amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of any ground lease affecting a Jaguar Included Property in a manner that would materially adversely affect such Jaguar Included Asset;

(xiii)        enter into, or amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of, any Joint Venture Agreement related to a Jaguar Included Property in a manner that would materially adversely affect such Jaguar Included Property;

(xiv)        enter into, or amend, extend, modify, terminate or consent to any such amendment, extension, modification or termination of, any agreement with any Related Party;

(xv)                          amend or modify, or consent to the amendment or modification of, the zoning or entitlements use of any Jaguar Included Property in a manner that would materially and adversely affect such Jaguar Included Property;

(xvi)                       knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause any of the Jaguar REITs to fail to qualify as a REIT or that would affect the ability of any of the Jaguar Surviving REITs or Giants to qualify as a REIT after the Closing;

(xvii)                    waive, release, assign, commence, settle or compromise any pending or threatened legal proceeding of or against the Jaguar Management Entities or any Included Entity that (A) requires payment (not covered by insurance) by the Jaguar Management Entities or any Included Entity of an amount in excess of $1,000,000 in the aggregate or that would require the issuance of any Equity Interests, (B) entails the incurrence of any obligation or liability of any Jaguar Management Entities or Included Entity in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of the Jaguar Management Entities or the Included Entities, or (C) imposes any non-monetary relief or an admission of liability or wrong doing or that would result in any supplement, modification to or amendment of the terms of (a) any agreement or document relating to the Transactions to which the Jaguar Parties or any of their Affiliates is a party or (b) any Jaguar Material Contract;

(xviii)                 pay prior to Closing more than $20,000,000 in the aggregate for pursuit and acquisition costs related to the Designated Pipeline Properties; or

(xix)                       authorize, or enter into, any Contract, commitment or arrangement to do any of the foregoing.

Nothing in this Section 5.5 shall restrict the Jaguar Parties’ rights with respect to any Excluded Assets or give the Giants Parties any approval, consent or other rights with respect thereto.

(c)                                  Nothing contained in this Agreement shall give the Giant Parties, directly or indirectly, the right to control or direct the Jaguar Parties’ operations prior to the Closing.  Prior to the Closing, the Jaguar Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.  Notwithstanding anything to the contrary set forth in this Agreement, no consent of the Giant Parties shall be required with respect to any matter set forth in Section 5.5 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

Section 5.6.                                                         Preparation of Proxy Statement; Giants Stockholder Meeting.

(a)                                 As promptly as practicable following the date of this Agreement, Giants shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form.  The Jaguar Parties shall furnish all information concerning themselves, their Affiliates and their management and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.  The Proxy Statement shall include all information reasonably requested by the Parties to be included therein.  Giants shall promptly notify the Jaguar Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Jaguar Parties with copies of all correspondence between Giants and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and promptly advise the Jaguar Parties of any oral comments with respect to the Proxy Statement received from the SEC.  Giants shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and have such comments cleared by the SEC as promptly as practicable.  Notwithstanding the foregoing, prior to filing the Proxy Statement (including with respect to the preliminary proxy statement), mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Giants shall cooperate and provide the Jaguar Parties a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all changes provided by the Jaguar Parties.

(b)                                 Giants shall also use commercially reasonable efforts to take any other action required to be taken under the Securities Act, the Exchange Act, and any applicable foreign or state securities or “blue sky” Laws and regulations thereunder in connection with the Equity Issuance and the Jaguar Parties shall furnish all information as Giants may reasonably request in connection with any such actions.

(c)                                  If, at any time prior to the receipt of the Giants Stockholder Approval, any information relating to Giants or the Jaguar Parties, or any of their respective Affiliates or, in the case of the Jaguar Parties, management, should be discovered by Giants or the Jaguar Parties which, in the reasonable judgment of Giants or the Jaguar Parties, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and Giants and the Jaguar Parties shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Giants.  Nothing in this Section 5.6(c) shall limit the obligations of any party under Section 5.6(a).  For purposes of Section 5.7, Section 3.22 and this Section 5.6, any information concerning or related to Giants, its Affiliates or the Giants Stockholder Meeting will be deemed to have been provided by Giants, and any information concerning or related to the Jaguar Parties or their Affiliates (including with respect to their properties, management or businesses) will be deemed to have been provided by the Jaguar Parties.

(d)                                 As promptly as practicable following the date of this Agreement, Giants shall, in accordance with applicable Law and the Giants Charter and Giants Bylaws, establish a record date for, duly call, give notice of, convene and hold the Giants Stockholder Meeting.  Giants shall cause the definitive Proxy Statement to be mailed to the stockholders of Giants entitled to vote at the Giants Stockholder Meeting as soon as practicable after it has cleared or resolved any comments, if any, received from the SEC.  Giants shall, through the Giants Board, recommend to its stockholders that they give the Giants Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Giants Stockholder Approval, except to the extent that the Giants Board shall have made an Adverse Recommendation Change as permitted by Section 5.7.  Giants shall keep the Jaguar Parties updated on a periodic basis with respect to proxy solicitation results as reasonably requested by the Jaguar Parties.  Notwithstanding the foregoing provisions of this Section 5.6(d), if, on a date for which the Giants Stockholder Meeting is scheduled, Giants has not received proxies representing a sufficient number of shares of Giants Common Stock to obtain the Giants Stockholder Approval, whether or not a quorum is present, the Jaguar Parties may require Giants, and Giants shall have the right, to make one or more successive postponements or adjournments of the Giants Stockholder Meeting, provided, however, that the Giants Stockholder Meeting may not be postponed or adjourned to a date that is more than 60 days after the date for which the Giants Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by Law) without the approval of both Parties.

Section 5.7.                                                         Giants Acquisition Proposals.

(a)                                 From the date hereof through the Closing Date or the earlier termination of the Agreement pursuant to Article VIII, except as permitted by Section 5.7(b), or as permitted by Section 5.4(b)(xii), Giants shall not, and Giants shall cause the Giants Subsidiaries and its and their respective officers and directors not to, and Giants shall use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or discussion regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a Takeover Proposal, (ii) continue, enter into or participate in any discussions with any Person regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate any third party in making a Takeover Proposal (other than to state that Giants is not permitted to have discussions), (iii)  approve, recommend, publicly declare advisable or execute or enter into any letter of intent, memorandum of understanding, agreement in principle or Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement), or requiring or having the effect of requiring Giants to abandon, terminate or breach its obligations hereunder or fail to consummate the Transactions or (iv) agree to or propose publicly to do any of the foregoing.  Upon execution of this Agreement, Giants shall, and shall cause the Giants Subsidiaries and its and their respective officers and directors to, and Giants shall use commercially reasonable efforts to cause its Representatives to (i) immediately cease and cause to be terminated any existing discussions, negotiations or communications with any third party conducted heretofore with respect to a Takeover Proposal, and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which Giants or any Giants Subsidiary is a party or of which Giants or any Giants Subsidiary is a beneficiary; provided, that notwithstanding anything in this Agreement to the contrary, it is understood and agreed that Giants, the Operating Partnership and each other Giants Subsidiary (as applicable) by execution of this Agreement shall be deemed to have waived immediately prior to the date of this Agreement any provision in any agreement that prohibits the counterparty thereto from confidentially requesting Giants, the Operating Partnership or any other Giants Subsidiary (as applicable) to amend or waive the standstill provision in such agreement (i.e., a “don’t ask, don’t waive” provision) to the extent necessary (and only to such extent) to enable such counterparty to convey a Takeover Proposal to the Giants Board;

provided, further, however, notwithstanding anything to the contrary set forth in this Agreement, the Giants Board shall be permitted to modify, waive, amend or release any existing standstill obligation owed by any Person that prohibits a confidential Takeover Proposal being made directly, or indirectly through Representatives of Giants, to Giants, the Operating Partnership or any other Giants Subsidiary (as applicable) to the extent the Giants Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, so long as (A) such modification, waiver, amendment or release is limited only to permitting such a confidential Takeover Proposal and (B) Giants promptly (and in any event, within twenty-four (24) hours) notifies the Jaguar Parties of the granting of such modification, waiver, amendment or release.  Giants shall use commercially reasonable efforts to cause all third parties who have been furnished confidential information regarding Giants or any Giants Subsidiary in connection with the solicitation of or discussions regarding a Takeover Proposal within the twelve (12) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).

(b)                                 At any time prior to obtaining the Giants Stockholder Approval, following the receipt by Giants of an unsolicited bona fide Takeover Proposal (that was not the result of a breach of this Section 5.7) after the date of this Agreement, (i) the Giants Board shall be permitted to participate in discussions regarding such Takeover Proposal solely to clarify the terms of such Takeover Proposal (provided that, for the avoidance of doubt, Giants shall be required to comply with the provisions of Section 5.7(c) with respect thereto), and (ii) if the Giants Board determines in good faith after consultation with outside legal counsel that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then Giants may, in response to such Takeover Proposal, (x) furnish access and non-public information with respect to Giants and any of the Giants Subsidiaries to the Person who has made such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement, so long as any written material non-public information provided under this clause (x) has previously been provided to the Jaguar Parties or is provided to the Jaguar Parties substantially concurrently with the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such Takeover Proposal.

(c)                                  From and after the date of this Agreement, Giants shall promptly advise the Jaguar Parties of (i) the receipt of any Takeover Proposal or any inquiry from any Person seeking to have discussion or negotiations with Giants or any of its Representatives relating to a possible Takeover Proposal, specifying the identity of the third party making the Takeover Proposal or such inquiry and the material terms and conditions thereof (including a copy thereof if in writing, and any related documentation or correspondence), and (ii) any material modifications to the financial or other material terms and conditions of such Takeover Proposal (and any related documentation or correspondence related thereto), in each case, within twenty-four (24) hours after Giants’ receipt thereof.  Giants shall also promptly, and in any event within twenty-four (24) hours, notify the Jaguar Parties orally and in writing, if Giants (i) enters into discussions or negotiations concerning any Takeover Proposal, or (ii) provides non-public information or data to any third party in accordance with Section 5.7(b), and keep the Jaguar Parties reasonably informed of the status and material terms of any such Takeover Proposal on a reasonably current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

(d)                                 Except as set forth in Section 5.7(e) and Section 5.7(f), the Giants Board shall not (i) withhold, withdraw, qualify, modify or amend the Giants Board Recommendation or publicly propose to do any of the foregoing  in any manner adverse to the Jaguar Parties, (ii) approve, endorse, recommend or otherwise declare advisable a Takeover Proposal (or publicly propose to do any of the foregoing), (iii) approve, recommend or allow Giants to enter into any letter of intent, memorandum of understanding, agreement in principle or Contract relating to a Takeover Proposal (or publicly propose to do any of the foregoing) (other than an Acceptable Confidentiality Agreement), (iv) fail to include the Giants Board Recommendation in the Proxy Statement, or (v) fail to publicly recommend against any Takeover Proposal, or fail to publicly reaffirm the Giants Board Recommendation, within ten (10) Business Days after the written request of the Jaguar Parties following a Takeover Proposal that has been publicly announced (or such fewer number of days as remains prior to the Giants Stockholder Meeting) (provided that the Jaguar Parties shall not be permitted to make any such request on more than one (1) occasion in respect of (A) each Takeover Proposal and (B) each material amendment or material modification of each such Takeover Proposal) (any of the foregoing, an “Adverse Recommendation Change”).

(e)                                  At any time before the date the Giants Stockholder Approval is obtained, the Giants Board may (i) make an Adverse Recommendation Change if (x) the Giants Board has received an unsolicited bona fide Takeover Proposal (that did not result from a breach of this Section 5.7) that the Giants Board has concluded (in good faith), following consultation with its outside legal counsel, and after giving effect to all of the adjustments which may be offered by the Jaguar Parties pursuant to Section 5.7(f), constitutes a Superior Proposal, and (y) determines, following consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law, and in such case Giants may terminate this Agreement pursuant to Section 8.1(c)(ii) and enter into a Contract with respect to such Superior Proposal; or (ii) make an Adverse Recommendation Change as a result of an Intervening Event, if the Giants Board determines in good faith, following consultation with its outside legal counsel, and after giving effect to all of the adjustments which may be offered by the Jaguar Parties pursuant to Section 5.7(f), that failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law.

(f)                                   The Giants Board shall not be entitled to effect an Adverse Recommendation Change pursuant to Section 5.7(e) or terminate this Agreement pursuant to Section 8.1(c)(ii) unless (i) Giants has provided a written notice (a “Notice of Superior Proposal/Intervening Event”) to the Jaguar Parties that Giants intends to take such action, specifying in reasonable detail the reasons therefor and, (A) in the case of a Superior Proposal, describing the material terms and conditions of, and attaching the most recent draft of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the third party making such Superior Proposal), and (B) in the case of an Intervening Event, the material facts and circumstances (based on information reasonably available) related to such Intervening Event, (ii) during the five (5) Business Day period following the Jaguar Parties’ receipt of the Notice of Superior Proposal/Intervening Event, Giants shall, and shall use commercially reasonable efforts to cause its Representatives to, negotiate with the Jaguar Parties in good faith (to the extent the Jaguar Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement (A) so that, in the case of a Superior Proposal, the Superior Proposal ceases to be a Superior Proposal, and (B) in the case of an Intervening Event, as may be proposed by the Jaguar Parties, and (iii) following the end of the five (5) Business Day period, the Giants Board shall have determined in good faith, after consultation with outside legal counsel, taking into account any changes to this Agreement proposed in writing by the Jaguar Parties in response to the Notice of Superior Proposal/Intervening Event or otherwise, that (A) in the case of a Superior Proposal, the Superior Proposal giving rise to the Notice of Superior Proposal/Intervening Event continues to constitute a Superior Proposal and the failure to make an Adverse Recommendation Change pursuant to Section 5.7(e) or terminate this Agreement pursuant to Section 8.1(c)(ii) would still reasonably be expected to be inconsistent with the directors’ duties under applicable Law, or (B) in the case of an Intervening Event, the failure to make an Adverse Recommendation Change pursuant to Section 5.7(e) would still reasonably be expected to be inconsistent with the directors’ duties under applicable Law.  Any material change to the terms of a Superior Proposal, including any change to the financial terms, shall require a new Notice of Superior Proposal/Intervening Event and Giants shall be required to comply again with the requirements of this Section 5.7(f); provided, however, that in connection with the second and any subsequent Notice of Superior Proposal/Intervening Event, if any, references to five (5) Business Days in this Section 5.7(f) shall be deemed to be references to two (2) Business Days instead.

(g)                                  Nothing contained in this Agreement shall prohibit Giants from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to Giants’ stockholders if, in the judgment of the Giants Board, after consultation with its outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with the directors’ duties under applicable Law or such disclosure is otherwise required under applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14a-9, 14d-9, 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Giants Board Recommendation shall be deemed to be an Adverse Recommendation Change.

(h)                                 For purposes of this Agreement:

(i)                                     “Intervening Event” shall mean any material event, fact, circumstance, change, development or occurrence that arises or otherwise becomes known from or after the date of this Agreement  that is unknown and not reasonably foreseeable to or by the Giants Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Giants Board as of the date hereof), which material event, fact, circumstance, change, development, occurrence, magnitude or material consequence becomes known to or by the Giants Board prior to obtaining the Giants Stockholder Approval; provided, that in no event shall any of the following events, developments or changes constitute an Intervening Event:  (A) the receipt, existence or terms of a Takeover Proposal; (B) changes in market price or trading volume of the Giants Shares in and of itself (provided that the underlying causes of any such decline may be considered in determining whether an Intervening Event has occurred); and (C) the fact that Giants exceeds any internal projections, budget forecasts or third-party revenue or earnings predictions or other analysts expectations, projections, forecasts or budgets for any period in and of itself (provided that the underlying causes of any such event may be considered in determining whether an Intervening Event has occurred).

(ii)                                  “Superior Proposal” means a bona fide written Takeover Proposal (except that for purposes of this definition, the references in the definition of “Takeover Proposal” to “20%” shall be replaced by “50%”) made by a third party after the date hereof which the Giants Board determines in good faith, in consultation with its legal and financial advisors and taking into account all financial, legal, regulatory and any other aspects that the Giants Board deems relevant, (i) is on terms and conditions more favorable from a financial point of view to the stockholders of Giants than those contemplated by this Agreement (taking into account, without limitation, any termination fees and expense reimbursement provisions contemplated by this Agreement or the Takeover Proposal) and (ii) is reasonably likely to be consummated (if accepted) on the terms proposed.

(iii)                               “Takeover Proposal” means any proposal, offer or inquiry made by a Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), whether in one transaction or a series of related transactions, relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off), business combination or similar transaction involving Giants or any Giants Subsidiary representing assets that generate 20% or more of the net revenues or net income of the consolidated assets of Giants and the Giants Subsidiaries, or represent 20% or more of the consolidated assets of Giants and the Giants Subsidiaries, taken as a whole, determined on a book-value basis (including any indebtedness secured solely by such asset) immediately prior to such transaction (ii) a sale, contribution, exchange, transfer or other disposition (including by way of merger, consolidation, joint venture, business combination, share exchange or similar transaction), of assets that generate 20% or more of the net revenues or net income of the consolidated assets of Giants and the Giants Subsidiaries, or represent 20% or more of the consolidated assets of Giants and the Giants Subsidiaries, taken as a whole, determined on a book-value basis (including any indebtedness secured by such asset) immediately prior to such transaction, (iii) a purchase, issuance, sale or contribution of shares of capital stock or other securities (including by way of merger, consolidation, joint venture, business combination, share exchange or similar transaction), representing 20% or more of the voting power of the capital stock of Giants, (iv) any tender offer or exchange offer in which such Person or “group” seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Giants Shares, (v) an issuance of OP Units representing 20% or more of the OP Units, including by way of property, partnership interest or limited liability company interest contribution or (vi) a reorganization, recapitalization, liquidation or dissolution of Giants and/or the Operating Partnership.  Notwithstanding anything to the contrary, (A) a proposal or offer shall not be deemed to be a Takeover Proposal if it is only with respect to the Giants Marketed Properties or any other individual Giants Property and (B) in calculating the 20% of assets figure provided for in subclause (ii) of this definition, the Giants Marketed Properties shall not be considered “assets” of Giants and the Giants Subsidiaries.

Section 5.8.                                                         Credit Facility.

(a)                                 The Parties acknowledge that the Credit Facility is necessary to consummate the Transactions and fund the Credit Facility Amount.  The Jaguar Parties shall take the lead in arranging the Credit Facility and shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things that are within the Jaguar Parties’ control and are reasonably necessary or advisable to obtain the Credit Facility on or immediately prior to the Closing, which shall have a maturity date at least twelve (12) months after the date of the loan and be on market terms.  Without limiting the generality of the foregoing, such actions shall include, to the extent reasonably necessary or advisable to obtain and close the Credit Facility, the following:  (i) using commercially reasonable efforts to identify and contact potential lenders; (ii) preparation of any materials related to marketing the Credit Facility to the extent reasonably requested by the Financing Sources; (iii) participation in and assistance with the preparation of rating agency presentations and meetings with rating agencies; (iv) delivery to the Financing Sources of the Credit Facility Information, including:  (x) such other financial, operating, property, tenant and lease data and information regarding the Jaguar Parties, the Jaguar Included Properties or the Transactions reasonably required by the Financing Sources in connection with the Credit Facility, (y) any existing third-party reports regarding the Jaguar Included Properties and (z) any rent rolls, schedules of tenant security deposits, aging reports, schedules of outstanding tenant improvement and leasing commissions, insurance policies, existing surveys, existing zoning reports, leases, management agreements and licenses reasonably requested by the Financing Sources; (v) at the reasonable request of the Financing Sources, using commercially reasonable efforts to deliver any requests for, and to reasonably cooperate with the Jaguar Parties in seeking to obtain, consents, landlord waivers and estoppels, or non-disturbance agreements to the applicable counterparties; (vi) granting the Financing Sources and their Representatives access to the Jaguar Included Properties (including related documentation or other items in the Jaguar Parties’ possession or control) in order to conduct field examinations, collateral audits, asset appraisals, surveys, environmental site assessments and engineering/property condition reports and other inspections that are reasonably necessary in connection with the Credit Facility, including taking and analyzing any samples of any environmental media or any building material or performing any invasive environmental testing on any Jaguar Included Property, but only to the extent such sampling and/or invasive testing is reasonably recommended pursuant to a third-party environmental report and reasonably required by such Financing Source; (vii) using commercially reasonable efforts to facilitate such actions as are reasonably requested by the Financing Sources to satisfy all Credit Facility Conditions that are in the control of the Giants Parties; and (viii) participating in negotiating Credit Facility Documents.

(b)                                 The Jaguar Parties shall (x) keep the Giants Parties informed, periodically and upon the reasonable request of the Giants Parties, in reasonable detail of the status of its efforts to arrange the Credit Facility and (y) give the Giants Parties prompt notice of any change, event, occurrence or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a material adverse impact with respect to obtaining the Credit Facility of which the Jaguar Parties become aware or any termination or threatened termination in writing thereof; provided, that in no event will the Jaguar Parties be under any obligation to disclose any information that is subject to any applicable legal privileges (including the attorney-client privilege) or subject to confidentiality obligations that do not permit disclosure to the Giants Parties.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require, and in no event shall the commercially reasonable efforts of the Giants Parties or Jaguar Parties be deemed or construed to require, the Giants Parties or Jaguar Parties to (i) pay any amounts, fees or expenses materially in excess of those contemplated in Section 5.8(c) of the Jaguar Disclosure Letter  (whether to secure waiver of any conditions therein or otherwise) or (ii) consummate the Closing at any time prior to the date determined in accordance with Section 2.1.

(d)                                 The Giants Parties shall use the proceeds from the Credit Facility for the purposes set forth in the definition of Closing Date Payments.

Section 5.9.                                                         Assistance with Credit Facility.  The Giants Parties acknowledge that the Jaguar Parties intend to pursue the Credit Facility and agree to provide such assistance (and to cause their respective Representatives to provide such assistance) in connection with obtaining the Credit Facility as is reasonably requested by the Jaguar Parties.  Such assistance by the Giants Parties shall include the following to the extent reasonably requested by the Jaguar Parties with respect to the Credit Facility:  (i) participation in and assistance with any materials related to marketing and syndication of the Credit Facility to potential lenders; (ii) participation in and assistance with the preparation of rating agency presentations and meetings with rating agencies; (iii) delivery to the Jaguar Parties and their financing sources of the Credit Facility Information, including:  (x) such financial, operating, property, tenant and lease data and information regarding the Giants Parties, the Giants Properties or the Transactions reasonably required in connection with the Credit Facility; (y) any existing third-party reports regarding the Giants Properties and (z) any rent rolls, schedules of tenant security deposits, aging reports, schedules of outstanding tenant improvement and leasing commissions, insurance policies, existing surveys, existing zoning reports, leases, management agreements and licenses; (iv) at the reasonable request of the Jaguar Parties and the Financing Sources, using commercially reasonable efforts to deliver any requests for, and to reasonably cooperate with the Jaguar Parties in seeking to obtain, consents, landlord waivers and estoppels, or non-disturbance agreements to the applicable counterparties; (v) granting the Jaguar Parties and the Financing Sources and their Representatives access to Giants Properties (including related documentation or other items in the Giants Parties’ possession or control) in order to conduct field examinations, collateral audits, asset appraisals, surveys, environmental site assessments and engineering/property condition reports and other inspections that are reasonably necessary in connection with the Credit Facility, including taking and analyzing any samples of any environmental media or any building material or performing any invasive environmental testing on any Giants Property, but only to the extent such sampling and/or invasive testing is reasonably recommended pursuant to a third-party environmental report and reasonably required by such Financing Source; (vi) taking such actions as are reasonably requested by the Jaguar Parties or the Financing Sources to facilitate the satisfaction on a timely basis of all Credit Facility Conditions that are in the control of the Giants Parties, and (vii) executing and delivering Credit Facility Documents; and (viii) using commercially reasonable efforts to arrange for (x) a customary payoff letter (in form and substance reasonably acceptable to the Jaguar Parties) to be delivered at or prior to Closing relating to the payoff and termination of the Giants Parties Credit Agreement, duly executed by the administrative agent thereof, and setting form all amounts necessary to be paid in order to fully pay off all of the amounts outstanding under the Giants Parties Credit Agreement, and providing that, upon such payment, such indebtedness will be extinguished and all Liens relating thereto will be released (the “Payoff Letter”) and (y) customary Lien release instruments, filings and documentation to be delivered at or prior to closing in respect of the Payoff Letter, and (ix) if and as necessary to timely consummate the Transactions, consummate the Credit Facility, in the event that the conditions set forth in Sections 7.1 and 7.2 and the conditions to the Credit Facility have been satisfied or, upon funding, would be satisfied.

Section 5.10.                                                  Certain Pre-Closing Actions.

(a)                                 Prior to the Closing, the Jaguar Parties shall cause the actions set forth on Section 5.10(a) of the Jaguar Disclosure Letter that are contemplated to be taken prior to the Closing (collectively, the “Restructuring Transactions”) to be implemented as set forth therein provided, however, the Parties agree to modifications to such Restructuring Transactions so long as such modifications do not adversely affect Giants or any Giants Subsidiaries.

(b)                                 The Jaguar Parties shall use commercially reasonable efforts to cause the applicable Jaguar Funds to have completed, and paid in full for, the acquisition of the Included Interests set forth on Section 5.10(b) of the Jaguar Disclosure Letter prior to or concurrently with the Closing.

(c)                                  The Jaguar Parties and their Subsidiaries shall use commercially reasonable efforts prior to the Closing, to take such actions as may be necessary so that at Closing it has the capacity, after taking into account the services to be provided under the Transition Services Agreement, to cause Giants to continue to maintain material compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and related or similar rules and regulations promulgated by any other governmental or self-regulatory entity or agency with jurisdiction over Giants.

Section 5.11.                                                  Rule 3-14/Regulation S-X Cooperation.  Without limiting the obligations of the Jaguar Parties under this Section 5.11, from the date of this Agreement and continuing through the first (1st) anniversary of the Closing Date, the Jaguar Parties shall, within thirty (30) days of the date of this Agreement, provide:

(a)                                 the Giants Parties and their Representatives with financial statements (prepared from the books and records of the Jaguar Parties,  in accordance with GAAP applied on a consistent basis during the periods involved and fairly presenting, in all material respects, the financial position and results of operations of the relevant Jaguar Party, as of the times and for the periods referred to therein) and access to all financial and other information pertaining to the Jaguar Parties and the Jaguar Included Properties pertaining to the period of the Jaguar Parties’ ownership and operation of the Jaguar Included Properties to the extent in the Jaguar Parties’ possession or control (or to the extent the Jaguar Parties could obtain such information without unreasonable effort or expense), which information is relevant and reasonably necessary, in the opinion of the Giants Parties, for the preparation and filing of financial statements in compliance with the requirements of any or all of (x) Rules 3-12 and 3-14 of Regulation S-X of the SEC, or if required by the SEC, Rule 3-05 of Regulation S-X of the SEC, and enable the

Giants Parties’ outside, third-party accountants (the “Accountants”) to audit such information, (y) any other rule issued by the SEC and applicable to the Giants Parties or their Affiliates, and (z) any registration statement, schedule, proxy statement, report or disclosure statement filed with the SEC by or on behalf of the Giants Parties or their Affiliates; and

(b)                                 reasonable assistance to the Giants Parties and the Accountants in completing audits and the preparation of such financial statements and any required pro forma financial statements.  Without limiting the generality of the foregoing, if requested by the Giants Parties (A) the Jaguar Parties shall deliver a customary representation letter in such form as is reasonably required by the Accountants, with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate, signed by the individual(s) responsible for the Jaguar Parties’ financial reporting, as prescribed by GAAP promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements in order to comply with subclauses (x), (y) and (z) of Section 5.11(a) above and (B) to the extent that the Jaguar Parties’ financial statements have previously been audited, the Jaguar Parties shall use commercially reasonable efforts to cause the auditor of the Jaguar Parties’ financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements, to provide to the Giants Parties and/or their Affiliates or the underwriters or initial purchasers in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards and to participate in due diligence sessions customarily conducted in connection with the provision of comfort letters.

Section 5.12.                                                  Jaguar Party Exclusivity.  From the date of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, each Jaguar Party shall not, and shall cause each of its Affiliates not to, and shall direct its Representatives not to, directly or indirectly (a) except as permitted under Section 5.5 solicit, initiate, knowingly facilitate or otherwise enter into any discussions, negotiations or agreements which could reasonably be expected to lead to a possible sale or other disposition of (i) all or any of the Jaguar Included Assets, other than as specifically required pursuant to the terms of any right of first refusal of Jaguar described in Section 6.1(b) or Section 6.1(c) or in connection with a sale permitted under Section 5.5(b)(vii), or (ii) except as contemplated by the Restructuring Transactions or as permitted under Section 5.5(b)(i), all or any part of the ownership interests in the Jaguar Parties (whether by merger, reorganization, recapitalization or otherwise) that are proposed to be transferred to the Giants Parties pursuant to the Transactions, in each case with any Person other than the Giants Parties or provide any non-public information regarding the Jaguar Included Assets to any Person other than the Giants Parties and their Affiliates and Representatives and Financing Sources other than as required by applicable Law or as specifically required pursuant to the terms of any Contract affecting a Jaguar Included Property or Joint Venture Agreement, in each case excluding any information which is traditionally provided in the regular course of the Jaguar Parties’ operation and management of the Jaguar Included Properties to third parties where the Jaguar Parties and their Affiliates and Representatives have no reason to believe that such information may be utilized to evaluate any such transaction; or (b) take any further action pursuing an initial public offering of common shares of beneficial interest of JBG Realty Trust on Form S-11 with the SEC (the “Proposed Jaguar IPO”).

Section 5.13.                                                  NYSE Listing.  Giants shall use its commercially reasonable efforts to cause the Issued Giants Shares to be approved for listing on the NYSE prior to the Closing Date, subject only to official notice of issuance.

Section 5.14.                                                  OPP Termination Agreement.  The Parties hereto acknowledge and agree that, in accordance with the terms of the OPP Termination Agreement, the effectiveness of which is contingent upon the occurrence of the Closing, (1) immediately prior to the Closing, 2,865,916 Award LTIP Units will be deemed to be earned, in addition to the 1,172,738 Award LTIP Units earned through April 15, 2016 under the terms of the OPP Agreement, and all other Award LTIP Units will be forfeited, (2) all Award LTIP Units treated as earned, or deemed to be, earned, will become fully vested (the “Vested LTIP Units”) and all other LTIP Units will be forfeited, (3) immediately after the Award LTIP Units become Vested LTIP Units and following the Book-Up, but immediately prior to Closing, all Vested LTIP Units will convert into an equal number of OP Units and (4) concurrent with Closing and on the same day as such conversion, all such OP Units will be redeemed for an equal number of Giants Shares.

Section 5.15.                                                  Giants Board of Directors and Officers.  Giants shall use commercially reasonable efforts to cause each member of the Giants Board other than Randolph Read to deliver to Giants an irrevocable written resignation from the Giants Board, effective as of the Closing (collectively, the “Giants Board Resignations”).  The Giants Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Closing, to (i) increase the number of directors to nine (9) and to cause the Jaguar Designees (as defined below) and the Giants Board Designee to compose the entire Giants Board (such persons, and any replacement designees selected, the “Board Designees”), (ii) appoint Michael Glosserman and Robert Stewart as Co-Chairmen of the Giants Board, and (iii) appoint, at the direction of the Jaguar Parties, the Board Designees to the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  The Board Designees shall include eight (8) individuals designated by the Jaguar Parties (the “Jaguar Board Designees”) and one (1) individual designated by Giants (who shall be Randolph Read unless he is unable or unwilling to serve as director as of the Closing) (the “Giants Board Designee”).  The initial Jaguar Designees shall be the eight (8) individuals listed on Section 5.15 of the Jaguar Disclosure Letter.  A majority of the Board Designees shall be independent as determined under the applicable NYSE independence rules.  If any of such persons is unable or unwilling to serve on the Giants Board, as of the Closing, the Jaguar Parties (in the case of any Board Designee initially designated by the Jaguar Parties) or Giants (in the case of the Giants Board Designee) shall select, within a reasonable period of time prior to the Closing, a replacement, which designee shall (i) not violate any of the NYSE independence tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual, (ii) satisfy the nominating criteria of the Nominating and Corporate Governance Committee of the Giants Board, and (iii) not be subject to any disclosures required under Rule 401(f) of Regulation S-K.  Subject to the foregoing, the Giants Board shall elect such replacement as a member of the Giants Board, as of the Closing.  If any executive officer set forth on Section 3.28(b) of the Giants Disclosure Letter is unable or unwilling to serve as an executive officer as of the Closing, then the Jaguar Parties shall select, within a reasonable period of time prior to the Closing, a replacement, which replacement shall be subject to the approval of the Giants Board, such approval not to be unreasonably withheld, conditioned or delayed.  Subject to the foregoing, the Giants Board shall elect such replacement to such office, as of the Closing.

Section 5.16.                                                  Giants Charter and Partnership Agreement Amendment.  Prior to the Closing, the Giants Board, in accordance with the Giants Charter, shall amend the Giants Charter to (a) change the name of Giants effective as of the Closing to Jaguar Realty Trust, Inc. and, in accordance with MGCL Section 2-605, without any further action by any of Giants’ stockholders, and (b) authorize the increase of the number of authorized shares of Giants Common Stock to 800,000,000 shares, such increase to be effective prior to the Closing, without any further action by any of Giants’ stockholders (the amendments described in clauses (a) and (b), the “Giants Charter Amendment”).  Giants shall take all actions necessary to adopt the Partnership Agreement Amendment and Restatement, such amendment to become effective simultaneously with the Closing.  Giants shall file the Giants Charter Amendment with SDAT as required by the MGCL.

Section 5.17.                                                  REIT Ownership Waiver.  In connection with the Closing, the Giants Board, in accordance with the Giants Charter, shall exempt from the ownership limitations set forth therein, any Jaguar Party or Jaguar Designee to the extent the receipt of the Equity Consideration by such Person would result in such Person owning (constructively or beneficially) in excess of the amount permitted to be owned pursuant to such ownership limitations pursuant to an Ownership Limit Waiver Agreement between Giants and each such Person substantially in the form attached hereto as Exhibit F (each, an “Ownership Limit Waiver Agreement”); provided, however, that any such Person delivers for this purpose to Giants a customary representation letter substantially in the form of Exhibit A to such Ownership Limit Waiver Agreement and an executed signature page to such Ownership Limit Waiver Agreement; provided, further, that any such Ownership Limit Waiver may be conditioned on the continued accuracy of such representation letter in order to protect the status of Giants as a REIT.  Notwithstanding the foregoing, the Giants Board shall not enter into an Ownership Limit Waiver Agreement if it would cause any individual, within the meaning of Section 542(a)(2) of the Code, to “Beneficially Own” Giants Shares in excess of the “Aggregate Share Ownership Limit” as such terms are defined in the Giants Charter.

Section 5.18.                                                  Giants Officers Certificate.  Giants shall deliver to Proskauer Rose LLP an officer’s certificate, dated as of the Closing Date, signed by an officer of Giants and the Operating Partnership with the knowledge necessary to make the representations contained therein and in form and substance reasonably satisfactory to the Jaguar Parties, containing representations of Giants and the Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.3(g) on the Closing Date.

Section 5.19.                                                  Jaguar Officers Certificate.  The Jaguar REITs shall each deliver to Hogan Lovells US LLP an officer’s certificate, dated as of the Closing Date, signed by an officer of such Jaguar REIT with the knowledge necessary to make the representations contained therein and in form and substance reasonably satisfactory to the Giants Parties, containing representations of the Jaguar REITs as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP to render the opinions described in Section 7.2(g) on the Closing Date.  The Jaguar Parties shall deliver to Proskauer Rose LLP an officer’s certificate, dated as of the Closing Date, signed by an officer of the relevant Jaguar Party with the knowledge necessary to make the representations contained therein and in form and substance reasonably satisfactory to Proskauer Rose LLP, containing representations of the Jaguar Parties as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.3(g) on the Closing Date.

Section 5.20.                                                  Roll-Forward Balance Sheet Matters.

(a)                                 Prior to the Closing, the Jaguar Parties shall provide the Giants Parties with true, complete and correct supporting documentation evidencing the amount of Net Invested Capital between April 1, 2016 and the earlier of (i) the Closing Date, or (ii) September 30, 2016.

(b)                                 The Included Entities shall not use any of (i) the cash that would be that would be required to be reflected on their respective balance sheets prepared in accordance with GAAP at March 31, 2016, (ii) Net Cash Flow generated from and after April 1, 2016 or (iii) Net Invested Capital generated from and after April 1, 2016, for any purpose other than a use related to the operation of the Jaguar Included Properties, transaction expenses for which the Jaguar Funds are entitled to reimbursement under this Agreement or Distributions that are not prohibited under Section 5.5(b)(i).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.                                                         ROFRs and Tenant Estoppels under Ground Leases and Joint Venture Agreements.

(a)                                 The Jaguar Parties shall use commercially reasonable efforts to obtain prior to the Closing from each of the ground lessors under the Jaguar Ground Leases listed on Section 4.9(h) of the Jaguar Disclosure Letter, a ground lease estoppel substantially in the form of Exhibit G hereto or such other form or terms as is provided under the applicable Jaguar Ground Lease, if applicable.  The Jaguar Parties shall keep the Giants Parties reasonably informed regarding the status of the discussions with the applicable ground lessors regarding the foregoing matters from time to time prior to the Closing and shall within a reasonable period of time, provide the Giants Parties with any estoppel received under this Section 6.1.  In no event will failure to obtain a ground lease estoppel be a condition to the Closing.

(b)                                 With regard to any Jaguar Included Property located in Montgomery County that is a multifamily property that already has leases, which Jaguar Included Properties are listed on Section 6.1(b) of the Jaguar Disclosure Letter (the “Jaguar Montgomery County Multifamily Properties”), the Parties acknowledge that the Transactions may be subject to the requirements imposed by Section 11C-18 and Chapter 53A of the Code of Ordinances (said referenced sections, the “Ordinances”) of Montgomery County, Maryland (the “County”), pursuant to which the County and certain other entities, organizations and persons (the County and such other entities, organizations and persons, collectively, the “Montgomery County Rights Holders”) may be entitled to notice of any sale of certain rental housing projects in the County, and may have a right of first refusal to acquire such a project on substantially the same terms and conditions as a pending bona fide contract of sale from a third party to buy the rental housing.  For each Jaguar Montgomery County Multifamily Property, to the extent such Jaguar Party is required to provide a right of first refusal, said right of first refusal shall be for the purchase price set forth on Section 6.1(b) of the Jaguar Disclosure Letter or as otherwise required by the Ordinances.

(c)                                  With regard to any Jaguar Included Property located in the District of Columbia that is a multifamily property that already has leases, which Jaguar Included Properties are listed on Section 6.1(c) of the Jaguar Disclosure Letter (the “Jaguar District of Columbia Multifamily Properties”), the Parties acknowledge that the Transactions may be subject to the requirements imposed by Subchapter IV of Section 42-3404 of the District of Columbia Code (“TOPA”) pursuant to which the tenants of said Jaguar District of Columbia Multifamily Properties (collectively, the “DC Rights Holders”) are entitled to notice of any sale of certain rental housing projects in the District of Columbia.  For each Jaguar District of Columbia Multifamily Property, to the extent such Jaguar Party is required to provide a right of first refusal, said right of first refusal shall be for the purchase price set forth on Section 6.1(c) of the Jaguar Disclosure Letter.

(d)                                 Such Jaguar Party shall prepare all required notices and take all required steps as required under the Ordinances and TOPA as promptly as reasonably possible after the date hereof in consultation with Giants and may enter into such settlements and agreements with the Montgomery County Rights Holders and the DC Rights Holders with the approval of Giants, which shall not be unreasonably withheld.

(e)                                  Should Montgomery County Rights Holders or DC Rights Holders exercise their right to purchase and close such purchase of the applicable Jaguar Included Property, (a) the applicable Jaguar Party shall notify the Giants Party of the same, and (b) the net purchase price paid or payable to the applicable Jaguar Party with respect to the applicable Jaguar Included Property shall be included in the Included Assets.

Section 6.2.                                                         Casualty and Condemnation.  The risk of loss relating to the Giants Properties and the Jaguar Included Properties prior to the Closing shall be borne by the Giants Parties if the Transaction closes and the Closing shall not be affected by a condemnation or casualty.  If, prior to the Closing, (a) any Jaguar Included Property is materially or totally destroyed or damaged by fire or other casualty or (b) any Jaguar Included Property is materially or totally taken by eminent domain or through condemnation proceedings, then at Closing any sums collected (directly or indirectly) by the Jaguar Party, if any, under any policies of insurance or award proceeds relating to such casualty or condemnation, which have not been applied to repair or replacement of any such damage or destruction shall be paid to (or retained by) Giants, and all rights (directly or indirectly) of the Jaguar Parties to collect such sums as may then be uncollected shall be included in the Included Assets, except to the extent required for collection costs or repairs by Jaguar Party prior to the Closing Date.

Section 6.3.                                                         Tax Matters.

(a)                                 The Giants Parties and the Jaguar Parties and their respective Affiliates will reasonably cooperate, to the extent reasonably requested by any of the Giants Parties, Jaguar Parties and their respective Affiliates, in connection with any Tax matters relating to the Jaguar Included Properties or the Transactions (including by the provision of reasonably relevant records or information reasonably available to such party, which shall include depreciation methodology and other Tax information necessary for the preparation and filing of any Tax return).  The Giants Parties and the Jaguar Parties agree and shall cause their respective Affiliates (i) to retain all books and records with respect to Tax matters pertinent to the Jaguar Included Properties and the Transactions relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Giants Parties or Jaguar Parties, as applicable, any extensions thereof) of the respective taxable periods, and to substantially abide by all record retention agreements entered into with any Tax authority or other Governmental Entity, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon reasonable request, the Giants Parties or the Jaguar Parties or their respective Affiliates, as the case may be, shall furnish or cause to be furnished to the other parties or allow the other parties access to such books and records.

(b)                                 The Giants Parties and the Jaguar Parties and their respective Affiliates will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.  From and after the Closing, Giants shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable pursuant to this Agreement, all Transfer Taxes resulting from the transactions contemplated by Section 1.1; provided, that for the avoidance of doubt, the Jaguar Parties and their respective Affiliates shall be liable for and shall pay or cause to be paid all Taxes (excluding Transfer Taxes previously described in this Section 6.3(b)) that may be incurred by them as a result of the Restructuring Transactions..

(c)                                  The Parties agree that the combined enterprise value of Giants and the Operating Partnership immediately prior to the transactions contemplated in Section 1.1 shall be equal to 34.8% of the combined enterprise value of Giants and the Operating Partnership immediately following the consummation of the transactions contemplated in Section 1.1 as determined based upon the trading price of the Giants Common Stock on the Closing Date. (the “Giants Valuation”); provided, that the Giants Valuation shall be modified or adjusted as reasonably necessary to reflect any adjustments to the Cash Consideration and the Equity Consideration in accordance with this Agreement.  Giants, as general partner of the Operating Partnership, shall adjust the Gross Asset Value (as defined in the Partnership Agreement) of the Operating Partnership’s assets immediately prior to the consummation of the transactions contemplated in Section 1.1 (the “Historic Giants Assets”) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and paragraph (b)(i) of the definition of Gross Asset Value, and consistent with the Giants Valuation, and the capital accounts of the partners of the Operating Partnership who were partners immediately prior to the consummation of the transactions contemplated in Section 1.1, including the holders of Award LTIP Units that are treated as “Vested LTIP Units,” in accordance with the OPP Termination Agreement, shall be adjusted to reflect such adjustment to the Gross Asset Value of the Historic Giants Assets (the “Book-Up”), which shall include adjusting, to the extent possible, the LTIP Economic Capital Account Balances (as defined in the Partnership Agreement) of the holders of such Vested LTIP

Units, as determined on a per unit basis, to be equal to the OP Unit Economic Balance (as defined in the Partnership Agreement).

(d)                                 The Giants Parties agree to report for U.S. federal income tax purposes the contribution transactions described in Sections 1.1(a)-(k) in the manner set forth in the relevant Contribution Agreement or Merger Agreement.

Section 6.4.                                                         Jaguar Party Employee Matters.

(a)                                 Employees.  Following the Closing, a Giants Party or its Affiliate shall continue to employ each Jaguar Employee who is employed by a Jaguar Party as of the Closing.  Each Jaguar Employee who so remains in active employment with a Giants Party or an Affiliate thereof shall hereinafter be referred to as a “Continuing Employee” as of the Closing.

(b)                                 No Severance Obligations.  The Giants Parties and the Jaguar Parties intend that the Transactions shall not result in a separation of employment of any Continuing Employee for purposes of any Jaguar Benefit Plan prior to or upon the consummation of the Transactions and that the Continuing Employees will have continuous and uninterrupted employment for such purposes immediately before and immediately after the Closing Date, and the Giants Parties and the Jaguar Parties shall make reasonable efforts to ensure the same.

(c)                                  WARN Act.  Without limiting any other provision hereof, the Jaguar Parties shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Jaguar Employees as a result of any action by any Jaguar Party on or prior to the Closing Date.

(d)                                 Collective Bargaining Agreements.  The Jaguar Parties shall, or shall cause their Affiliates, consistent with applicable Law, to bargain in good faith and consistent with past practice with any union that has been certified or recognized as the collective bargaining representative of any Continuing Employees who are employed by the Jaguar Parties and/or their Affiliates; to assume all obligations to any such employees under all collective bargaining, works council or other similar employee representative agreements; and to cooperate and take all reasonable steps and fulfill all of their respective obligations under applicable Law and the terms of such collective bargaining, works council or other similar employee representative agreements, including obtaining any prior approvals or consents, or engaging in any prior discussions or consultations, on a timely basis, as may be legally required in order for the Jaguar Parties and their Affiliates to assume such obligations.  This Agreement shall only be subject to such agreements, if any, that result from such bargaining, if such agreements are approved by the Giants Parties, in their sole and absolute discretion after discussions with the Jaguar Parties.

(e)                                  No Third Party Beneficiaries; No Continued Service or Service Terms.  The provisions of this Section 6.4 are solely for the benefit of the Parties and nothing in this Section 6.4, express or implied, shall confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with the Giants Parties or any of their Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 6.4, express or implied, shall be:  (i) an amendment or deemed amendment of any plan providing benefits to any employee, or (ii) construed to interfere with the right of the Giants Parties or their Affiliates to terminate the employment or other service relationship of any of the Continuing Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Continuing Employees, or (iii) deemed to obligate the Giants Parties or any of their Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

(f)                                   The Jaguar Management Entities, on behalf of Giants, may offer employment to the employees of AR Global Investments, LLC or its Affiliates listed on Section 6.4(f) of the Giants Disclosure Letter, such employment to be effective on or after the Closing.

Section 6.5.                                                         Directors’ and Officers’ Indemnification and Insurance.

(a)                                 To the fullest extent permitted by Law, from and after the Closing, Giants shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee by Giants and the Giants Subsidiaries, as applicable, immediately prior to the Closing in the Giants Charter and the Giants Bylaws or each of the Giants Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents), as in effect on the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions and omissions at or prior to the Closing, including all Transactions.

(b)                                 Prior to the Closing, Giants shall obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by Giants’ existing directors’ and officers’ liability insurance policies and Giants’ existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from one or more insurance carriers with the same or better credit rating as Giants’ current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under Giants’ existing policies and with limits of liability that are no lower than the limits on Giants’ existing policies.  If Giants for any reason fails to obtain such “tail” insurance policies as of the Closing, Giants shall continue to maintain in effect, for a period of at least six (6) years from and after the Closing, the D&O Insurance in place as of the date hereof with Giants’ current insurance carrier or with an insurance carrier with the same or better credit rating as Giants’ current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Giants’ existing policies as of the date hereof; provided, however, that Giants shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by Giants for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Giants shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(c)                                  The Indemnitees to whom this Section 6.5 applies are intended to be third-party beneficiaries of this Section 6.5.  The provisions of this Section 6.5 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives.  Giants shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.5.

(d)                                 The rights of each Indemnitee under this Section 6.5 shall be in addition to, and shall not be deemed to be exclusive of, any rights such Person or any employee of Giants or any Giants Subsidiary may have under the Giants Charter, the Giants Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Giants Subsidiaries, or under any applicable Law or under any agreement of any Indemnitee or any employee with Giants or any Giants Subsidiaries.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Giants Parties or their respective Subsidiaries or its or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to, or in substitution for, any such claims under any such policies.

(e)                                  Notwithstanding anything contained in this Agreement to the contrary, this Section 6.5 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on all successors and assigns of Giants and the Giants Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives.  In the event that Giants or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Giants, as applicable, shall succeed to the obligations set forth in this Section 6.5.

Section 6.6.                                                         Further Assurances.  Upon the terms and subject to the conditions contained herein, the Parties agree, both prior to and following the Closing (for a period not to exceed twelve (12) months) (a) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transfer of the Included Interests contemplated hereunder, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the transfer of the Included Interests contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.  The foregoing provisions of this Section 6.6 shall survive the Closing.  In addition, if requested by the Giants Parties, the Jaguar Parties agree prior to Closing to use commercially reasonable efforts to deliver requests for estoppels, waivers or other agreements under any covenants, conditions or restrictions or other encumbrances affecting any of the Jaguar Included Properties and Joint Venture Agreements.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1.                                                         Conditions to Each Party’s Obligations to Consummate the Transactions at the Closing.  The respective obligations of each Party to consummate the Transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Giants Parties and the Jaguar Representative, as the case may be, to the extent permitted by applicable Law:

(a)                                 Stockholder Approval.  The Giants Stockholder Approval shall have been obtained.

(b)                                 Listing.  The Issued Giants Shares and Giants Shares issuable in exchange for OP Units shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(c)                                  Laws; Court Orders.  No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Transactions.

(d)                                 Credit Facility.  All conditions to the closing of the Credit Facility shall have occurred and there shall be not less than the amount required to make the Credit Facility Amount available under the Credit Facility to be borrowed at the Closing; provided, however, that no Party shall be able to rely on the failure of this condition to be satisfied if such party is in breach of its obligations under Section 5.8 or Section 5.9, as applicable.

(e)                                  Antitrust Laws.  Any required waiting periods (or any extensions thereof) under any provision of the HSR Act, and all other all federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, shall have expired, waived or been terminated.

(f)                                   Payoff Letters.  The Giants Parties shall have received duly executed payoff letters on behalf of the holders of any Indebtedness of Giants (other than any Indebtedness for which such holder has delivered its consent to consummation of the Closing or with respect to which such consent is not required), certifying that all such Indebtedness shall have been fully paid upon the receipt by such holder of funds pursuant to Section 5.8(d).

Section 7.2.                                                         Conditions to Obligations of the Giants Parties.  The obligations of the Giants Parties to consummate the Transactions shall also be subject to the satisfaction or waiver by Giants Parties (in writing) on or prior to the Closing Date of each of the following additional conditions:

(a)                                 Representations and Warranties.  (i) Other than the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Validity of

Agreement), Section 4.4 (Capital Structure; Subsidiaries), Sections 4.13(b), (c), (d) and (e) (Taxes) and Section 4.27 (Brokers; Expenses), each of the representations and warranties of each of the Jaguar Parties set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Jaguar Material Adverse Effect contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct (without giving effect to any qualification as to materiality or Jaguar Material Adverse Effect contained in Article IV) as of such date), except (i) where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Jaguar Material Adverse Effect, and (ii) the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Validity of Agreement), Section 4.4 (Capital Structure; Subsidiaries), Sections 4.13(b), (c), (d) and (e) (Taxes) and Section 4.27 (Brokers; Expenses) of each of the Jaguar Parties shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

(b)                                 Performance of Obligations of the Jaguar Parties.  Each of the Jaguar Parties shall have performed or complied in all material respects with all obligations required to be performed or complied with by such Jaguar Party under this Agreement at or prior to the Closing, including without limitation, their obligations set forth in the last sentence of Section 9.4.

(c)                                  No Jaguar Material Adverse Effect.  Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Jaguar Material Adverse Effect.

(d)                                 Closing of Contribution and Merger Agreements.  The closing of the transactions contemplated by the Contribution Agreements and Merger Agreements shall have occurred or shall occur simultaneously with the Closing, unless such failure to close is the result of a breach by the Giants Parties.

(e)                                  Officer’s Certificate.  The Jaguar Parties shall have delivered to Giants a certificate, dated the date of the Closing and signed by the chief executive officer or another senior officer of its general partner or managing member on behalf of each of the Jaguar Parties, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(f)                                   Jaguar Party Deliverables.  The Jaguar Parties shall have delivered to the Giants Parties at the Closing all other agreements and items set forth in Section 2.3.

(g)                                  REIT Opinion.

(i)                                     The Giants Parties shall have received a written opinion of Hogan Lovells US LLP on which Proskauer Rose LLP shall be entitled to rely in connection with its opinion rendered pursuant to Section 7.3(g), dated as of the Closing Date and in form and substance reasonably satisfactory to the Giants Parties, to the effect that, commencing with Fund VII REIT’s taxable year that ended on December 31, 2012, Fund VII REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Fund VII REIT to meet, through the Closing Date, and its proposed method of operation will enable Fund VII REIT to continue to meet, the requirements for qualification and taxation as a REIT under the Code (the “Fund VII REIT Opinion”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications and (ii) be based on customary representations contained in an officer’s certificate from the Jaguar Parties, provided pursuant to Section 5.19, and executed by an officer with the knowledge necessary to make the representations contained therein.

(ii)                                  The Giants Parties shall have received a written opinion of Hogan Lovells US LLP on which Proskauer Rose LLP shall be entitled to rely in connection with its opinion rendered pursuant to Section 7.3(g), dated as of the Closing Date and in form and substance reasonably satisfactory to the Giants Parties, to the effect that, commencing with Fund VIII REIT’s taxable year that ended on December 31, 2011, Fund VIII REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Fund VIII REIT to meet, through the Closing Date, and its proposed method of operation will enable Fund VIII REIT to continue to meet, the requirements for qualification and taxation as a REIT under the Code (the “Fund VIII REIT Opinion”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications and (ii) be based on customary representations contained in an officer’s certificate from the Jaguar Parties, provided pursuant to Section 5.19, and executed by an officer with the knowledge necessary to make the representations contained therein.

(iii)                               The Giants Parties shall have received a written opinion of Hogan Lovells US LLP on which Proskauer Rose LLP shall be entitled to rely in connection with its opinion rendered pursuant to Section 7.3(g), dated as of the Closing Date and in form and substance reasonably satisfactory to the Giants Parties, to the effect that, commencing with Fund IX REIT’s taxable year that ended on December 31, 2014, Fund IX REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Fund IX REIT to meet, through the effective time of the merger of Fund IX REIT as set forth in Section 1.1(g)(ii) and the relevant Merger Agreement, the requirements for qualification and taxation as a REIT under the Code (the “Fund IX REIT Opinion”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications and (ii) be based on customary representations contained in an officer’s certificate from the Jaguar Parties, provided pursuant to Section 5. 19, and executed by an officer with the knowledge necessary to make the representations contained therein.

(iv)                              The Giants Parties shall have received a written opinion of Hogan Lovells US LLP with respect to each Core REIT on which Proskauer Rose LLP shall be entitled to rely in connection with its opinion rendered pursuant to Section 7.3(g), dated as of the Closing Date and in form and substance reasonably satisfactory to the Giants Parties, to the effect that, commencing with the Core REIT’s taxable year that ended on

December 31 of the year for which it made its initial REIT election pursuant to Section 856(c)(1) of the Code, such Core REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled such Core REIT to meet, through the Closing Date, and its proposed method of operation will enable such Core REIT to continue to meet, the requirements for qualification and taxation as a REIT under the Code (each such opinion a “Core REIT Opinion” and collectively, the “Core REIT Opinions”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications and (ii) be based on customary representations contained in an officer’s certificate from the Jaguar Parties, provided pursuant to Section 5. 19, and executed by an officer with the knowledge necessary to make the representations contained therein.

(v)                                 The Giants Parties shall have received a written opinion of Hogan Lovells US LLP on which Proskauer Rose LLP shall be entitled to rely in connection with its opinion rendered pursuant to Section 7.3(g), dated as of the Closing Date and in form and substance reasonably satisfactory to the Giants Parties, to the effect that, commencing with Atlantic REIT’s taxable year that ended on December 31 of the year for which it made its initial REIT election pursuant to Section 856(c)(1) of the Code, Atlantic REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Atlantic REIT to meet, through the Closing Date, and its proposed method of operation will enable Atlantic REIT to continue to meet, the requirements for qualification and taxation as a REIT under the Code (the “Atlantic REIT Opinion”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications and (ii) be based on customary representations contained in an officer’s certificate from the Jaguar Parties, provided pursuant to Section 5. 19, and executed by an officer with the knowledge necessary to make the representations contained therein.

(h)                                 Required Jaguar Consents; Minimum Equity Consideration.  (i) All of the Required Jaguar Consents with respect to the Included Interests other than the Potential Kickout Interests shall have been obtained, and (ii) after taking into account any reduction in respect of Kickout Interests, at least 58.75% of the Equity Consideration to be issued in respect of the Potential Kickout Interests shall be payable at Closing.

(i)                                     Minimum Net Invested Capital.  Net Invested Capital shall be at least (A) $141,999,000  minus (B) the product of (i) $233,002 multiplied by (ii) the number of days from and including April 1, 2016 and through and including the earlier of (A) the Closing Date and (B) September 30, 2016.

Section 7.3.                                                         Conditions to Obligations of the Jaguar Parties.  The obligations of the Jaguar Parties to consummate the Transactions contemplated at the Closing are also subject to the satisfaction or waiver (in writing) by the Jaguar Representative on or prior to the Closing Date of each of the following additional conditions:

(a)                                 Representations and Warranties.  (i) Other than the representations and warranties set forth in Section 3.1 (Organization and Qualifications; Subsidiaries), Section 3.3 (Capital Structure), Section 3.4 (Authority), Section 3.13(b) (Taxes) and Section 3.26 (Brokers;

Expenses), each of the representations and warranties of the Giants Parties set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Giants Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct (without giving effect to any qualification as to materiality or Giants Material Adverse Effect contained in Article III) as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Giants Material Adverse Effect, and (ii) the representations and warranties set forth in Section 3.1 (Organization and Qualifications; Subsidiaries), Section 3.3 (Capital Structure), Section 3.4 (Authority), Section 3.13(b) (Taxes) and Section 3.26 (Brokers; Expenses) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

(b)                                 Performance of Obligations of the Giants Parties.  The Giants Parties shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)                                  No Giants Material Adverse Effect.  Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Giants Material Adverse Effect.

(d)                                 Closing of Contribution and Merger Agreements.  The closing of the transactions contemplated by the Contribution Agreements and Merger Agreements with respect to the other Jaguar Parties shall have occurred or shall occur simultaneously with the Closing, unless such failure to close is the result of a breach by a Jaguar Party.

(e)                                  Officer’s Certificate.  Giants shall have delivered to the Jaguar Parties a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Giants, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(f)                                   Giants Party Deliverables.  The Giants Parties shall have delivered to the Jaguar Parties at the Closing the Cash Consideration, the Equity Consideration and all agreements and other items set forth in Section 2.2.

(g)                                  REIT Opinion.  The Jaguar Parties shall have received a written opinion of Proskauer Rose LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Jaguar Parties, to the effect that, commencing with Giants’ taxable year that ended on December 31, 2010, Giants has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Giants to meet, through the Closing Date, and its proposed method of operation will enable Giants to continue to meet, the requirements for qualification and taxation as a REIT under the Code for the tax year that includes the Closing (the “Giants REIT Opinion”), which opinion will (i) be subject to customary exceptions, assumptions and qualifications, (ii) be based on customary representations contained in officer’s certificates from the Giants Parties, provided pursuant to Section 5.18, and the Jaguar Parties, provided pursuant to Section 5.19, and executed in each case by an officer with the knowledge necessary to make the representations contained therein and (iii) rely on the opinions provided to the Giant Parties pursuant to Section 7.2(g) and (iv) expressly provide that it thereafter may be relied upon during the period after the Closing through and including the four (4) tax years of Giants following its tax year that includes the Closing by any tax counsel selected by Giants to render opinions following the Closing as to the qualification of Giants as a REIT for all periods prior to and including the Closing Date.

(h)                                 Giants Board Resignations.  Each current member of the Giants Board other than Randolph Read shall have delivered a Giants Board Resignation or shall have otherwise ceased to be a member of the Giants Board.

ARTICLE VIII

TERMINATION

Section 8.1.                                                         Termination.  This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Giants Stockholder Approval (except as otherwise expressly noted), as follows:

(a)                                 by mutual written agreement of each of Giants and the Jaguar Representative; or

(b)                                 by either Giants or the Jaguar Parties, if:

(i)                                     the Closing shall not have occurred on or before January 31, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of Giants, including the failure of any Giants Party and (B) in the case of the Jaguar Parties, including the failure of any Jaguar Party) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to be consummated on or before such date; or

(ii)                                  any Governmental Entity of competent jurisdiction shall have issued a judgment, injunction, order or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such judgment, injunction, order or decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable judgment, injunction, order or decree was primarily due to the failure of such Party (and (A) in the case of Giants, including the failure of any Giants Party and (B) in the case of the Jaguar Parties, including the failure of any Jaguar Party) to perform any of its obligations under this Agreement; or

(iii)                               the Giants Stockholder Approval shall not have been obtained at a duly held Giants Stockholder Meeting (including any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this

Section 8.1(b)(iii) shall not be available to a Party if the failure to obtain the Giants Stockholder Approval was primarily caused by such Party (and (A) in the case of Giants, including the failure of any Giants Party or any Giants Subsidiary, and (B) in the case of the Jaguar Parties, including the failure of any Jaguar Party or any of its Affiliates) to perform any of its obligations under this Agreement; or

(c)                                  by Giants:

(i)                                     if any Jaguar Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (x) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Jaguar Parties within twenty (20) Business Day of receipt by the Jaguar Parties of written notice of such breach or failure; provided that Giants shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Giants Party is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.1 or Section 7.3 would not be satisfied; or

(ii)                                  pursuant to and in accordance with the terms and conditions of Section 5.7(e) in order to enter into a Superior Proposal; provided that Giants pays the Termination Fee in accordance with Section 8.3(a)(ii) in full to the Jaguar Parties (as directed in writing to Giants by the Jaguar Parties) and an agreement with respect to such Superior Proposal is entered into, and in the event that such an agreement is not substantially concurrently entered into and such payment is not substantially concurrently made, such termination shall be null and void; or

(iii)                               if (w) all of the conditions to the Closing set forth in Section 7.1 and Section 7.3 have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at such time), (x) any Jaguar Party fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.1, (y) Giants shall have delivered a written notice to the Jaguar Parties certifying that all conditions set forth in Article VII have been satisfied (or would be satisfied if the Closing were to occur on the date of such notice) or (to the extent permitted by Law) waived by the party entitled to the benefit of such condition, and the Giants Parties stand ready, willing and able to effect the Closing at such time and (z) any Jaguar Party fails to effect the Closing by the third (3rd) Business Day after the delivery of such notification described in clause (y).

(d)                                 by the Jaguar Parties:

(i)                                     if any Giants Party shall have breached or failed to perform  any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (x) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Giants Parties within twenty (20) Business Days of receipt by the Giants Parties of written notice of such breach or failure; provided that the Jaguar Parties shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if any Jaguar Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.1 or Section 7.2 would not be satisfied; or

(ii)                                  prior to receipt of the Giants Stockholder Approval, if the Giants Board makes an Adverse Recommendation Change; provided that the Jaguar Parties’ right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire at 5:00 p.m. (New York City time) on the twentieth (20th) day following the date on which the event first permitting such termination occurred; or

(iii)                               if (w) all of the conditions to the Closing set forth in Section 7.1 and Section 7.2 have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at such time), (x) any Giants Party fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.1, (y) Jaguar shall have delivered a written notice to the Giants Parties certifying that all conditions set forth in Article VII have been satisfied (or would be satisfied if the Closing were to occur on the date of such notice) or (to the extent permitted by Law) waived by the party entitled to the benefit of such condition, and the Jaguar Parties stand ready, willing and able to effect the Closing at such time and (z) any Giants Party fails to effect the Closing by the third (3rd) Business Day after the delivery of such notification described in clause (y).

Section 8.2.                                                         Effect of Termination.  In the event that this Agreement is terminated and the Closing and the other Transactions are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Giants Subsidiaries, Jaguar Parties’ Subsidiaries or any of Giants Parties’ or the Jaguar Parties’ respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or willful or intentional material breach of this Agreement prior to such termination of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and (b) the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 9.4, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1 for twelve (12) months.  For avoidance of doubt, and without limiting the foregoing, any failure of the Giants Parties or the Jaguar Parties (as applicable) to effect the Closing as required by Section 2.1 shall be a willful and intentional material breach of this Agreement by such parties.  If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Entity or other Person to which they were made.

Section 8.3.                                                         Termination Fee; Expense Reimbursement.

(a)                                 If, but only if, the Agreement is terminated:

(i)                                     by either Giants or the Jaguar Parties pursuant to Section 8.1(b)(iii), or by the Jaguar Parties pursuant to Section 8.1(d)(i), and, in any such case, (x) the Giants Board receives or has received a Takeover Proposal after the date of this Agreement, which proposal has not been subsequently withdrawn (and with respect to a termination pursuant to Section 8.1(b)(iii), which proposal has been publicly announced) and (y) within twelve (12) months of the termination of this Agreement, Giants or any of the Giants Subsidiaries enters into a transaction regarding, or executes a definitive agreement with respect to any Takeover Proposal, then Giants shall pay, or cause to be paid, to the Jaguar Parties a fee equal to $55,000,000 (the “Termination Fee”), less, if previously paid, the Expense Amount, by wire transfer of same day funds to an account or accounts designated by the Jaguar Parties, not later than two (2) Business Days following the execution of such definitive agreement; provided, however, that for purposes of this Section 8.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii)                                  by Giants pursuant to Section 8.1(c)(ii) or the Jaguar Parties pursuant to Section 8.1(d)(ii), as applicable, then Giants shall pay, or cause to be paid, to the Jaguar Parties the Termination Fee by wire transfer of same day funds to an account or accounts designated by the Jaguar Parties, not later than two (2) Business Days following such termination; or

(iii)                               by either Giants or the Jaguar Parties pursuant to Section 8.1(b)(iii), then Giants shall reimburse the Jaguar Parties for its actual reasonable out-of-pocket Expenses up to a maximum amount of $10,000,000 (the “Expense Amount”) by wire transfer of same day funds to an account or accounts designated by the Jaguar Parties within thirty (30) days after receipt by Giants of written notice of demand for payment and a documented itemization setting forth in reasonable detail all such Expenses of the Jaguar Parties; or

(iv)                              by Giants pursuant to Section 8.1(b)(i), if as of the Outside Date the conditions set forth in Section 7.2(h) have not been satisfied, then the Jaguar Parties shall reimburse the Giants Parties for their reasonable out-of-pocket Expenses up to the Expense Amount by wire transfer of same day funds to an account or accounts designated by the Giants Parties within thirty (30) days after receipt by the Jaguar Representative of written notice of demand for payment and a documented itemization setting forth in reasonable detail all such Expenses of the Giants Parties.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

(i)                                     under no circumstances shall Giants be required to pay the Termination Fee or Expense Amount (x) earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the Jaguar Parties or (y) on more than one occasion; and

(ii)                                  under no circumstances shall the Jaguar Parties be required to pay the Expense Amount (x) earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from Giants or (y) on more than one occasion.

(c)                                  Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the Termination Fee and Expense Amount payable to the Jaguar Parties and the Expense Amount payable to the Giants Parties are not penalties, but are liquidated damages, in a reasonable amount that will compensate the Jaguar Parties or the Giants Parties, as applicable, in the circumstances in which such amounts are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if any Party fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, the Party entitled to such payment commences a suit that results in a judgment against the other Party for the payment of any amount set forth in this Section 8.3, the Party against whom such judgment was rendered shall pay the Party entitled to such payment its costs and expenses in connection with such suit, together with interest on such amount at the rate of eight percent (8%) per annum for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d)                                 Upon termination of this Agreement in accordance with its terms, in the event the Jaguar Parties are entitled to receive the Termination Fee or Expense Amount pursuant to Section 8.3(a)(i — iii), the receipt by the Jaguar Parties of such Termination Fee or Expense Amount shall be the sole and exclusive remedy of the Jaguar Parties and their respective Affiliates against the Giants Parties and their former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Closing or the other Transactions to be consummated, and upon payment of such Termination Fee or Expense Amount, neither the Giants Parties nor any of their former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Closing or the other Transactions; provided that, nothing in this Section 8.3(d) shall relieve any Person from any liabilities or damages resulting from or arising out of any fraud or willful or intentional material breach of this Agreement prior to or in connection with such termination in which case the Jaguar Parties shall be entitled to all the rights and remedies available at Law or in equity.

(e)                                  (i) If the Jaguar Parties are required to make a payment to the Giants Parties pursuant to Section 8.3(a)(iv) (the “Giants Expense Reimbursement”) such Giants Expense Reimbursement shall be paid into escrow on the date such payment is required to be paid by the Jaguar Parties pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(e).  In the event that the Jaguar Parties are obligated to pay the Giants Parties the Giants Expense Reimbursement, the

amount payable to the Giants Parties in any tax year of Giants shall not exceed the lesser of (i) the Giants Expense Reimbursement payable to the Giants Parties, and (ii) the sum of (A) the maximum amount that can be paid to the Giants Parties without causing Giants to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and Giants has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Giants Parties’ independent accountants, plus (B) in the event the Giants Parties receive either (x) a letter from the Giants Parties’ counsel indicating that the Giants Parties has received a ruling from the IRS as described below in this Section 8.3(e) or (y) an opinion from the Giants Parties’ outside counsel as described below in this Section 8.3(e), an amount equal to the excess of the Giants Expense Reimbursement less the amount payable under clause (A) above.

(ii)                                  To secure the Jaguar Parties’ obligation to pay these amounts, the Jaguar Parties shall deposit into escrow an amount in cash equal to the Giants Expense Reimbursement with an escrow agent selected by the Jaguar Parties on such terms (subject to this Section 8.3(e)) as shall be mutually agreed upon by the Jaguar Parties, the Giants Parties and the escrow agent.  The payment or deposit into escrow of the Giants Expense Reimbursement pursuant to this Section 8.3(e) shall be made at the time the Jaguar Parties are obligated to pay the Giants Parties such amount pursuant to Section 8.3 by wire transfer.  The escrow agreement shall provide that the Giants Expense Reimbursement in escrow or any portion thereof shall not be released to the Giants Parties unless the escrow agent receives any one or combination of the following:  (A) a letter from the Giants Parties’ independent accountants indicating the maximum amount that can be paid by the escrow agent to the Giants Parties without causing Giants to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Giants has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Giants Parties, or (B) a letter from the Giants Parties’ counsel indicating that (x) the Giants Parties received a ruling from the IRS holding that the receipt by the Giants Parties of the Giants Expense Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (y) the Giants Parties’ outside counsel has rendered a legal opinion to the effect that the receipt by the Giants Parties of the Giants Expense Reimbursement should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Giants Expense Reimbursement to the Giants Parties.  The Jaguar Parties agree to amend this Section 8.3(e) at the reasonable request of the Giants Parties in order to (1) maximize the portion of the Giants Expense Reimbursement that may be distributed to the Giants Parties hereunder without causing the Giants Parties to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (2) assist the Giants Parties in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.3(e).  Any amount of the Giants Expense Reimbursement that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(e).

(f)                                   Upon termination of this Agreement in accordance with its terms, in the event the Giants Parties are entitled to receive the Expense Amount pursuant to Section 8.3(a)(iv), the receipt by the Giants Parties of such Expense Amount shall be the sole and exclusive remedy of the Giants Parties and their respective Affiliates against the Jaguar Parties and their former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Closing or the other Transactions to be consummated, and upon payment of such Expense Amount, neither the Jaguar Parties nor any of their former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Closing or the other Transactions; provided that, nothing in this Section 8.3(f) shall relieve any Person from any liabilities or damages resulting from or arising out of any fraud or willful or intentional material breach of this Agreement prior to or in connection with such termination in which case the Giants Parties shall be entitled to all the rights and remedies available at Law or in equity.

ARTICLE IX

MISCELLANEOUS

Section 9.1.                                                         Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective boards of directors, general partners or other similar governing body or entity at any time before or after receipt of the Giants Stockholder Approval and prior to the Closing; provided, however, that after the Giants Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the Consideration to be delivered under this Agreement to the Jaguar Parties, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of Giants without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 9.2.                                                         Waiver.  At any time prior to the Closing, subject to applicable Law, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 9.1, waive compliance with any agreement or condition contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.3.                                                         Non-Survival.  None of the representations, warranties, pre-Closing covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing; provided, however, that this Section 9.3 shall not limit any covenant or agreement of the Parties to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

Section 9.4.                                                         Expenses.  Except as may be otherwise expressly contemplated herein, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses in the event the Closing does not occur.  In the event that the Closing occurs, Giants shall pay all bona fide third party Expenses (which, for the avoidance of doubt, shall not include any expenses incurred by the Jaguar Parties or their Affiliates solely in connection with the Proposed Jaguar IPO) incurred by the Parties in connection with this Agreement, the Restructuring Transactions and the other Transactions (and shall reimburse the Jaguar Parties for any such Expenses previously paid by them), other than Excluded Expenses.  At the Closing, the Jaguar Parties (other than any Jaguar Management Entity, Included Entity or any of their respective Subsidiaries) shall pay any Excluded Expenses.

Section 9.5.                                                         Notices.  All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally; (ii) when transmitted if transmitted by e-mail of a pdf attachment and the hard copy is sent by the next Business Day by reliable overnight delivery service (with proof of service) or hand delivery); and (iii) the Business Day after it is sent, if sent for next day delivery by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):

if to the Giants Parties, to:

New York REIT, Inc.
405 Park Avenue
New York, New York
Attention:	Chief Executive Officer
E-mail:	mhappel@nyrt.com

with copies to (which shall not constitute notice):

New York REIT, Inc.
405 Park Avenue
New York, New York
Attention:	Legal Department
E-mail:	mead@nyrt.com

Proskauer Rose LLP
Eleven Times Square

New York, New York 10036
Phone:	(212) 969-3000
Facsimile:	(212) 969-2900
Attention:	Steven L. Lichtenfeld, Esq.
E-mail:	slichtenfeld@proskauer.com

if to the Jaguar Parties, to:

JBG Properties Inc.
4445 Willard Avenue, Suite 400
Chevy Chase, Maryland 20815
Attention:	W. Matthew Kelly
E-mail:	mkelly@jbg.com

with copies to (which shall not constitute notice):

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, District of Columbia 20004
Phone:	(202) 637-5868
Facsimile:	(202) 637-5910
Attention:	David W. Bonser, Esq.
E-mail:	david.bonser@hoganlovells.com

Section 9.6.                                                         Certain Definitions.  For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Giants than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions; and provided, further, that an Acceptable Confidentiality Agreement shall not contain any provision that would prevent Giants from complying with its obligations to provide any disclosure to Jaguar Parties or their Representatives pursuant to Section 5.7.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person.  For the purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Ancillary Documents” means the Contribution Agreements, the Merger Agreements, Registration Rights Agreements, the Partnership Agreement Amendment and Restatement and each other document or instrument contemplated hereby to be executed and delivered by any of the Parties at the Closing.

“Atlantic REIT” means JBG/Atlantic REIT, L.L.C.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City or Washington D.C. are authorized or required by Law to close.

“Class B Units” means a partnership unit designated by the Operating Partnership as a Class B Unit under the Partnership Agreement.

“Closing Date Payments” means the payment in full, in cash, of the Mandatory Uses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated January 29, 2016, between New York REIT, Inc. and JBG Properties, as amended to date.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral, but excluding any Giants Leases, Jaguar Leases and any ground lease  affecting a Jaguar Included Property.

“Core REITs” means 151 Q Street REIT, L.L.C., Fairways Residential REIT, L.L.C., JBG/Foundry Office REIT, L.L.C., JBG/Pickett Office REIT, L.L.C., and JBG/Woodbridge REIT, L.L.C.

“Credit Facility” means the debt financing incurred or intended to be incurred pursuant to Section 5.8 in the principal amount equal to the Credit Facility Amount plus such additional amount as shall be determined by the Jaguar Parties and approved by the Giants Parties, such approval not to be unreasonably withheld.

“Credit Facility Amount” means an amount equal to no less than (i) the full amount required to fulfill the payment of the Mandatory Uses (less any Mandatory Uses paid at Closing through sources other than the Credit Facility) in full plus (ii) $50,000,000.

“Credit Facility Conditions” means the conditions precedent to the funding of the Credit Facility under the credit agreement entered into in connection therewith.

“Credit Facility Documents” means the agreements, documents and certificates required to be entered into in connection with the Credit Facility, including (a) credit agreements, promissory notes, guarantees, loan documents and other instruments or agreements; (b) any certificates, opinions, corporate organizational documents, good standing certificates, lien searches, and/or resolutions contemplated by the Credit Facility; and (c) all documentation and other information required by the lenders in connection with the Credit Facility.

“Credit Facility Information” means all information with respect to the Jaguar Included Properties or Giants Properties, as applicable, as may be reasonably requested by the Giants Parties or Jaguar Parties or their potential Financing Sources in connection with obtaining the Credit Facility or otherwise as may be reasonably required to be delivered to satisfy a Credit Facility Condition.

“Debt Maintenance Agreement” means that Debt Maintenance Agreement by and among Giants, the Operating Partnership and each protected partner identified as a signatory on a schedule thereto substantially in form attached hereto as Exhibit H which allows for debt of the Operating Partnership to be guaranteed by certain Persons who become partners of the Operating Partnership as a result of the Transactions and who were partners or members of the Jaguar Funds which own an interest in Jaguar Included Property known as “DOT”.

“Designated Pipeline Properties” means the real property interests described in Section 9.6 of the Jaguar Disclosure Letter.

“Distributions” means, during the applicable period, any of the following:  (i) the declaration or payment of any dividend or any other distribution in respect of the partnership, membership or other ownership interests or any payment made to the direct or indirect holders (in their capacities as such) of the partnership, limited liability company or other entity, or (ii) the purchase, redemption or other acquisition or retirement for value by of any Equity Interest in such entity.

“Environmental Law” means any and all applicable Laws which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees, with respect to exposure to Hazardous Substances; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“Equity Interest” means, with respect to any entity, any share, capital stock, partnership, member or similar interest in such entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations, rules and other guidance promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, any Party as defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations, rules and other guidance promulgated thereunder.

“Excluded Expenses” means the amount by which the total amount (without duplication) of Jaguar Consent Expenses is greater than $15,000,000.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the consummation of the Transactions, including debt assumption costs and expenses and Transfer Taxes.

“Failed Loan Assumption” means the rejection by a lender or servicer (acting on behalf of a lender) to consent to the direct or indirect transfer of a Jaguar Included Property to a Giants Party or a Subsidiary thereof.

“Financing Sources” means the entities that provide or arrange or otherwise have entered into agreements in connection with all or any part of the Credit Facility in connection with the Transactions, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Giants Advisory Agreement” shall mean the Seventh Amended and Restated Advisory Agreement dated June 26, 2015, between Giants, the Operating Partnership and Giants Advisor, as amended, modified or supplemented through the date hereof.

“Giants Benefit Plan” means each Plan which is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Giants or any Giants Subsidiary, or under which Giants or any Giants Subsidiary has any obligation or liability to provide compensation or benefits to or for the benefit of any current or former employee, or the spouses, beneficiaries or other dependents thereof.

“Giants Lease” means each lease or sublease or license or agreement to occupy space with respect to each of the applicable Giants Properties and to which Giants or any Giants Subsidiary is a party as lessor or sublessor or licensor, together with all amendments, modifications, renewals and extensions exercised related thereto.

“Giants Marketed Properties” means (i) the leasehold interest at 120 W. 57th Street and operated as “The Viceroy Central Park,” and (ii) the fee interest in the property located at 1100 Kings Highway.

“Giants Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Giants and the Giants Subsidiaries, taken as a whole; provided, however, that no effect, change, event or occurrence resulting or arising from the following shall be deemed to constitute a Giants Material Adverse Effect or shall be taken into account when determining whether a Giants Material Adverse Effect has occurred or is reasonably likely to exist or occur:  (i) any changes in general United States or global political, regulatory or economic conditions, or the capital, financial or securities markets, including changes in interest rates, to the extent that such changes do not disproportionately have a greater adverse impact on the Giants and the

Giants Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Giants and the Giants Subsidiaries operate generally, (ii) any changes generally affecting the industries or markets in which Giants and the Giants Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on Giants and the Giants Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Giants and the Giants Subsidiaries operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations), (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on Giants and the Giants Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Giants and the Giants Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Jaguar Parties, (vi) any effect, change, event or occurrence attributable to the negotiation, execution, announcement or other public disclosure or performance of this Agreement and the Transactions or the impact of such negotiation, execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with Giants or any Giants Subsidiary, or any action by a Governmental Entity or any Action or dispute brought or threatened arising out of or relating from such negotiation, execution, announcement, disclosure or performance (provided that this clause (vi) shall not apply with respect to Section 3.5 of this Agreement), (vii) any failure by Giants to meet any internal or published projections, estimates or expectations of Giants’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Giants to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Giants Material Adverse Effect” may be taken into account, unless such fact or occurrence is otherwise excluded from this definition), (viii) any effect, change, event or occurrence after the date hereof arising out of changes in geopolitical conditions, acts of terrorism, civil disobedience or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on Giants and the Giants Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Giants and the Giants Subsidiaries operate generally; and (ix) the matters set forth on Section 9.6(a) of the Giants Disclosure Letter.

“Giants Parties Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated April 14, 2014, by and among New York Recovery Operating Partnership, LP, New York REIT, Inc. and Capital One, National Association.

“Giants Permitted Liens” means all of the following:  (i) the Giants Leases and the ground leases affecting any of the Giants Properties as of the date hereof, or amendments or modifications to the foregoing, entered into after the date hereof in accordance with the terms of this Agreement, (ii) Liens for current real estate taxes and special assessments which are not yet due and payable (subject to apportionment in accordance with the terms hereof), (iii) subject to the adjustments provided for herein and to the extent due after Closing, any charges for service, installation, connection, maintenance, sewer, water, electricity, telephone, cable television or gas, (iv) rights of vendors and holders of security interests on personal property installed at any Giants Property by tenants under Giants Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, (v) to the extent permitted under the Giants Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, rights of tenants to remove fixtures at the expiration of the term of the Giants Leases of such tenants, (vi) mechanics liens arising by or through the tenants under any Giants Leases affecting Giants Properties or personal property of Giants or any Giants Subsidiary, (vii) any exceptions created by the ground lessor pursuant to any ground lease of which Giants is ground lessee affecting any of the Giants Properties on the fee interest of the relevant property, (viii) Laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of any Giants Property currently or hereinafter imposed by any governmental or quasi-governmental body or authority; (ix) Liens relating to Indebtedness that is disclosed in Section 3.14(a)(vi) of the Giants Disclosure Letter, (x) any other non-monetary Liens, limitations, restrictions or title defects first arising from and after the date of this Agreement in the ordinary course of operation of the applicable Included Asset that do not have a Giants Material Adverse Effect on the applicable Giants Property of personal property of Giants or any Giants Subsidiary; and (xi) the matters set forth in any of the Giants Title Policies.

“Giants Restricted Stock” means any shares of Giants Common Stock that were granted pursuant to the Giants Stock Plans and are subject to restrictions on transfer and/or forfeiture.

“Giants Shares” means shares of Giants Common Stock.

“Giants Stock Plans” means Giants’ 2010 Stock Option Plan and Giants’ Employee and Director Incentive Restricted Share Plan, as amended.

“Giants Stockholder Approval” means the affirmative vote of a majority of votes cast by the holders of Giants Common Stock at the Giants Stockholder Meeting on the Equity Issuance.

“Giants Stockholder Meeting” means a meeting of the holders of shares of Giants Common Stock convened for the purpose of seeking the Giants Stockholder Approval, including any postponement or adjournment thereof.

“Governing Documents” means (a) the articles or certificate of formation or incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Included Assets” means, in addition to the Included Interests, all assets, liabilities and properties of the Jaguar Funds and their Subsidiaries related to the Designated Pipeline Properties, the Jaguar Included Properties and Included Interests or the proceeds from any sale thereof.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (iii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iv) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (v) all obligations under capital leases, (vi) all obligations in respect of bankers acceptances or letters of credit, (vii) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (viii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnitee” means Giants Advisor and its Affiliates and any individual who, on or prior to the Closing, was an officer, director, partner, manager or service provider of Giants or Giants Advisor or its Affiliates or served on behalf of Giants as an officer, director, service provider, partner, manager, member or trustee of any of the Giants Subsidiaries.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Interest Payments” means, during the applicable period, all interest payments, including the net cash costs or benefits under all interest rate protection agreements related to the applicable Indebtedness, made in accordance with the loan documents evidencing Indebtedness for borrowed money, excluding any interest payments that would be capitalized under GAAP.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Jaguar Benefit Plan” means each Plan which is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any Jaguar Party or any of its Subsidiaries under which any Jaguar Party or any such Subsidiary has any obligation or liability to provide compensation or benefits to or for the benefit of any current or former Jaguar Employee, or the spouses, beneficiaries or other dependents thereof.

“Jaguar Consent Expenses” means (i) any assumption, consent or transfer fees owed or otherwise charged by the applicable counterparty (or its servicer or representative) in connection with obtaining any Required Jaguar Consents, (ii) all refinancing costs and expenses (including, without limitation, brokerage fees, origination fees, title insurance premiums and other costs incurred or reimbursed to a lender) relating to any refinanced Indebtedness in respect of any Jaguar Included Properties as a result of a Failed Loan Assumption or otherwise, (iii) all prepayment premiums and penalties and “make-wholes” that result from the refinancing of any Indebtedness in respect of any Jaguar Included Property as a result of a Failed Loan Assumption or otherwise, (iv) all costs to provide replacement collateral required to defease any Indebtedness in respect of any Jaguar Included Property as a result of a Failed Loan Assumption or otherwise, (v) all processing fees charged by a lender or a servicer in order to submit application packages relating to the assumption of any Indebtedness in respect of any Jaguar Included Property, (vi) all applicable mortgage taxes, intangible taxes, documentary stamp taxes and recordation charges relating to any assumption of any Indebtedness in respect of a Jaguar Included Property or a refinancing thereof, (vii) any third party, out-of-pocket costs and expenses, including attorneys’ fees and expenses charged by a lender in connection with the assumption of any Indebtedness relating to a Jaguar Included Property or the refinancing thereof, and (viii) any third party, out-of-pocket costs and expenses, including attorneys’ fees and expenses charged by a landlord or a joint venture partner in connection with the consideration of, and/or the documentation of, any Required Jaguar Ground Lessor Consent or Required Jaguar JV Consent (as applicable).

“Jaguar Corporate Entities” means Fund VII REIT, Fund VIII REIT, Fund IX REIT, Atlantic REIT, the Core REITs, 51 N 50 Patterson Corporate Member, L.L.C., JBG/Landbay G Corporate Member, L.L.C., Upper Rock District Association, Inc., the Jaguar TRSs and Jaguar Properties.

“Jaguar Data Room” means the materials made available to the Giants Parties by the Jaguar Parties before 11:59 p.m. on May 25, 2016 on the Project Giants online data room hosted by Merrill DataSite.

“Jaguar Material Adverse Effect” means any effect, change, event or occurrence  that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operation or financial condition of the Jaguar Parties and their Subsidiaries (but with respect to each Jaguar Fund, only the Included Assets), taken as a whole; provided, however, that no effect, change, event or occurrence resulting or arising from the following shall be deemed to constitute a Jaguar Material Adverse Effect or shall be taken into account when determining whether a Jaguar Material Adverse Effect has occurred or is reasonably likely to exist or occur:  (i) any changes in general United States or global political, regulatory or economic conditions, or the capital, financial or securities markets, including changes in interest rates, to the extent that such changes do not have a disproportionately greater adverse impact on the Jaguar Parties and their

Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Jaguar Parties and their Subsidiaries operate generally, (ii) any changes generally affecting the industries or markets in which the Jaguar Parties and their Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on the Jaguar Parties and their Subsidiaries, relative to other similarly situated participants in the industries in which the Jaguar Parties operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations), (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Jaguar Parties, taken as a whole, relative to other similarly situated participants in the industries in which the Jaguar Parties operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Giants Parties, (vi) any effect, change, event or occurrence  attributable to the negotiation, execution, announcement or other public disclosure or performance of this Agreement and the Transactions or the impact of such negotiation, execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with Jaguar Parties, or any action by a Governmental Entity or any Action or dispute brought or threatened out of or relating from such negotiation, execution, announcement, disclosure or performance (provided that this clause (vi) shall not apply with respect to Section 4.3 of this Agreement), (vii) any failure by the Jaguar Parties to meet any internal projections, estimates or expectations of the Jaguar Included Properties’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Jaguar Parties to meet their internal budgets, plans or forecasts of their revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Jaguar Material Adverse Effect” may be taken into account, unless such fact or occurrence is otherwise excluded from this definition), (viii) any effect, change, event or occurrence after the date hereof arising out of changes in geopolitical conditions, acts of terrorism, civil disobedience or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Jaguar Parties, taken as a whole, relative to other similarly situated participants in the industries in which the Jaguar Parties operate generally and (ix) any disclosure by the Giants Parties or Giants Subsidiaries regarding its plans with regard to the conduct of the business of the Jaguar Included Properties and other Included Assets following the Closing.

“Jaguar Permitted Liens” means all of the following:  (i) the matters set forth in any of the Jaguar Title Policies, (ii) the Jaguar Leases and any ground lease  affecting any of the Jaguar Included Properties as of the date hereof, or amendments or modifications to the foregoing, entered into after the date hereof in accordance with the terms of this Agreement, (iii) Liens for current real estate taxes and special assessments which are not yet due and payable (subject to apportionment in accordance with the terms hereof), (iv) standard exceptions and provisions contained in the form of owner’s title insurance policies for each of the Jaguar Included Properties, (v) subject to the adjustments provided for herein and to the extent due after Closing, any charges for service, installation, connection, maintenance, sewer, water, electricity, telephone, cable television or gas, (vi) rights of vendors and holders of security interests on personal property installed at any Jaguar Included Property by tenants under Jaguar Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, (vii) to the extent permitted under the Jaguar Leases in effect on the date hereof or entered into after the date hereof in accordance with the terms of this Agreement, rights of tenants to remove fixtures at the expiration of the term of the Jaguar Leases of such tenants, (viii) mechanics liens arising by or through the tenants under any Jaguar Leases affecting the Included Assets, (ix) any exceptions created by the ground lessor pursuant to any ground lease  on the fee interest of the relevant property, (x) Laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of any Jaguar Included Property currently or hereinafter imposed by any governmental or quasi-governmental body or authority;(xi) Liens relating to Indebtedness that is disclosed in Section 4.16(a)(v) of the Jaguar Disclosure Letter; and (xii) any other non-monetary Liens, limitations, restrictions or title defects first arising from and after the date of this Agreement in the ordinary course of operation of the applicable Included Asset that do not have a Jaguar Material Adverse Effect on the applicable Included Asset.  In no event shall any Jaguar right of first refusal under Section 6.1 constitute a Jaguar Permitted Lien.

“Jaguar REIT Opinions” means the Fund VII REIT Opinion, the Fund VIII REIT Opinion, the Fund IX REIT Opinion, the Atlantic REIT Opinion and the Core REIT Opinions.

“Jaguar REITs” means Fund VII REIT, Fund VIII REIT, Fund IX REIT, Atlantic REIT and the Core REITs.

“Jaguar Surviving REITs” means Fund VII REIT, Fund VIII REIT, Atlantic REIT and the Core REITs.

“Jaguar TRSs” means the taxable REIT subsidiaries of the Jaguar REITs which includes:  JBG/Fund VII Services II, L.L.C., , Fund VIII TRS, L.L.C., JBG/Fund VIII Services, L.L.C., JBG/New York Hotel Operator, L.L.C., JBG/Crystal City Hotel Operator, L.L.C., JBG/151 Q Street Services, L.L.C., and JBG/Foundry Office Services, L.L.C.

“Joint Venture” means any Person owning, directly or indirectly, any interests in any Jaguar Included Properties and in which one or more Jaguar Parties owns Equity Interests and which Person is not wholly owned, directly or indirectly, by such Jaguar Parties.

“Joint Venture Agreement” means any partnership agreement, limited partnership agreement, shareholders’ agreement, limited liability company operating agreement, joint venture agreement (or the equivalent), together with all amendments, amendment and restatements, addendums, side letters and joinders in respect of which any of the Joint Ventures is governed.

“Joint Venture Partner” means any Person, other than a Jaguar Party, which holds a direct or indirect legal or beneficial right, title or interest or the right or option to acquire such right, title or interest, in a Joint Venture.

“Kickout Interest” means any Included Interest that is deemed to be a “Kickout Interest” pursuant to Section 5.2(h).

“knowledge” means, with respect to any Giants Party, the actual knowledge of any executive officer (under the rules promulgated under the Exchange Act) of Giants as of the date hereof.

“knowledge” means, with respect to any Jaguar Party, the actual knowledge of any member of the executive committee of Jaguar Operating Partners as of the date hereof.

“Law” means any law, statute, code, rule, regulation, order, ordinance, judgment or decree or other requirement or rule of law of any Governmental Entity having the effect of law.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, damage, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether matured or unmatured, regardless of when asserted.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“LTIP Unit” means a partnership unit designated by the Operating Partnership as an LTIP Unit under the Partnership Agreement.

“Mandatory Uses” means the payment of (i) the Cash Consideration, plus (ii) the aggregate Expenses of the Parties other than Excluded Expenses, plus (iii) the amount required to repay in full at the Closing the Existing Giants Credit Facility and any other Indebtedness of Giants or any Giants Subsidiary that will accelerate or become due and payable upon the consummation of the Transactions including, without limitation, any make whole or prepayment costs or premiums, plus (iv) up to $97,500,000 to be used to pay (or repay Indebtedness incurred by a Jaguar Party or any of its Subsidiaries to pay): (A) up to $68,000,000 to replace maturing Indebtedness in respect of the Jaguar Properties known as 1600 K, 2121 Wisconsin and 2115 Wisconsin); (B) up to $20,000,000 in the aggregate of pursuit and acquisition costs with respect to the Designated Pipeline Properties; (C) up to $4,500,000 of contingent purchase price payments due in connection with the acquisition by Jaguar Operating Partners of interests in JBG/Rosenfeld Retail Properties, LLC; and (D) up to $5,000,000 in connection with the purchase of interests of third parties in the Jaguar Included Property known as “Tritec”.

“MGCL” means the Maryland General Corporation Law, as amended.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Cash Flow” means, during the applicable period, the following, calculated on a basis consistent with the Roll-Forward Pro Forma March 31, 2016 Cash Flow Calculation:

(a)         cash operating revenues; minus

(b)         cash operating expenses (other than Expenses, but including Excluded Expenses); minus

(c)          Interest Payments.

“Net Invested Capital” means, for the Included Entities during the applicable period, (A) the equity capital contributed to an Included Entity, excluding any amounts contributed and used for an Other Use, minus (B) Distributions.

“NYSE” means the New York Stock Exchange.

“OP Units” means a partnership unit designated by the Operating Partnership as an OP Unit under the Partnership Agreement.

“OPP Agreement” means the Second Amended and Restated 2014 Advisor Multi-Year Outperformance Agreement, effective as of August 5, 2015, among Giants, the Operating Partnership and Giants Advisor, as in effect on the date hereof and as modified by the OPP Termination Agreement.

“OPP Termination Agreement” means the Amendment to the OPP Agreement and Release, dated as of May 25, 2016, by and among Giants, the Operating Partnership and Giants Advisor.

“Other Uses” means the payment of (i) the aggregate Expenses of the Parties other than Excluded Expenses and (ii) up to $93,000,000 to be used to pay (or repay Indebtedness incurred by a Jaguar Party or any of its Subsidiaries to pay): (A) up to $68,000,000 to replace maturing Indebtedness in respect of the Jaguar Properties known as 1600 K, 2121 Wisconsin and 2115 Wisconsin; (B) up to $20,000,000 in the aggregate of pursuit and acquisition costs with respect to the Designated Pipeline Properties; and (C) up to $5,000,000 in connection with the purchase of interests of third parties in the Jaguar Included Property known as “Tritec”.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership entered into on April 15, 2014, as amended, modified or supplemented through the date hereof.

“Person” means a natural person, sole proprietorship, firm, entity, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, unincorporated syndicate, unincorporated organization, joint venture, Governmental Entity or other entity or organization.

“Plan” means (i) each employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction and change in control plan, program, arrangement, agreement, policy or commitment, (ii) each stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, and (iii) each savings, life, health, disability, accident, medical, dental, vision, death benefit, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, perquisite, outplacement, welfare benefit, fringe benefit and other similar compensation or benefit plan, program, arrangement, agreement, policy (whether formal or informal) or commitment, including in each case each “employee benefit plan” as defined in Section 3(3) of ERISA (whether not subject to ERISA) and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Potential Kickout Interests” means all Included Interests holding, directly or indirectly, any interest in the Included Properties listed on Sections 5.2(h)(i), 5.2(h)(ii)(A) and 5.2(h)(iii)(A) of the Jaguar Disclosure Letter.

“Property Management Agreement” means the Amended and Restated Management Agreement, dated as of September 2, 2010, among Giants, the Operating Partnership and Giants Property Manager.

“Related Party” means (i) with respect to the Giants Parties, Giants Advisor and any former, current or future officers, employees, directors, partners, equityholders, managers, members, Affiliates or agents of Giants, any Giants Subsidiary or Giants Advisor, and the family members of each such person (other than the Jaguar Parties) and (ii) with respect to the Jaguar Parties, the principals and executive officers of any Jaguar Party or its Subsidiaries, Affiliates (other than the Giants Parties) and members of the family of each such person.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives.

“Required Jaguar Consents” means, collectively, the Required Jaguar Debt Consents, the Required Jaguar Ground Lease Consents and the Required Jaguar JV Consents.

“Retained Partners Equity” means, for the Included Entities during the applicable period, the sum of (i) Net Cash Flow of the Included Entities, taken as a whole, plus (ii) Net Invested Capital.

“Roll-Forward Pro Forma March 31, 2016 Cash Flow Calculation” means collectively the cash flow calculation and related supporting schedules set forth in the Jaguar Data Room under the folder “16. MCA-Additional Invested Capital Rider”.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Securities Act” means the Securities Act of 1933, as amended, and all regulations, rules and other guidance promulgated thereunder.

“Service Provider” means any employee (including any Jaguar Employee), consultant, director or other service provider of any Jaguar Party or any Affiliate of any Jaguar Party who is engaged or employed at, or principally provides services to, any of the Jaguar Included Properties.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other Equity Interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) with respect to a partnership or any limited liability company, such Person or any other Affiliate of such Person is a general partner or managing member of such partnership or limited liability company.  Notwithstanding the above, with regard to each Jaguar Fund, a “Subsidiary” means only any Included Entity in which such Jaguar Fund has a direct or indirect Equity Interest; provided, that a “Subsidiary” shall include solely with respect to representations and warranties contained in Section 4.13, any Jaguar TRS that is not an Included Entity and any Jaguar REIT not otherwise described in this definition.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.

“Tax Indemnification Agreement” means, collectively:  (i) the Indemnity Agreement, dated December 28, 2012, between Giants Advisor and Giants, and (ii) the Indemnity Agreement, dated December 31, 2013, between Giants Advisor and Giants.

“Tax Return” means any report, return, certificate, claim for refund, information return, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the U.S. Treasury Regulations, promulgated under the Code.

“WWP Joint Venture” means the “Company” as defined in the WWP Joint Venture Agreement.

“WWP Joint Venture Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of WWP Holdings, LLC, dated as of October 31, 2013, by and between ARC NYWWPJV001, LLC and WWP Sponsor, LLC, as amended by that certain First Amendment to Second Amended and Restated Limited Liability Company Agreement, dated October 3, 2014.

Section 9.7.                                                         Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“3-14 Financial Statements”	Section 4.6(a)
“Accountants”	Section 5.11(a)
“Action”	Section 3.1010
“Adverse Recommendation Change”	Section 5.7(d)
“Advisory Agreement”	Section 4.15(b)
“Agreement”	Preamble
“Allocation”	Section 1.4
“Anti-Money Laundering Laws”	Section 4.23
“Atlantic REIT Opinion”	Section 7.2(g)(v)
“Board Designees”	Section 5.15
“Book-Up”	Section 6.3(c)
“Cash Consideration”	Section 1.3(a)
“Chosen Courts”	Section 9.12(b)
“Closing”	Section 2.1
“Closing Date”	Section 2.1
“Consideration”	Section 1.3
“Contribution Agreement”	Section 1.1(a)
“Core REIT Opinions”	Section 7.2(g)(iv)
“County”	Section 6.1(b)
“DC Rights Holders”	Section 6.1(c)
“D&O Insurance”	Section 6.5(b)
“Equity Consideration”	Section 1.3(b)
“Equity Issuance”	Recitals
“Excluded Assets”	Recitals
“Excluded Managing Member Interest”	Section 5.2(h)(ii-iii)
“Excluded Properties”	Recitals
“Expense Amount”	Section 8.3(a)(iii)
“FIRPTA Certificate”	Section 2.3(d)
“Fund I”	Section 1.1(a)
“Fund II”	Section 1.1(b)
“Fund III”	Section 1.1(c)
“Fund VI”	Section 1.1(d)
“Fund VII”	Section 1.1(e)

“Fund VIII”	Section 1.1(f)
“Fund IX”	Section 1.1(g)
“Fund VII REIT”	Section 1.1(e)
“Fund VII REIT Opinion”	Section 7.2(g)(i)
“Fund VIII REIT”	Section 1.1(f)
“Fund VIII REIT Opinion”	Section 7.2(g)(ii)
“Fund IX REIT”	Section 1.1(g)(i)
“Fund IX REIT Opinion”	Section 7.2(g)(iii)
“GAAP”	Section 3.6(c)
“Giants”	Preamble
“Giants Advisor”	Recitals
“Giants Board”	Recitals
“Giants Board Designee”	Section 5.15
“Giants Board Recommendation”	Recitals
“Giants Board Resignations”	Section 5.15
“Giants Bylaws”	Section 3.2
“Giants Charter”	Section 3.2
“Giants Charter Amendment”	Section 5.16
“Giants Common Stock”	Section 3.3(a)
“Giants Disclosure Letter”	Article III
“Giants Expense Reimbursement”	Section 8.3(e)(i)
“Giants Ground Leases”	Section 3.18(f)
“Giants Insurance Policies”	Section 3.21
“Giants Leases”	Section 3.18(g)
“Giants Material Contract”	Section 3.14(a)
“Giants Parties”	Preamble
“Giants Permits”	Section 3.16(b)
“Giants Preferred Stock”	Section 3.3(a)
“Giants Properties”	Section 3.18(a)
“Giants Property Manager”	Recitals
“Giants REIT Opinion”	Section 7.3(g)
“Giants SEC Filings”	Section 3.6(a)
“Giants Subsidiary Partnership”	Section 3.13(h)
“Giants Tax Protection Agreement”	Section 3.13(h)
“Giants Title Policy”	Section 3.18(k)
“Giants Valuation”	Section 6.3(c)
“Governmental Entity”	Section 3.5(a)
“Historic Giants Assets”	Section 6.3(c)
“HSR Act”	Section 3.5(b)
“Included Entity”	Recitals
“Included Interests”	Recitals

“Intervening Event”	Section 5.7(h)(i)
“Issued Giants Shares”	Section 1.3(b)
“Issued OP Units”	Section 1.3(b)
“Jaguar Board Designee”	Section 5.15
“Jaguar Debt Refinancing”	Section 5.2(h)(i)
“Jaguar Designee”	Section 1.3
“Jaguar Development Properties”	Section 4.10(a)
“Jaguar Disclosure Letter”	Article IV
“Jaguar District of Columbia Multifamily Properties”	Section 6.1(c)
“Jaguar Employees”	Section 4.20(a)
“Jaguar Financial Statements”	Section 4.6(a)
“Jaguar Funds”	Preamble
“Jaguar Ground Leases”	Section 4.9(h)
“Jaguar Included Properties”	Recitals
“Jaguar Insurance Policies”	Section 4.25
“Jaguar Leases”	Section 4.9(i)
“Jaguar Management Entities”	Preamble
“Jaguar Material Contract”	Section 4.16
“Jaguar Montgomery County Multifamily Properties”	Section 6.1(b)
“Jaguar Operating Partners”	Preamble
“Jaguar Operating Partners Financial Statements”	Section 4.6(a)
“Jaguar Parties”	Preamble
“Jaguar Permits”	Section 4.14(b)
“Jaguar Properties”	Preamble
“Jaguar Representative”	Section 1.7(a)
“Jaguar Retail Financial Statements”	Section 4.6(a)
“Jaguar Subsidiary Partnership”	Section 4.13(l)
“Jaguar Tax Protection Agreement”	Section 4.13(l)
“Jaguar Title Policy”	Section 4.9(g)
“Legacy LLC”	Recitals
“Managing Member Entities”	Recitals
“Managing Member Interests”	Section 1.1(k)(iii)
“Material Giants Leases”	Section 3.18(h)
“Material Jaguar Leases”	Section 4.6(a)
“Merger Agreement”	Section 1.1(g)(ii)
“Minimum Equity Consideration”	Section 7.2(h)
“Montgomery County Rights Holders”	Section 6.1(b)
“Non-Recourse Party”	Section 9.16
“Notice of Superior Proposal/Intervening Event”	Section 5.7(f)
“OFAC”	Section 4.22
“Operating Partnership”	Preamble

“Ordinances”	Section 6.1(b)
“Other Giants Subsidiary”	Section 3.1(c)
“Outside Date”	Section 8.1(b)(i)
“Ownership Limit Waiver Agreement”	Section 5.17
“Parties”	Preamble
“Partnership Agreement Amendment and Restatement”	Section 2.2(e)
“Partnership Merger Agreement”	Section 1.1(k)(i)
“Payoff Letter”	Section 5.9
“Proposed Jaguar IPO”	Section 5.12
“Proxy Statement”	Section 3.5(b)
“Qualified REIT Subsidiary”	Section 3.1(c)
“Qualifying Income”	Section 8.3(e)(i)
“Recap Investors”	Section 1.1(i)
“Registration Rights Agreements”	Section 2.2(d)
“REIT”	Section 3.1(c)
“Related Party Termination Agreements”	Section 3.27
“Required Jaguar Debt Consents”	Section 4.3
“Required Jaguar Ground Lease Consents”	Section 4.3
“Required Jaguar JV Consents”	Section 4.3
“Restructuring Transactions”	Section 5.10(a)
“SEC”	Section 3.5(b)
“SEFC Investors”	Section 1.1(j)
“SEFC Partners”	Section 1.1(j)
“Superior Proposal”	Section 5.7(h)(ii)
“Takeover Proposal”	Section 5.7(h)(iii)
“Taxable REIT Subsidiary”	Section 3.1(c)
“Termination Agreement and Release	Recitals
“Termination Fee”	Section 8.3(a)(i)
“TOPA”	Section 6.1(c)
“Transactions”	Recitals
“Transfer Taxes”	Section 6.3(b)
“Transition Services Agreement”	Recitals
“UDM”	Section 1.1(h)
“Vested LTIP Units”	Section 5.14
“Wanted LLC”	Recitals
“WARN Act”	Section 4.20(b)

Section 9.8.                                                         Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.9.                                                         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10.                                                  Entire Agreement; Third-Party Beneficiaries.

(a)                                 This Agreement (including the Giants Disclosure Letter and the Jaguar Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)                                 Neither this Agreement (including the Giants Disclosure Letter and the Jaguar Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder, other than Section 6.5 (Directors’ and Officers’ Indemnification and Insurance) and Section 9.16 (No Recourse).

Section 9.11.                                                  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.12.                                                  Governing Law; Jurisdiction.

(a)                                 This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”).  Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof), (c) agrees not to commence any such action or proceeding except in such courts, (d) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (e) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (f) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.5.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 9.13.                                                  Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14.                                                  Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.  Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.15.                                                  Enforcement; Remedies.

(a)                                 Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)                                 The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and except as set forth in this Section 9.15, each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.15.  In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.15.

Section 9.16.                                                  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any Party, any Financing Source or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether at Law or equity, in contract, tort or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith.  Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.  Notwithstanding the foregoing, this Section 9.16 shall in no way be deemed to limit the liability or obligations of any Party to the extent that such Party is required to cause its subsidiaries, Affiliates or Representatives to take any action or refrain from taking any action pursuant to this Agreement.

Section 9.17.                                                  Joint and Several.  Unless otherwise specifically indicated herein, the obligations of the Jaguar Parties hereunder, on the one hand, and the Giants Parties hereunder, on the other hand, are joint and several.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NEW YORK REIT, INC.

By:	/s/ Michael A. Happel
Name:	Michael A. Happel
Title:	Chief Executive Officer and President

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.

By: New York REIT, Inc., its General Partner

By:	/s/ Michael A. Happel
Name:	Michael A. Happel
Title:	Chief Executive Officer and President

[Signature Page to Master Combination Agreement]

JAGUAR PARTIES:

JBG PROPERTIES, INC.

By:	/s/ W. Matthew Kelly
Name:	W. Matthew Kelly
Title:	Executive Vice President and Assistant Secretary

JBG/OPERATING PARTNERS, L.P.

By:	JBG Properties, Inc., its General Partner

	By:	/s/ W. Matthew Kelly
	Name:	W. Matthew Kelly
	Title:	Executive Vice President and Assistant Secretary

JBG INVESTMENT FUND I, L.P.

By:	JBG Real Estate Associates XXXIV, L.L.C.,
its General Partner

	By:	/s/ Michael J. Glosserman
	Name:	Michael J. Glosserman
	Title:	Managing Member

JBG INVESTMENT FUND II, L.P.

By:	JBG/Fund II Manager, L.L.C.,
its General Partner

	By:	/s/ Michael J. Glosserman
	Name:	Michael J. Glosserman
	Title:	Managing Member

JBG INVESTMENT FUND III, L.P.

By:	JBG/Fund III Manager, L.L.C.,
its General Partner

	By:	/s/ Michael J. Glosserman
	Name:	Michael J. Glosserman
	Title:	Managing Member

JBG INVESTMENT FUND VI, L.L.C.

By:	JBG/Fund VI Manager, L.L.C.,
its Managing Member

	By:	/s/ Michael J. Glosserman
	Name:	Michael J. Glosserman
	Title:	Managing Member

JBG INVESTMENT FUND VII, L.L.C.

By:	JBG/Fund VII Manager, L.L.C.,
its Managing Member

	By:	/s/ W. Matthew Kelly
	Name:	W. Matthew Kelly
	Title:	Managing Member

JBG INVESTMENT FUND VIII, L.L.C.

By:	JBG/Fund VIII Manager, L.L.C.,
its Managing Member

	By:	/s/ W. Matthew Kelly
	Name:	W. Matthew Kelly
	Title:	Managing Member

JBG INVESTMENT FUND IX, L.L.C.

By:	JBG/Fund IX Manager, L.L.C.,
its Managing Member

	By:	/s/ W. Matthew Kelly
	Name:	W. Matthew Kelly
	Title:	Managing Member

JBG/URBAN DIRECT MEMBER, L.L.C.

By:	JBG/Company Manager IV, L.L.C.,
its Managing Member

	By:	/s/ W. Matthew Kelly
	Name:	W. Matthew Kelly
	Title:	Managing Member

JBG/RECAP INVESTORS, L.L.C.

By:	JBG/Company Manager II, L.L.C., its
Managing Member

	By:	/s/ Michael J. Glosserman
	Name:	Michael J. Glosserman
	Title:	Managing Member

JBG/SEFC FUND INVESTORS, L.L.C.

By:	JBG/Company Manager II, L.L.C., its
Managing Member

	By:	/s/ Michael J. Glosserman
	Name:	Michael J. Glosserman
	Title:	Managing Member

JBG/SEFC PARTNERS, L.L.C.

By:	/s/ Michael J. Glosserman
Name:	Michael J. Glosserman
Title:	Managing Member

Schedule A

Jaguar Funds

JBG Investment Fund I, L.P., a Delaware limited partnership

JBG Investment Fund II, L.P., a Delaware limited partnership

JBG Investment Fund III, L.P., a Delaware limited partnership

JBG Investment Fund VI, L.L.C., a Delaware limited liability company

JBG Investment Fund VII, L.L.C., a Delaware limited liability company

JBG Investment Fund VIII, L.L.C., a Delaware limited liability company

JBG Investment Fund IX, L.L.C., a Delaware limited liability company

JBG/Urban Direct Member, L.L.C., a Delaware limited liability company

JBG/Recap Investors, L.L.C., a Delaware limited liability company

JBG/SEFC Fund Investors, L.L.C., a Delaware limited liability company

JBG/SEFC Partners, L.L.C., a Delaware limited liability company

Schedule B

Ten Business Days before Closing, the Jaguar Parties shall deliver to Giants a schedule showing for each Included Asset the shares that would be attributable to Fund I, Fund II and nonaccredited investors in the other Jaguar Funds (the “Cash Recipients”), and an estimate of the expected Cash Consideration based on the recent trading prices of a share of Giants common stock.  The actual Cash Consideration will be determined by multiplying the aggregate amount of shares attributable to the Cash Recipients by the average of the high and the low trading price of a share of Giants common stock one Business Day before Closing.

Exhibit A-1

Jaguar Included Properties

Property Name		Address	City	State

1	11333 Woodglen Drive	11333 Woodglen Drive	Rockville	MD
2	1233 20th Street	1233 20th Street NW	Washington	DC
3	12440 Parklawn	12440 Parklawn Dr.	Rockville	MD
4	1600 K Street	1600 K Street NW	Washington	DC
5	2115 Wisconsin Avenue	2115 Wisconsin Ave	Washington	DC
6	2121 Wisconsin Avenue	2121 Wisconsin Ave	Washington	DC
7	5609 Fishers Lane	5609 Fishers Lane	Rockville	MD
8	Artery Plaza	7200 Wisconsin Avenue	Bethesda	MD
9	6862 Elm Street	6862 Elm Street	McLean	VA
10	Jefferson Court	1025 Thomas Jefferson Street NW	Washington	DC
11	L’Enfant Plaza Office - East	470/490 L’Enfant Plaza SW	Washington	DC
12	One Choke Cherry	1 Choke Cherry Road	Rockville	MD
13	Pickett Industrial Park	841-929 South Pickett Street	Alexandria	VA
14	Reston Arboretum	12700 Sunrise Valley Road	Reston	VA
15	Rosslyn Gateway - North	1911 North Fort Meyer Drive	Arlington	VA
16	RTC - West	12100-12120 Sunset Hills Road	Reston	VA
17	Summit I	2000 Edmund Halley Drive	Reston	VA
18	Summit II	2002 Edmund Halley Drive	Reston	VA
19	DOT - U.S. Government Tenant (GSA)	1200 New Jersey Ave SE	Washington	DC
20	5600 Fishers Lane - U.S. Government Tenant (GSA)	5600 Fishers Lane	Rockville	MD
21	NCI - U.S. Government Tenant (GSA)	9607-9609 Medical Center Drive	Rockville	MD
22	5601 Fishers Lane - U.S. Government Tenant (GSA)	5601 Fishers Lane	Rockville	MD
23	800 North Glebe Road	800 North Glebe Road	Arlington	VA
24	L’Enfant Plaza Office - North	955 L’Enfant Plaza SW	Washington	DC
25	Old Dominion	6849 Old Dominion Drive	McLean	VA
26	Rosslyn Gateway - South	1901 South Fort Myer Drive	Arlington	VA
27	The Foundry	1055 Thomas Jefferson Street NW	Washington	DC
28	Chase Tower	4445 Willard Ave	Chevy Chase	MD
29	5625 Fishers Lane	5625 Fishers Lane	Rockville	MD
30	5635 Fishers Lane	5635 Fishers Lane	Rockville	MD
31	5640 Fishers Lane	5640 Fishers Lane	Rockville	MD
32	12725 Twinbrook Parkway	12725 Twinbrook Parkway	Rockville	MD
33	12735 Twinbrook Parkway	12735 Twinbrook Parkway	Rockville	MD
34	1831 Wiehle Avenue	1831 Wiehle Ave	Reston	VA
35	Wiehle Avenue Office Building	1861 Wiehle Ave	Reston	VA
36	NoBe II Office	11411 Woodglen Drive	Rockville	MD
37	Hungerford Plaza	Hungerford Plaza Ave	Rockville	MD
38	16th & I Street	900 16th Street	Washington	DC
39	CEB Tower at Central Place	1201 Wilson Boulevard	Arlington	VA
40	The Alaire	1101 Higgins Place	Rockville	MD
41	The Gale	151 Q Street NE	Washington	DC
42	Bennington Crossings	441 North Armistead Street	Alexandria	VA
43	Brookdale	1400 N. Beauregard Street	Alexandria	VA
44	Charter Oak	11637 Charter Oak Court	Reston	VA
45	Fairmont Gardens	4137 Wadsworth Ct.	Annandale	VA
46	Fairway Apartments	11659 North Shore Drive	Reston	VA
47	Falkland Chase - North	8305 16th Street	Silver Spring	MD
48	Falkland Chase - South & West	8305 16th Street	Silver Spring	MD

49	Hillwood	5797 A Rayburn Avenue	Alexandria	VA
50	Kennedy Row	1717 East Capitol Street SE	Washington	DC
51	Lynbrook	5411-A Sheffield Court	Alexandria	VA
52	Meadowcreek	5510-A Ascot Court	Alexandria	VA
53	Stoneridge	5797-A Rayburn Avenue	Alexandria	VA
54	Fort Totten Square	5601 3rd Street NE	Washington	DC
55	The Terano	5700 Fishers Lane	Rockville	MD
56	Notch 8	2900 Main Line Boulevard	Alexandria	VA
57	Galvan	1800 Rockville Pike	Rockville	MD
58	Atlantic Plumbing	2112 8th Street NW	Washington	DC
59	7770 Norfolk	7770 Norfolk	Bethesda	MD
60	Reston Heights - Phase I	11842 Sunrise Valley Drive	Reston	VA
61	1244 South Capitol Street	1244 South Capitol Street SE	Washington	DC
62	13th & U Street	1300 U Street NW	Washington	DC
63	Leesburg Pike Retail	8508 Leesburg Pike	Vienna	VA
64	Old Centreville Crossing	13810-13860 Braddock Road	Centreville	VA
65	La Plata Shopping Center	6615 Crain Hyw	La Plata	MD
66	L’Enfant Plaza Retail - East	470 L’Enfant Plaza SW	Washington	DC
67	Stonebridge at Potomac Town Center - Phase I	14900 Potomac Town Place	Woodbridge	VA
68	The Shops At Mark Center	1458 - 1480 N Beauregard Street	Alexandria	VA
69	Takoma-Langley Crossroads Center	1329 University Boulevard East	Takoma Park	MD
70	Vienna Walgreens	225 Maple Avenue East	Vienna	VA
71	Fort Totten Square Retail	300 Riggs Road NE	Washington	DC
72	L’Enfant Plaza Retail - West	429 L’Enfant Plaza SW	Washington	DC
73	Notch 8 Retail	2900 Main Line Boulevard	Alexandria	VA
74	Galvan Retail	1800 Rockville Pike	Rockville	MD
75	North End Retail I	1921 & 1924 8th Street NW	Washington	DC
76	Pikesville Walgreens	1510 Reisterstown Road	Pikesville	MD
77	275 N. Washington	275 North Washington Street	Rockville	MD
78	Reston Heights - Phase I Retail	11842 Sunrise Valley Drive	Reston	VA
79	RTC - West Retail	12100-12120 Sunset Hills Road	Reston	VA
80	4735 Bethesda Avenue Retail	4735 Bethesda Avenue	Bethesda	MD
81	1250 1st Street	1250 1st Street	Washington	DC
82	1900 N Street	1900 N Street NW	Washington	DC
83	4747 Bethesda Avenue	4733 Bethesda Avenue	Bethesda	MD
84	50 Patterson Street	50 Patterson St.	Washington	DC
85	51 N Street	51 N St NE	Washington	DC
86	Georgetown Development Parcel	2101 Wisconsin Avenue NW	Washington	DC
87	Atlantic Plumbing C — North	X	Washington	DC
88	Atlantic Plumbing C — South	X	Washington	DC
89	West Half II	1201 West Half Street	Washington	DC
90	West Half III	1202 West Half Street	Washington	DC
91	Upper Rock Retail	5 Choke Cherry Road	Rockville	MD
92	Stonebridge at Potomac Town Center - Phase II	14900 Potomac Town Place	Woodbridge	VA
93	1831 Wiehle Avenue Land	1831 Wiehle Ave	Reston	VA
94	Wiehle Avenue Development Parcel	1861 Wiehle Ave	Reston	VA
95	Reston Heights - Phase II	X	Reston	VA
96	Tysons West - Phase II	X	Vienna	VA
97	55 H	55 H Street NE	Washington	DC
98	5615 Fishers Drive	5615 Fishers Drive	Rockville	MD
99	801 New Jersey Avenue	801 New Jersey Ave NW	Washington	DC
100	Bethesda North Marriott Land	X	Rockville	MD
101	Capitol Point - North	1300 1st Street NE	Washington	DC
102	Capitol Point - North Option	35, 39, 41, and 75 New York Avenue NE	Washington	DC
103	Charter Oak Land	11637 Charter Oak Court	Reston	VA
104	Courthouse Metro Land	2046 Wilson Blvd.	Arlington	VA

105	Courthouse Metro Land - Option	2046 Wilson Blvd.	Arlington	VA
106	DCDF - 801 17th Street, NE	801 17th Street NE	Washington	DC
107	Fairway Land	11659 North Shore Drive	Reston	VA
108	Falkland Chase - North Land	8305 16th Street	Silver Spring	MD
109	Parklawn - South	X	Rockville	MD
110	5600 Fishers Lane - Wing C	5600 Fishers Lane	Rockville	MD
111	Naylor Station	X	Temple Hills	MD
112	Hoffman Town Center	X	Alexandria	VA
113	Hungerford Plaza Land	Hungerford Plaza Ave	Rockville	MD
114	965 Florida Avenue	965 Florida Avenue NW	Washington	DC
115	L’Enfant Plaza Office - Center	X	Washington	DC
116	L’Enfant Plaza Office - Southeast	X	Washington	DC
117	NoBe II Land	11411 Woodglen Drive	Rockville	MD
118	Potomac Yard Land Bay G	X	Alexandria	VA
119	Potomac Yard Land Bay F	X	Alexandria	VA
120	Potomac Yard Land Bay H	X	Alexandria	VA
121	Rosslyn Gateway - North Land	1911 North Fort Meyer Drive	Rosslyn	VA
122	Rosslyn Gatweway - South Land	1901 South Fort Myer Drive	Rosslyn	VA
123	RTC - West Land	12100-12120 Sunset Hills Road	Reston	VA
124	Stonebridge Land	14900 Potomac Town Place	Woodbridge	VA
125	Summit I & II Land	2000 Edmund Halley Drive	Reston	VA
126	Tingey	X	Washington	DC
127	Twinbrook	X	Rockville	MD
128	12511 Parklawn Drive	12511 Parklawn Drive	Rockville	MD
129	Tysons West - Phase III	X	Vienna	VA
130	Leesburg Pike Land	8508 Leesburg Pike	Vienna	VA
131	Woodglen	5640 Nicholson Lane	Rockville	MD
132	Gallaudet	X	Washington	DC
133	Mark Center	X	Alexandria	VA

Exhibit A-2

Included Interests

[This Exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.]

Exhibit A-3

Managing Member Entities

JBG/Company Manager, L.L.C.

JBG/Company Manager II, L.L.C.

JBG/Company Manager III, L.L.C.

JBG/Company Manager IV, L.L.C.

JBG/DC Manager, L.L.C.

JBG/Urban Manager, L.L.C.

Exhibit A-4

Excluded Properties

Project Name		Address

1.	4723 Elm Street	4723 Elm Street, Bethesda, MD
2.	Arlington Gateway Hotel	801 N Glebe Rd, Arlington, VA
3.	Atlantic Plumbing Condo	2030 8th St., NW, Washington DC
4.	Backlick	6981 Hechinger Drive, Springfield, VA
5.	Bethesda Mews	9111 Old Georgetown Road Bethesda, MD
6.	Bethesda North Marriott Hotel	5701 Marinelli Road, North Bethesda, MD
7.	Cameron Park	430-440/450-458 S. Pickett Street, Alexandria, VA
8.	Central Place Residential	1201 Wilson Blvd, Arlington, VA
9.	Chelsea Court	630 Ellsworth Drive, Silver Spring, MD
10.	County Service Park	16630 Crabbs Branch Way, Rockville, MD
11.	Elm Street Resi(1)	6862 Elm Street, McLean, Virginia
12.	Falls Church Corporate Center	6400 & 6402 Arlington Blvd, Falls Church, Virginia
13.	Flower Center	1611/1625 Eckington Place, NE, Washington, D.C.
14.	Fort Totten South & Central	Square 3760 South Dakota Ave, Washington D.C.
15.	Grosvenor	5400 Grosvenor Lane, Bethesda, MD
16.	Hilton Crystal City	2399 Jefferson Highway, Arlington, Virginia
17.	Hyatt NoMa	33 New York Avenue NE, Washington, D.C.
18.	Kings Crossing - Phase II	Intersection of Richmond Highway (Route 1) and Kings Highway, Fairfax County, Virginia
19.	Piney Branch	8513 Piney Branch Road
20.	Potomac Yards Hotels	2800 & 2850 South Potomac Avenue, Arlington, Virginia
21.	Reston Arboretum Land(1)	12700 Sunrise Valley Road, Reston, Virginia
22.	Reston Gateway	PCL 1C-1 Blk 1 Sec 40 & PCL 2C-1A Blk 1 Sec 440, Reston, VA
23.	Reston Sheraton	11810 Sunrise Valley Drive, Reston, VA
24.	Rock Spring	Fernwood Road, Bethesda, MD 20817
25.	Sheraton Premiere - Tysons Corner	8661 Leesburg Pike, Vienna, Virginia
26.	SSA	6100 Wabash Avenue, Baltimore, Maryland
27.	State Farm	1500 Harry Thomas Way, NE, Washington, D.C.
28.	Transfer Development Rights	N/A
29.	The Westin - Reston Heights	11750 Sunrise Valley Drive, Reston, Virginia
30.	Village of Valley Forge	200 Main St., King of Prussia, PA
31.	Wardman Park	2660 Woodley Road, NW Washington, DC
32.	Wardman Tower	2660 Connecticut Avenue, NW, Washington DC
33.	West End Condo	1120 23rd Street NW, Washington, D.C. 1101-1117 24th Street NW, Washington, D.C. L St NW, Lots 7000-7021 Sq 0037, Washington, D.C.
34.	Willow Run Apartment	955 N. Van Dorn Street, Alexandria, VA

(1)                 Represents associated office building address. Land portion to be spun off.

Exhibit B-1

FINAL FORM

CONTRIBUTION AND ASSIGNMENT AGREEMENT

Between

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.

and

FUND [•] LEGACY LLC

Dated as of [•], 2016

CONTRIBUTION AND ASSIGNMENT AGREEMENT(1)

This CONTRIBUTION AND ASSIGNMENT AGREEMENT, dated as of [•], 2016 (this “Agreement”), is made and entered into by and between New York Recovery Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and Fund [•] Legacy LLC, a Delaware limited liability company (“Legacy LLC” and together with the Operating Partnership, the “Parties”).

WHEREAS, this Agreement is being entered into and carried out by the Operating Partnership and Legacy LLC in connection with, and as contemplated by that certain Master Combination Agreement, dated as of May 25, 2016 (the “Combination Agreement”), by and among New York REIT, Inc., a Maryland corporation, the Operating Partnership, JBG Properties Inc., a Maryland corporation, JBG/Operating Partners, L.P., a Delaware limited partnership and their affiliates;

WHEREAS, Legacy LLC owns 100% of the outstanding membership interests (the “LLC Interest”) in Fund [•] Wanted LLC, which is disregarded as an entity separate from Legacy LLC for U.S. federal income tax purposes;

WHEREAS, Legacy LLC has acquired the LLC Interest from JBG Investment Fund [•], L.L.C. (“Fund [•]”) on the date hereof pursuant to the Restructuring Transactions outlined in Section 5.10 of the Combination Agreement (the “Restructuring”);

WHEREAS, pursuant to Section 1.1([•]) of the Combination Agreement, the Operating Partnership desires to acquire from Legacy LLC, and Legacy LLC desires to contribute and transfer to the Operating Partnership, subject to the terms and conditions set forth herein, the LLC Interest;

WHEREAS, pursuant to Section 1.3 of the Combination Agreement, Legacy LLC will receive [cash, Issued Giants Shares and Issued OP Units](2) (collectively, the “Consideration”), as consideration for the contribution of the LLC Interest;

WHEREAS, immediately following the contribution of the LLC Interest to the Operating Partnershp in exchange for the Consideration, Legacy LLC will liquidate and distribute the Consideration to its members;

WHEREAS, for U.S. federal income tax purposes, (i) the Parties intend that the contribution of the LLC Interest to the Operating Partnership in exchange for the Consideration, followed by the immediate liquidation of Legacy LLC and the distribution of the Consideration to its members be treated as a merger of Legacy LLC with the Operating Partnership within the meaning of Section 708(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations §1.708-1(c), with such merger treated as an “assets-over” form of merger as provided for in Treasuary Regulations §1.708-1(c)(3)(i), and (ii) each member of Legacy LLC has agreed and consented to treat the receipt of any cash or Issued Giants Shares pursuant to the transactions contemplated by this Agreement as the sale to the Operating Partnership of the portion of such member’s interests in Legacy LLC for which such form of consideration is received, and the Operating Partnership, pursuant to Article IV below,

(1)                                 Please note that this form agreement will be appropriately revised for each contribution set forth in Section 1.1 of the Combination Agreement.

(2)                                 Please note that the specific consideration will need to be appropriately revised for each contribution set forth in Section 1.1 of the Combination Agreement.

1

agrees to report the issuance of any cash or Issued Giants Shares as the purchase from such Legacy LLC member of those interests in Legacy LLC immediately prior to the merger described in clause (i) of this paragraph, all pursuant to Treasury Regulations Section 1.708-1(c)(4);(3)

WHEREAS, Schedule A attached hereto and incorporated herein, specifies the portion and nature of the Consideration to be transferred to each member of Legacy LLC pursuant to the transactions contemplated herein, and the portion of the interests held by such member in Legacy LLC, if any, that is purchased by the Operating Partnership in exchange for such Consideration;

WHEREAS, the closing (the “Closing”) of the transactions contemplated by this Agreement shall be on the date hereof, simultaneously with the closing pursuant to the Combination Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
CONTRIBUTION

SECTION 1.01.                                                     Contribution and Assignment.

Upon the terms and subject to the conditions set forth in this Agreement, Legacy LLC hereby contributes, grants, assigns, transfers and conveys and delivers forever to the Operating Partnership, all of Legacy LLC’s rights, title and interest under, in and to the LLC Interest in exchange for the Consideration.  The Operating Partnership hereby accepts the foregoing contribution, grant, assignment, transfer and conveyance of the LLC Interest as a capital contribution by Legacy LLC to the Operating Partnership and hereby pays the Consideration to Legacy LLC, subject to Article IV hereof. (4)

SECTION 1.02.                                                     Assumption.

Upon the terms and subject to the conditions set forth in this Agreement, the Operating Partnership hereby expressly assumes and agrees to perform, satisfy and discharge, in each case in due course, all of the liabilities and obligations of Legacy LLC relating to the LLC Interest arising or accruing from and after the date hereof, and Legacy LLC is hereby released of and from any further liabilities or obligations accruing from and after the date hereof, with respect to the LLC Interest.

(3)                                 Please note that this paragraph will be included in the respective Contribution and Assignment Agreement for each of the contributions described in Sections 1.1(c) through 1.1(h) of the Combination Agreement.   This paragraph will not be included in the respective Contribution and Assignment Agreement for the contributions described in Section 1.1(a), Section 1.1(b), Section 1.1(i), Section 1.1(j) and Section 1.1(k)(iii) of the Combination Agreement.

(4)                                 Please note that with respect to UDM contributions, it is currently contemplated that there will be a contribution of Class A interests in UDM Wanted LLC to the Operating Partnership, and a contribution of Class B interests in UDM Wanted LLC to the TRS.

2

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF LEGACY LLC

Legacy LLC hereby represents and warrants to the Operating Partnership as follows:

SECTION 2.01.                                                     Organization, Power and Authority.

Legacy LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Legacy LLC has all requisite limited liability company power and authority to own and operate its assets.

SECTION 2.02.                                                     Title to LLC Interest.

Legacy LLC owns, as its sole assets, (i) right, title and interest in the LLC Interest, beneficially and of record, free and clear of any claim, lien (including tax liens), option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party (collectively, “Encumbrances”), (ii) indirect right, title and interest in the Included Interests, except for changes permitted pursuant to Section 5.10 of the Combination Agreement, free and clear of any Encumbrances, and (iii) indirect interests in the Jaguar Included Properties it acquired in connection with the Restructuring Transactions, in each case, as set forth on Section 4.4(c) of the Jaguar Disclosure Letter, and Legacy LLC has full power and authority to convey free and clear of any Encumbrances, the LLC Interest, and the Operating Partnership (or its designee) will acquire good and valid title thereto, free and clear of any Encumbrances, in all cases except for the Encumbrances set forth in the Combination Agreement or created in favor of the Operating Partnership by the transactions contemplated hereby and the Combination Agreement.

SECTION 2.03.                                                     Authorization.

Legacy LLC has full right, authority, power and capacity (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Legacy LLC pursuant to this Agreement; (b) to carry out the transactions contemplated hereby and thereby; and (c) to contribute, transfer and deliver all of the LLC Interest to the Operating Partnership (or its designee) in accordance with this Agreement.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Legacy LLC pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Legacy LLC, each enforceable in accordance with its respective terms.

SECTION 2.04.                                                     No Prior Business.

Since the date of its formation, Legacy LLC has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case, except in connection with the Transactions and the assets and liabilities of Fund [•] Wanted LLC and its subsidiaries related to the Included Interests and the Jaguar Included Properties. (5)

(5)                                 The representation in Section 2.04 would not be provided for JBG Investment Fund I, L.P., JBG Investment Fund II, L.P., JBG/Recap Investors, L.L.C., JBG/SEFC Fund Investors, L.L.C., JBG/SEFC Partners, L.L.C. and Company Manager entities.

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SECTION 2.05.                                                     Assumption of Liabilities.

Pursuant to the Restructuring, Legacy LLC assumed all obligations of Fund [•], to the extent such obligations relate to the LLC Interest. Legacy LLC is subject to and in compliance with the representations and warranties in Article IV of the Combination Agreement as such representations and warranties were applicable to Fund [•]’s holding of the LLC Interest and the assets and properties that were held by Fund [•] on the date thereof and are now held by Legacy LLC and its subsidiaries after giving effect to the Restructuring Transactions.

SECTION 2.06.                                                     No Other Representations or Warranties.

Other than the representations and warranties expressly set forth in this Article II, Legacy LLC shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III

COVENANTS

SECTION 3.01.                                                     Subsequent Actions.

Immediately following the contribution of the LLC Interest to the Operating Partnership in exchange for the Consideration pursuant to this Agreement, Legacy LLC will liquidate and distribute the Consideration to its members in accordance with Schedule A.

ARTICLE IV

TAX MATTERS

The Parties intend for the transactions contemplated by this Agreement to be treated in accordance with, and agree to report in a manner consistent with, the following for U.S. federal income tax purposes:

(a)                                 The contribution and assignment of the LLC Interest by Legacy LLC to the Operating Partnership in exchange for the Consideration, and the distribution, immediately thereafter, of the Consideration by Legacy LLC to its members in liquidation of Legacy LLC, shall be treated as a merger, undertaken by Legacy LLC in the “assets-over” form, of Legacy LLC and the Operating Partnership pursuant to Treasury Regulations Section 1.708-1(c)(3)(i); and

(b)                                 The issuance of the cash and the Issued Giants Shares to Legacy LLC for distribution in the liquidation of Legacy LLC to the members thereof electing such consideration shall be treated as the direct purchase by the Operating Partnership, immediately prior to the merger described in clause (a) of this Article III, of the membership interests in Legacy LLC from the electing members of

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Legacy LLC, and for the Consideration, described in Schedule A attached hereto and incorporated herein, as contemplated by Treasury Regulations Section 1.708-1(c)(4).](6)

ARTICLE V
GENERAL PROVISIONS

SECTION 5.01.                                                     Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective boards of directors, general partners or other similar governing body or entity; provided, however, that there shall not be any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 5.02.                                                     Non-Survival.

None of the representations, warranties, or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing; provided, however, that this Section 5.02 shall not limit any covenant or agreement of the Parties hereto to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

(6)                                 Please note that this paragraph will be included in the respective Contribution and Assignment Agreement for each of the contributions described in Sections 1.1(c) through 1.1(h) of the Combination Agreement.   In lieu of the language in Article III of this Agreement, the following paragraph will be included in Article III in the respective Contribution and Assignment Agreement for each of the contributions described in Section 1.1(a) and Section 1.1(b) of the Combination Agreement:

The Parties intend for the transactions contemplated by this Agreement be treated in accordance with, and agree to report in a manner consistent with, the following for U.S. federal income tax purposes:  The contribution and assignment of the [Contributed Assets] by JBG Investment Fund [ ], L.P. to the Operating Partnership in exchange for the [Cash] Consideration, shall be treated as a taxable sale of the [Contributed Assets] by JBG Investment Fund [ ], L.P. to the Operating Partnership in exchange for the [Cash] Consideration.

In lieu of the language in Article III of this Agreement, the following paragraph will be included in Article III in the respective Contribution and Assignment Agreement for each of the contributions described in Section 1.1(i), Section 1.1(j) and Section 1.1(k)(iii) of the Combination Agreement:

The Parties intend for the transactions contemplated by this Agreement be treated in accordance with, and agree to report in a manner consistent with, the following for U.S. federal income tax purposes:  The contribution and assignment of the [Contributed Assets] by [Contributor] to the Operating Partnership in exchange for the [OP Units] Consideration, shall be treated as a contribution of the Contributed Assets pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended, by [Contributor] to the Operating Partnership in exchange for the [OP Units] Consideration.

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SECTION 5.03.                                                     Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.   The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 5.04.                                                     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 5.05.                                                     Entire Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder.

SECTION 5.06.                                                     Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 5.07.                                                     Governing Law; Jurisdiction.

(a)                                                         This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the

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State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)                                                         All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”).  Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof), (c) agrees not to commence any such action or proceeding except in such courts, (d) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (e) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (f) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement will affect the right of any Party to serve process in any manner permitted by Law.

SECTION 5.08.                                                     Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.08.

SECTION 5.09.                                                     Assignment.

This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[signature page follows]

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IN WITNESS WHEREOF, the Operating Partnership and Legacy LLC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	[•]

By:
Name:
Title:

FUND [•] LEGACY LLC, a Delaware limited liability company

By:	[•]

By:
Name:
Title:

[Signature Page to Contribution and Assignment Agreement by and between New York Recovery Operating Partnership, L.P. and
Fund [•] Legacy LLC]

SCHEDULE A

Legacy LLC Members/Consideration/Legacy LLC Interests Purchased

[•]

Exhibit B-2

FINAL FORM

AGREEMENT AND PLAN OF MERGER

Between

JBG PROPERTIES INC.

and

[•]

Dated as of [•], 2016

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of [•], 2016 (this “Agreement”), is made and entered into by and between JBG Properties Inc.(1), a Maryland corporation (the “Merging Entity”), and [•], a Delaware limited liability company (the “Surviving Entity” and together with the Merging Entity, the “Parties”).

WHEREAS, this Agreement is being entered into and carried out by the Merging Entity and the Surviving Entity in connection with, and as contemplated by, that certain Master Combination Agreement, dated as of [•], 2016 (the “Combination Agreement”), by and among New York REIT, Inc., a Maryland corporation (“Giants”), New York Recovery Operating Partnership, L.P., a Delaware limited partnership, the Merging Entity, JBG/Operating Partners, L.P., a Delaware limited partnership and their affiliates;

WHEREAS, the Parties hereto wish to effect a business combination through a merger of the Merging Entity with and into the Surving Entity, with the Surviving Entity surviving (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Title 3, Subtitle 1 of the Maryland General Corporation Law (the “MGCL”) and Section 18-209 of the Delaware Code, as amended (the “Code”);

WHEREAS, the Merging Entity currently holds equity interests (the “Equity Interests”) in certain entities that are listed on Exhibit A hereto;

WHEREAS, the Board of Directors (the “Jaguar Board”) and stockholders of the Merging Entity have approved this Agreement and the Merger on behalf of the Merging Entity and declared that this Agreement and the Merger of the Merging Entity with and into the Surviving Entity, with the Surviving Entity surviving, are advisable, on the terms and subject to the conditions set forth herein;

WHEREAS, Giants , the sole member and managing member of the Surviving Entity, has approved this Agreement and the Merger on behalf of the Surviving Entity and declared that this Agreement and the Merger are advisable, on the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

(1)                                 Please note that this form agreement will be appropriately revised for the merger of Fund IX REIT, which will convert into a corporation prior to such merger, with a Delaware limited liability company subsidiary of the REIT, pursuant to Section 1.1(g)(ii) of the Combination Agreement.

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ARTICLE I
THE MERGER

SECTION 1.01.                                     The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 3, Subtitle 1 of  the MGCL and Section 18-209 of the Code, at the Merger Effective Time, the Surviving Entity and the Merging Entity shall consummate the Merger, pursuant to which (i) the Merging Entity shall be merged with and into the Surviving Entity and the separate existence of the Merging Entity shall thereupon cease, and (ii) the Surviving Entity shall be the surviving limited liaility company in the Merger.

SECTION 1.02.                                     Effective Time of the Merger.

At the Closing (as defined below), the Surviving Entity shall file the articles of merger and the certificate of merger with respect to the Merger, in such forms as are required by, and executed in accordance with, the relevant provisions of the MGCL and the Code (the “Certificates of Merger”), with the State Department of Assessments and Taxation of Maryland (“SDAT”) and the Secretary of State of the State of Delaware (the “DSOS”), respectively.  The Merger shall become effective upon such time as the Certificates of Merger have been filed with the SDAT and the DSOS, respectively, or such later time on the date of the Closing designated in such filings in accordance with the MGCL and the Code, respectively, as the effective time of the Merger (such time, the “Merger Effective Time”).

SECTION 1.03.                                     Closing.

The closing of the Merger (the “Closing”) shall be on the date hereof, simultaneously with the closing pursuant to the Combination Agreement.

SECTION 1.04.                                     Effects of the Merger.

The Merger shall have the effects specified in Section 3-114 of the MGCL and Section 18-209 of the Code, and in addition, at the Merger Effective Time, by virtue of the Merger and without any action on the part of a holder of an interest in the Surviving Entity or in the Merging Entity:

(a)                                 Pursuant to Section 1.1(k)(ii) of the Combination Agreement, the stockholders of Merging Entity will receive Giants Common Stock (the “Consideration”) as set forth on Exhibit B attached hereto and incorporated herein as consideration for the Merger, and by virtue of the Merger and without any action on the part of the Merging Entity or the Surviving Entity or any shareholder in the Merging Entity, each share of common stock in the Merging Entity shall be converted automatically into the right of such shareholder to receive its share of the Consideration as set forth on Exhibit B;

(b)                                 Each interest in the Surviving Entity issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and unchanged as an interest in the Surviving Entity; and

(c)                                  From and after the Merger Effective Time, each share of common stock in the Merging Entity shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such share of common stock so converted shall thereafter cease to have any rights, except the right to receive the Consideration applicable thereto.

SECTION 1.05.                                     Surviving Entity Limited Liability Company Agreement.

Immediately following the Merger Effective Time, the limited liability company agreement of the Surviving Entity as in effect immediately prior to the Merger Effective Time, shall be the limited liability company agreement of the Surviving Entity (the “Surviving LLC Agreement”).

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SECTION 1.06.                                     Managing Member of the Surviving Entity.

Immediately following the Merger Effective Time, Giants shall continue to be the sole member and managing member of the Surviving Entity, until its resignation or removal in accordance with the Surviving LLC Agreement.

SECTION 1.07.                                     Dissenters’ Rights.

No dissenters’ rights or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

SECTION 1.08.                                     Intended Tax Treatment of the Merger.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRS Code”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the IRS Code.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MERGING ENTITY

The Merging Entity hereby represents and warrants to the Surviving Entity as follows:

SECTION 2.01.                                     Organization, Power and Authority.

The Merging Entity is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  The Merging Entity has all requisite corporate power and authority to own and operate its assets.

SECTION 2.02.                                     Authorization.

The Merging Entity has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger as contemplated by this Agreement.  The execution, delivery and performance by the Merging Entity of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Merging Entity, and no further corporate action on the part of the Merging Entity is required to consummate the transactions contemplated by this Agreement, other than the filing and recordation of the Certificates of Merger and other appropriate merger documents as required by the MGCL and the Code.  This Agreement has been duly and validly executed and delivered by the Merging Entity, and assuming the due authorization, execution and delivery by the Surviving Entity, constitutes a valid, binding and enforceable obligation of the Merging Entity, enforceable against the Merging Entity in accordance with its terms.

SECTION 2.03.                                     No Other Representations or Warranties.

Other than the representations and warranties expressly set forth in this Article II, the Merging Entity shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

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ARTICLE III

GENERAL PROVISIONS

SECTION 3.01.                                     Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective board of directors, managing member or other similar governing body; provided, however, that there shall not be any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 3.02.                                     Non-Survival.

None of the representations, warranties, or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing; provided, however, that this Section 3.02 shall not limit any covenant or agreement of the each of the Parties hereto to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

SECTION 3.03.                                     Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 3.04.                                     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 3.05.                                     Entire Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder.

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SECTION 3.06.                                     Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.07.                                     Governing Law; Jurisdiction.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law, except that the laws of the State of Maryland (including the provisions of the MGCL) will apply to the Merging Entity and to the discharge of the fiduciary duties of the Jaguar Board or any committee thereof in connection herewith.

SECTION 3.08.                                     Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.08.

SECTION 3.09.                                     Assignment.

This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[Signature page follows]

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IN WITNESS WHEREOF, the Merging Entity and the Surviving Entity have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JBG PROPERTIES INC., a Maryland corporation

By:
Name:
Title:

[•], a Delaware limited liability company

By: [•]

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger by and between JBG Properties Inc. and [•]]

Exhibit A

Equity Interests

[•]

Exhibit B

Consideration

[•]

Exhibit B-3

FINAL FORM

AGREEMENT AND PLAN OF MERGER

Between

JBG/OPERATING PARTNERS, L.P.

and

[•]

Dated as of [•], 2016

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of [•], 2016 (this “Agreement”), is made and entered into by and between JBG/Operating Partners, L.P., a Delaware limited partnership (the “Merging Entity”), and [•], a Delaware limited liability company (the “Surviving Entity” and together with the Merging Entity, the “Parties”).

WHEREAS, this Agreement is being entered into and carried out by the Merging Entity and the Surviving Entity in connection with, and as contemplated by, that certain Master Combination Agreement, dated as of [•], 2016 (the “Combination Agreement”), by and among New York REIT, Inc., a Maryland corporation, New York Recovery Operating Partnership, L.P., a Delaware limited partnership (“Giants OP”), JBG Properties Inc., a Maryland corporation (“Jaguar Properties”), the Merging Entity and their affiliates;

WHEREAS, the Parties hereto wish to effect a business combination through a merger of the Merging Entity with and into the Surving Entity, with the Surviving Entity surviving (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 and Section 18-209 of the Delaware Code, as amended (the “Code”);

WHEREAS, the Merging Entity currently holds equity interests (the “Equity Interests”) in certain entities that are listed on Exhibit A hereto;

WHEREAS, Jaguar Properties, the general partner of the Merging Entity, has approved this Agreement and the Merger on behalf of the Merging Entity and declared that this Agreement and the Merger of the Merging Entity with and into the Surviving Entity, with the Surviving Entity surviving, are advisable, on the terms and subject to the conditions set forth herein;

WHEREAS, Giants OP, the sole member and managing member of the Surviving Entity, has approved this Agreement and the Merger on behalf of the Surviving Entity and declared that this Agreement and the Merger are advisable, on the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01.                       The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 17-211 and Section 18-209 of the Code, at the Merger Effective Time, the Surviving Entity and the Merging Entity shall consummate the Merger, pursuant to which (i) the Merging Entity shall be merged with and into the Surviving Entity and the separate existence of the Merging Entity shall thereupon cease, and (ii) the Surviving Entity shall be the surviving limited liaility company in the Merger.

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SECTION 1.02.                       Effective Time of the Merger.

At the Closing (as defined below), the Surviving Entity shall file a certificate of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the Code (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the “DSOS”).  The Merger shall become effective upon such time as the Certificate of Merger has been filed with the DSOS, or such later time on the date of the Closing designated in such filing in accordance with the Code as the effective time of the Merger (such time, the “Merger Effective Time”).

SECTION 1.03.                       Closing.

The closing of the Merger (the “Closing”) shall be on the date hereof, simultaneously with the closing pursuant to the Combination Agreement.

SECTION 1.04.                       Effects of the Merger.

The Merger shall have the effects specified in Section 17-211 and Section 18-209 of the Code, and in addition, at the Merger Effective Time, by virtue of the Merger and without any action on the part of a holder of an interest in the Surviving Entity or in the Merging Entity:

(a)                                 Pursuant to Section 1.1(k)(i) of the Combination Agreement, the partners of Merging Entity will receive OP Units (the “Consideration”) as set forth on Exhibit B attached hereto and incorporated herein as consideration for the Merger, and by virtue of the Merger and without any action on the part of the Merging Entity or the Surviving Entity or any partner in the Merging Entity, each partnership interest in the Merging Entity shall be converted automatically into the right of such partner to receive its share of the Consideration as set forth on Exhibit B;

(b)                                 Each interest in the Surviving Entity issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and unchanged as an interest in the Surviving Entity; and

(c)                                  From and after the Merger Effective Time, each partnership interest in the Merging Entity shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such partnership interests so converted shall thereafter cease to have any rights, except the right to receive the Consideration applicable thereto.

SECTION 1.05.                       Surviving Entity Limited Liability Company Agreement.

Immediately following the Merger Effective Time, the limited liability company agreement of the Surviving Entity as in effect immediately prior to the Merger Effective Time, shall be the limited liability company agreement of the Surviving Entity (the “Surviving LLC Agreement”).

SECTION 1.06.                       Managing Member of the Surviving Entity.

Immediately following the Merger Effective Time, Giants OP shall continue to be the sole member and managing member of the Surviving Entity, until its resignation or removal in accordance with the Surviving LLC Agreement.

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SECTION 1.07.                       Dissenters’ Rights.

No dissenters’ rights or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

SECTION 1.08.                       Intended Tax Treatment of the Merger.

The Parties intend for the Merger to be treated for U.S. federal income tax purposes, and agree to report it in a manner consistent with such treatment, as a merger, undertaken by the Merging Entity, in the “assets-over form” pursuant to Treasury Regulations Section 1.708-1(c)(3)(i), whereby the Merging Entity (i) contributes all of its assets and liabilities to Giants OP, the sole member of the Surviving Entity, which is treated as an entity disregarded from Giants OP for federal income tax purposes, in exchange for OP Units and (ii)  immediately thereafter distributes the OP Units to the Merging Entity partners in liquidation of the Merging Entity.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MERGING ENTITY

The Merging Entity hereby represents and warrants to the Surviving Entity as follows:

SECTION 2.01.                       Organization, Power and Authority.

The Merging Entity is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Merging Entity has all requisite limited partnership power and authority to own and operate its assets.

SECTION 2.02.                       Authorization.

The Merging Entity has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger as contemplated by this Agreement.  The execution, delivery and performance by the Merging Entity of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited partnership action on behalf of the Merging Entity, and no further limited partnership action on the part of the Merging Entity is required to consummate the transactions contemplated by this Agreement, other than the filing and recordation of the Certificate of Merger and other appropriate merger documents as required by the Code.  This Agreement has been duly and validly executed and delivered by the Merging Entity, and assuming the due authorization, execution and delivery by the Surviving Entity, constitutes a valid, binding and enforceable obligation of the Merging Entity, enforceable against the Merging Entity in accordance with its terms.

SECTION 2.03.                       No Other Representations or Warranties.

Other than the representations and warranties expressly set forth in this Article II, the Merging Entity shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

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ARTICLE III

GENERAL PROVISIONS

SECTION 3.01.                       Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective general partner or managing members; provided, however, that there shall not be any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 3.02.                       Non-Survival.

None of the representations, warranties, or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing; provided, however, that this Section 3.02 shall not limit any covenant or agreement of the each of the Parties hereto to the extent such covenant or agreement by its terms contemplates performance after the Closing, which shall survive the Closing.

SECTION 3.03.                       Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 3.04.                       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 3.05.                       Entire Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies hereunder.

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SECTION 3.06.                       Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.07.                       Governing Law; Jurisdiction.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

SECTION 3.08.                       Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.08.

SECTION 3.09.                       Assignment.

This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment referred to in the immediately preceding sentence shall not relieve any Party of any obligation hereunder, and following such assignment this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[Signature page follows]

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IN WITNESS WHEREOF, the Merging Entity and the Surviving Entity have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JBG/OPERATING PARTNERS, L.P., a Delaware limited partnership

By:	JBG Properties Inc., its general partner

By:
Name:
Title:

[•], a Delaware limited liability company

By:	[•]

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger by and between JBG/Operating Partners, L.P. and [•]]

Exhibit A

Equity Interests

[•]

Exhibit B

Consideration

[•]

Exhibit C

FINAL FORM

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT is entered into as of [•], 2016 by and among JBG Realty Trust, Inc., a Maryland corporation (the “Company”), and the holders listed on Schedule I hereto (each an “Initial Holder” and, collectively, the “Initial Holders”).

RECITALS

WHEREAS, the Company and JBG Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), have concurrently engaged in certain combination transactions as more fully set forth in that certain Master Combination Agreement dated as of [•], 2016 by and among New York REIT, Inc., New York Recovery Operating Partnership, L.P., JBG Properties Inc., JBG/Operating Partners, L.P., and their affiliates (the “Combination Transactions”), pursuant to which the Initial Holders have concurrently received, in exchange for their (or certain related parties’) respective interests in the entities participating in the Combination Transactions, common units of limited partnership interest in the Operating Partnership (“OP Units”);

WHEREAS, upon the terms and subject to the conditions contained in the Operating Partnership Agreement (as defined below), OP Units will be redeemable for cash or, at the Company’s option, exchangeable for shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and

WHEREAS, as a condition to the Combination Transactions, the Company has agreed to grant the Initial Holders and their permitted assignees and transferees the registration rights set forth in Article II hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                 Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Registration Rights Agreement, as it may be amended, supplemented or restated from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized by law to close.

“Charter” means the Articles of Amendment and Restatement of the Company as filed with the Secretary of State of the State of Maryland on June 14, 2014, as the same may be amended, modified or restated from time to time.

“Combination Transactions” has the meaning set forth in the recitals hereof.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the recitals hereof.

“Company” has the meaning set forth in the preamble hereof.

“Effectiveness Period” has the meaning set forth in Section 2.1(b).

“End of Suspension Notice” has the meaning set forth in Section 2.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means (i) any Initial Holder who is the record or beneficial owner of any Registrable Security or (ii) any assignee or transferee of such Initial Holder (including assignments or transfers of Registrable Securities to such assignees or transferees as a result of the foreclosure on any loans secured by such Registrable Securities) (x) to the extent permitted under the Operating Partnership Agreement or the Charter, as applicable, and (y) provided such assignee or transferee agrees in writing to be bound by all the provisions hereof.

“Initial Holder” has the meaning set forth in the preamble hereof.

“Issuer Shelf Registration Statement” has the meaning set forth in Section 2.1(b).

“Notice and Questionnaire” has the meaning set forth in Section 2.1(d).

“NYSE” means The New York Stock Exchange.

“One-Year Anniversary” has the meaning set forth in Section 2.1(a).

“OP Units” has the meaning set forth in the recitals hereof.

“Operating Partnership” has the meaning set forth in the recitals hereof.

“Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of [•](1), 2016, as the same may be amended, modified or restated from time to time.

(1)                                 NTD: Insert combination date

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“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Primary Shares” has the meaning set forth in Section 2.1(b).

“Registrable Securities” means with respect to any Holder, shares of Common Stock owned, either of record or beneficially, by such Holder that were issued or issuable upon exchange of OP Units and any additional shares of Common Stock issued as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations or otherwise).

As to any particular Registrable Securities, they shall cease to be Registrable Securities at the earliest time as one of the following shall have occurred:  (i) a registration statement (including a Resale Shelf Registration Statement) covering such shares shall have become effective and all such shares have been disposed of pursuant to such effective registration statement or unless such shares were issued pursuant to an effective registration statement, (ii) such shares have been publicly sold under Rule 144, (iii) all such shares may be sold in one transaction pursuant to Rule 144 or (iv) such shares have been otherwise transferred in a transaction that constitutes a sale thereof under the Securities Act, the Company has delivered to the Holder’s transferee a new certificate or other evidence of ownership for such shares not bearing the Securities Act restricted stock legend and such shares subsequently may be resold or otherwise transferred by such transferee without registration under the Securities Act.

“Registration Expenses” shall have the meaning set forth in Section 2.3.

“Registration Statement” shall have the meaning set forth in Section 2.9(a).

“Resale Shelf Registration Statement” shall have the meaning set forth in Section 2.1(a).

“Restricted Shares” means shares of Common Stock issued under an Issuer Shelf Registration Statement which if sold by the holder thereof would constitute “restricted securities” as defined under Rule 144.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act pursuant to the terms hereof.

“Shelf Registration Statement” means a Resale Shelf Registration Statement and/or an Issuer Shelf Registration Statement.

“Suspension Notice” shall have the meaning set forth in Section 2.9(a).

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ARTICLE II

REGISTRATION RIGHTS

Section 2.1.                                 Shelf Registration.

(a)                                 Subject to Section 2.9, the Company shall prepare and file a “shelf” registration statement with respect to the resale of the Registrable Securities by the Holders thereof on an appropriate form that complies in all material respects with applicable Commission rules for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Resale Shelf Registration Statement”) and permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution elected by the Holders and set forth in the Resale Shelf Registration Statement and use commercially reasonable efforts to cause such Resale Shelf Registration Statement to become effective by the first anniversary of the consummation date of the Combination Transactions (the “One-Year Anniversary”). Subject to Sections 2.1(c) and 2.9, the Company shall keep such Resale Shelf Registration Statement continuously effective for a period ending when all shares of Common Stock covered by the Resale Shelf Registration Statement are no longer Registrable Securities.

(b)                                 The Company may, at its option, satisfy its obligation to prepare and file a Resale Shelf Registration Statement pursuant to Section 2.1(a) with respect to shares of Common Stock issuable upon exchange of OP Units by preparing and filing a registration statement on an appropriate form that complies in all material respects with applicable Commission rules for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (an “Issuer Shelf Registration Statement”) providing for (i) the issuance by the Company, from time to time, to the Holders of such OP Units, of shares of Common Stock registered under the Securities Act (the “Primary Shares”) and (ii) to the extent such Primary Shares constitute Restricted Shares, the registered resale thereof by their Holders from time to time in accordance with the methods of distribution elected by the Holders and set forth therein (but not an underwritten offering) and using commercially reasonable efforts to cause such Issuer Shelf Registration Statement to become effective by the One-Year Anniversary. Subject to Sections 2.1(c) and 2.9, the Company shall keep such Issuer Shelf Registration Statement continuously effective for a period (the “Effectiveness Period”) expiring on the date all of the OP Units pursuant to which Registrable Securities may be issued have been redeemed for shares of Common Stock.  If the Company shall exercise its rights under this Section 2.1(b), Holders (other than Holders of Restricted Shares) shall have no right to have shares of Common Stock issued or issuable upon exchange of OP Units included in a Resale Shelf Registration Statement pursuant to Section 2.1(a).

(c)                                  Subsequent Filing.  The Company shall prepare and file such additional registration statements as necessary every three (3) years and use its commercially reasonable efforts to cause such registration statements to become effective so that a Shelf Registration Statement remains continuously effective, subject to Section 2.9, with respect to resales of Registrable Securities as and for the periods required under Sections 2.1(a) or (b), as applicable (such subsequent registration statements to constitute a Resale Shelf Registration Statement or an Issuer Shelf Registration Statement, as the case may be, hereunder).

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(d)                                 Notice and Questionnaire.  At the request of the Company, each Holder shall deliver a duly completed and executed written notice (each such notice, a “Notice and Questionnaire”) to the Company (i) notifying the Company of such Holder’s desire to include Registrable Securities held by it in a Resale Shelf Registration Statement, (ii) containing all information about such Holder required to be included in such registration statement in accordance with applicable law, including Item 507 of Regulation S-K promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto, and (iii) pursuant to which such Holder agrees to be bound by the terms and conditions hereof. At the time a Resale Shelf Registration Statement becomes effective, each Holder that has delivered a duly completed and executed Notice and Questionnaire to the Company on or prior to the date ten (10) Business Days prior to such time of effectiveness shall be named as a selling securityholder in such Resale Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law. If required by applicable law, subject to the terms and conditions hereof, after effectiveness of the Resale Shelf Registration Statement, the Company shall file a supplement to such prospectus or amendment to the Resale Shelf Registration Statement not less than once a quarter as necessary to name as selling securityholders therein any Holders that provide to the Company a duly completed and executed Notice and Questionnaire and shall use commercially reasonable efforts to cause any post-effective amendment to such Resale Shelf Registration Statement filed for such purpose to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof. Any Holder that has not delivered a duly completed and executed Notice and Questionnaire shall not be entitled to be named as a Selling Holder in, or have the Registrable Securities held by it covered by, a Resale Shelf Registration Statement.

Section 2.2.                                 Registration Procedures; Filings; Information.  Subject to Section 2.9 hereof, in connection with any Resale Shelf Registration Statement under Section 2.1(a), the Company will use its commercially reasonable efforts to effect the registration of the Registrable Securities covered thereby in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any Issuer Shelf Registration Statement under Section 2.1(b), the Company will use its commercially reasonable efforts to effect the registration of the Primary Shares (including for resale, to the extent provided in clause (ii) of Section 2.1(b)) as quickly as reasonably practicable.  In connection with any Shelf Registration Statement:

(a)                                 At the request of the Selling Holder, the Company will, prior to filing a Resale Shelf Registration Statement (or an Issuer Shelf Registration Statement providing for resales pursuant to clause (ii) of Section 2.1(b)) or prospectus or any amendment or supplement thereto, furnish without charge to each Selling Holder of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to such Selling Holder such number of conformed copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein, but excluding any documents to be incorporated by reference therein that are publicly available on the Commission’s EDGAR system), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

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(b)                                 After the filing of a Resale Shelf Registration Statement (or an Issuer Shelf Registration Statement providing for resales pursuant to clause (ii) of Section 2.1(b)), the Company will promptly notify each Selling Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(c)                                  The parties hereto hereby acknowledge that, generally, pursuant to Section 18 of the Securities Act, no state securities laws requiring, or with respect to, registration or qualification of securities or securities transactions will apply to a security that is a “covered security” (as defined therein). “Covered securities,” for purposes of Section 18 of the Securities Act, includes securities listed or authorized for listing on the NYSE (or certain other national securities exchanges) and securities of the same issuer that are equal in seniority or senior to such securities. In the event that the Shares cease to constitute covered securities, subject to the conditions set forth in this Agreement, the Company will use its commercially reasonable efforts to (i) register or qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions in the United States (where an exemption does not apply) as any Selling Holder reasonably (in light of such Selling Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (B) subject itself to general taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.  The Company will promptly notify each Selling Holder of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose.

(d)                                 The Company will immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the Company’s receipt of any notification of the suspension of the qualification of any Registrable Securities covered by a Resale Shelf Registration Statement (or an Issuer Shelf Registration Statement providing for resales pursuant to clause (ii) of Section 2.1(b)) for sale in any jurisdiction; or (ii) the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly make available to each Selling Holder any such supplement or amendment.

(e)                                  The Company will use commercially reasonable efforts to cause all Registrable Securities covered by such Resale Shelf Registration Statement or Primary Shares covered by such Issuer Shelf Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

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(f)                                   In addition to the Notice and Questionnaire, the Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding such selling Holder, the Registrable Securities held by it and the intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.  No Holder may include Registrable Securities in any registration statement pursuant to this Agreement unless and until such Holder has furnished to the Company such information.  Each Holder further agrees to furnish as soon as reasonably practicable to the Company all information required to be disclosed in order to make information previously furnished to the Company by such Holder not misleading in light of the circumstances in which they were made.

(g)                                  Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 2.2(b) or (d) or upon receipt of a Suspension Notice, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of written notice from the Company that such disposition may be made and, in the case of clause (ii) of Section 2.4(d) or, if applicable, Section 2.9, copies of any supplemented or amended prospectus contemplated by clause (ii) of Section 2.4(d) or, if applicable, prepared under Section 2.9, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  Each Selling Holder of Registrable Securities agrees that it will immediately notify the Company at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act of the happening of an event as a result of which information previously furnished by such Selling Holder to the Company in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

Section 2.3.                                 Registration Expenses.  In connection with any registration statement required to be filed hereunder, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the “Registration Expenses”), regardless whether such registration statement is declared effective by the Commission:  (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company, (vii) all fees and disbursements of the Company’s auditors, including in connection with the preparation of comfort letters, and any transfer agent and registrar fees, and (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration. Registration Expenses shall not include any brokerage and sales commission fees and disbursements of any counsel, accountants and other advisors of any Holder, and any transfer taxes relating to the sale or disposition of Common Stock by any Holder.

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Section 2.4.                                 Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Selling Holder of Registrable Securities, its officers, directors, agents, partners, members, employees, managers, advisors, sub-advisors, attorneys, representatives and Affiliates, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against, as incurred, any and all losses, claims, damages, liabilities, judgments and expenses (or actions in respect thereof) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus, prospectus, or free writing prospectus relating to the Registrable Securities (in each case, as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or that arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities, judgments or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission included in reliance upon and in conformity with information furnished in writing to the Company by such Selling Holder or on such Selling Holder’s behalf expressly for inclusion therein.

Section 2.5.                                 Indemnification by Holders of Registrable Securities.  Each Selling Holder agrees, severally but not jointly or jointly and severally, to indemnify and hold harmless the Company, its officers, directors, agents, employees, attorneys, representatives and Affiliates and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information relating to such Selling Holder included in reliance upon and in conformity with information furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any registration statement, preliminary prospectus, prospectus or free writing prospectus relating to the Registrable Securities, or any amendment or supplement thereto.  In case any action or proceeding shall be brought against the Company or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors or agents or such controlling person shall have the rights and duties given to such Selling Holder, by Section 2.6; provided, however, that the total obligations of such Selling Holder under this Agreement (including, but not limited to, obligations arising under Section 2.7 herein) will be limited to an amount equal to the net proceeds actually received by such Selling Holder (after deducting any discounts and commissions) from the disposition of Registrable Securities pursuant to such registration statement.

Section 2.6.                                 Conduct of Indemnification Proceedings.  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.4 or 2.5, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (an “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party to give such notice will not relieve such Indemnifying Party of any obligations under this Section 2, except to the extent such Indemnifying Party is materially prejudiced by

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such failure.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and the Indemnified Party.  It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by (i) in the case of Persons indemnified pursuant to Section 2.4 hereof, the Selling Holders which owned a majority of the Registrable Securities sold under the applicable registration statement and (ii) in the case of Persons indemnified pursuant to Section 2.5, the Company.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding without any admission of liability by such Indemnified Party.

Section 2.7.                                 Contribution.  If the indemnification provided for in Section 2.4 or 2.5 hereof is held by a court of competent jurisdiction to be unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages, liabilities, judgments or expenses that otherwise would have been covered by Section 2.4 or 2.5 hereof, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities, judgments or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of each Selling Holder, on the other hand, in connection with such statements or omissions which resulted in such losses, claims, damages, liabilities, judgments or expenses, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities, judgments or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth

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above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 2.7, no Selling Holder shall be required to contribute any amount which in the aggregate exceeds the amount by which the net proceeds actually received by such Selling Holder from the sale of its securities to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Selling Holder’s obligations to contribute pursuant to this Section 2.7, if any, are several in proportion to the proceeds of the offering actually received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders and not joint.

Section 2.8.                                 Rule 144.  The Company covenants that it will (a) make and keep public information regarding the Company available as those terms are defined in Rule 144, (b) file in a timely manner any reports and documents required to be filed by it under the Securities Act and the Exchange Act, (c) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (d) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 2.9.                                 Suspension of Use of Registration Statement.

(a)                                 Notwithstanding the provisions of Section 2.1(a), the Company shall be permitted to postpone the filing of any Shelf Registration Statement (for purposes of this Section 2.9, the “Registration Statement”), and from time to time to require Holders not to sell under the Registration Statement or to suspend the use or effectiveness thereof, for such times as the Company reasonably may determine is necessary and advisable (but in no event shall the Company be entitled to exercise such right for more than an aggregate of 180 days in any rolling 12-month period commencing on the date of this Agreement, except as a result of a refusal by the Commission to declare any post-effective amendment to the Registration Statement effective after the Company has used all commercially reasonable efforts to cause the post-effective amendment to be declared effective by the Commission, in which case, the Company must terminate the black-out period immediately following the effective date of the post-effective amendment), if any of the following events shall occur (each such circumstance a “Suspension Event”): (i) a majority of the Board of Directors of the Company determines in good faith that (A) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, disposition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries, (B) the sale of Registrable Securities pursuant to the Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, or (C) (x) the Company has a bona fide business purpose for preserving the confidentiality of a proposed transaction described in clause (A) above, (y) disclosure of such proposed transaction would have a material adverse effect on the Company or the Company’s ability to consummate

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such transaction, or (z) such proposed transaction renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement a Registration Statement on a post-effective basis, as applicable; or (ii) a majority of the Board of Directors of the Company determines in good faith that it is in the Company’s best interest or it is required by law, rule or regulation to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to ensure that the prospectus included in the Registration Statement (1) contains the information required under Section 10(a)(3) of the Securities Act; (2) discloses any facts or events arising after the effective date of a Shelf Registration Statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) discloses any material information with respect to the plan of distribution that was not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to permit resumed use of the Registration Statement or filing thereof as soon as possible.

The Company will provide written notice (a “Suspension Notice”) to the Holders, if any, of the occurrence of any Suspension Event. If, as a result of a Suspension Event, the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in the written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company (at the expense of the Company) all copies of the prospectus covering the Registrable Securities at the time of receipt of the Suspension Notice, other than permanent file copies in the possession of such Holder’s counsel. The Holders may recommence effecting sales of the Registrable Securities pursuant to the Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and to the Selling Holders’ counsel, if any, promptly following the conclusion of any Suspension Event and its effect.

(b)                                 In connection with any Registration Statement utilized by the Company to satisfy its obligations under this Agreement, each Holder agrees to cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that it will (i) respond within ten (10) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in such Registration Statement and related prospectus pursuant to the rules and regulations of the Commission, and (ii) provide in a

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timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in the Registration Statement and related prospectus.

(c)                                  If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date taking into account any permissible extension, upon written notice thereof by the Company to the Holders, the rights of the Holders to offer, sell or distribute any Registrable Securities pursuant to any Registration Statement or to require the Company take action with respect to the registration or sale of any Registrable Securities pursuant to any Registration Statement shall be suspended until the date on which the Company has filed such reports, and the Company shall use commercially reasonable efforts, taking into account the circumstances of the Company at such time, to file the required reports as promptly as commercially practicable, and shall notify the Holders as promptly as practicable when such suspension is no longer required.

Section 2.10.                          Additional Shares.  The Company, at its option, may register under a Shelf Registration Statement and any filings with any state securities commissions filed pursuant to this Agreement, any number of unissued shares of Common Stock or any shares of Common Stock owned by any other stockholder or stockholders of the Company.

ARTICLE III

MISCELLANEOUS

Section 3.1.                                 Remedies.  In addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, the Holders shall be entitled to specific performance of the rights under this Agreement.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

Section 3.2.                                 Amendments and Waivers.  The provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the Holders of a majority of the Registrable Securities; provided, however, that the provisions of this Agreement may not be amended or waived without the consent of each Holder of Registrable Securities adversely affected by such amendment or waiver if such amendment or waiver adversely affects a portion of the Registrable Securities but does not so adversely affect all of the Registrable Securities; provided, further, that the provisions of the preceding provision may not be amended or waived except in accordance with this sentence. Any waiver, permit, consent or approval of any kind or character on the part of any such Holder of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company.  No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

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Section 3.3.                                 Notices. All notices and other communications in connection with this Agreement shall be made in writing by hand delivery, registered first-class mail, telecopier, or air courier guaranteeing overnight delivery:

(1)                                 if to any Holder, initially to the address indicated in such Holder’s Notice and Questionnaire or, if no Notice and Questionnaire has been delivered, c/o [•], Attention:  [•], or to such other address and to such other Persons as any Holder may hereafter specify in writing; and

(2)                                 if to the Company, initially at [•], Attention:  Chief Executive Officer, or to such other address as the Company may hereafter specify in writing.

All such notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; when received if deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 3.4.                                 Successors and Assigns; Assignment of Registration Rights.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties.  Any Holder may assign its rights under this Agreement without the consent of the Company in connection with a transfer of such Holder’s Registrable Securities permitted under the Operating Partnership Agreement; provided, that the Holder notifies the Company of such proposed transfer and assignment and the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement.

Section 3.5.                                 Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 3.6.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to conflict of laws principles.

Section 3.7.                                 Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 3.8.                                 Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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Section 3.9.                                 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.10.                          Termination.  The obligations of the parties hereunder shall terminate with respect to a Holder when it no longer holds Registrable Securities and with respect to the Company upon the end of the Effectiveness Period with respect to any Issuer Shelf Registration Statement and with respect to Resale Shelf Registration Statement when there are no longer Registrable Securities with respect to a Resale Shelf Registration Statement, except, in each case, for any obligations under Sections 2.1(c), 2.3, 2.4, 2.5, 2.6, 2.7 and Article III.

Section 3.11.                          Consent to Jurisdiction.

(a)                                 Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Maryland state or federal court.

(b)                                 Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 16 shall affect the right of any party to serve legal process in any other manner permitted by law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of the Holders and the Company agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.12.                          Waiver of Jury Trial.  The parties hereto (including any Initial Holder and any subsequent Holder) irrevocably waive any right to trial by jury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

JBG REALTY TRUST, INC.

By:
Name:
Title:

[•]
(as Attorney-in-Fact for the Initial Holders listed on Schedule I hereto)

By:

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Schedule I

Initial Holders

[Limited Partners]

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FINAL FORM

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT is entered into as of [•], 2016 by and among JBG Realty Trust, Inc., a Maryland corporation (the “Company”), and the holders listed on Schedule I hereto (each an “Initial Holder” and, collectively, the “Initial Holders”).

RECITALS

WHEREAS, the Company and JBG Realty, L.P., a Delaware limited partnership, have concurrently engaged in certain combination transactions as more fully set forth in that certain Master Combination Agreement dated as of [•], 2016 by and among New York REIT, Inc., New York Recovery Operating Partnership, L.P., JBG Properties Inc., JBG/Operating Partners, L.P., and their affiliates (the “Combination Transactions”), pursuant to which the Initial Holders have concurrently received, in exchange for their (or certain related parties’) respective interests in the entities participating in the Combination Transactions shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and

WHEREAS, as a condition to the Combination Transactions, the Company has agreed to grant the Initial Holders and their permitted assignees and transferees the registration rights set forth in Article II hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE IV

DEFINITIONS

Section 4.1.                                 Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Registration Rights Agreement, as it may be amended, supplemented or restated from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized by law to close.

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“Charter” means the Articles of Amendment and Restatement of the Company as filed with the Secretary of State of the State of Maryland on June 14, 2014, as the same may be amended, modified or restated from time to time.

“Combination Transactions” has the meaning set forth in the recitals hereof.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the recitals hereof.

“Company” has the meaning set forth in the preamble hereof.

“End of Suspension Notice” has the meaning set forth in Section 2.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means (i) any Initial Holder who is the record or beneficial owner of any Registrable Security or (ii) any assignee or transferee of such Initial Holder (including assignments or transfers of Registrable Securities to such assignees or transferees as a result of the foreclosure on any loans secured by such Registrable Securities) (x) to the extent permitted under the Charter, and (y) provided such assignee or transferee agrees in writing to be bound by all the provisions hereof.

“Initial Holder” has the meaning set forth in the preamble hereof.

“Notice and Questionnaire” has the meaning set forth in Section 2.1(d).

“NYSE” means The New York Stock Exchange.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registrable Securities” means with respect to any Holder, shares of Common Stock owned, either of record or beneficially, by such Holder that were received by such Holder or an Initial Holder in the Combination Transactions and any additional shares of Common Stock issued as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations or otherwise).

As to any particular Registrable Securities, they shall cease to be Registrable Securities at the earliest time as one of the following shall have occurred:  (i) a registration statement (including a Resale Shelf Registration Statement) covering such shares shall have become effective and all such shares have been disposed of pursuant to such effective registration statement or unless such shares were issued pursuant to an effective registration statement, (ii) such shares have been publicly sold under Rule 144, (iii) all such shares may be sold in one transaction pursuant to Rule 144 or (iv) such shares have been otherwise transferred in a

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transaction that constitutes a sale thereof under the Securities Act, the Company has delivered to the Holder’s transferee a new certificate or other evidence of ownership for such shares not bearing the Securities Act restricted stock legend and such shares subsequently may be resold or otherwise transferred by such transferee without registration under the Securities Act.

“Registration Expenses” shall have the meaning set forth in Section 2.3.

“Resale Shelf Registration Statement” shall have the meaning set forth in Section 2.1(a).

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act pursuant to the terms hereof.

“Suspension Notice” shall have the meaning set forth in Section 2.9(a).

ARTICLE V

REGISTRATION RIGHTS

Section 5.1.                                 Shelf Registration.

(a)                                 Subject to Section 2.9, the Company shall prepare and file a “shelf” registration statement with respect to the resale of the Registrable Securities by the Holders thereof on an appropriate form that complies in all material respects with applicable Commission rules for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Resale Shelf Registration Statement”) and permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution elected by the Holders and set forth in the Resale Shelf Registration Statement and use commercially reasonable efforts to cause such Resale Shelf Registration Statement to become effective on a date that, after taking into account any actions that may be required by the Company’s transfer agent or other administrative requirements, would permit Holders to effect resales on the NYSE on (but not before) the first Business Day that is sixty (60) days after the consummation date of the Combination Transactions. Subject to Sections 2.1(c) and 2.9, the Company shall keep such Resale Shelf Registration Statement continuously effective for a period ending when all shares of Common Stock covered by the Resale Shelf Registration Statement are no longer Registrable Securities.

(b)                                 [Intentionally Omitted].

(c)                                  Subsequent Filing.  The Company shall prepare and file such additional registration statements as necessary every three (3) years and use its commercially reasonable efforts to cause such registration statements to become effective so that a Resale Shelf Registration Statement remains continuously effective, subject to Section 2.9, with respect to

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resales of Registrable Securities as and for the periods required under Sections 2.1(a), as applicable (such subsequent registration statements to constitute a Resale Shelf Registration Statement hereunder).

(d)                                 Notice and Questionnaire.  At the request of the Company, each Holder shall deliver a duly completed and executed written notice (each such notice, a “Notice and Questionnaire”) to the Company (i) notifying the Company of such Holder’s desire to include Registrable Securities held by it in a Resale Shelf Registration Statement, (ii) containing all information about such Holder required to be included in such registration statement in accordance with applicable law, including Item 507 of Regulation S-K promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto, and (iii) pursuant to which such Holder agrees to be bound by the terms and conditions hereof. At the time a Resale Shelf Registration Statement becomes effective, each Holder that has delivered a duly completed and executed Notice and Questionnaire to the Company on or prior to the date ten (10) Business Days prior to such time of effectiveness shall be named as a selling securityholder in such Resale Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law. If required by applicable law, subject to the terms and conditions hereof, after effectiveness of the Resale Shelf Registration Statement, the Company shall file a supplement to such prospectus or amendment to the Resale Shelf Registration Statement not less than once a quarter as necessary to name as selling securityholders therein any Holders that provide to the Company a duly completed and executed Notice and Questionnaire and shall use commercially reasonable efforts to cause any post-effective amendment to such Resale Shelf Registration Statement filed for such purpose to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof. Any Holder that has not delivered a duly completed and executed Notice and Questionnaire shall not be entitled to be named as a Selling Holder in, or have the Registrable Securities held by it covered by, a Resale Shelf Registration Statement.

Section 5.2.                                 Registration Procedures; Filings; Information.  Subject to Section 2.9 hereof, in connection with any Resale Shelf Registration Statement under Section 2.1(a), the Company will use its commercially reasonable efforts to effect the registration of the Registrable Securities covered thereby in accordance with the intended method of disposition thereof as quickly as practicable.  In connection with any Resale Shelf Registration Statement:

(a)                                 At the request of the Selling Holder, the Company will, prior to filing a Resale Shelf Registration Statement or prospectus or any amendment or supplement thereto, furnish without charge to each Selling Holder of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to such Selling Holder such number of conformed copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein, but excluding any documents to be incorporated by reference therein that are publicly available on the Commission’s EDGAR system) the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

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(b)                                 After the filing of a Resale Shelf Registration Statement, the Company will promptly notify each Selling Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(c)                                  The parties hereto hereby acknowledge that, generally, pursuant to Section 18 of the Securities Act, no state securities laws requiring, or with respect to, registration or qualification of securities or securities transactions will apply to a security that is a “covered security” (as defined therein). “Covered securities,” for purposes of Section 18 of the Securities Act, includes securities listed or authorized for listing on the NYSE (or certain other national securities exchanges) and securities of the same issuer that are equal in seniority or senior to such securities. In the event that the Shares cease to constitute covered securities, subject to the conditions set forth in this Agreement, the Company will use its commercially reasonable efforts to (i) register or qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions in the United States (where an exemption does not apply) as any Selling Holder reasonably (in light of such Selling Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (B) subject itself to general taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.  The Company will promptly notify each Selling Holder of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose.

(d)                                 The Company will immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the Company’s receipt of any notification of the suspension of the qualification of any Registrable Securities covered by a Resale Shelf Registration Statement for sale in any jurisdiction; or (ii) the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly make available to each Selling Holder any such supplement or amendment.

(e)                                  The Company will use commercially reasonable efforts to cause all Registrable Securities covered by such Resale Shelf Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(f)                                   In addition to the Notice and Questionnaire, the Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding such selling Holder, the Registrable Securities held by it and the intended

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method of distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.  No Holder may include Registrable Securities in any registration statement pursuant to this Agreement unless and until such Holder has furnished to the Company such information.  Each Holder further agrees to furnish as soon as reasonably practicable to the Company all information required to be disclosed in order to make information previously furnished to the Company by such Holder not misleading in light of the circumstances in which they were made.

(g)                                  Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 2.2(b) or (d) or upon receipt of a Suspension Notice, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of written notice from the Company that such disposition may be made and, in the case of clause (ii) of Section 2.4(d) or, if applicable, Section 2.9, copies of any supplemented or amended prospectus contemplated by clause (ii) of Section 2.4(d) or, if applicable, prepared under Section 2.9, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  Each Selling Holder of Registrable Securities agrees that it will immediately notify the Company at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act of the happening of an event as a result of which information previously furnished by such Selling Holder to the Company in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

Section 5.3.                                 Registration Expenses.  In connection with any registration statement required to be filed hereunder, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the “Registration Expenses”), regardless whether such registration statement is declared effective by the Commission:  (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company, (vii) all fees and disbursements of the Company’s auditors, including in connection with the preparation of comfort letters, and any transfer agent and registrar fees, and (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration. Registration Expenses shall not include any brokerage and sales commission fees and disbursements of any counsel, accountants and other advisors of any Holder, and any transfer taxes relating to the sale or disposition of Common Stock by any Holder.

Section 5.4.                                 Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Selling Holder of Registrable Securities, its officers, directors, agents, partners, members, employees, managers, advisors, sub-advisors, attorneys, representatives and

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Affiliates, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against, as incurred, any and all losses, claims, damages, liabilities, judgments and expenses (or actions in respect thereof) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus, prospectus, or free writing prospectus relating to the Registrable Securities (in each case, as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or that arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities, judgments or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission included in reliance upon and in conformity with information furnished in writing to the Company by such Selling Holder or on such Selling Holder’s behalf expressly for inclusion therein.

Section 5.5.                                 Indemnification by Holders of Registrable Securities.  Each Selling Holder agrees, severally but not jointly or jointly and severally, to indemnify and hold harmless the Company, its officers, directors, agents, employees, attorneys, representatives and Affiliates and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information relating to such Selling Holder included in reliance upon and in conformity with information furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any registration statement, preliminary prospectus, prospectus or free writing prospectus relating to the Registrable Securities, or any amendment or supplement thereto.  In case any action or proceeding shall be brought against the Company or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors or agents or such controlling person shall have the rights and duties given to such Selling Holder, by Section 2.6; provided, however, that the total obligations of such Selling Holder under this Agreement (including, but not limited to, obligations arising under Section 2.7 herein) will be limited to an amount equal to the net proceeds actually received by such Selling Holder (after deducting any discounts and commissions) from the disposition of Registrable Securities pursuant to such registration statement.

Section 5.6.                                 Conduct of Indemnification Proceedings.  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.4 or 2.5, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (an “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party to give such notice will not relieve such Indemnifying Party of any obligations under this Section 2, except to the extent such Indemnifying Party is materially prejudiced by such failure.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to

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the retention of such counsel or (ii) representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and the Indemnified Party.  It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by (i) in the case of Persons indemnified pursuant to Section 2.4 hereof, the Selling Holders which owned a majority of the Registrable Securities sold under the applicable registration statement and (ii) in the case of Persons indemnified pursuant to Section 2.5, the Company.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding without any admission of liability by such Indemnified Party.

Section 5.7.                                 Contribution.  If the indemnification provided for in Section 2.4 or 2.5 hereof is held by a court of competent jurisdiction to be unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages, liabilities, judgments or expenses that otherwise would have been covered by Section 2.4 or 2.5 hereof, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities, judgments or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of each Selling Holder, on the other hand, in connection with such statements or omissions which resulted in such losses, claims, damages, liabilities, judgments or expenses, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities, judgments or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 2.7, no Selling Holder shall be required to contribute any amount which in the aggregate

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exceeds the amount by which the net proceeds actually received by such Selling Holder from the sale of its securities to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Selling Holder’s obligations to contribute pursuant to this Section 2.7, if any, are several in proportion to the proceeds of the offering actually received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders and not joint.

Section 5.8.                                 Rule 144.  The Company covenants that it will (a) make and keep public information regarding the Company available as those terms are defined in Rule 144, (b) file in a timely manner any reports and documents required to be filed by it under the Securities Act and the Exchange Act, (c) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (d) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 5.9.                                 Suspension of Use of Registration Statement.

(a)                                 Notwithstanding the provisions of Section 2.1(a), the Company shall be permitted to postpone the filing of any Resale Shelf Registration Statement, and from time to time to require Holders not to sell under the Resale Shelf Registration Statement or to suspend the use or effectiveness thereof, for such times as the Company reasonably may determine is necessary and advisable (but in no event shall the Company be entitled to exercise such right for more than an aggregate of 180 days in any rolling 12-month period commencing on the date of this Agreement, except as a result of a refusal by the Commission to declare any post-effective amendment to the Resale Shelf Registration Statement effective after the Company has used all commercially reasonable efforts to cause the post-effective amendment to be declared effective by the Commission, in which case, the Company must terminate the black-out period immediately following the effective date of the post-effective amendment), if any of the following events shall occur (each such circumstance a “Suspension Event”): (i) a majority of the Board of Directors of the Company determines in good faith that (A) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, disposition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries, (B) the sale of Registrable Securities pursuant to the Resale Shelf Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, or (C) (x) the Company has a bona fide business purpose for preserving the confidentiality of a proposed transaction described in clause (A) above, (y) disclosure of such proposed transaction would have a material adverse effect on the Company or the Company’s ability to consummate such proposed transaction, or (z) such proposed transaction renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Resale Shelf Registration Statement (or such filings) to

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become effective or to promptly amend or supplement a Resale Shelf Registration Statement on a post-effective basis, as applicable; or (ii) a majority of the Board of Directors of the Company determines in good faith that it is in the Company’s best interest or it is required by law, rule or regulation to supplement the Resale Shelf Registration Statement or file a post-effective amendment to the Resale Shelf Registration Statement in order to ensure that the prospectus included in the Resale Shelf Registration Statement (1) contains the information required under Section 10(a)(3) of the Securities Act; (2) discloses any facts or events arising after the effective date of a Resale Shelf Registration Statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) discloses any material information with respect to the plan of distribution that was not disclosed in the Resale Shelf Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to become effective or to promptly amend or supplement the Resale Shelf Registration Statement on a post-effective basis or to take such action as is necessary to permit resumed use of the Resale Shelf Registration Statement or filing thereof as soon as possible.

The Company will provide written notice (a “Suspension Notice”) to the Holders, if any, of the occurrence of any Suspension Event. If, as a result of a Suspension Event, the Resale Shelf Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Resale Shelf Registration Statement until the Holder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in the written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company (at the expense of the Company) all copies of the prospectus covering the Registrable Securities at the time of receipt of the Suspension Notice, other than permanent file copies in the possession of such Holder’s counsel. The Holders may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and to the Selling Holders’ counsel, if any, promptly following the conclusion of any Suspension Event and its effect.

(b)                                 In connection with any Registration Statement utilized by the Company to satisfy its obligations under this Agreement, each Holder agrees to cooperate with the Company in connection with the preparation of the Resale Shelf Registration Statement, and each Holder agrees that it will (i) respond within ten (10) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in such Resale Shelf Registration Statement and related prospectus pursuant to the rules and regulations of the Commission, and (ii) provide in a timely manner information regarding the proposed

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distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in the Resale Shelf Registration Statement and related prospectus.

(c)                                  If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date taking into account any permissible extension, upon written notice thereof by the Company to the Holders, the rights of the Holders to offer, sell or distribute any Registrable Securities pursuant to any Registration Statement or to require the Company take action with respect to the registration or sale of any Registrable Securities pursuant to any Registration Statement shall be suspended until the date on which the Company has filed such reports, and the Company shall use commercially reasonable efforts, taking into account the circumstances of the Company at such time, to file the required reports as promptly as commercially practicable, and shall notify the Holders as promptly as practicable when such suspension is no longer required.

Section 5.10.                          Additional Shares.  The Company, at its option, may register under a Shelf Registration Statement and any filings with any state securities commissions filed pursuant to this Agreement, any number of unissued shares of Common Stock or any shares of Common Stock owned by any other stockholder or stockholders of the Company.

ARTICLE VI

MISCELLANEOUS

Section 6.1.                                 Remedies.  In addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, the Holders shall be entitled to specific performance of the rights under this Agreement.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

Section 6.2.                                 Amendments and Waivers.  The provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the Holders of a majority of the Registrable Securities; provided, however, that the provisions of this Agreement may not be amended or waived without the consent of each Holder of Registrable Securities adversely affected by such amendment or waiver if such amendment or waiver adversely affects a portion of the Registrable Securities but does not so adversely affect all of the Registrable Securities; provided, further, that the provisions of the preceding provision may not be amended or waived except in accordance with this sentence. Any waiver, permit, consent or approval of any kind or character on the part of any such Holder of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company.  No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

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Section 6.3.                                 Notices.  All notices and other communications in connection with this Agreement shall be made in writing by hand delivery, registered first-class mail, telecopier, or air courier guaranteeing overnight delivery:

(1)                                 if to any Holder, initially to the address indicated in such Holder’s Notice and Questionnaire or, if no Notice and Questionnaire has been delivered, c/o [•], Attention:  [•], or to such other address and to such other Persons as any Holder may hereafter specify in writing; and

(2)                                 if to the Company, initially at [•], Attention:  Chief Executive Officer, or to such other address as the Company may hereafter specify in writing.

All such notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; when received if deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 6.4.                                 Successors and Assigns; Assignment of Registration Rights.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties.  Any Holder may assign its rights under this Agreement without the consent of the Company in connection with a transfer of such Holder’s Registrable Securities; provided, that the Holder notifies the Company of such proposed transfer and assignment and the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement.

Section 6.5.                                 Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 6.6.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to conflict of laws principles.

Section 6.7.                                 Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 6.8.                                 Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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Section 6.9.                                 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 6.10.                          Termination.  The obligations of the parties hereunder shall terminate with respect to a Holder when it no longer holds Registrable Securities and with respect to the Company when there are no longer Registrable Securities with respect to a Resale Shelf Registration Statement, except, in each case, for any obligations under Sections 2.1(c), 2.3, 2.4, 2.5, 2.6, 2.7 and Article III.

Section 6.11.                          Consent to Jurisdiction.

(a)                                 Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Maryland state or federal court.

(b)                                 Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 16 shall affect the right of any party to serve legal process in any other manner permitted by law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of the Holders and the Company agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 6.12.                          Waiver of Jury Trial.  The parties hereto (including any Initial Holder and any subsequent Holder) irrevocably waive any right to trial by jury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

JBG REALTY TRUST, INC.

By:
Name:
Title:

[•]
(as Attorney-in-Fact for the Initial Holders listed on Schedule I hereto)

By:

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Schedule I

Initial Holders

[Limited Partners]

15

Exhibit D

FINAL FORM

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

JBG REALTY, L.P.

[        ], 2016

i

ii

List of Exhibits

Exhibit A                                 Form of Partner Registry

Exhibit B                                 Capital Account Maintenance

Exhibit C                                 Special Allocation Rules

Exhibit D                                 Notice of Redemption

Exhibit E                                  Form of DRO Registry

Exhibit F                                   Notice of Election by Partnership to Force Conversion of LTIP Units into Class A Units

Exhibit G                                 Notice of Election by Partner to Convert LTIP Units into Class A Units

Exhibit H                                Registration Rights

iii

FIFTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
JBG REALTY, L.P.

THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (as may be further amended, supplemented or restated from time to time, the “Agreement”) of JBG Realty, L.P., formerly known as New York Recovery Operating Partnership, L.P. (the “Partnership”), is dated as of [    ], 2016 and entered into by and among JBG Realty Trust, Inc., a Maryland corporation, formerly known as New York REIT, Inc., as the general partner (the “General Partner”), and the Persons whose names are set forth on the Partner Registry (as hereinafter defined) as Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.

WHEREAS, on November 4, 2009, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act by the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware under the name of [New York Recovery Operating Partnership, L.P.], and the General Partner and the Limited Partners entered into the Agreement of Limited Partnership on February 10, 2010, which was amended and restated by the First Amended and Restated Agreement of Limited Partnership on April 8, 2010, which was amended and restated by the Second Amended and Restated Agreement of Limited Partnership on September 2, 2010, which was amended and restated by the Third Amended and Restated Agreement of Limited Partnership on November 12, 2012, and which was amended and restated by the Fourth Amended and Restated Agreement of Limited Partnership on April 15, 2014 (collectively, the “Prior Partnership Agreement”);

WHEREAS, in connection with the transactions contemplated by that certain Master Combination Agreement (the “Combination Agreement”), dated as of [    ], 2016, by and among the Partnership, the General Partner, JBG Properties Inc., JBG/Operating Partners, L.P., and certain other affiliated entities (the “JBG Parties”), the JBG Parties, through a series of transactions, contributed certain real estate assets and the associated management businesses to the Partnership, the General Partner and their respective Subsidiaries in consideration for cash, shares of common stock of the General Partner and Class A Units;

WHEREAS, in connection with the consummation of the transactions contemplated by the Combination Agreement, the Partners (as hereinafter defined) now desire to amend and restate the Prior Partnership Agreement as set forth herein, which shall, amend, restate and supersede the Prior Partnership Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Partnership Agreement in its entirety and agree to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

ARTICLE I
DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as a Limited Partner on the Partnership Registry.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year or other period (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B.

“Adjustment Event” means an event in which (i) the Partnership makes a distribution of Partnership Units or other equity interests in the Partnership on all outstanding Class A Units to the extent that the LTIP Unitholder did not participate in such distribution, (ii) the Partnership subdivides the outstanding Class A Units into a greater number of Class A Units or combines the outstanding Class A Units into a lesser number of Class A Units, (iii) the Partnership issues any Partnership Units in exchange for its outstanding Class A Units by way of a reclassification or recapitalization of its Class A Units, or (iv) a similar transaction involving Class A Units where consideration is not received in connection with such transaction.  For the avoidance of doubt, the following shall not be Adjustment Event:  (a) the issuance of Partnership Units in a financing, reorganization, acquisition or similar business transaction; (b) the issuance of Partnership Units pursuant to the Equity Incentive Plan or other compensation plan, or under a distribution reinvestment plan; or (c) the issuance of any Partnership Units to the General Partner or other Persons in respect of a Capital Contribution to the Partnership.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any officer, director,

2

general partner or trustee of such Person or any Person referred to in the foregoing clause (i).  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate DRO Amount” means the aggregate balances of the DRO Amounts, if any, of all DRO Partners, if any, as determined on the date in question.

“Aggregate Special LTIP Unit Distribution Amount” has the meaning set forth in Section 5.1.F.

“Agreed Value” means (i) in the case of any Contributed Property, the Section 704(c) Value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed as determined under Section 752 of the Code and the regulations thereunder; and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Agreement” has the meaning set forth in the Preamble.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to any period for which such calculation is being made, cash of the Partnership, regardless of source (including Capital Contributions and loans to the Partnership), that the General Partner, in its sole and absolute discretion, determines is appropriate for distribution to the Partners.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

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“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B.  The initial Capital Account balance for each Partner who is a Partner on the date hereof shall be the amount set forth opposite such Partner’s name on the Partner Registry.

“Capital Account Limitation” has the meaning set forth in Section 4.7.B.

“Capital Contribution” means, with respect to any Partner, any cash and the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the Section 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners’ Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B, and to reflect changes, additions (including capital improvements thereto) or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

“Class A” has the meaning set forth in Section 5.1.C.

“Class A Share” has the meaning set forth in Section 5.1.C.

“Class A Unit” means any Partnership Unit that is not specifically designated by the General Partner as being of another specified class of Partnership Units (including, without limitation, any Partnership Unit designated as an OP Unit issued on or prior to the date hereof).

“Class A Unit Economic Balance” has the meaning set forth in Section 6.1.E.

“Class A Unit Transaction” means any transaction or series of related transactions (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Class A Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any Class A Unit Transaction which constitutes an Adjustment Event) as a result of which Class A Units shall be exchanged for or converted into the right, or the holders of such Class A Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof.

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“Class B” has the meaning set forth in Section 5.1.C.

“Class B Share” has the meaning set forth in Section 5.1.C.

“Class B Unit” means a Partnership Unit that is specifically designated by the General Partner as being a Class B Unit.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Combination Agreement” shall mean the Master Combination Agreement dated May [  ], 2016.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Article XIV.

“Consent of the Outside Limited Partners” means the Consent of Limited Partners (excluding for this purpose, to the extent any of the following holds Class A Units, (i) the General Partner or the General Partner Entity, (ii) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of the voting interests and (iii) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity) holding Class A Units representing more than fifty percent (50%) of the Percentage Interest of the Class A Units of all Limited Partners which are not excluded pursuant to (i), (ii) and (iii) above.

“Constituent Person” has the meaning set forth in Section 4.7.F.

“Contributed Property” means each property or other asset contributed to the Partnership, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property for purposes of Exhibit B, but shall be deemed an Adjusted Property for such purposes.

“Conversion Date” has the meaning set forth in Section 4.7.B.

“Conversion Factor” means 1.0; provided, however, that, if the General Partner Entity (i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares and does not make a corresponding distribution on Class A Units in Class A Units, (ii) subdivides its outstanding Shares, or (iii) combines its outstanding Shares into a smaller number of Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision or

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combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that if an entity shall cease to be the General Partner Entity (the “Predecessor Entity”) and another entity shall become the General Partner Entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Share of the Predecessor Entity, determined as of the date when the Successor Entity becomes the General Partner Entity, and the denominator of which is the Value of one Share of the Successor Entity, determined as of that same date. (For purposes of the second proviso in the preceding sentence, if any shareholders of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the General Partner Entity, the numerator in the fraction described above for determining the adjustment to the Conversion Factor (that is, the Value of one Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value (as determined in good faith by the General Partner) of any securities and other consideration that the holder of one Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares).)  Any adjustment to the Conversion Factor shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event giving rise thereto, it being intended that (x) adjustments to the Conversion Factor are to be made to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Partnership Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

“Conversion Notice” has the meaning set forth in Section 4.7.B.

“Conversion Right” has the meaning set forth in Section 4.7.A.

“Convertible Funding Debt” has the meaning set forth in Section 7.5.E.

“Current Partnership Audit Rules” has the meaning set forth in Section 10.3.A.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof,

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and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the U.S. federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount as calculated in accordance with Regulations Section 1.704-3; provided, however, that if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero and if Depreciation is calculated in accordance with Regulations Section 1.704-3(b), Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Distribution Measurement Date” has the meaning set forth in Section 5.1.F.

“Distribution Participation Date” means, with respect to LTIP Units, such date as may be specified in the Vesting Agreement or other documentation pursuant to which such LTIP Units are issued.

“Distribution Payment Date” has the meaning set forth in Section 5.1.E.

“Distribution Period” has the meaning set forth in Section 5.1.C.

“DRO Amount” means the amount specified in the DRO Registry with respect to any DRO Partner, as such DRO Registry may be amended from time to time.

“DRO Partner” means a Partner who has agreed in writing to be a DRO Partner and has agreed and is obligated to make certain contributions, not in excess of such DRO Partner’s DRO Amount, to the Partnership with respect to any deficit balance in such Partner’s Capital Account upon the occurrence of certain events. A DRO Partner who is obligated to make any such contribution only upon liquidation of the Partnership shall be designated in the DRO Registry as a “Part I DRO Partner” and a DRO Partner who is obligated to make any such contribution to the Partnership either upon liquidation of the Partnership or upon liquidation of such DRO Partner’s Partnership Interest shall be designated in the DRO Registry as a “Part II DRO Partner.”

“DRO Registry” means the DRO Registry maintained by the General Partner in the books and records of the Partnership containing substantially the same information as would be necessary to complete the Form of DRO Registry attached hereto as Exhibit E.

“Economic Capital Account Balances” has the meaning set forth in Section 6.1.E.

“Equity Incentive Plan” means any equity incentive or compensation plan heretofore or hereafter adopted by the Partnership or the General Partner, including, without limitation, the

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JBG Realty Trust, Inc. 2016 Equity Incentive Plan, as the same may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Units” has the meaning set forth in Section 11.2.C.

“Fiscal Quarter” means any three calendar month quarter of any Fiscal Year of the Partnership, which quarters shall end on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means the fiscal year of the Partnership, which shall be the calendar year as provided in Section 9.2.

“Forced Conversion” has the meaning set forth in Section 4.7.C.

“Forced Conversion Notice” has the meaning set forth in Section 4.7.C.

“Funding Debt” means any Debt incurred for the purpose of providing funds to the Partnership by or on behalf of the General Partner, the General Partner Entity or any wholly owned subsidiary of either the General Partner or the General Partner Entity.

“General Partner” means JBG Realty Trust, Inc. (formerly known as New York REIT, Inc.), a Maryland corporation, or its successor or permitted assignee, as general partner of the Partnership.

“General Partner Entity” means the General Partner; provided, however, that if (i) the common shares of beneficial interest (or other comparable equity interests) of the General Partner are at any time not Publicly Traded and (ii) the common shares of beneficial interest (or other comparable equity interests) of an entity that owns, directly or indirectly, fifty percent (50%) or more of the common shares of beneficial interest (or other comparable equity interests) of the General Partner are Publicly Traded, the term “General Partner Entity” shall refer to such entity whose common shares of beneficial interest (or other comparable equity securities) are Publicly Traded.  If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term “General Partner Entity” shall mean the General Partner.

“General Partner Interest” means a Partnership Interest held by the General Partner that is not designated a Limited Partner Interest. A General Partner Interest may be expressed as a number of Partnership Units.

“General Partner Payment” has the meaning set forth in Section 15.14.

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“Immediate Family” means, with respect to any natural Person, such natural Person’s spouse, parents, descendants, nephews, nieces, brothers, and sisters.

“Incapacity” or “Incapacitated” means, (i) as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of the partnership or limited liability company, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner, (B) the General Partner Entity, (C) a Limited Partner, or (D) any direct or indirect trustee, manager, director, officer, member, shareholder or partner of the Partnership, the General Partner, the General Partner Entity or a Limited Partner, and (ii) such other Persons (including Affiliates of the General Partner or the General Partner Entity, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

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“Limited Partner” means any Person named as a Limited Partner in the Partner Registry or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1.

“Liquidating Gains” has the meaning set forth in Section 6.1.E.

“Liquidator” has the meaning set forth in Section 13.2.A.

“LTIP Distribution Amount” has the meaning set forth in Section 5.1.E.

“LTIP Unit” means a Partnership Unit that is designated as an LTIP Unit and that has the rights, preferences and other privileges designated in Sections 4.6 and 4.7 and elsewhere in this Agreement in respect of holders of LTIP Units. The allocation of LTIP Units among the Partners shall be set forth on the Partner Registry.

“LTIP Unit Sharing Percentage” means, for an LTIP Unit, the percentage that is specified as the LTIP Unit Sharing Percentage in the Vesting Agreement or other documentation pursuant to which such LTIP Unit is issued or, if no such percentage is specified, 10%.

“LTIP Unitholder” means a Partner that holds LTIP Units.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with Exhibit B.  If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B.  If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

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“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase Shares, excluding grants under the Equity Incentive Plan, or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit D.

“Operating Entity” has the meaning set forth in Section 7.4.F.

“Parent Entity” has the meaning set forth in Section 7.4.F.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i), and the amount of Partner Nonrecourse Deductions with respect to Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partner Registry” means the Partner Registry maintained by the General Partner in the books and records of the Partnership, which contains substantially the same information as would be necessary to complete the form of the Partner Registry attached hereto as Exhibit A.

“Partnership” has the meaning set forth in the recitals hereto.

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“Partnership Approval” has the meaning set forth in Section 11.2.C.

“Partnership Interest” means a Limited Partner Interest, a General Partner Interest or LTIP Units (to the extent the General Partner has awarded LTIP Units) and includes any and all benefits to which the holder of such a partnership interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner either (i) for the distribution of Available Cash pursuant to Section 5.1.A, which record date shall be the same as the record date established by the General Partner Entity for a distribution to its shareholders of some or all of its portion of such distribution, or (ii) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to Section 14.2.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2, and includes Class A Units, Class B Units, LTIP Units and any other classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in the Partner Registry.

“Percentage Interest” means, as to a Partner holding a class of Partnership Interests, its interest in such class, determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding.  For purposes of determining the Percentage Interest of the Partners at any time when there are Class B Units outstanding, all Class B Units shall be treated as Class A Units.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Predecessor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Prior Partnership Agreement” has the meaning set forth in the recitals hereto.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market, any nationally or internationally recognized stock exchange or any successor to any of the foregoing.

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“Qualified Assets” means any of the following assets: (i) interests, rights, options, warrants or convertible or exchangeable securities of the Partnership; (ii) Debt issued by the Partnership or any Subsidiary thereof in connection with the incurrence of Funding Debt; (iii) equity interests in Qualified REIT Subsidiaries and limited liability companies (or other entities disregarded from their sole owner for U.S. federal income tax purposes, including wholly owned grantor trusts) whose assets consist solely of Qualified Assets; (iv) up to a one percent (1%) equity interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Partnership; (v) cash held for payment of administrative expenses or pending distribution to security holders of the General Partner Entity or any wholly owned Subsidiary thereof or pending contribution to the Partnership; and (vi) other tangible and intangible assets that, taken as a whole, are either de minimis in relation to the net assets of the Partnership and its Subsidiaries or are held temporarily in a manner that does not adversely affect the distribution rights of Limited Partners.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner Entity that is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment pursuant to Section 754 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized either as ordinary income or as “unrecaptured Section 1250 gain” (as defined in Section 1(h)(6) of the Code) because it represents the recapture of depreciation deductions previously taken with respect to such property or asset.

“Recourse Liabilities” means the amount of liabilities owed by the Partnership (other than Nonrecourse Liabilities and liabilities to which Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-(2)(i) of the Regulations).

“Redeeming Partner” has the meaning set forth in Section 8.6.A.

“Redemption Amount” means either the Cash Amount or the Shares Amount, as determined by the General Partner, in its sole and absolute discretion; provided, however, that if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount.  A Redeeming Partner shall have no right, without the General Partner’s consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

“Redemption Right” has the meaning set forth in Section 8.6.A.

“Regulations” means the Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

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“REIT” means an entity that qualifies as a real estate investment trust under the Code.

“REIT Requirements” has the meaning set forth in Section 5.1.A.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for U.S. federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

“Safe Harbor” has the meaning set forth in Section 11.6.F.

“Same Award” has the meaning set forth in Section 5.1.F.

“Section 704(c) Value” of any Contributed Property means the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, subject to Exhibit C, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the Section 704(c) Value of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to its fair market values.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a common share of beneficial interest (or other comparable equity interest) of the General Partner Entity.  Shares may be issued in one or more classes or series in accordance with the terms of the organizational documents of the General Partner Entity.  Shares issued in lieu of the Cash Amount may be either registered or unregistered Shares at the option of the General Partner.  If there is more than one class or series of Shares, the term “Shares” shall, as the context requires, be deemed to refer to the class or series of Shares that corresponds to the class or series of Partnership Interests for which the reference to Shares is made. When used with reference to Class A Units, the term “Shares” refers to the common shares of beneficial interest (or other comparable equity interest) of the General Partner Entity.

“Shareholder Approval” has the meaning set forth in Section 11.2.B.

“Shareholder Vote” has the meaning set forth in Section 11.2.B.

“Shares Amount” means a number of Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner times the Conversion Factor; provided, however, that if the General Partner Entity issues to holders of Shares securities, rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the “rights”), then the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive unless the Partnership issues corresponding rights to holders of Partnership Units.

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“Special LTIP Unit Distribution” has the meaning set forth in Section 5.1.F.

“Specified Redemption Date” means the twentieth (20th) Business Day after the Valuation Date or such shorter period as the General Partner, in its sole and absolute discretion, may determine; provided, however, that, if the Shares are not Publicly Traded, the Specified Redemption Date means the thirtieth (30th) Business Day after receipt by the General Partner of a Notice of Redemption.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 and who is shown as a Limited Partner in the Partner Registry.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Target Balance” has the meaning set forth in Section 6.1(E).

“Tender Offer” has the meaning set forth in Section 11.2.B.

“Termination Transaction” has the meaning set forth in Section 11.2.B.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date, over (ii) the fair market value of such property (as determined under Exhibit B) as of such date.

“Unvested LTIP Units” has the meaning set forth in Section 4.6.C.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to one Share of a class of outstanding Shares of the General Partner Entity that are Publicly Traded, the average of the daily market price for the ten consecutive trading days immediately preceding the date with respect to which value must be determined. The market price for each such trading day shall be the closing price, regular way,

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on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. If the outstanding Shares of the General Partner Entity are Publicly Traded and the Shares Amount includes, in addition to the Shares, rights or interests that a holder of Shares has received or would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. If the Shares of the General Partner Entity are not Publicly Traded, the Value of the Shares Amount per Partnership Unit tendered for redemption (which will be the Cash Amount per Partnership Unit offered for redemption payable pursuant to Section 8.6.A) means the amount that a holder of one Partnership Unit would receive if each of the assets of the Partnership were to be sold for its fair market value on the Specified Redemption Date, the Partnership were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Partners in accordance with the terms of this Agreement. Such Value shall be determined by the General Partner, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Partnership if each asset of the Partnership (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Partnership owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Partnership’s minority interest in any property or any illiquidity of the Partnership’s interest in any property).

“Vested LTIP Units” has the meaning set forth in Section 4.6.C.

“Vesting Agreement” means each or any, as the context implies, agreement or instrument entered into by a holder of LTIP Units upon acceptance of an award of LTIP Units under an Equity Incentive Plan.

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1                                   Organization

A.                                    Organization, Status and Rights.  The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Prior Partnership Agreement.  The Partners hereby confirm and agree to their status as partners of the Partnership and to continue the business of the Partnership on the terms set forth in this Agreement.  Except as expressly provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.  The Partnership Interest of each Partner shall be personal property for all purposes.

B.                                    Qualification of Partnership.  The Partners (i) agree that if the laws of any jurisdiction in which the Partnership transacts business so require, the appropriate officers or other authorized representatives of the Partnership shall file, or shall cause to be filed, with the appropriate office in that jurisdiction, any documents necessary for the Partnership to qualify to

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transact business under such laws; and (ii) agree and obligate themselves to execute, acknowledge and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate of Limited Partnership as may be required, either by the Act, by the laws of any jurisdiction in which the Partnership transacts business, or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the Partnership as a limited partnership under the Act.

C.                                    Representations.  Each Partner represents and warrants that such Partner is duly authorized to execute, deliver and perform its obligations under this Agreement and that the Person, if any, executing this Agreement on behalf of such Partner is duly authorized to do so and that this Agreement is binding on and enforceable against such Partner in accordance with its terms.

Section 2.2                                   Name

The name of the Partnership shall be JBG Realty, L.P.  The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of any of the General Partner or any Affiliate thereof.  The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                   Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware is located at [Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808], and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is [Corporation Service Company, a Delaware corporation].  The General Partner may, from time to time, designate a new registered agent and/or registered office for the Partnership and, notwithstanding any provision in this Agreement, may amend this Agreement and the Certificate of Limited Partnership of the Partnership to reflect such designation without the consent of the Limited Partners or any other Person. The principal office of the Partnership is 4445 Willard Avenue, Suite 400, Chevy Chase, Maryland 20815, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4                                   Term

The term of the Partnership commenced on November 4, 2009, and shall continue until dissolved pursuant to the provisions of Article XIII or as otherwise provided by law.

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ARTICLE III
PURPOSE

Section 3.1                                   Purpose and Business

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; (ii) to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged, directly or indirectly, in any of the foregoing; and (iii) to do anything necessary or incidental to the foregoing; provided, however, that any business shall be limited to and conducted in such a manner as to permit the General Partner and, if different, the General Partner Entity, at all times to be classified as a REIT, unless the General Partner or General Partner Entity, as applicable, in its sole and absolute discretion has chosen to cease to qualify as a REIT or has chosen not to attempt to qualify as a REIT for any reason or reasons whether or not related to the business conducted by the Partnership.  In connection with the foregoing, and without limiting the General Partner or the General Partner Entity’s right, in its sole and absolute discretion, to cease qualifying as a REIT, the Partners acknowledge that the status of the General Partner Entity as a REIT inures to the benefit of all the Partners and not solely to the General Partner, the General Partner Entity or their or its Affiliates, members and shareholders.

Section 3.2                                   Powers

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or shall refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of any of the General Partner or the General Partner Entity to continue to qualify as a REIT (if such entity has chosen to attempt to qualify as a REIT), (ii) could subject any of the General Partner or the General Partner Entity to any taxes under Section 857 or Section 4981 of the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over any of the General Partner or the General Partner Entity or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

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ARTICLE IV
CAPITAL CONTRIBUTIONS AND ISSUANCES
OF PARTNERSHIP INTERESTS

Section 4.1                                   Capital Contributions of the Partners

Prior to or concurrently with the execution of this Agreement, the Partners have made the Capital Contributions as set forth in the Partner Registry. On the date hereof, the Partners own Partnership Units in the amounts set forth in the Partner Registry and have Percentage Interests in the Partnership as set forth in the Partner Registry.  The number of Partnership Units and Percentage Interest shall be adjusted in the Partner Registry from time to time by the General Partner to the extent necessary to reflect accurately exchanges, redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s Percentage Interest occurring after the date hereof in accordance with the terms of this Agreement.  One thousand (1,000) Partnership Units shall be deemed to be the General Partner’s Partnership Units and shall be the General Partner Interest of the General Partner, and all other Partnership Units held by the General Partner shall be deemed to be Limited Partner Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership. Except as provided in Sections 7.5, 10.5, and 13.3 hereof, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise).  Except as otherwise set forth in Section 13.3 hereof, no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise, provided that such Capital Account deficit did not arise by reason of distributions in violation of this Agreement or applicable law or other actions in violation of this Agreement or applicable law.

Section 4.2                                   Issuances of Partnership Interests

A.                                    General.  The General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the General Partner and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership or any of its Subsidiaries) Partnership Units or other Partnership Interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of Partnership Interests, all as shall be determined, subject to applicable Delaware law, by the General Partner in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions, (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership, (iv) the rights, if any, of each such class to vote on matters that require the vote or Consent of the Limited Partners, and (v) the consideration, if any, to be received by the Partnership; provided, however, that no such Partnership Units or other Partnership Interests shall be issued to the General Partner Entity unless either (a) the Partnership Interests are issued

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in connection with the grant, award or issuance of Shares or other equity interests in the General Partner Entity (including a transaction described in Section 7.5.F) having designations, preferences and other rights such that the economic interests attributable to such Shares or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner Entity in accordance with this Section 4.2.A, or (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class.  If the Partnership issues Partnership Interests pursuant to this Section 4.2.A, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.5, Section 6.2 and Section 8.6) as it deems necessary to reflect the issuance of such Partnership Interests.

B.                                    Classes of Partnership Units. From and after the date of the Agreement, the Partnership shall have three classes of Partnership Units entitled “Class A Units,” “Class B Units”  and “LTIP Units,” and such additional classes of Partnership Units as may be created by the General Partner pursuant to Section 4.2.A.  Class A Units, Class B Units, LTIP Units or a class of Partnership Interests created pursuant to Section 4.2.A, at the election of the General Partner, in its sole and absolute discretion, may be issued to newly admitted Partners in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or other assets or consideration; provided, however, that any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Class A Unit. Each Class B Unit shall be converted automatically into a corresponding series of Class A Unit on the day immediately following the Partnership Record Date for the Distribution Period in which such Class B Unit was issued, without the requirement for any action by the General Partner, the Partnership or the Partner holding the Class B Unit.  The terms of the LTIP Units shall be in accordance with Sections 4.6 and 4.7.

C.                                    OP Units. The Partnership Units designated as OP Units (as defined in the Agreement in effect prior to the date hereof)  are deemed to be Class A Units. Immediately prior to the effectiveness of this Agreement, all LTIP Units which were outstanding prior to the consummation of the transactions contemplated by the Combination Agreement were either earned, vested and converted into OP Units on a one-to-one basis or were forfeited, and such OP Units were then redeemed for an equal number of Shares.  In order to, among other things, effectuate the conversion of the LTIP Unit into OP Units, the Gross Asset Value (as such term is defined in the Agreement in effect prior to the date hereof) of the Partnership’s assets shall have been adjusted in accordance with Section 6.3(c) of the Combination Agreement immediately prior to the consummation of the transactions contemplated by the Combination Agreement in order to “book-up” the then partners’ Capital Accounts.  The OP Units issued upon conversion of the LTIP Units, and the Shares issued upon redemption of the OP Units, shall have all of the rights applicable to OP Units, and the REIT Shares issuable in redemption thereof, that were issued prior to the consummation of the transactions contemplated by the Combination Agreement, including registration rights.

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Section 4.3                                   No Preemptive Rights

Except to the extent expressly granted by the Partnership pursuant to another Agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units or other Partnership Interests.

Section 4.4                                   Other Contribution Provisions

A.                                    General. If any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash, and the Partner had made a Capital Contribution of such cash to the capital of the Partnership.

B.                                    Mergers. To the extent the Partnership acquires any property (or an indirect interest therein) by the merger of any other Person into the Partnership or with or into a Subsidiary of the Partnership, Persons who receive Partnership Interests in exchange for their interest in the Person merging into the Partnership or with or into a Subsidiary of the Partnership shall be deemed to have been admitted as Additional Limited Partners pursuant to Section 12.2 and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement (or if not so provided, as determined by the General Partner in its sole and absolute discretion) and as set forth in the Partner Registry.

Section 4.5                                   No Interest on Capital

No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

Section 4.6                                   LTIP Units

A.                                    Issuance of LTIP Units. The General Partner may from time to time issue LTIP Units to Persons who provide services to the Partnership or the General Partner, for such consideration as the General Partner may determine to be appropriate, and admit such Persons as Limited Partners. Subject to the following provisions of this Section 4.6 and the special provisions of Sections 4.7 and 6.1.E, LTIP Units shall be treated as Class A Units, with all of the rights, privileges and obligations attendant thereto (or, if so designated by the General Partner in connection with the issuance thereof, as Class B Units for the quarter in which such LTIP Units are issued). For purposes of computing the Partners’ Percentage Interests, holders of LTIP Units shall be treated as Class A Unit holders and LTIP Units shall be treated as Class A Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Class A Units for conversion, distribution and other purposes, including, without limitation, complying with the following procedures:

(i)                                     If an Adjustment Event occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain a one-for-one conversion and economic equivalence ratio between Class A Units and LTIP Units.  If more than one Adjustment Event

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occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously.  If the Partnership takes an action affecting the Class A Units other than actions specifically defined as “Adjustment Events” and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and by any applicable Equity Incentive Plan, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances.  If an adjustment is made to the LTIP Units, as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error.  Promptly after filing of such certificate, the Partnership shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment; and

(ii)                                  Subject to the provisions of Sections 5.1.E, 5.1.F and 5.1.G, the LTIP Unitholders shall, when, as and if distributions with respect to Class A Units are authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions in an amount per LTIP Unit equal to the distributions per Class A Unit paid to holders of Class A Units on such Partnership Record Date established by the General Partner with respect to such distribution. So long as any LTIP Units are outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on Class A Units or Class B Units, unless equal distributions have been or contemporaneously are authorized, declared and paid on the LTIP Units.

B.                                    Priority.  Subject to the provisions of this Section 4.6 and the special provisions of Sections 4.7 , 5.1.E, 5.1.F and 5.1.G, the LTIP Units shall rank pari passu with the Class A Units and Class B Units as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up.  As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any class or series of Partnership Units which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Class A Units shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Units. Subject to the terms of any Vesting Agreement, an LTIP Unitholder shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of Class A Units are entitled to transfer their Class A Units pursuant to Article XI.

C.                                    Special Provisions. LTIP Units shall be subject to the following special provisions:

(i)                                     Vesting Agreements.  LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement.  The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any

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restrictions on amendment imposed by the relevant Vesting Agreement or by any applicable Equity Incentive Plan.  LTIP Units that have vested under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units shall be treated as “Unvested LTIP Units.”

(ii)                                  Forfeiture.  Unless otherwise specified in the Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the right of the Partnership or the General Partner to repurchase LTIP Units at a specified purchase price or some other forfeiture of any LTIP Units, then if the Partnership or the General Partner exercises such right to repurchase or such forfeiture occurs in accordance with the applicable Vesting Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose.  Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date prior to the effective date of the forfeiture. In connection with any repurchase or forfeiture of LTIP Units, the balance of the portion of the Capital Account of the LTIP Unitholder that is attributable to all of his or her LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 6.1.E hereof, calculated with respect to the LTIP Unitholder’s remaining LTIP Units, if any.

(iii)                               Allocations.  LTIP Unitholders shall be entitled to certain special allocations of gain under Section 6.1.E.  LTIP Units shall be allocated Net Income and Net Loss, for any taxable year or portion of a taxable year occurring after such issuance and prior to the Distribution Participation Date for such LTIP Units, to the extent that the date of issuance and the Distribution Participation Date are not the same under the terms of the applicable Vesting Agreement, in amounts per LTIP Unit equal to the amounts allocated per Class A Unit for the same period multiplied by the LTIP Unit Sharing Percentage for such LTIP Units.  Commencing with the portion of the taxable year of the Partnership that begins on the Distribution Participation Date established for any LTIP Units, such LTIP Units shall be allocated Net Income and Net Loss in amounts per LTIP Unit equal to the amounts allocated per Class A Unit.  The allocations provided by the preceding sentence shall be subject to Section 6.1.A and Section 6.1.B of the Agreement.  The General Partner is authorized in its discretion to delay or accelerate the participation of the LTIP Units in allocations of Net Income and Net Loss, or to adjust the allocations made after the Distribution Participation Date, so that the ratio of (i) the total amount of Net Income or Net Loss allocated with respect to each LTIP Unit in the taxable year in which that LTIP Unit’s Distribution Participation Date falls, to (ii) the total amount distributed to that LTIP Unit with respect to such period, is equal to such ratio as computed for the Class A Units held by the General Partner.

(iv)                              Redemption.  The Redemption Right provided to the holders of Class A Units under Section 8.6 hereof shall not apply with respect to LTIP Units unless and until they are converted to Class A Units as provided in clause (v) below and Section 4.7.

(v)                                 Conversion to Class A Units. Vested LTIP Units are eligible to be converted into Class A Units in accordance with Section 4.7.

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D.                                    Voting.  LTIP Unitholders shall (a) have the same voting rights as the Limited Partners, with the LTIP Units voting as a single class with the Class A Units and having one vote per LTIP Unit; and (b) have the additional voting rights that are expressly set forth below. So long as any LTIP Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of a majority of the LTIP Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to LTIP Units so as to materially and adversely affect any right, privilege or voting power of the LTIP Units or the LTIP Unitholders as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of all of Class A Units (including the Class A Units held by the General Partner); but subject, in any event, to the following provisions:

(i)                                     With respect to any Class A Unit Transaction (as defined in Section 4.7.F hereof), so long as the LTIP Units are treated in accordance with Section 4.7.F hereof, the consummation of such Class A Unit Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such; and

(ii)                                  Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest in accordance with the terms of this Agreement, including, without limitation, additional Class A Units or LTIP Units, whether ranking senior to, junior to, or on a parity with the LTIP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding LTIP Units shall have been converted into Class A Units.

Section 4.7                                   Conversion of LTIP Units.

A.                                    Conversion Right.  An LTIP Unitholder shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into fully paid and non-assessable Class A Units; provided, however, that a holder may not exercise the Conversion Right for fewer than one thousand (1,000) Vested LTIP Units or, if such holder holds fewer than one thousand (1,000) Vested LTIP Units, all of the Vested LTIP Units held by such holder.  LTIP Unitholders shall not have the right to convert Unvested LTIP Units into Class A Units until they become Vested LTIP Units; provided, however, that when an LTIP Unitholder is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such LTIP Unitholder may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the LTIP Unitholder, shall be accepted by the Partnership subject to such condition.  The General Partner shall have the right at any time to

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cause a conversion of Vested LTIP Units into Class A Units, provided, however, that any Special LTIP Unit Distribution payable with respect to such Vested LTIP Units is paid prior to such conversion.  In all cases, the conversion of any LTIP Units into Class A Units shall be subject to the conditions and procedures set forth in this Section 4.7.

B.                                    Exercise by an LTIP Unitholder.  A holder of Vested LTIP Units may convert such LTIP Units into an equal number of fully paid and non-assessable Class A Units, giving effect to all adjustments (if any) made pursuant to Section 4.6 hereof.  Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds (x) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to its ownership of LTIP Units, divided by (y) the Class A Unit Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”). In order to exercise his or her Conversion Right, an LTIP Unitholder shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit F to this Agreement to the Partnership (with a copy to the General Partner) not less than ten (10) nor more than sixty (60) days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the General Partner has not given to the LTIP Unitholders notice of a proposed or upcoming Class A Unit Transaction (as defined in Section 4.7.F hereof) at least thirty (30) days prior to the effective date of such Class A Unit Transaction, then LTIP Unitholders shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth day after such notice from the General Partner of a Class A Unit Transaction or (y) the third business day immediately preceding the effective date of such Class A Unit Transaction.  A Conversion Notice shall be provided in the manner provided in Section 15.1.  Each LTIP Unitholder covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 4.7.B shall be free and clear of all liens and encumbrances.  Notwithstanding anything herein to the contrary, a holder of LTIP Units may deliver a Notice of Redemption pursuant to Section 8.6 relating to those Class A Units that will be issued to such holder upon conversion of such LTIP Units into Class A Units in advance of the Conversion Date; provided, however, that the redemption of such Class A Units by the Partnership shall in no event take place until after the Conversion Date.  For clarity, it is noted that the objective of this paragraph is to put an LTIP Unitholder in a position where, if he or she so wishes, the Class A Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if the General Partner elects to assume and perform the Partnership’s redemption obligation with respect to such Class A Units under Section 8.6 hereof by delivering to such holder Shares rather than cash, then such holder can have such Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Class A Units.  The General Partner and LTIP Unitholder shall reasonably cooperate with each other to coordinate the timing of the events described in the foregoing sentence.  An LTIP Unitholder may give a Notice of Conversion with respect to Unvested LTIP Units, provided that such Unvested LTIP Units become Vested LTIP Units on or prior to the Conversion Date.

C.                                    Forced Conversion.  The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units held by an LTIP Unitholder to be

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converted (a “Forced Conversion”) into an equal number of fully paid and non-assessable Class A Units, giving effect to all adjustments (if any) made pursuant to Section 4.6; provided, however, that the Partnership may not cause Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of such LTIP Unitholder pursuant to Section 4.7.B or with respect to which a Special LTIP Unit Distribution is payable and has not been paid.  In order to exercise its right of Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached as Exhibit G to this Agreement to the applicable LTIP Unitholder not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Conversion Notice.  A Forced Conversion Notice shall be provided in the manner provided in Section 15.1.

D.                                    Completion of Conversion.  A conversion of Vested LTIP Units for which the holder thereof has given a Conversion Notice or the Partnership has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such LTIP Unitholder, as of which time such LTIP Unitholder shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Class A Units issuable upon such conversion.  After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such LTIP Unitholder, upon his or her written request, a certificate of the General Partner certifying the number of Class A Units and remaining LTIP Units, if any, held by such person immediately after such conversion.  The Assignee of any Limited Partner pursuant to Article XI hereof may exercise the rights of such Limited Partner pursuant to this Section 4.7 and such Limited Partner shall be bound by the exercise of such rights by the Assignee.

E.                                     Impact of Conversions for Purposes of Section 6.1.E.  For purposes of making future allocations under Section 6.1.E hereof and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable LTIP Unitholder that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Class A Unit Economic Balance.

F.                                      Class A Unit Transactions.  If the Partnership or the General Partner Entity shall be a party to any Class A Unit Transaction, then the General Partner shall, immediately prior to the Class A Unit Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Class A Unit Transaction or that would occur in connection with the Class A Unit Transaction if the assets of the Partnership were sold at the Class A Unit Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Class A Unit Transaction (in which case the Conversion Date shall be the effective date of the Class A Unit Transaction).  In anticipation of such Forced Conversion and the consummation of the Class A Unit Transaction, the Partnership shall use commercially reasonable efforts to cause each LTIP Unitholder to be afforded the right to receive in connection with such Class A Unit Transaction in consideration for the Class A Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof)

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receivable upon the consummation of such Class A Unit Transaction by a holder of the same number of Class A Units, assuming such holder of Class A Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person.  In the event that holders of Class A Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Class A Unit Transaction, prior to such Class A Unit Transaction the General Partner shall give prompt written notice to each LTIP Unitholder of such election, and shall use commercially reasonable efforts to afford the LTIP Unitholders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Class A Units in connection with such Class A Unit Transaction.  If an LTIP Unitholder fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Class A Unit would receive if such Class A Unit holder failed to make such an election.  Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and any applicable Equity Incentive Plan, to the extent any LTIP Units are then outstanding, the Partnership shall use commercially reasonable efforts to cause the terms of any Class A Unit Transaction to be consistent with the provisions of this Section 4.7.F and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any LTIP Unitholders whose LTIP Units will not be converted into Class A Units in connection with the Class A Unit Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Class A Unit Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Class A Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the LTIP Unitholders.

ARTICLE V
DISTRIBUTIONS

Section 5.1                                   Requirement and Characterization of Distributions

A.                                    Distribution of Operating Income.  The General Partner shall distribute at least quarterly an amount equal to one hundred percent (100%) of the Available Cash of the Partnership with respect to such quarter or shorter period to the Partners in accordance with the terms established for the class or classes of Partnership Interests held by such Partners who are Partners on the respective Partnership Record Date with respect to such quarter or shorter period as provided in Sections 5.1.B, 5.1.C and 5.1.D and in accordance with the respective terms established for each class of Partnership Interest. Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit for a quarter or shorter period if such Partner is entitled to receive a distribution with respect to a Share for which such Partnership Unit has been redeemed or exchanged.  Unless otherwise expressly provided for herein, or in the terms established for a new class or series of Partnership Interests created in accordance with Article IV hereof, no

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Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest.  If the General Partner Entity has chosen to attempt to qualify as a REIT, the General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the General Partner Entity as a REIT, to distribute Available Cash (a) to Limited Partners in a manner that would not cause any such distribution or portion thereof to be treated as part of a sale of property to the Partnership by a Limited Partner under Section 707 of the Code or the Regulations thereunder; provided, however, that none of the General Partner, the General Partner Entity, and the Partnership shall have liability to a Limited Partner under any circumstances as a result of any distribution to a Limited Partner being so treated, and (b) to the General Partner Entity in an amount sufficient to enable the General Partner Entity to make distributions to its shareholders that will enable the General Partner Entity to (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the “REIT Requirements”), and (2) avoid any federal income or excise tax liability.

B.                                    Method.

(i)                                     Each holder of Partnership Interests, if any, that is entitled to any preference in distribution shall be entitled to a distribution in accordance with the rights of any such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date); and

(ii)                                  To the extent there is Available Cash remaining after the payment of any preference in distribution in accordance with the foregoing clause (i) (if applicable), with respect to Partnership Interests that are not entitled to any preference in distribution, such Available Cash shall be distributed pro rata to each such class in accordance with the terms of such class (and, within each such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date).

C.                                    Distributions When Class B Units Are Outstanding.  If for any quarter or shorter period with respect to which a distribution is to be made pursuant to Section 5.1.A. (a “Distribution Period”) Class B Units are outstanding on the Partnership Record Date for such Distribution Period, the General Partner shall allocate the Available Cash with respect to such Distribution Period available for distribution with respect to the Class A Units and Class B Units collectively between the Partners who are holders of Class A Units (“Class A”) and the Partners who are holders of Class B Units (“Class B”) as follows:

(1)                                 Class A shall receive that portion of the Available Cash (the “Class A Share”) determined by multiplying the amount of Available Cash by the following fraction:

A x Y
(A x Y) + (B x X)

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(2)                                 Class B shall receive that portion of the Available Cash (the “Class B Share”) determined by multiplying the amount of Available Cash by the following fraction:

B x X
(A x Y) + (B x X)

(3)                                 For purposes of the foregoing formulas, (i) “A” equals the number of Class A Units outstanding on the Partnership Record Date for such Distribution Period; (ii) “B” equals the number of Class B Units outstanding on the Partnership Record Date for such Distribution Period; (iii) “Y” equals the number of days in the Distribution Period; and (iv) “X” equals the number of days in the Distribution Period for which the Class B Units were issued and outstanding.

The Class A Share shall be distributed pro rata among Partners holding Class A Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class A Units held by each Partner on such Partnership Record Date; provided, however, that in no event may a Partner receive a distribution of Available Cash with respect to a Class A Unit if a Partner is entitled to receive a distribution with respect to a Share for which such Class A Unit has been redeemed or exchanged. If Class B Units were issued on the same date, the Class B Share shall be distributed pro rata among the Partners holding Class B Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class B Units held by each Partner on such Partnership Record Date. In no event shall any Class B Units be entitled to receive any distribution of Available Cash for any Distribution Period ending prior to the date on which such Class B Units are issued.  For purposes of the foregoing calculations, LTIP Units with an associated Distribution Participation Date that falls on or before the date of the relevant distribution shall be treated as outstanding Class A Units.

D.                                    Distributions When Class B Units Have Been Issued on Different Dates. If Class B Units which have been issued on different dates are outstanding on the Partnership Record Date for any Distribution Period, then the Class B Units issued on each particular date shall be treated as a separate series of Partnership Units for purposes of making the allocation of Available Cash for such Distribution Period among the holders of Partnership Units (and the formula for making such allocation, and the definitions of variables used therein, shall be modified accordingly). Thus, for example, if two series of Class B Units are outstanding on the Partnership Record Date for any Distribution Period, the allocation formula for each series, “Series B1” and “Series B2” would be as follows:

(1)                                 Series B1 shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:

B1 x X1
(A x Y) + (B x X1) + (B2 x X2)

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(2)                                 Series B2 shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:

B2 x X2
(A x Y) + (B1 x X1) + (B2 x X2)

(3)                                 For purposes of the foregoing formulas the definitions set forth in Section 5.1.C(3) remain the same except that (i) “B1” equals the number of Partnership Units in Series B1 outstanding on the Partnership Record Date for such Distribution Period; (ii) “B2” equals the number of Partnership Units in Series B2 outstanding on the Partnership Record Date for such Distribution Period; (iii) “X1” equals the number of days in the Distribution Period for which the Partnership Units in Series B1 were issued and outstanding; and (iv) “X2” equals the number of days in the Distribution Period for which the Partnership Units in Series B2 were issued and outstanding.

For purposes of the foregoing calculations, LTIP Units with an associated Distribution Participation Date that falls on or before the date of the relevant distribution shall be treated as outstanding Class A Units.

E.                                     Distributions With Respect to LTIP Units.  Commencing from the Distribution Participation Date established for any LTIP Units, for any quarterly or other period holders of such LTIP Units shall be entitled to receive, if, when and as regular cash distributions are authorized by the General Partner out of funds legally available for the payment of distributions, regular cash distributions in an amount per unit equal to the distribution payable on each Class A Unit for the corresponding quarterly or other period (the “LTIP Distribution Amount”).  In addition, from and after the Distribution Participation Date, LTIP Units shall be entitled to receive, if, when and as non-liquidating special, extraordinary or other distributions are authorized by the General Partner out of funds or other property legally available for the payment of distributions, non-liquidating special, extraordinary or other distributions in an amount per unit equal to the amount of any non-liquidating special, extraordinary or other distributions payable on the Class A Units which may be made from time to time.  LTIP Units shall also be entitled to receive, if, when and as distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership are authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership in an amount per unit equal to the amount of any such distributions payable on the Class A Units, whether made prior to, on or after the Distribution Participation Date, provided that the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such LTIP Units to the extent attributable to the ownership of such LTIP Units.  Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, a “Distribution Payment Date”); provided that the Distribution Payment Date and the record date for

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determining which holders of LTIP Units are entitled to receive a distribution shall be the same as the corresponding dates relating to the corresponding distribution on the Class A Units.

F.                                      Special LTIP Unit Distribution.  As of the Distribution Participation Date for an LTIP Unit that is not forfeited on or prior to such Distribution Participation Date, the holder of such LTIP Unit will be entitled to receive a special distribution (the “Special LTIP Unit Distribution”) with respect to such unit, equal to the Aggregate Special LTIP Unit Distribution Amount with respect to such LTIP Unit, divided by the total number of such holder’s LTIP Units that (A) have the same Distribution Participation Date, (B) were issued as part of the same award or program for purposes of Section 4.6 as specified in the Vesting Agreement or other documentation pursuant to which such LTIP Units are issued (the “Same Award” with respect to such LTIP Unit), and (C) are not forfeited on or prior to such Distribution Participation Date; provided, however, that such amount shall not exceed either (x) the amount of non-liquidating cash distributions per unit that were paid on the Class A Units on or after the date of the issuance of such LTIP Unit (or such other date as is specified as the Distribution Measurement Date in the Vesting Agreement or other documentation pursuant to which such LTIP Unit is issued) (such date being referred to as the “Distribution Measurement Date” with respect to such LTIP Unit) and prior to such Distribution Participation Date or (y) an amount that, together with all other Special LTIP Unit Distributions made to such holder on the same date with respect to such holder’s other LTIP Units issued as part of the Same Award as such LTIP Unit, exceeds the positive balance of the Capital Account of such holder to the extent attributable to such LTIP Units.  The “Aggregate Special LTIP Unit Distribution Amount” with respect to a holder’s LTIP Unit equals the aggregate amount determined by totaling, for each of such holder’s LTIP Units that were issued as part of the Same Award, (x) the amount of non-liquidating cash distributions per unit that were paid on the Class A Units on or after the Distribution Measurement Date with respect to such LTIP Unit and prior to the earlier of the Distribution Participation Date for such LTIP Unit or the Distribution Participation Date for the LTIP Unit with respect to which the Aggregate Special LTIP Unit Distribution Amount is being calculated, multiplied by (y) the LTIP Unit Sharing Percentage for such LTIP Unit, and subtracting from such total aggregate amount all Special LTIP Unit Distributions previously made with respect to LTIP Units that were issued as part of the Same Award.  The Special LTIP Unit Distribution for an LTIP Unit will be payable on the first Distribution Payment Date on or after the Distribution Participation Date for such LTIP Unit if and when authorized by the General Partner out of funds legally available for the payment of distributions; provided that, to the extent not otherwise prohibited by the terms of any class of Partnership Interests entitled to any preference in distribution and authorized by the General Partner out of funds legally available for the payment of distributions, such Special LTIP Unit Distribution may be paid prior to such Distribution Payment Date.  On or after the Distribution Participation Date with respect to an LTIP Unit, if such LTIP Unit is outstanding, no distributions (other than in Class A Units, Class B Units, LTIP Units or other Partnership Interests ranking on par with or junior to such units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership) shall be declared or paid or set apart for payment upon the Class A Units, the Class B Units, the LTIP Units or any other Partnership Interests ranking junior to or on a parity with the LTIP Unit as to distributions for any period (other than Special LTIP Unit Distributions

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with respect to LTIP Units that had an earlier Distribution Participation Date) unless the full amount of any Special LTIP Unit Distributions due with respect to such LTIP Unit have been or contemporaneously are declared and paid.

G.                                    LTIP Units Intended to Qualify as Profits Interests.  Distributions made pursuant to this Section 5.1 shall be adjusted as necessary to ensure that the amount apportioned to each LTIP Unit does not exceed the amount attributable to items of Partnership income or gain realized after the date such LTIP Unit was issued by the Partnership.  The intent of this Section 5.1.G is to ensure that any LTIP Units issued after the date of this Agreement qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), and this Section 5.1 shall be interpreted and applied consistently therewith. The General Partner at its discretion may amend this Section 5.1.G to ensure that any LTIP Units granted after the date of this Agreement will qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001) (and any other similar rulings or regulations that may be in effect at such time).

Section 5.2                                   Distributions in Kind

The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership assets to the holders of Partnership Interests, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in the same manner as a cash distribution in accordance with Articles V, VI and XIII hereof

Section 5.3                                   Amounts Withheld

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners or Assignees, as the case may be, pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.4                                   Distributions upon Liquidation

Proceeds from a Liquidating Event shall be distributed to the Partners in accordance with Section 13.2.

Section 5.5                                   Revisions to Reflect Issuance of Partnership Interests

If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article V and the Partner Registry in the books and records of the Partnership as it deems necessary to reflect the terms of the issuance of such Partnership Interests.  Such revisions shall not require the consent or approval of any other Partner.

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ARTICLE VI
ALLOCATIONS

Section 6.1                                   Allocations for Capital Account Purposes

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A.                                    Net Income.  After giving effect to the special allocations set forth in Section 1 of Exhibit C of the Partnership Agreement and any special allocations required to be made pursuant to Section 6.1.E, Net Income shall be allocated:

(1)                                 first, to the General Partner to the extent that Net Loss previously allocated to the General Partner pursuant to Section 6.1.B(6) exceed Net Income previously allocated to the General Partner pursuant to this clause (1);

(2)                                 second, to each DRO Partner until the cumulative Net Income allocated to such DRO Partner under this clause (2) equals the cumulative Net Loss allocated to such DRO Partner under Section 6.1.B(5) (and among the DRO Partners, pro rata in proportion to their respective percentages of the cumulative Net Loss allocated to all DRO Partners pursuant to Section 6.1.B(5) hereof);

(3)                                 third, to the General Partner until the cumulative Net Income allocated under this clause (3) equals the cumulative Net Loss allocated the General Partner under Section 6.1.B(4);

(4)                                 fourth, to the holders of any Partnership Interests that are entitled to any preference upon liquidation until the cumulative Net Income allocated under this clause (4) equals the cumulative Net Loss allocated to such Partners under Section 6.1.B(3);

(5)                                 fifth, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any other class of Partnership Interests until each such Partnership Interest has been allocated, on a cumulative basis pursuant to this clause (5), Net Income equal to the amount of distributions payable that are attributable to the preference of such class of Partnership Interests, whether or not paid (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made);

(6)                                 sixth, to the holders of any Partnership Interests that are not entitled to any preference upon liquidation until the cumulative Net Income allocated under this

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clause (6) equals the cumulative Net Loss allocated to such Partners under Section 6.1.B(2); and

(7)                                 finally, with respect to Partnership Interests that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).

B.                                    Net Loss.  After giving effect to the special allocations set forth in Section 1 of Exhibit C of the Partnership Agreement and any special allocations required to be made pursuant to Sections 6.1.E, Net Loss shall be allocated:

(1)                                 first, to the holders of Partnership Interests that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, in proportion to, and to the extent that, their share of the Net Income previously allocated pursuant to Section 6.1.A(7) exceeds, on a cumulative basis, the sum of (a) distributions with respect to such Partnership Interests pursuant to clause (ii) of Section 5.1.B and (b) Net Loss allocated under this clause (1);

(2)                                 second, with respect to classes of Partnership Interests that are not entitled to any preference in distribution upon liquidation, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Net Loss shall not be allocated to any Partner pursuant to this Section 6.1.B(2) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case (i) by not including in the Partners’ Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3 and (ii) in the case of a Partner who also holds classes of Partnership Interests that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such taxable year (or portion thereof);

(3)                                 third, with respect to classes of Partnership Interests that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Net Loss shall not be allocated to any Partner pursuant to this Section 6.1.B(3) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or

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increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the Partners’ Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3) at the end of such taxable year (or portion thereof);

(4)                                 fourth, to the General Partner in an amount equal to the excess of (a) the amount of the Partnership’s Recourse Liabilities over (b) the Aggregate DRO Amount;

(5)                                 fifth, to and among the DRO Partners, in proportion to their respective DRO Amounts, until such time as the DRO Partners as a group have been allocated cumulative Net Loss pursuant to this clause (5) equal to the Aggregate DRO Amount; and

(6)                                 thereafter, to the General Partner.

C.                                    Allocation of Nonrecourse Debt.  For purposes of Regulation Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated by the General Partner by taking into account facts and circumstances relating to each Partner’s respective interest in the profits of the Partnership unless and to the extent provided otherwise in an agreement between any Partner and the Partnership.  For this purpose, the General Partner shall have the sole and absolute discretion in any Fiscal Year to allocate such excess Nonrecourse Liabilities among the Partners in any manner permitted under Code Section 752 and the Regulations thereunder.

D.                                    Recapture Income.  Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

E.                                     Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Section 6.1.A, Liquidating Gains shall first be allocated to the LTIP Unitholders until their Economic Capital Account Balances, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Class A Unit Economic Balance, multiplied by (ii) the number of their LTIP Units, plus the aggregate net amount of Net Income and Net Loss allocated to such LTIP Units prior to the Distribution Participation Date with respect to such LTIP Units less the amount of any Special LTIP Unit Distributions with respect to such LTIP Units (such amount, the “Target Balance”); provided, however, that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit.  After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, in the event that, due to distributions with respect to Class A

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Units in which the LTIP Units do not participate or otherwise, the Economic Capital Account Balances of any present or former holder of LTIP Units, to the extent attributable to the holder’s ownership of LTIP Units, exceed the Target Balance, then Liquidating Losses shall be allocated to such holder to the extent necessary to reduce or eliminate the disparity.  In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.1.E, Net Income allocable under Section 6.1.A(6) and any Net Loss shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.  For this purpose, “Liquidating Gains” means net gains that are or would be realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of Partnership assets under Section 704(b) of the Code made pursuant to Section 1.D of Exhibit B of the Partnership Agreement.  “Liquidating Losses” means any net capital loss realized in connection with any such event.  The “Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances to the extent attributable to their ownership of LTIP Units, plus the amount of their share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.1.E, but prior to the realization of any Liquidating Gains.  Similarly, the “Class A Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Class A Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.1.E, but prior to the realization of any Liquidating Gains, divided by (ii) the number of the General Partner’s Class A Units. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 6.1.E. The parties agree that the intent of this Section 6.1.E is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with the General Partner’s Class A Units (on a per-Unit basis, other than differences resulting from the allocation of Net Income and Net Loss allocated to such LTIP Units prior to the Distribution Participation Date with respect to such LTIP Units in excess of the amount of Special LTIP Unit Distributions paid with respect to such LTIP Units), to the extent that Liquidating Gains are of a sufficient magnitude to do so upon a sale of all or substantially all of the assets of the Partnership, or upon an adjustment to the Partners’ Capital Accounts pursuant to Section 1.D of Exhibit B.  To the extent the LTIP Unitholders receive a distribution in excess of their Capital Accounts, such distribution will be a guaranteed payment under Section 707(c) of the Code.

Section 6.2                                   Revisions to Allocations to Reflect Issuance of Partnership Interests

If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article VI and the Partner Registry in the books and records of the Partnership as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making

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preferential allocations to classes of Partnership Interests that are entitled thereto.  Such revisions shall not require the consent or approval of any other Partner.

ARTICLE VII
MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1                                   Management

A.                                    Powers of General Partner. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.  The General Partner may not be removed by the Limited Partners with or without cause.  In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation:

(1)                                 the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as are required under Section 5.1.A or will permit the General Partner Entity (so long as the General Partner Entity chooses to attempt to qualify as a REIT) to avoid the payment of any U.S. federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner Entity to maintain its REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities including, without limitation, the assumption or guarantee of the debt of the General Partner, its Subsidiaries or the Partnership’s Subsidiaries, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations the General Partner deems necessary for the conduct of the activities of the Partnership;

(2)                                 the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)                                 the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including acquisition of any new assets, the exercise or grant of any conversion, option, privilege or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other

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combination of the Partnership or any Subsidiary of the Partnership with or into another entity on such terms as the General Partner deems proper;

(4)                                 the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the General Partner, its Subsidiaries, the Partnership’s Subsidiaries and any of their Affiliates) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to, and equity investments in, its Subsidiaries;

(5)                                 the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

(6)                                 the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)                                 the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership;

(8)                                 the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(9)                                 the holding, managing, investing and reinvesting of cash and other assets of the Partnership;

(10)                          the collection and receipt of revenues and income of the Partnership;

(11)                          the selection, designation of powers, authority and duties and the dismissal of employees of the Partnership (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the Partnership and the determination of their compensation and other terms of employment or hiring, including waivers of conflicts of interest and the payment of their expenses and compensation out of the Partnership’s assets;

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(12)                          the maintenance of such insurance (including, without limitation, directors, trustees and officers insurance) for the benefit of the Partnership and the Partners (including, without limitation, the General Partner Entity) and the directors, trustees and officers thereof as the General Partner deems necessary or appropriate;

(13)                          the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or the General Partner or third parties) in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person in which it has an equity investment from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons); provided, however, that as long as the General Partner Entity has determined to attempt to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner Entity to fail to qualify as a REIT;

(14)                          the control of any matters affecting the rights and obligations of the Partnership or any Subsidiary of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Partnership or any Subsidiary of the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership or any Subsidiary of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(15)                          the determination of the fair market value of any Partnership property distributed in kind, using such reasonable method of valuation as the General Partner may adopt;

(16)                          the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any assets or investment held by the Partnership or any Subsidiary of the Partnership;

(17)                          the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

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(18)                          the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have any interest pursuant to contractual or other arrangements with such Person;

(19)                          the making, executing and delivering of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(20)                          the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption Right under Section 8.6;

(21)                          the determination regarding whether a payment to a Partner who exercises its Redemption Right under Section 8.6 that is assumed by the General Partner Entity will be paid in the form of the Cash Amount or the Shares Amount, except as such determination may be limited by Section 8.6.

(22)                          the acquisition of Partnership Interests in exchange for cash, debt instruments and other property;

(23)                          the maintenance of the Partner Registry in the books and records of the Partnership to reflect the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance and transfer of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise;

(24)                          the registration of any class of securities under the Securities Act or the Securities Exchange Act , and the listing of any debt securities of the Partnership on any exchange;

(25)                          the issuance of additional Partnership Units, as appropriate and in the General Partner’s sole and absolute discretion, in connection with capital contributions by Additional Limited Partners and additional capital contributions by Partners pursuant to Article IV hereof;

(26)                          the taking of any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as an association taxable as a corporation for U.S. federal income tax purposes or a “publicly traded partnership” for purposes of Section 7704 of the Code, including but not limited to imposing restrictions on transfers, restrictions on the number of Partners and restrictions on redemptions;

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(27)                          the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(28)                          taking of any action necessary or appropriate to comply with all regulatory requirements applicable to the Partnership in respect of its business, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, filings and documents, if any, required under the Exchange Act, the Securities Act, or by any national securities exchange requirements;

(29)                          the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership; and

(30)                          to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner Entity at all times to qualify as a REIT unless the General Partner Entity voluntarily terminates its REIT status) and to possess and enjoy all the rights and powers of a general partner as provided by the Act.

B.                                    No Approval by Limited Partners.  Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall be in the sole and absolute discretion of the General Partner without consideration of any other obligation or duty, fiduciary or otherwise, of the Partnership or the Limited Partners and shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.  The Limited Partners acknowledge that the General Partner is acting for the collective benefit of the Partnership, the Limited Partners and the shareholders of the General Partner or the General Partner Entity.

C.                                    Insurance.  At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and its Subsidiaries and (ii) liability insurance for the Indemnitees hereunder, and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

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D.                                    Working Capital and Other Reserves.  At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon liquidation of the Partnership under Article XIII.

Section 7.2                                   Certificate of Limited Partnership

The General Partner has previously filed the Certificate of Limited Partnership with the Secretary of State of Delaware. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Limited Partner.  The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property.

Section 7.3                                   Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, in its sole and absolute discretion, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.4                                   Reimbursement of the General Partner

A.                                    No Compensation.  Except as provided in this Section 7.4 and elsewhere in this Agreement (including Section 10.3.C and the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as the general partner of the Partnership.

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B.                                    Responsibility for Partnership, General Partner and General Partner Entity Expenses.  The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations.  The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it incurs relating to or resulting from the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, (i) expenses relating to the ownership of interests in and operation of the Partnership, (ii) compensation of the officers and employees including, without limitation, payments under any stock option or incentive plan that provides for stock units, or other phantom stock, pursuant to which employees will receive payments based upon dividends on or the value of Shares, (iii) auditing expenses, (iv) director fees and expenses of the General Partner Entity, (v) all costs and expenses of being a public company, including costs of filings with the Securities and Exchange Commission, reports and other distributions to its shareholders, and (vi) all costs and expenses associated with litigation involving the General Partner and the General Partner Entity, the Partnership or any Subsidiary); provided, however, that (i) the amount of any such reimbursement shall be reduced by (x) any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted in Section 7.5.A (which interest is considered to belong to the Partnership and shall be paid over to the Partnership to the extent not applied to reimburse the General Partner for expenses hereunder); and (y) any amount derived by the General Partner from any investments permitted in Section 7.5.A; (ii) if the General Partner or General Partner Entity qualifies as a REIT, the Partnership shall not be responsible for any taxes that the General Partner Entity would not have been required to pay if that entity qualified as a REIT for federal income tax purposes or any taxes imposed on the General Partner or General Partner Entity by reason of that entity’s failure to distribute to its shareholders an amount equal to its taxable income; (iii) the Partnership shall not be responsible for expenses or liabilities incurred by the General Partner in connection with any business or assets of the General Partner other than its ownership of Partnership Interests or operation of the business of the Partnership or ownership of interests in Qualified Assets to the extent permitted in Section 7.5.A; and (iv) the Partnership shall not be responsible for any expenses or liabilities of the General Partner that are excluded from the scope of the indemnification provisions of Section 7.7.A by reason of the provisions of clause (i), (ii) or (iii) thereof. The General Partner shall determine in good faith the amount of expenses incurred by it or the General Partner Entity related to the ownership of Partnership Interests or operation of, or for the benefit of, the Partnership.  If certain expenses are incurred that are related both to the ownership of Partnership Interests or operation of, or for the benefit of, the Partnership and to the ownership of other assets (other than Qualified Assets as permitted under Section 7.5.A) or the operation of other businesses, such expenses will be allocated to the Partnership and such other entities (including the General Partner and General Partner Entity) owning such other assets or businesses in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the General Partner and the General Partner Entity pursuant to Section 10.3.C and as a result of indemnification pursuant to Section 7.7.  All payments and reimbursements hereunder shall be characterized for U.S. federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner or General Partner Entity.

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C.                                    Partnership Interest Issuance Expenses.  The General Partner shall also be reimbursed for all expenses it incurs relating to any issuance of Partnership Interests, Shares, Debt of the Partnership, Funding Debt of the General Partner or the General Partner Entity or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

D.                                    Repurchases of Shares. If the General Partner Entity exercises its rights under its organizational documents to purchase Shares or otherwise elects or is required to purchase from its shareholders Shares in connection with a share repurchase or similar program or otherwise, or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or equity purchase program adopted by the General Partner Entity, any employee equity purchase plan adopted by the General Partner Entity or any similar obligation or arrangement undertaken by the General Partner Entity in the future, the purchase price paid by the General Partner Entity for those Shares and any other expenses incurred by the General Partner Entity in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursable to the General Partner Entity, subject to the conditions that: (i) if those Shares subsequently are to be sold by the General Partner Entity, the General Partner Entity shall pay to the Partnership any proceeds received by the General Partner Entity for those Shares (provided, however, that a transfer of Shares for Partnership Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Shares are required to be cancelled pursuant to applicable law or are not retransferred by the General Partner Entity within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole Partnership Unit) held by the General Partner equal to the product attained by multiplying the number of those Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

E.                                     Reimbursement not a Distribution.  Except as set forth in the succeeding sentence, if and to the extent any reimbursement made pursuant to this Section 7.4 is determined for U.S. federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts.  Amounts deemed paid by the Partnership to the General Partner in connection with redemption of Partnership Units pursuant to Section 7.5.B shall be treated as a distribution for purposes of computing the Partner’s Capital Accounts.

F.                                      Funding for Certain Capital Transactions. In the event that the General Partner Entity shall undertake to acquire (whether by merger, consolidation, purchase, or otherwise) the assets or equity interests of another Person and such acquisition shall require the payment of cash by the General Partner Entity (whether to such Person or to any other selling party or parties in such transaction or to one or more creditors, if any, of such Person or such selling party or parties), (a) the Partnership shall advance to the General Partner Entity the cash required to

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consummate such acquisition if, and to the extent that, such cash is not to be obtained by the General Partner Entity through an issuance of Shares described in Section 4.2 or pursuant to a transaction described in Section 7.5.B, (b) the General Partner Entity shall, upon consummation of such acquisition, transfer to the Partnership (or cause to be transferred to the Partnership), in full and complete satisfaction of such advance and as required by Section 7.5, the assets or equity interests of such Person acquired by the General Partner Entity in such acquisition (or equity interests in Persons owning all of such assets or equity interests), and (c) pursuant to and in accordance with Section 4.2 and Section 7.5.B, the Partnership shall issue to the General Partner, Partnership Interests and/or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights that are substantially the same as those of any additional Shares, other equity securities, New Securities and/or Convertible Funding Debt, as the case may be, issued by the General Partner Entity in connection with such acquisition (whether issued directly to participants in the acquisition transaction or to third parties in order to obtain cash to complete the acquisition).  In addition to, and without limiting, the foregoing, in the event that the General Partner Entity engages in a transaction in which (x) the General Partner Entity (or a wholly owned direct or indirect Subsidiary of the General Partner Entity) merges with another entity (referred to as the “Parent Entity”) that is organized in the UPREIT form (i.e., where the Parent Entity holds substantially all of its assets and conducts substantially all of its operations through a partnership, limited liability company or other entity (referred to as an “Operating Entity”)) (“UPREIT”) and the General Partner Entity survives such merger, (y) such Operating Entity merges with or is otherwise acquired by the Partnership in exchange in whole or in part for Partnership Interests, and (z) the General Partner Entity is required or elects to pay part of the consideration in connection with such merger involving the Parent Entity in the form of cash and part of the consideration in the form of Shares, the Partnership shall distribute to the General Partner with respect to its existing Partnership Interest an amount of cash sufficient to complete such transaction and the General Partner shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole number) held by the General Partner equal to the product attained by multiplying the number of additional Shares of the General Partner Entity that the General Partner Entity would have issued to the Parent Entity or the owners of the Parent Entity in such transaction if the entire consideration therefor were to have been paid in Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

Section 7.5                                   Outside Activities of the General Partner; Relationship of Shares to Partnership Units; Funding Debt

A.                                    General.  Except as contemplated by Section 7.3, without the Consent of the Outside Limited Partners, the General Partner shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests as General Partner or Limited Partner and the management of the business of the Partnership and such activities as are incidental thereto.  Without Consent of the Outside Limited Partners, the assets of the General Partner shall be limited to Partnership Interests, permitted debt obligations of the Partnership (as contemplated by Section 7.5.F) and permitted assets of the Partnership (as contemplated by Section 7.3); provided, however, that the General

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Partner shall be permitted to hold such bank accounts or similar instruments or accounts in its name as it deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents (provided that accounts held on behalf of the Partnership to permit the General Partner to carry out its responsibilities under this Agreement shall be considered to belong to the Partnership and the interest earned thereon shall, subject to Section 7.4.B, be applied for the benefit of the Partnership); and, provided further that, the General Partner shall be permitted to acquire Qualified Assets.

B.                                    Repurchase of Shares and Other Securities.  If the General Partner Entity exercises its rights under its organizational documents to purchase Shares or otherwise elects to purchase from the holders thereof Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt, then the General Partner Entity shall cause the Partnership to purchase from the General Partner Entity (a) in the case of a purchase of Shares, that number of Partnership Units of the appropriate class equal to the product obtained by multiplying the number of Shares purchased by the General Partner Entity times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, or (b) in the case of the purchase of any other securities on the same terms and for the same aggregate price that the General Partner Entity purchased such securities.

C.                                    Equity Incentive Plan.  If, at any time or from time to time, the General Partner Entity sells or otherwise issues Shares pursuant to any Equity Incentive Plan, the General Partner Entity shall transfer or cause to be transferred the proceeds of the sale of such Shares, if any, to the Partnership as an additional Capital Contribution and the Partnership shall issue to the General Partner Entity an amount of additional Partnership Units equal to the number of Shares so sold or issued divided by the Conversion Factor.  If the Partnership or the General Partner Entity acquires Shares as a result of the forfeiture of such Shares under any Equity Incentive Plan, then the General Partner shall cause the Partnership to cancel, without payment of any consideration to the General Partner, that number of Partnership Units of the appropriate class equal to the number of Shares so acquired, and, if the Partnership acquired such Shares, it shall transfer such Shares to the General Partner for cancellation.

D.                                    Issuances of Shares and Other Securities.  So long as the common shares of the General Partner Entity are Publicly Traded, the General Partner Entity shall not grant, award or issue any additional Shares (other than Shares issued pursuant to Section 8.6 hereof or pursuant to a dividend or distribution (including any share split) of Shares to all of its shareholders that results in an adjustment to the Conversion Factor pursuant to clause (i), (ii) or (iii) of the definition thereof), other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt unless (i) the General Partner shall cause, pursuant to Section 4.2.A hereof, the Partnership to issue to the General Partner, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, and (ii) in exchange therefor, the General Partner Entity transfers or otherwise causes to be transferred to the Partnership, as an additional Capital Contribution, the

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proceeds from the grant, award, or issuance of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, or from the exercise of rights contained in such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be (or, in the case of an acquisition described in Section 7.4.F in which all or a portion of the cash required to consummate such acquisition is to be obtained by the General Partner Entity through an issuance of Shares described in Section 4.2, the General Partner Entity complies with such Section 7.4.F).  Without limiting the foregoing, the General Partner Entity is expressly authorized to issue additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, for less than fair market value, and the General Partner is expressly authorized, pursuant to Section 4.2.A hereof, to cause the Partnership to issue to the General Partner corresponding Partnership Interests (for example, and not by way of limitation, the issuance of Shares and corresponding Partnership Units pursuant to a share purchase plan providing for purchases of Shares, either by employees or shareholders, at a discount from fair market value or pursuant to employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise), as long as (a) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership and (b) the General Partner Entity transfers all proceeds from any such issuance or exercise to the Partnership as an additional Capital Contribution.

E.                                     Funding Debt.  The General Partner or the General Partner Entity or any wholly owned Subsidiary of either of them may incur a Funding Debt, including, without limitation, a Funding Debt that is convertible into Shares or otherwise constitutes a class of New Securities (“Convertible Funding Debt”), subject to the condition that the General Partner, the General Partner Entity or such Subsidiary, as the case may be, lend to the Partnership the net proceeds of such Funding Debt; provided, however, that Convertible Funding Debt shall be issued in accordance with the provisions of Section 7.5.D above; and, provided further that, if the General Partner Entity attempts to qualify as a REIT, the General Partner, the General Partner Entity or such Subsidiary shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner’s or General Partner Entity’s ability to remain qualified as a REIT. If the General Partner, General Partner Entity or such Subsidiary enters into any Funding Debt, the loan to the Partnership shall be on comparable terms and conditions, including interest rate, repayment schedule, costs and expenses and other financial terms, as are applicable with respect to or incurred in connection with such Funding Debt.

F.                                      Capital Contributions of the General Partner.  The Capital Contributions by the General Partner pursuant to Sections 7.5.C and 7.5.D will be deemed to equal the cash contributed by the General Partner plus, (i) in the case of cash contributions funded by an offering of any equity interests in or other securities of the General Partner Entity, the offering costs attributable to the cash contributed to the Partnership to the extent not reimbursed pursuant to Section 7.4.C and (ii) in the case of Partnership Units issued pursuant to Section 7.5.C, an amount equal to the difference between the Value of the Shares sold pursuant to the Equity Incentive Plan and the net proceeds of such sale.

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G.                                    Tax Loans.  The General Partner or the General Partner Entity may in its sole and absolute discretion, cause the Partnership to make an interest free loan to the General Partner or the General Partner Entity, as applicable, provided that the proceeds of such loans are used to satisfy any tax liabilities of the General Partner or the General Partner Entity, as applicable.

Section 7.6                                   Transactions with Affiliates

A.                                    Transactions with Certain Affiliates.  Except as expressly permitted by this Agreement with respect to any non-arms’ length transaction with an Affiliate, the Partnership shall not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any Partner or any Affiliate of the Partnership that is not also a Subsidiary of the Partnership, except pursuant to transactions that are determined in good faith by the General Partner to be on terms that are fair and reasonable.

B.                                    Conflict Avoidance.  The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a non-competition arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and General Partner on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

C.                                    Benefit Plans Sponsored by the Partnership.  The General Partner in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them.

Section 7.7                                   Indemnification

A.                                    General. To the fullest extent permitted by law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts, arising from or in connection with any and all claims, demands, subpoenas, requests for information, formal or informal investigations, actions, suits or proceedings, whether civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to the Partnership, the General Partner or the General Partner Entity or the direct or indirect operation of, or the direct or indirect ownership of property by, the Indemnitee, Partnership or the General Partner or the General Partner Entity as set forth in this Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guarantee, contractual obligation for any indebtedness or other obligation or otherwise, for

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any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and any insurance proceeds from the liability policy covering the General Partner and any Indemnitee, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

B.                                    Reimbursement of Expenses. To the fullest extent permitted by law, reasonable expenses expected to be incurred by an Indemnitee shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7 has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C.                                    No Limitation of Rights. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D.                                    Insurance. The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Indemnitee or Person against such liability under the provisions of this Agreement.

E.                                     No Personal Liability for Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

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F.                                      Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

G.                                    Benefit. The provisions of this Section 7.7 are also for the benefit of the Indemnitees, their employees, officers, directors, trustees, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7, or any provision hereof, shall be prospective only and shall not in any way affect the limitation on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

H.                                   Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

I.                                        Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

Section 7.8                                   Liability of the General Partner

A.                                    General.  Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by law, the General Partner (which for the purposes of this Section 7.8 shall include the directors, trustees and officers of the General Partner) shall not be liable or accountable for monetary or other damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

B.                                    Tax Consequences of General Partner Entity and Limited Partners.  The Limited Partners expressly acknowledge that the General Partner, in considering whether to dispose of any of the Partnership assets, shall take into account the tax consequences to the General Partner Entity of any such disposition and shall have no liability whatsoever to the Partnership or any Limited Partner for decisions that are based upon or influenced by such tax consequences.  In addition, in exercising its authority under this Agreement with respect to other matters, the General Partner may, but shall be under no obligation to, take into account the tax consequences

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to any Partner (including the General Partner Entity) of any action taken (or not taken) by the General Partner.  No decision or action (or failure to act) contemplated by the preceding sentence shall constitute a breach of any duty owed to the Partnership or the Limited Partners by law or equity, fiduciary or otherwise.  The General Partner and the Partnership shall not have liability to any Limited Partner for monetary or other damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with any taking or omission to take any such actions by the General Partner unless the General Partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

C.                                    No Obligation to Consider Separate Interests of Limited Partners or Shareholders.  The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, its equityholders (and, to the extent separate, the equityholders of the General Partner Entity), and the equityholders of the Limited Partners, collectively, and that, except as otherwise set forth herein, the General Partner is under no obligation to consider or give priority to the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions.  Any decisions or actions taken or not taken in accordance with the terms of this Agreement shall not constitute a breach of any duty owed to the Partnership or the Limited Partners by law or equity, fiduciary or otherwise.  The General Partner and the Partnership shall not have liability to any Limited Partner for monetary or other damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with any taking or omission to take any such actions by the General Partner unless the General Partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

D.                                    Actions of Agents. Subject to its obligations and duties as General Partner set forth in Section 7.1.A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be liable to the Partnership or any Partner for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

E.                                     Effect of Amendment. Notwithstanding any other provision contained herein, any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners or any other Person bound by this Agreement under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

F.                                      Limitations of Fiduciary Duty.  Sections 7.1.B, 7.1.E and this Section 7.8 and any other Section of this Agreement limiting the liability of the General Partner and/or its trustees, directors and officers shall constitute an express limitation of any duties, fiduciary or otherwise,

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that they would owe the Partnership or the Limited Partners if such duty would be imposed by any law, in equity or otherwise.

G.                                    Reliance on this Agreement. To the extent that, at law or in equity, the General Partner in its capacity as a Limited Partner, has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the General Partner or any other Person under the Act or otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner.

Section 7.9                                   Other Matters Concerning the General Partner

A.                                    Reliance on Documents. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B.                                    Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C.                                    Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

D.                                    Actions to Maintain REIT Status or Avoid Taxation of the General Partner Entity. Notwithstanding any other provisions of this Agreement or the Act, if the General Partner Entity attempts to qualify as a REIT, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner Entity to qualify as a REIT or (ii) to allow the General Partner Entity to avoid incurring any liability for taxes under Section 857 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

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Section 7.10                            Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing, in each case except to the extent that such action imposes, or purports to impose, liability on the Limited Partner. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.11                            Loans by Third Parties

The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property and any borrowings from, or guarantees of Debt of the General Partner or any of its Affiliates) with any Person upon such terms as the General Partner determines appropriate.

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1                                   Limitation of Liability

The Limited Partners, including the General Partner Entity, in its capacity as a Limited Partner, shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5, or under the Act.

Section 8.2                                   Management of Business

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates, or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership

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or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3                                   Outside Activities of Limited Partners

Subject to Section 7.5 hereof, and subject to any agreements entered into pursuant to Section 7.6.B hereof and to any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, any Limited Partner (other than the General Partner) and any officer, director, manager, employee, agent, trustee, Affiliate, member or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct or indirect competition with the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, officer, director, manager, employee, agent, trustee, Affiliate, member, shareholder or Assignee of any Limited Partner.  None of the Limited Partners (other than the General Partner) or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and no Person (other than the General Partner) shall have any obligation pursuant to this Agreement to offer any interest in any such business venture to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4                                   Return of Capital

Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. No Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions (except as permitted by Section 4.2.A) or, except to the extent provided by Exhibit C or as permitted by Sections 4.2.A, 5.1.B(i), 6.1.A and 6.1.B, or otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

Section 8.5                                   Rights of Limited Partners Relating to the Partnership

A.                                    General. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D, each Limited Partner shall have the right, for a business purpose reasonably related to such Limited Partner’s interest as a limited partner in the

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Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such administrative charges as the General Partner may establish from time to time):

(1)                                 to obtain a copy of the Partnership’s U.S. federal, state and local income tax returns for each Fiscal Year;

(2)                                 to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(3)                                 to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(4)                                 to obtain true and full information regarding the amount of cash and a description and statement of the Agreed Value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner; and

(5)                                 other information regarding the affairs of the Partnership as is just and reasonable.

B.                                    Notice of Conversion Factor. The Partnership shall notify each Limited Partner upon request (i) of the then current Conversion Factor and (ii) of any changes to the Conversion Factor.

C.                                    Notice of Termination Transaction of the General Partner Entity.  Prior to making any extraordinary distributions of cash or property to its shareholders or effecting a Termination Transaction, the General Partner Entity shall provide written notice to the Limited Partners of its intention to effect such distribution or Termination Transaction at least twenty (20) Business Days (or such shorter period determined by the General Partner Entity in its sole and absolute discretion) prior to the record date to determine shareholders eligible to receive such distribution or to vote upon such Termination Transaction (or, if no such record date is applicable, at least twenty (20) Business Days (or such shorter period determined by the General Partner Entity in its sole and absolute discretion) before consummation of such distribution or Termination Transaction).  This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Partners or (ii) to require a Consent on the part of any one or more of the Limited Partners to a transaction that does not otherwise require Consent under this Agreement.  Each Limited Partner agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner Entity has made public disclosure thereof, to use such information during such period of confidentiality solely for purposes of determining whether to exercise the Redemption Right (if applicable) and to execute a confidentiality agreement provided by the General Partner Entity; provided, however, that a Limited Partner may disclose such information to its attorney, accountant and/or financial advisor for purposes of

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obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement.

D.                                    Confidentiality.  Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential, provided, however, that this Section 8.5.D shall not affect the notice requirements set forth in Section 8.5.C.

Section 8.6                                   Redemption Right

A.                                    General.

(i)                                     Subject to Section 8.6.C and Section 11.6.E and except as set forth in Section 4,2(C), at any time on or after one year following the date of the initial issuance thereof (which, in the event of the transfer of a Class A Unit or Class B Unit, shall be deemed to be the date that the Class A Unit or such Class B Unit, as the case may be, was issued to the original recipient thereof for purposes of this Section 8.6), the holder of a Class A Unit or a Class B Unit (if other than the General Partner Entity or any Subsidiary of the General Partner Entity) shall have the right (the “Redemption Right”) to require the Partnership to redeem such Partnership Unit, with such redemption to occur on the Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership.  Any such Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner Entity) by the holder of the Partnership Units who is exercising the Redemption Right (the “Redeeming Partner”). A Limited Partner may exercise the Redemption Right from time to time, without limitation as to frequency, with respect to part or all of the Partnership Units that it owns, as selected by the Limited Partner, provided, however, that a Limited Partner may not exercise the Redemption Right for fewer than one thousand (1,000) Partnership Units of a particular class unless such Redeeming Partner then holds fewer than one thousand (1,000) Partnership Units in that class, in which event the Redeeming Partner must exercise the Redemption Right for all of the Partnership Units held by such Redeeming Partner in that class, and provided further that, with respect to a Limited Partner which is an entity, such Limited Partner may exercise the Redemption Right for fewer than one thousand (1,000) Partnership Units without regard to whether or not such Limited Partner is exercising the Redemption Right for all of the Partnership Units held by such Limited Partner as long as such Limited Partner is exercising the Redemption Right on behalf of one or more of its equity owners in respect of one hundred percent (100%) of such equity owners’ interests in such Limited Partner. For purposes hereof, a Class A Unit issued upon conversion of a Class B Unit shall be deemed to have been issued when the Class B Unit was issued.

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(ii)                                  The Redeeming Partner shall have no right with respect to any Partnership Units so redeemed to receive any distributions paid in respect of a Partnership Record Date for distributions in respect of Partnership Units after the Specified Redemption Date with respect to such Partnership Units.

(iii)                               The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee.  In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

(iv)                              Notwithstanding the foregoing, and subject to Section 8.6.B(iv), if the General Partner Entity provides notice to the Limited Partners pursuant to Section 8.5.C hereof, the Redemption Right shall be exercisable, without regard to whether the Partnership Units have been outstanding for any specified period, during the period commencing on the date on which the General Partner Entity provides such notice and ending on the record date to determine shareholders eligible to receive such distribution or participate in such Termination Transaction (or if none, ending on the date of consummation of such distribution or Termination Transaction).  If this subparagraph (iv) applies, the Specified Redemption Date is the date on which the Partnership and the General Partner receive notice of exercise of the Redemption Right, rather than ten (10) Business Days after receipt of the Notice of Redemption.

B.                                    General Partner Entity Assumption of Redemption Right.

(i)                                     If a Limited Partner has delivered a Notice of Redemption, the General Partner Entity may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Shares set forth in the organizational documents of the General Partner Entity), elect to assume directly and satisfy a Redemption Right, with such redemption to occur on the Specified Redemption Date.  If such election is made by the General Partner Entity, the Partnership shall determine whether the General Partner Entity shall pay the Redemption Amount in the form of the Cash Amount or the Shares Amount.  The Partnership’s decision regarding whether such payment shall be made in the form of the Cash Amount or the Shares Amount shall be made by the General Partner, in its capacity as the general partner of the Partnership and in its sole and absolute discretion.   Payment of the Redemption Amount in the form of Shares shall be in Shares duly authorized, validly issued, fully paid and nonassessable and if applicable, free and clear of any pledge, lien, encumbrance or restriction, other than those provided in the organizational documents of the General Partner Entity, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Shares entered into by the Redeeming Partner, and shall bear a legend in form and substance determined by the General Partner Entity.  Upon such payment by the General Partner Entity, the General Partner Entity shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units.  Unless the General Partner Entity, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the

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General Partner Entity shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right.  If the General Partner Entity shall exercise its right to assume directly and satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner Entity shall, for U.S. federal income tax purposes, treat the transaction between the General Partner Entity and the Redeeming Partner as a sale of the Redeeming Partner’s Partnership Units to the General Partner Entity.

(ii)                                  If the General Partner determines that the General Partner Entity shall pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner’s Partnership Units shall be the applicable Shares Amount. If this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner Entity determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

(iii)                               Each Redeeming Partner agrees to execute such documents or provide such information or materials as the General Partner Entity may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right.

C.                                    Exceptions to Exercise of Redemption Right.  Notwithstanding the provisions of Sections 8.6.A and 8.6.B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6.A if (but only as long as) the delivery of Shares to such Partner on the Specified Redemption Date would (i) be prohibited under the restrictions on the ownership or transfer of Shares in the organizational documents of the General Partner Entity, (iii) with respect to any Partnership Units issued on or after the date hereof, be prohibited under applicable federal or state securities laws or regulations (in each case regardless of whether the General Partner Entity would in fact assume and satisfy the Redemption Right), (iii) without limiting the foregoing, result in the General Partner’s Entity’s Shares being owned by fewer than 100 persons (determined without reference to rules of attribution), (iv) without limiting the foregoing, result in the General Partner Entity being “closely held” within the meaning of Section 856(h) of the Code or cause the General Partner to own, actually or constructively, ten percent (10%) or more of the ownership interests in a tenant of the General Partner Entity, the Partnership or a subsidiary of the Partnership within the meaning of Section 856(d)(2)(B) of the Code, and (v) without limiting the foregoing, cause the acquisition of the Shares by the Redeeming Partner to be “integrated” with any other distribution of Shares for purposes of complying with the registration provision of the Securities Act, as amended.  Notwithstanding the foregoing, the General Partner may, in its sole and absolute discretion, waive such prohibition set forth in this Section 8.6.C.

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D.                                    No Liens on Partnership Units Delivered for Redemption. Each Limited Partner covenants and agrees that all Partnership Units delivered for redemption shall be delivered to the Partnership or the General Partner Entity, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the General Partner Entity nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any liens. Each Limited Partner further agrees that, if any Federal, state or local  tax is payable as a result of the transfer of its Partnership Units to the Partnership or the General Partner Entity, such Limited Partner shall assume and pay such transfer tax.

E.                                     Additional Partnership Interests; Modification of Holding Period.  If the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article IV, the General Partner may make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Redemption Right with respect to such Partnership Interests which differ from those set forth in this Agreement); provided, however, that no such revisions shall materially adversely affect the rights of any other Limited Partner to exercise its Redemption Right without that Limited Partner’s prior written consent.  In addition, the General Partner may, with respect to any holder or holders of Partnership Units, at any time and from time to time, as it shall determine in its sole and absolute discretion, (i) reduce or waive the length of the period prior to which such holder or holders may not exercise the Redemption Right or (ii) reduce or waive the length of the period between the exercise of the Redemption Right and the Specified Redemption Date.

F.                                      Registration Rights.  Limited Partners who receive, or have previously received, Shares in connection with exercise of the Redemption Right and which do not have a Separate Registration Rights Agreement (as defined in Exhibit H) shall be entitled to the registration rights set forth on Exhibit H (it being understood that the registration rights of holders of Limited Partners prior to the date hereof or who received Shares in connection with the exercise of the Redemption Rights prior to the date hereof under the Agreement remain in effect).

ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1                                   Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided, however, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the

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Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

Section 9.2                                   Fiscal Year

The Fiscal Year shall be the calendar year.

Section 9.3                                   Reports

A.                                    Annual Reports.  If and to the extent that the General Partner Entity mails its annual report to its shareholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner Entity shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Fiscal Year, containing financial statements of the Partnership, or of the General Partner Entity (and, if different, the General Partner) if such statements are prepared on a consolidated basis with the Partnership, for such Fiscal Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized “Big Four” firm of independent public accountants selected by the General Partner Entity.

B.                                    Quarterly Reports.  If and to the extent that the General Partner Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner Entity shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such fiscal quarter, of the Partnership, or of the General Partner Entity (and, if different, the General Partner) if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

C.                                    The General Partner shall have satisfied its obligations under Sections 9.3.A and 9.3.B by (i) to the extent the General Partner Entity or the Partnership is subject to periodic reporting requirements under the Exchange Act, filing the quarterly and annual reports required thereunder within the time periods provided for the filing of such reports, including any permitted extensions, or (ii) posting or making available the reports required by this Section 9.3 on the website maintained from time to time by the Partnership or the General Partner Entity, provided that such reports are able to be printed or downloaded from such website.

ARTICLE X
TAX MATTERS

Section 10.1                            Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for U.S. federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety

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(90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.2                            Tax Elections

A.                                    Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code (including the election under Section 754 of the Code). The General Partner shall have the right to seek to revoke any such election upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

B.                                    To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued in connection with the performance of services after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

Section 10.3                            Tax Partner and Partnership Tax Audit Matters

A.                                    General. The General Partner shall be the “tax partner” of the Partnership for federal, state and local income tax administrative or judicial proceedings (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as a “judicial review”) and is treated as the “tax matters partner” pursuant to Section 6231(a)(7) of the Code as in effect on November 1, 2015 (Subchapter C of Chapter 63 of the Code as in effect on November 1, 2015 referred to as the “Current Partnership Audit Rules”) and the “partnership representative” pursuant to Section 6223(a) of the Code as included in the Bipartisan Budget Act of 2015 (with the changes to Subchapter C of Chapter 63 of the Code as made by the Bipartisan Budget Act of 2015 referred to as the “2015 Budget Act Partnership Audit Rules”).  The General Partner is authorized to conduct all tax audits and judicial reviews for the Partnership. So long as Section 6223(c)(3) of the Current Partnership Audit Rules is in effect, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

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B.                                    Powers.  The tax partner is authorized, but not required (and the Partners hereby consent to the tax partner taking the following actions):

(1)                                 to elect out of the 2015 Budget Act Partnership Audit Rules, if available;

(2)                                 to enter into any settlement with the IRS with respect to any tax audit or judicial review for the adjustment of Partnership items required to be taken into account by a Partner or the Partnership for income tax purposes, and in the settlement agreement the tax partner may expressly state that such agreement shall bind the Partnership and all Partners, except that so long as the Current Partnership Audit Rules are in effect, such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations under the Current Partnership Audit Rules) files a statement with the IRS providing that the tax partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Current Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Current Partnership Audit Rules);

(3)                                 to seek judicial review of any adjustment assessed by the IRS or any other tax authority, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(4)                                 to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(5)                                 to file a request for an administrative adjustment with the IRS or other tax authority at any time and, if any part of such request is not allowed by the IRS or other tax authority, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(6)                                 to enter into an agreement with the IRS or other tax authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(7)                                 to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding, to the extent permitted by applicable law or regulations, including, without limitation, the following actions to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

a.                                      electing to have the alternative method for the underpayment of taxes set forth in Section 6226 of the Code, as included in the 2015 Budget Act

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Partnership Audit Rules, apply to the Partnership and its current or former Partners; and

b.                                      for Partnership level assessments under Section 6225 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, determining apportionment of responsibility for payment among the current or former Partners, setting aside reserves from Available Cash of the Partnership, withholding of distributions of Available Cash to the Partners, and requiring current or former Partners to make cash payments to the Partnership for their share of the Partnership level assessments; and

(8)                                 to take any other action required or permitted by the Code and Regulations in connection with its role as tax partner.

The taking of any action and the incurring of any expense by the tax partner in connection with any such audit or proceeding referred to in clause (7) above, except to the extent required by law, is a matter in the sole and absolute discretion of the tax partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax partner in its capacity as such.  In addition, the General Partner shall be entitled to indemnification set forth in Section 7.7 for any liability for tax imposed on the Partnership under the 2015 Budget Act Partnership Audit Rules that is collected from the General Partner.

The current and former Partners agree to provide the following information and documentation to the Partnership and the tax partner to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

(1)                                 information and documentation to determine and prove eligibility of the Partnership to elect out of the 2015 Budget Act Partnership Audit Rules;

(2)                                 information and documentation to reduce the Partnership level assessment consistent with Section 6225(c) of the Code, as included in the 2015 Budget Act Partnership Audit Rules; and

(3)                                 information and documentation to prove payment of the attributable liability under Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules.

In addition to the foregoing, and notwithstanding any other provision of this Agreement, including, without limitation, Section 14.1 of this Agreement, the General Partner is authorized (without any requirement of the consent or approval of any other Partners) to make all such amendments to this Section 10.3 as it shall determine, in its sole judgment, to be necessary, desirable or appropriate to implement the 2015 Budget Act Partnership Audit Rules and any regulations, procedures, rulings, notices, or other administrative interpretations thereof promulgated by the U.S. Treasury Department.

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C.                                    Reimbursement.  The tax partner shall receive no compensation for its services.  All third party costs and expenses incurred by the tax partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

D.                                    Survival.  The obligations of each Partner under this Section 10.3 shall survive such Partner’s withdrawal from the Partnership, and each Partner agrees to execute such documentation requested by the Partnership at the time of such Partner’s withdrawal from the Partnership to acknowledge and confirm such Partner’s continuing obligations under this Section 10.3.

Section 10.4                            Organizational Expenses

The Partnership shall elect to deduct expenses as provided in Section 709 of the Code.

Section 10.5                            Withholding

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of U.S. federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code.  Any amount withheld with respect to a Limited Partner pursuant to this Section 10.5 shall be treated as paid or distributed, as applicable, to such Limited Partner for all purposes under this Agreement to the extent that the Partnership is contemporaneously making distributions against which such amount can be offset.  Any amount paid on behalf of or with respect to a Limited Partner, in excess of any such amount of contemporaneous distributions against which such amount paid can be offset, shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed or otherwise paid to such Limited Partner.  Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in

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The Wall Street Journal, plus four (4) percentage points (but not higher than the maximum rate that may be charged under applicable law) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  Each Limited Partner shall take such actions as the Partnership or the General Partner shall request to perfect or enforce the security interest created hereunder.

ARTICLE XI
TRANSFERS AND WITHDRAWALS

Section 11.1                            Transfer

A.                                    Definition. The term “transfer,” when used in this Article XI with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a transfer, sale, merger, consolidation, combination, assignment, bequest, conveyance, devise, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition, whether voluntary or involuntary, by operation of law or otherwise.  The term “transfer” when used in this Article XI does not include any redemption or repurchase of Partnership Units by the Partnership from a Partner or acquisition of Partnership Units from a Limited Partner by the General Partner Entity pursuant to Section 8.6 or otherwise.  When used in this Article XI, the verb “transfer” shall have correlative meaning.  No Partnership Interest shall be subject to the claims of any creditor, any spouse (for alimony, support or otherwise), or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement or consented to in writing by the General Partner, in its sole and absolute discretion.

B.                                    General. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio.

Section 11.2                            Transfers and Withdrawals by General Partner and General Partner Entity

A.                                    General.  Neither the General Partner nor the General Partner Entity shall transfer any of its Partnership Interests, and, if the General Partner Entity is not the General Partner, the General Partner Entity may not transfer any of its direct or indirect interests in the General Partner, or withdraw from the Partnership, except (i) in connection with a transaction permitted under Section 11.2.B, (ii) in connection with any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the equity holders of the surviving entity are substantially identical to the shareholders of the General Partner Entity, (iii) with the Consent of the Outside Limited Partners; or (iv) to any Person that is, at the time of such transfer, an Affiliate of the General Partner Entity that is controlled by the General Partner Entity, including any Qualified REIT Subsidiary.

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B.                                    Termination Transactions.   Notwithstanding the restrictions set forth in Section 11.2.A or any other provision of this Agreement, the General Partner Entity shall not engage in any merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person, sale of all or substantially all of its assets or any reclassification, recapitalization or other change in outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of Conversion Factor) (each, a “Termination Transaction”), unless, in connection with such Termination Transaction:

(1) the General Partner shall have obtained Partnership Approval of the Termination Transaction, as set forth below, if (x) the Termination Transaction would result in the Partners receiving consideration for their Partnership Units pursuant to clause (2) below and the General Partner Entity is required to seek the approval of its common shareholders of the Termination Transaction (“Shareholder Approval”) in a shareholder vote (a “Shareholder Vote”), or (y) the General Partner Entity would be required to obtain Shareholder Approval of the Termination Transaction but for the fact that a Tender Offer shall have been accepted with respect to a sufficient number of Shares to permit consummation of the Termination Transaction without Shareholder Approval, and

(2) all Partners either will receive, or will have the right to receive, for each Partnership Unit cash, securities or other property in the same form as, and equal in amount to the product of the Conversion Factor and the greatest amount of, the cash, securities or other property paid to a holder of Shares, if any, corresponding to such Partnership Unit in consideration of one such Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided, however, that if in connection with the Termination Transaction, a purchase, tender or exchange offer (a “Tender Offer”) shall have been made to and accepted by the holders of the percentage required for the approval of mergers under the organizational documents of the General Partner Entity, each holder of Partnership Units shall receive, or shall have the right to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

C.                                    Partnership Approval.  As used above, “Partnership Approval” means Consent of the Limited Partners holding Class A Units and LTIP Units representing a Percentage Interest of Class A Units and LTIP Units that equals or exceeds the percentage of (x) the Shares outstanding or (y) the Shares cast, as applicable, in the Shareholder Vote ((x) or (y), as applicable, the “Required Denominator Shares”) required to be voted in favor of the Termination Transaction in the Shareholder Vote, provided that, for purposes of determining whether Partnership Approval has been obtained, the Percentage Interest of Limited Partners consenting to the Termination Transaction shall be calculated as follows:  Such Percentage

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Interest shall be equal to the sum of (i) the Percentage Interest of Class A Units and LTIP Units held by Limited Partners consenting to the Termination Transaction (excluding for this purpose any Class A Units held by (1) the General Partner or the General Partner Entity, (2) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of either the voting interests or economic interests and (3) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity (collectively, the “Excluded Units”)), plus (ii) the product of (1) the Percentage Interest attributable to the Excluded Units, multiplied by (2) either (x) the percentage of the Required Denominator Shares voted in favor of the Termination Transaction by the General Partner Entity’s shareholders in the Shareholder Vote to obtain Shareholder Approval, or (y) in the event a Tender Offer shall have been accepted with respect to a sufficient number of Shares to permit consummation of the Termination Transaction without Shareholder Approval, the percentage of outstanding Shares with respect to which such Tender Offer shall have been accepted.

D.                                    Creation of New General Partner.  The General Partner shall not enter into an agreement or other arrangement providing for or facilitating the creation of a general partner of the Partnership other than the General Partner, unless the successor general partner (i) is a direct or indirect controlled Affiliate of the General Partner, and (ii) executes and delivers a counterpart to this Agreement in which such successor general partner agrees to be fully bound by all of the terms and conditions contained herein that are applicable to the General Partner.

Section 11.3                            Transfers by Limited Partners

A.                                    General. Except to the extent expressly permitted in Sections 11.3.B and 11.3.C or in connection with the exercise of a Redemption Right pursuant to Section 8.6, a Limited Partner (other than the General Partner and the General Partner Entity, in their capacities as Limited Partners) may not transfer any portion of its Partnership Interest, or any of such Limited Partner’s rights as a Limited Partner, without the prior written consent of the General Partner, which consent may be withheld in the General Partner’s sole and absolute discretion. Any transfer otherwise permitted under Sections 11.3.B and 11.3.C shall be subject to the conditions set forth in Section 11.3.D and 11.3.E, and all permitted transfers shall be subject to Sections 11.4, 11.5 and 11.6.

B.                                    Incapacitated Limited Partner. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his, her or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C.                                    Permitted Transfers. Subject to Sections 11.3.D, 11.3.E, 11.4, 11.5 and 11.6, a  Limited Partner may transfer, with or without the consent of the General Partner, all or a portion

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of its Partnership Interest (i) in the case of a Limited Partner who is an individual, to a member of his Immediate Family, any trust formed for the benefit of himself and/or members of his Immediate Family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his Immediate Family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his Immediate Family, (ii) in the case of a Limited Partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which Partnership Units were transferred pursuant to clause (i) above, to its partners, owners or shareholders, as the case may be, who are members of the Immediate Family of or are actually the Person(s) who transferred Partnership Units to it pursuant to clause (i) above, (iv) in the case of a Limited Partner which acquired Partnership Units as of the date hereof and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, shareholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or shareholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person’s Partnership Interests whether the Partnership Units relating thereto were acquired on the date hereof or hereafter), (v) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such Limited Partner and the Partnership pursuant to which such Partnership Interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another Limited Partner, and (ix) pursuant to a grant of security interest or other encumbrance thereof effectuated in a bona fide pledge transaction with a bona fide financial institution as a result of the exercise of remedies related thereto, subject to the provisions of Section 11.3.F hereof.  A trust or other entity will be considered formed “for the benefit” of a Partner’s Immediate Family even though some other Person has a remainder interest under or with respect to such trust or other entity.

D.                                    No Transfers Violating Securities Laws. The General Partner may prohibit any transfer of Partnership Units by a Limited Partner unless it receives a written opinion of legal counsel (which opinion and counsel shall be reasonably satisfactory to the Partnership) to such Limited Partner to the effect that such transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Unit or, at the option of the Partnership, an opinion of legal counsel to the Partnership to the same effect.

E.                                     No Transfers to Holders of Nonrecourse Liabilities. No pledge or transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan otherwise constitutes a Nonrecourse Liability unless (i) the General Partner is provided prior written notice thereof and (ii) the lender enters into an arrangement with the Partnership and the General Partner to exchange or redeem for the Redemption Amount any Partnership Units in which a security interest is held simultaneously with the time at which such

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lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 11.4                            Substituted Limited Partners

A.                                    Consent of General Partner. No Limited Partners shall have the right to substitute a transferee as a Limited Partner in its place (including any transferees permitted by Section 11.3). The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership, the General Partner or any Partner.  The General Partner hereby grants its consent to the admission as a Substituted Limited Partner to any bona fide financial institution that loans money or otherwise extends credit to a holder of Partnership Units and thereafter becomes the owner of such Partnership Units pursuant to the exercise by such financial institution of its rights under a pledge of such Partnership Units granted in connection with such loan or extension of credit.

B.                                    Rights of Substituted Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 15.11) and such other documents or instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect the admission, each in form and substance reasonably satisfactory to the General Partner.

C.                                    Partner Registry. Upon the admission of a Substituted Limited Partner, the General Partner shall update the Partner Registry in the books and records of the Partnership as it deems necessary to reflect such admission in the Partner Registry.

Section 11.5                            Assignees

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Loss, gain, loss and Recapture Income attributable to the Partnership Units assigned to such transferee, and shall have the rights granted to the Limited Partners under Section 8.6, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been

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voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted). If any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 11.6                            General Provisions

A.                                    Withdrawal of Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article XI and the transferee of such Partnership Units being admitted to the Partnership as a Substituted Limited Partner, or pursuant to redemption of all of its Partnership Units under Section 8.6.

B.                                    Termination of Status as Limited Partner. Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this Article XI  where such transferee was admitted as a Substituted Limited Partner or pursuant to redemption of all of its Partnership Units under Section 8.6 shall cease to be a Limited Partner.

C.                                    Timing of Transfers. Transfers pursuant to this Article XI may only be made upon ten (10) Business Days prior notice to the General Partner, unless the General Partner otherwise agrees.

D.                                    Allocations. If any Partnership Interest is transferred during any the Fiscal Year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6, Net Income, Net Loss, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code and corresponding Regulations, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Loss, each item thereof and all other items attributable to such interest for such Fiscal Year shall be prorated based upon the applicable method selected by the General Partner). Solely for purposes of making such allocations, at the discretion of the General Partner, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month. All distributions of Available Cash attributable to any Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

E.                                     Additional Restrictions.   Notwithstanding anything to the contrary herein, and in addition to any other restrictions on transfer contained herein or in any Equity Incentive Plan, including, without limitation, the provisions of Article VII and this Article XI, in no event may

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any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership there is a significant risk that such transfer would cause a termination of the Partnership for U.S. federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner, or any Subsidiary of either, or pursuant to a transaction expressly permitted under Section 11.2); (v) if in the opinion of counsel to the Partnership, there is a significant risk that such transfer would cause the Partnership to cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Limited Partners other than the General Partner, or any Subsidiary of either, or pursuant to a transaction expressly permitted under Section 11.2); (vi) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided, however, that, this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) if such transfer subjects the Partnership or the activities of the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; (ix) if the General Partner Entity attempts to qualify as a REIT and, in the opinion of legal counsel for the Partnership, there is a risk that such transfer would adversely affect the ability of the General Partner Entity to continue to qualify as a REIT or subject the General Partner Entity to any additional taxes under Section 857 and Section 4981 of the Code.

F.                                      Avoidance of “Publicly Traded Partnership” Status. The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”). The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to ensure that at least one of the Safe Harbors is met; provided, however, that the foregoing shall

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not authorize the General Partner to limit or restrict in any manner the right of any holder of a Partnership Unit to exercise the Redemption Right in accordance with the terms of Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation.

ARTICLE XII
ADMISSION OF PARTNERS

Section 12.1                            Admission of a Successor General Partner

A successor to all of the General Partner’s General Partner Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such successor shall carry on the business of the Partnership without dissolution.  In such case, the admission shall be subject to such successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

Section 12.2                            Admission of Additional Limited Partners

A.                                    General.  No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner’s sole and absolute discretion. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only with the consent of the General Partner and only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 15.11 and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

B.                                    Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Loss, each item thereof and all other items allocable among Partners and Assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code and corresponding Regulations, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Loss, and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, at the discretion of the General Partner, each of

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such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.3                            Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment to the Partner Registry) and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 15.11 hereof.

ARTICLE XIII
DISSOLUTION AND LIQUIDATION

Section 13.1                            Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):

(i)                                     an event of withdrawal of the General Partner (other than an event of bankruptcy), unless within ninety (90) days after the withdrawal, the Consent of the Outside Limited Partners to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner is obtained;

(ii)                                  an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion;

(iii)                               entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(iv)                              ninety (90) days after the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities; or

(v)                                 a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in

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each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or at the time of the entry of such order or judgment, the Consent of the Partners holding more than 50% of the Percentage Interests represented by the Class A Units is obtained to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2                            Winding Up

A.                                    General. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner (or, if there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include equity or other securities of the General Partner or any other entity) shall be applied and distributed in the following order:

(1)                                 First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(2)                                 Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3)                                 Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the Limited Partners;

(4)                                 Fourth, to the holders of Partnership Interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Interests (and, within each such class or series, to each holder thereof pro rata based on its Percentage Interest in such class); and

(5)                                 Fifth, the balance, if any, to the Partners, including, without limitation, the holders of the Vested LTIP Units, in proportion to their respective positive Capital Account balances, determined after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII, other than reimbursement of its expenses as provided in Section 7.4.

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B.                                    Deferred Liquidation. Notwithstanding the provisions of Section 13.2.A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, in accordance with the provisions of Section 13.2.A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

Section 13.3                            Compliance with Timing Requirements of Regulations; Restoration of Deficit Capital Accounts

A.                                    Timing of Distributions.  If the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made under this Article XIII to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).  In the discretion of the General Partner a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIII may be: (A) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership (in which case the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement); or (B) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided, however, that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

B.                                    Restoration of Deficit Capital Accounts Upon Liquidation of the Partnership. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever, except as otherwise set forth in this Section 13.3.B, or as otherwise expressly agreed in writing by the affected

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Partner and the Partnership after the date hereof.  Notwithstanding the foregoing, (i) if the General Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years or portions thereof, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3); (ii) if a DRO Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years or portions thereof, including the year during which such liquidation occurs), such DRO Partner shall be obligated to make a contribution to the Partnership with respect to any such deficit balance in such DRO Partner’s Capital Account upon a liquidation of the Partnership in an amount equal to the lesser of such deficit balance or such DRO Partner’s DRO Amount; and (iii) the first sentence of this Section 13.3.B shall not apply with respect to any other Partner to the extent, but only to such extent, that such Partner previously has agreed in writing, with the consent of the General Partner, to undertake an express obligation to restore all or any portion of a deficit that may exist in its Capital Account upon a liquidation of the Partnership.  No Limited Partner shall have any right to become a DRO Partner, to increase its DRO Amount, or otherwise agree to restore any portion of any deficit that may exist in its Capital Account without the express written consent of the General Partner, in its sole and absolute discretion.  Any contribution required of a Partner under this Section 13.3.B. shall be made on or before the later of (i) the end of the Fiscal Year in which the interest is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation.  The proceeds of any contribution to the Partnership made by a DRO Partner with respect to a deficit in such DRO Partner’s Capital Account balance shall be treated as a Capital Contribution by such DRO Partner and the proceeds thereof shall be treated as assets of the Partnership to be applied as set forth in Section 13.2.A.

C.                                    Restoration of Deficit Capital Accounts Upon a Liquidation of a Partner’s Interest by Transfer. If a DRO Partner’s interest in the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than in connection with a liquidation of the Partnership) which term shall include a redemption by the Partnership of such DRO Partner’s interest upon exercise of the Redemption Right, and such DRO Partner is designated on Exhibit E as Part II DRO Partner, such DRO Partner shall be required to contribute cash to the Partnership equal to the lesser of (i) the amount required to increase its Capital Account balance as of such date to zero, or (ii) such DRO Partner’s DRO Amount. For this purpose, (i) the DRO Partner’s deficit Capital Account balance shall be determined by taking into account all contributions, distributions, and allocations for the portion of the Fiscal Year ending on the date of the liquidation or redemption, and (ii) solely for purposes of determining such DRO Partner’s Capital Account balance, the General Partner shall re-determine the Carrying Value of the Partnership’s assets on such date based upon the principles set forth in Sections 1.D.(3) and (4) of Exhibit B hereto, and shall take into account the DRO Partner’s allocable share of any Unrealized Gain or Unrealized Loss resulting from such redetermination in determining the balance of its Capital Account.  The amount of any payment required hereunder shall be due and payable within the time period specified in the second to last sentence of Section 13.3.B.

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D.                                    Effect of the Death of a DRO Partner. After the death of a DRO Partner who is an individual, the executor of the estate of such DRO Partner may elect to reduce (or eliminate) the DRO Amount of such DRO Partner. Such elections may be made by such executor by delivering to the General Partner within two hundred and seventy (270) days of the death of such Limited Partner, a written notice setting forth the maximum deficit balance in its Capital Account that such executor agrees to restore under this Section 13.3, if any.  If such executor does not make a timely election pursuant to this Section 13.3 (whether or not the balance in the applicable Capital Account is negative at such time), then the DRO Partner’s estate (and the beneficiaries thereof who receive distributions of Partnership Interests therefrom) shall be deemed a DRO Partner with a DRO Amount in the same amount as the deceased DRO Partner. Any DRO Partner which itself is a partnership for U.S. federal income tax purposes may likewise elect, after the date of its partner’s death to reduce (or eliminate) its DRO Amount by delivering a similar notice to the General Partner within the time period specified above, and in the absence of any such notice the DRO Amount of such DRO Partner shall not be reduced to reflect the death of any of its partners.

Section 13.4                            Rights of Limited Partners

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.5                            Notice of Dissolution

If a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner).

Section 13.6                            Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.7                            Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, to minimize any

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losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Section 13.8                            Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

Section 13.9                            Liability of Liquidator

The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.8.

ARTICLE XIV
AMENDMENT OF PARTNERSHIP
AGREEMENT; MEETINGS

Section 14.1                            Amendments

A.                                    General.  The General Partner’s prior written consent shall be required to amend or waive any provisions of this Agreement.  The General Partner, without consent of the Limited Partners, may amend this Agreement in any respect; provided, however, that the following amendments shall require Consent of the Outside Limited Partners:

(i)                                     any amendment to Section 8.6, its related defined terms or otherwise affecting the operation of the Conversion Factor or the Redemption Right, except as permitted pursuant to Section 8.6.E, in each case in a manner that adversely affects the Limited Partners in any material respects;

(ii)                                  any amendment to Article V, its related defined terms or otherwise affecting the rights of the Limited Partners to receive the distributions payable to them hereunder, other than in connection with the creation or issuance of new or additional Partnership Interests pursuant to Section 4.2 and except as permitted pursuant to Section 4.2 and Section 5.5, in each case in a manner that adversely affects the Limited Partners in any material respects;

(iii)                               any amendment to Article VI, its related defined terms or otherwise that would materially alter the Partnership’s allocation of Profit and Loss to the Limited Partners, other than in connection with the creation or issuance of new or additional Partnership Interests pursuant to Section 4.2 and except as permitted pursuant to Section 6.2;

(iv)                              any amendment that would (x) convert a Limited Partner’s interest in the Partnership into a general partner’s interest, (y) modify the limited liability of a Limited Partner, or (z) impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership, or

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(v)           any amendment to Section 4.2.A (proviso only), Section 7.5, Section 11.2, Section 11.3 and this Section 14.1.A, in each case together with their related defined terms.

B.            The General Partner shall notify the Limited Partners in writing of any amendment or waiver not requiring the Consent of the Outside Limited Partners made pursuant to Section 14.1.A in the next regular communication to the Limited Partners or within ninety (90) days of such amendment, whichever is earlier.  For any amendment or waiver requiring the Consent of the Outside Limited Partners pursuant to Section 14.1.A, the General Partner shall seek the written Consent of the Partners as set forth in Section 14.2 on such proposed amendments or waivers or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.  For purposes of obtaining a written Consent, the General Partner may require a response within a reasonable specified time, but not less than seven (7) days, and failure to respond in such time period shall constitute a vote in favor of the recommendation of the General Partner.  Any such proposed amendment or waiver shall be adopted and be effective as an amendment or waiver hereto if it is approved by the General Partner and receives the Consent of the Outside Limited Partners, as applicable, in accordance with Sections 14.1.A.

C.            Amendment and Restatement of Partner Registry Not an Amendment.  Notwithstanding anything in this Article XIV or elsewhere in this Agreement to the contrary, any amendment and restatement of the Partner Registry by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as determined by the General Partner without the Consent of the Outside Limited Partners and without any notice requirement.

Section 14.2                            Meetings of the Partners

A.            General. Meetings of the Partners may be called by the General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1.B. Except as otherwise expressly provided in this Agreement, the Consent of holders of Partnership Interests representing a majority of the Percentage Interests of the Class A Units shall control (including Class A Units held by the General Partner).

B.            Actions Without a Meeting. Except as otherwise expressly provided by this Agreement, any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by Partners holding Partnership Interests representing more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the Percentage Interest of the Class A Units (including Class A Units held by the General Partner). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of Partners.  Such consent shall be filed with the General Partner.  An action so taken shall be

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deemed to have been taken at a meeting held on the date on which written consents from the Partners holding the required Percentage Interest of the Class A Units have been filed with the General Partner.

C.            Proxy.  Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice thereof.

D.            Votes.  On matters on which Limited Partners are entitled to vote, each Limited Partner shall have the number of votes equal to the number of Class A Units held.

E.            Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deem appropriate.

F.             Record Date.  The General Partner may set, in advance, the Partnership Record Date for the purpose of determining the Partners (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, (x) shall not be prior to the close of business on the day the Partnership Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held or Consent is to be given and (y) shall be, with respect to the determination of the existence of Partnership Approval, the record date established by the General Partner for the approval of its shareholders for the event constituting a Termination Transaction. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

ARTICLE XV
GENERAL PROVISIONS

Section 15.1                            Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including, but not limited to, via e-mail) to the Partner or Assignee at

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the address set forth in the Partner Registry or such other address as the Partners shall notify the General Partner in writing.

Section 15.2                            Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” “Sections” and “Exhibits” are to Articles, Sections and Exhibits of this Agreement.

Section 15.3                            Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4                            Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5                            Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6                            Creditors

Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.7                            Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8                            Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not

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signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9                            Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10                     Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11                     Power of Attorney

A.            General. Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)                                 execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (b) all instruments that the General Partner or any Liquidator deem appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation, (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Partner and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

(2)                                 execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and

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absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained in this Section 15.11 shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

B.            Irrevocable Nature. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 15.12                     Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written oral understandings or agreements among them with respect thereto.

Section 15.13                     No Rights as Shareholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the General Partner Entity, including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner Entity, or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of trustees (or directors, if applicable) of the General Partner Entity or any other matter.

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Section 15.14                     Limitation to Preserve REIT Status

If the General Partner Entity attempts to qualify as a REIT, to the extent that any amount paid or credited to the General Partner Entity or any of its officers, trustees, employees or agents pursuant to Section 7.4 or Section 7.7 would constitute gross income to the General Partner for purposes of Section 856(c)(2) or 856(c)(3) of the Code (a “General Partner Payment”) then, notwithstanding any other provision of this Agreement, the amount of such General Partner Payment for any Fiscal Year shall not exceed the lesser of:

(i)            an amount equal to the excess, if any, of (a) 4% of the General Partner Entity’s total gross income (within the meaning of Section 856(c)(3) of the Code but not including the amount of any General Partner Payments) for the Fiscal Year which is described in subsections (A) though (I) of Section 856(c)(2) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the General Partner Entity from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any General Partner Payments); or

(ii)           an amount equal to the excess, if any of (a) 24% of the General Partner Entity’s total gross income (but not including the amount of any General Partner Payments) for the Fiscal Year which is described in subsections (A) through (I) of Section 856(c)(3) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code but not including the amount of any General Partner Payments) derived by the General Partner Entity from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code;

provided, however, that General Partner Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the General Partner Entity, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner Entity’s ability to qualify as a REIT.  To the extent General Partner Payments may not be made in a given Fiscal Year due to the foregoing limitations, such General Partner Payments shall carry over and be treated as arising in the following year; provided, however, that such amounts shall not carry over for more than five Fiscal Years, and if not paid within such five Fiscal Year period, shall expire; and provided further that (i) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Fiscal Year, such payments shall be applied to the earliest Fiscal Year first.

[Remainder of page intentionally left blank, signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

JBG Realty Trust, Inc.

By:
Name:
Title:

LIMITED PARTNERS:

By:	JBG Realty Trust, Inc.,
as Attorney-in-fact for the Limited Partners

By:
Name:
Title:

[Signature Page to Amended and Restated

Agreement of Limited Partnership]

S-1

EXHIBIT A

FORM OF PARTNER REGISTRY

	CLASS A UNITS
Name and Address of Partner	Partnership Units	Capital Account Balance (as of the date hereof)	Percentage Interest

GENERAL PARTNER: JBG REALTY TRUST, INC. 4445 Willard Avenue, Suite 400 Chevy Chase, Maryland 20815 Attn: Facsimile:

LIMITED PARTNERS:
JBG REALTY TRUST, INC. 4445 Willard Avenue, Suite 400 Chevy Chase, Maryland 20815 Attn: Facsimile:

[NAME]

[NAME]

TOTAL PARTNERSHIP UNITS	Class A Units		100.000%

Exhibit A-1

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

1.             Capital Accounts of the Partners

A.            The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section l.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and this Exhibit B, and decreased by (x) the amount of cash or Agreed Value of property actually distributed or deemed to be distributed to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and this Exhibit B.

B.            For purposes of computing Net Income, Net Loss or the amount of any item of income, gain, loss and deduction to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)           Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of Net Income, Net Loss and all items of income, gain, loss and deduction shall be made without regard to any adjustments to the adjusted bases of the assets of the Partnership pursuant to Sections 754 of the Code, provided, however, that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section l.704-1(b)(2)(iv)(m)(4).

(2)           The computation of Net Income, Net Loss and all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includible in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)           Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

Exhibit B-1

(4)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or shorter period.

(5)           In the event the Carrying Value of any Partnership asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)           Any items specially allocated under Section 1 of Exhibit C to the Agreement hereof shall not be taken into account.

C.            A transferee (including any Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor in accordance with Regulations Section 1.704-1(b)(2)(iv)(l).

D.            (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2)           Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); (d) immediately prior to the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity or by a new partner acting in a Partner capacity or in anticipation of becoming a Partner (including the issuance of any LTIP Units); and (e) at such other times as permitted or required under Regulations; provided, however, that adjustments pursuant to clauses (a), (b), (d) and (e) (to the extent not required by Regulations) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3)           In accordance with Regulations Section 1.704- l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4)           In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to

Exhibit B-2

Article XIII of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Partnership in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

E.            The provisions of the Agreement (including this Exhibit B and the other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article XIV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIII of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section l.704-1(b).

2.             No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.             No Withdrawal

No Partner shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Articles IV, V, VII and XIII of the Agreement.

Exhibit B-3

EXHIBIT C

SPECIAL ALLOCATION RULES

1.             Special Allocation Rules.

Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

A.            Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit C with respect to such Fiscal Year and without regard to any decrease in Partner Minimum Gain during such Fiscal Year.

B.            Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of this Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.  Solely for purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit C with respect to such Fiscal Year, other than allocations pursuant to Section 1.A hereof.

C.            Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof with respect to such Fiscal Year, such Partner has an

Exhibit C-1

Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Fiscal Year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

D.            Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Fiscal Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Fiscal Year), each such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Fiscal Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

E.            Nonrecourse Deductions. Except as may otherwise be expressly provided by the General Partner pursuant to Section 4.2 of the Agreement with respect to other classes of Partnership Units, Nonrecourse Deductions for any Fiscal Year shall be allocated only to the Partners holding Class A Units and Class B Units in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Fiscal Year to the numerically closest ratio which would satisfy such requirements.

F.             Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

G.            Adjustments Pursuant to Code Section 734 and Section 743. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

H.            Forfeiture Allocations.  Upon a forfeiture of any unvested Partnership Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Treasury Regulations promulgated after the date hereof (or, if final Treasury Regulations have not yet been promulgated, to the extent determined by the General Partner, in its sole discretion, as necessary) to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).

Exhibit C-2

I.             The allocations set forth in clauses (A) through (F) of this Section 1 (“Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Section 1.704-1(b) and 1.704-2.  Notwithstanding the provisions of Section 6.1 of the Agreement, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not been made.

2.             Allocations for Tax Purposes

A.            Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

B.            In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1)           (a)           In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the Section 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 2.C of this Exhibit C); and

(b)           any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

(2)           (a)           In the case of an Adjusted Property, such items shall

(i)            first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B;

(ii)           second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

(b)           any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

Exhibit C-3

(3)           all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

C.            To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall, subject to any agreements between the Partnership and a Partner, have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners.

Notwithstanding anything to the contrary in this Section 2 of Exhibit C, the General Partner shall elect to apply the “traditional” method, as defined in Regulations Section 1.704-3(b), to eliminate the disparities between the Carrying Values and the adjusted tax bases of (i) the properties contributed to the Partnership in consideration for OP Units pursuant to the transactions contemplated by the  Combination Agreement (the “Combination”), and (ii) the assets owned by the Partnership immediately prior to the transactions contemplated by the Combination Agreement. Notwithstanding the foregoing, the General Partner and the JBG Parties may agree to apply a different method to one or more properties contributed to the Partnership pursuant to the Combination, if (x) such method is permitted by Section 1.704-3 of the Regulations, and (y) the parties to the Combination Agreement agree, prior to the closing of the Combination, that electing a method other than the “traditional” method is mutually beneficial.

Exhibit C-4

EXHIBIT D

NOTICE OF REDEMPTION

The undersigned hereby irrevocably (i) redeems                    Partnership Units in JBG Realty, L.P. in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of JBG Realty, L.P., as amended, and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein and (iii) directs that the Cash Amount or Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if Shares are to be delivered, such Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Partnership Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Partnership Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.

Dated:	Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

	(City)	(State)	(Zip Code)

Signature Guaranteed by:

Exhibit D-1

IF SHARES ARE TO BE ISSUED, ISSUE TO:

Name:

Social Security or tax identifying number:

Exhibit D-2

EXHIBIT E

FORM OF DRO REGISTRY

PART I DRO PARTNERS	DRO AMOUNT

PART II DRO PARTNERS

Exhibit E-1

EXHIBIT F

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION OF
LTIP UNITS INTO CLASS A UNITS

JBG Realty, L.P. (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Class A Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

Name of Holder:

Date of this Notice:

Number of LTIP Units to be Converted:

Please Print: Exact Name as Registered with Partnership

Exhibit F-1

EXHIBIT G

NOTICE OF ELECTION BY PARTNER TO CONVERT
LTIP UNITS INTO CLASS A UNITS

The undersigned holder of LTIP Units hereby irrevocably (i) elects to convert               LTIP Units in JBG Realty, L.P. (the “Partnership”) into Class A Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended; and (ii) directs that any cash in lieu of Class A Units that may be deliverable upon such conversion be delivered to the address specified below.  The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent to or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Dated:	Name of Holder:

(Signature of Holder)

(Street Address)

	(City)	(State)	(Zip Code)

Signature Guaranteed by:

Exhibit G-1

EXHIBIT H

REGISTRATION RIGHTS

Subject to the terms of any agreement between the General Partner and a Limited Partner with respect to OP Units held by such Limited Partner that includes provisions relating to registration rights (each a “Separate Registration Rights Agreement”):

(a)           Shelf Registration of REIT Shares. Following the date on which the General Partner becomes eligible to use a registration statement on Form S-3 for the registration of securities under the Securities Act (the “S-3 Eligible Date”) and within the time period that may be agreed by the General Partner and a Limited Partner, the General Partner shall file with the Commission a shelf registration statement under Rule 415 of the Securities Act (a “Registration Statement”), or any similar rule that may be adopted by the Commission, covering (i) the issuance of Shares issuable upon redemption of the Class A Units held by such Limited Partner (“Redemption Shares”) and/or (ii) the resale by the holder of the Redemption Shares, with respect to Class A Units issued prior to the S-3 Eligible Date; provided, however, that the General Partner shall be required to file only two such registrations in any 12-month period. In connection therewith, the General Partner will:

(1)           use its reasonable best efforts to have such Registration Statement declared effective;

(2)           furnish to each holder of Redemption Shares such number of copies of prospectuses, and supplements or amendments thereto, and such other documents as such holder reasonably requests;

(3)           register or qualify the Redemption Shares covered by the Registration Statement under the securities or blue sky laws of such jurisdictions within the United States as any holder of Redemption Shares shall reasonably request, and do such other reasonable acts and things as may be required of it to enable such holders to consummate the sale or other disposition in such jurisdictions of the Redemption Shares; provided, however, that the General Partner shall not be required to (i) qualify as a foreign corporation or consent to a general or unlimited service or process in any jurisdictions in which it would not otherwise be required to be qualified or so consent or (ii) qualify as a dealer in securities; and

(4)           otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission.

The General Partner further agrees to supplement or make amendments to each Registration Statement, if required by the rules, regulations or instructions applicable to the registration form utilized by the General Partner or by the Securities Act or rules and regulations thereunder for such Registration Statement. Each Limited Partner agrees to furnish to the

Exhibit H-1

General Partner, upon request, such information with respect to the Limited Partner as may be required to complete and file the Registration Statement.

In connection with and as a condition to the General Partner’s obligations with respect to the filing of a Registration Statement pursuant to this Exhibit H, each Limited Partner agrees with the General Partner that:

(x)           it will not offer or sell its Redemption Shares until (A) such Redemption Shares have been included in a Registration Statement and (B) it has received copies of a prospectus, and any supplement or amendment thereto, as contemplated by this Exhibit H, and receives notice that the Registration Statement covering such Redemption Shares, or any post-effective amendment thereto, has been declared effective by the Commission;

(y)           if the General Partner determines in its good faith judgment, after consultation with counsel, that the use of the Registration Statement, including any post-effective amendment thereto, or the use of any prospectus contained in such Registration Statement would require the disclosure of important information that the General Partner has a bona fide business purpose for preserving as confidential or the disclosure of which would impede the General Partner’s ability to consummate a significant transaction, upon written notice of such determination by the General Partner, the rights of each Limited Partner to offer, sell or distribute its Redemption Shares pursuant to such Registration Statement or prospectus or to require the General Partner to take action with respect to the registration or sale of any Redemption Shares pursuant to a Registration Statement (including any action contemplated by this Exhibit H) will be suspended until the date upon which the General Partner notifies such Limited Partner in writing (which notice shall be deemed sufficient if given through the issuance of a press release) that suspension of such rights for the grounds set forth in this paragraph is no longer necessary; provided, however, that the General Partner may not suspend such rights for an aggregate period of more than 90 days in any 12-month period; and

(z)           in the case of the registration of any underwritten equity offering proposed by the General Partner (other than any registration by the General Partner on Form S-8, or a successor or substantially similar form, of (A) an employee share option, share purchase or compensation plan or of securities issued or issuable pursuant to any such plan or (B) a dividend reinvestment plan), each Limited Partner will agree, if requested in writing by the managing underwriter or underwriters administering such offering, not to effect any offer, sale or distribution of any Shares or Redemption Shares (or any option or right to acquire Shares or Redemption Shares) during the period commencing on the tenth day prior to the expected effective date (which date shall be stated in such notice) of the registration statement covering such underwritten primary equity offering or, if such offering shall be a “take-down” from an effective shelf registration statement, the tenth day prior to the expected commencement date (which date shall be stated in such notice) of such offering, and ending on the date specified by such managing underwriter in such written request to the Limited Partners; provided, however, that no Limited Partner shall be required to agree not to effect any offer, sale or distribution of its Redemption Shares for a period of time that is longer than the greater of 90 days or the period of time for which any senior executive of the General Partner is required so to agree in connection

Exhibit H-2

with such offering. Nothing in this paragraph shall be read to limit the ability of any Limited Partner to redeem its Class A Units in accordance with the terms of the Agreement.

(b)           Listing on Securities Exchange. If the General Partner lists or maintains the listing of Shares on any securities exchange or national market system, it shall, at its expense and as necessary to permit the registration and sale of the Redemption Shares hereunder, list thereon, maintain and, when necessary, increase such listing to include such Redemption Shares.

(c)           Registration Not Required. Notwithstanding the foregoing, the General Partner shall not be required to file or maintain the effectiveness of a registration statement relating to Redemption Shares after the first date upon which, in the opinion of counsel to the General Partner, all of the Redemption Shares covered thereby could be sold by the holders thereof pursuant to Rule 144 under the Securities Act, or any successor rule thereto.

(d)           Allocation of Expenses. The Partnership shall pay all expenses in connection with the Registration Statement, including without limitation (i) all expenses incident to filing with the Financial Industry Regulatory Authority, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, except to the extent holders of Redemption Shares elect to engage accountants or attorneys in addition to the accountants and attorneys engaged by the General Partner or the Partnership, which fees and expenses for such accountants or attorneys shall be for the account of the holders of the Redemption Shares, (v) accounting expenses incident to or required by any such registration or qualification and (vi) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however, neither the Partnership nor the General Partner shall be liable for (A) any discounts or commissions to any underwriter or broker attributable to the sale of Redemption Shares, or (B) any fees or expenses incurred by holders of Redemption Shares in connection with such registration that, according to the written instructions of any regulatory authority, the Partnership or the General Partner is not permitted to pay.

(e)           Indemnification.

(i)            In connection with the Registration Statement, to the fullest extent permitted by law, the General Partner and the Partnership agree to indemnify holders of Redemption Shares within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement of a material fact contained in the Registration Statement, preliminary prospectus or prospectus (as amended or supplemented if the General Partner shall have furnished any amendments or supplements thereto) or caused by any omission or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement, alleged untrue statement, omission, or alleged omission based upon information furnished to the General Partner by the Limited Partner or the holder of Redemption Shares for use therein. The General Partner and each officer,

Exhibit H-3

director and controlling Person of the General Partner and the Partnership shall be indemnified by each Limited Partner or holder of Redemption Shares covered by the Registration Statement for all such losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement or any omission, or alleged omission, based upon information furnished to the General Partner or the Partnership by the Limited Partner or the holder for use therein.

(ii)           Promptly upon receipt by a party indemnified under this subsection of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subsection, such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure to so notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this subsection unless such failure shall materially adversely affect the defense of such action. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnified party shall have the right to separate counsel and the indemnifying party shall pay the reasonable fees and expenses of such separate counsel, provided, that the indemnifying party shall not be liable for more than one separate counsel). No indemnifying party shall be liable to any indemnified party for any settlement entered into without its consent.

(f)            Contribution.

(i)            If for any reason the indemnification provisions contemplated by subsection (e) hereof are either unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the party that would otherwise be required to provide indemnification or the indemnifying party (in either case, for purposes of this subsection, the “Indemnifying Party”) in respect of such losses, claims, damages or liabilities, shall contribute to the amount paid or payable by the party that would otherwise be entitled to indemnification or the indemnified party (in either

Exhibit H-4

case, for purposes of this subsection, the “Indemnified Party”) as a result of such losses, claims, damages, liabilities or expense, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party.

(ii)           The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection were determined by pro rata allocation (even if the holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person determined to have committed a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iii)          The contribution provided for in this Section 8.05(f) shall survive the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.

(g)           Conflict. With respect to any Limited Partner, in the event of a conflict between the provisions of this Exhibit H and any Separate Registration Rights Agreement, the provisions of the Separate Registration Rights Agreement shall control.

Exhibit H-5

Exhibit E

FINAL FORM

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a “U.S. real property interest” (as that term is defined in Section 897(c)(1) of the Code and Section 1.897-1(c) of the Treasury Regulations) must withhold tax if the transferor is a foreign person. For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To confirm that withholding of tax is not required upon the disposition of a U.S. real property interest by Transferor, the undersigned hereby certifies the following on behalf of Transferor or, if Transferor is an individual, on behalf of himself/herself:

1.              Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or a nonresident alien individual (as those terms are defined in the Code and Treasury Regulations);

2.              Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations;

3.              Transferor’s U.S. employer identification number or, if Transferor is an individual, Transferor’s social security number is                       ; and

4.              Transferor’s office address or, if Transferor is an individual, Transferor’s home address is                                                                        .

Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

[Signature page follows.]

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and, if Transferor is not an individual, I further declare that I have authority to sign this document on behalf of Transferor.

Name of Transferor

Dated: , 2016
Signature of Transferor (or, if signing on behalf of Transferor that is an entity, signature of person authorized to sign on behalf of the entity)

Name of person authorized to sign on behalf of Transferor that is an entity

Title of person authorized to sign on behalf of Transferor that is an entity

Exhibit F

FINAL FORM

GROUND LESSOR ESTOPPEL CERTIFICATE AND AGREEMENT

                                   , 201

Ladies and Gentlemen:

The undersigned warrants, represents, agrees and certifies to                  (“Lessee”), its successors and assigns, and any holder or proposed holder of a mortgage or deed of trust encumbering Lessee’s leasehold interest in the [Premises](1) (“Lender”), and its successor and assigns, as of the date hereof as follows:

1.                                                  It is the ground lessor under that certain ground lease dated            ,      (together with all amendments, modifications and supplements thereto, collectively, the “Lease”), between the undersigned (or its predecessor-in-interest), as lessor (“Lessor”) and Lessee (or its predecessor-in-interest), as ground lessee covering property located at           ,                (the “Premises”).  A true and correct copy of the Lease is attached hereto as Exhibit A.

2.                                                  The Lease is in full force and effect.  The Lease has not been assigned, modified, supplemented or amended except as described on Exhibit A hereto.  There are no other agreements, whether oral or written, between Lessee and Lessor with respect to the Lease or concerning the Premises.

3.                                                  The term of the Lease commenced on           ,     , and expires on          ,     , subject to the following renewal options:                .

4.                                                  The current fixed rent under the Lease is $            per annum, payable in          installments, and has been paid in full through            , 20  .  No additional rent or charge (including, without limitation, as applicable, taxes, maintenance, operating expenses or otherwise) that has been billed to Lessee by Lessor is overdue.  There are no provisions for, and Lessor has no rights with respect to, terminating the Lease or increasing the rent payable thereunder, except as expressly set forth in the Lease.  The amount of the security deposit presently held by Lessor under the Lease is $           .

5.                                                  Lessor has not delivered or received any notices of default under the Lease; to the best knowledge of Lessor, there is no default by Lessee or Lessor under the Lease, nor has any event or omission occurred which, with the giving of notice or the lapse of time, or both, would constitute a default thereunder.  To the best knowledge of Lessor, Lessee has no defense, set-offs, basis for withholding rent, claims or counterclaims against Lessor for any failure of performance of any of the terms of the Lease.

6.                                                  Lessee has no options, rights of first refusal, termination, renewal or extension, or other rights to extend or otherwise modify the Lease, except as follows:                        .

7.                                                  Any improvements required by the terms of the Lease to be made by Lessee have been completed to the satisfaction of Lessor, and Lessee’s current use and operation of the Premises complies with any use covenants or operating requirements contained in the Lease.

(1)  Conform to underlying lease.

8.                                                  Lessor is the record and beneficial owner of the Premises, and the Lease is not subordinate, and has not been subordinated by Lessor, to any mortgage, lien or other encumbrance.  Lessor has not assigned, conveyed, transferred, sold, encumbered or mortgaged its interest in the Lease or the Premises, and there are no mortgages, deeds of trust or other security interests encumbering the Lessor’s fee interest in the Premises.

9.                                                  No third party has any option or preferential right to purchase all or any part of the Premises from Lessor.

10.                                           Lessor has not received written notice of any pending eminent domain proceedings or other governmental actions or any judicial actions of any kind against Lessor’s interest in the Premises.

11.                               This Estoppel, the covenants, terms and conditions hereof and the rights and obligations created hereby shall run with the land and be binding upon and inure to the benefit of Lessor, Lessee, Lender and their respective successors and assigns.  Lessor, and the person or persons executing this certificate on behalf of Lessor, have the power and authority to execute this certificate.

LESSOR:

By:
Name:
Title:

Agreed and Approved

LESSEE:

By:
Name:
Title:

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EXHIBIT A

Copy of Ground Lease and Amendments

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Exhibit G

FINAL FORM

OWNERSHIP LIMIT WAIVER AGREEMENT

THIS OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”), dated as of [             ], 2016, is between New York REIT, Inc., a Maryland corporation (the “Company”), and [                ] (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Articles of Amendment and Restatement for the Company, as filed with the Maryland State Department of Assessments and Taxation, as amended and restated through the date hereof and as presently in effect (the “Charter”).

RECITALS

WHEREAS, Section 5.7 of the Company’s Articles of Amendment and Restatement, as amended (the “Charter”) contains restrictions regarding an Aggregate Share Ownership Limit, which prohibits any Person from Beneficially Owning or Constructively Owning more than 9.8% in value of the aggregate of the outstanding Shares and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of Shares, except as otherwise waived by the Company. These restrictions are designed to ensure the Company’s continued qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, Investor has acquired Beneficial Ownership or Constructive Ownership of Shares in excess of the Aggregate Share Ownership Limit (the first such date such Beneficial Ownership or Constructive Ownership exceeded the Aggregate Share Ownership Limit, the “Acquisition Date”) and has requested a waiver of the Aggregate Share Ownership Limit to be effective as of the Acquisition Date.

WHEREAS, Pursuant to Section 5.7(ii)(g)(I) of the Charter, the Company has adopted resolutions approving the Investor’s exemption from the Aggregate Share Ownership Limit on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties, intending to be legally bound, in reliance on the representations set forth in the Certificate (as defined below), hereby agree as follow:

AGREEMENT

1. WAIVER OF OWNERSHIP LIMITS

1.1                               The Company hereby waives the application of the Aggregate Share Ownership Limit contained in Section 5.7(ii)(a)(I)(A) of the Charter to Investor and permits Investor to Beneficially Own and Constructively Own up to an aggregate of [    ]% of the Shares of the Company (collectively, the “Exempt Stock” and the “Exempted Holder Limit”) from and after the Acquisition Date.

1.2                               The waiver and Exempted Holder Limit granted by this Section 1 is granted solely to the Investor and relates solely to the Exempt Stock Beneficially Owned and Constructively Owned by Investor.  Any Transfer of the Exempt Stock held by the Investor shall

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cause any such Shares to no longer be subject to this Limited Waiver and any such Shares shall be subject to the Aggregate Share Ownership Limit as of the date of such Transfer.

1.3                               The waiver and Exempted Holder Limit granted by this Section 1 (“Ownership Limit Waiver”) only grants Investor the right to Beneficially Own and Constructively Own Shares up to the Exempted Holder Limit.  The Investor shall not directly or indirectly acquire Shares in excess of the Exempted Holder Limit.

1.4                               The Shares Beneficially Owned or Constructively Owned by the Investor remain subject to the restrictions and limitations set forth in Sections 5.7(ii)(a)(I)(B) and 5.7(ii)(a)(I)(C) of the Charter.

1.5                               The Ownership Limit Waiver, with the exception of the waiver discussed in Section 1.1, does not waive any of the other restrictions or limitations set forth in Section 5.7 of the Charter as they apply to the Shares Beneficially Owned and Constructively Owned by Investor.

2. LIMITATIONS AND OTHER MATTERS

2.1                               In no event shall the Ownership Limit Waiver permit any Individual’s Beneficial Ownership of the Shares of the Company to exceed, at any time, the Aggregate Share Ownership Limit of Section 5.7 of the Charter, determined without regard to the Ownership Limit Waiver.  For the purpose of this Agreement, “Individual” has the meaning provided in Section 542(a)(2) of the Code, as modified by Section 856(h)(3) of the Code.

2.2                               For the Ownership Limit Waiver to be effective, Investor must execute a counterpart signature page to this Agreement and complete and make the representations and covenants set forth in the Certificate of Representations and Covenants, the form of which is attached hereto as Exhibit A (the “Certificate”), and must deliver such Certificate to the Company. Except as otherwise determined by the Company, the Ownership Limit Waiver shall cease to be effective upon any breach of the representations or covenants set forth herein or in the Certificate.  In addition, if the Ownership Limit Waiver ceases to be effective as a result of the operation of the preceding sentence, the Shares of the Company that would otherwise be in excess of the Aggregate Share Ownership Limit shall be deemed to have been transferred to a Trust in accordance with 5.7(ii)(a)(II) of the Charter.

2.3                               Investor shall deliver to the Company, at such times as may reasonably be requested by the Company (it being acknowledged that the Company may reasonably make such request on at least a calendar quarterly basis), a certificate signed by an authorized officer of Investor to the effect that Investor has complied and expects to continue to comply with its representations and covenants set forth in this Agreement and the Certificate.  If so requested by the Company, Investor will cooperate with the Company in investigating any direct or indirect relationship that Investor and any Person whose ownership of Shares of the Company would be attributed to Investor under Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code), may have with the Company’s tenants or “independent contractors” (within the meaning of Section 856(d)(3) of the Code) for purposes of determining compliance with the provisions of this Agreement and in updating the Certificate accordingly.

2.4                               This Ownership Limit Waiver shall automatically be deemed to have been revoked (prospectively or, as necessary in order to protect the Company’s qualification as a real estate investment trust under the Code, retroactively) without any further action if (a) any

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representation or warranty contained in the Certificate is or becomes incorrect or false, or any undertaking or agreement contained in this Agreement is breached, at the time of execution and delivery of this Agreement or at any time thereafter or (b) the Company determines, in its sole discretion, that the Company’s ability to qualify and maintain its qualification as a real estate investment trust pursuant to Section 856 et seq. of the Code is reasonably likely to be jeopardized by the Ownership Limit Waiver.  The Company shall promptly notify Investor in the event that it has been determined that the Ownership Limit Waiver has been revoked pursuant to this Section 2.4.

3. TERM

3.1                               The term of this Agreement shall commence as of the date of this Agreement, and shall terminate on the earliest of (i) the earliest date on which Investor no longer Beneficially Owns or Constructively Owns outstanding Shares of the Company in excess of the Aggregate Share Ownership Limit; (ii) the earliest date on which any of the conditions set forth in Sections 1 or 2 of this Agreement are no longer true or accurate, or otherwise have been violated; (iii) the earliest date on which any of the representations, warranties, agreements, or undertakings made by Investor in the attached Certificate (without giving effect to any qualifications as to knowledge) are no longer true, as of such date; (iv) the earliest date on which any of the agreements or undertakings made by Investor set forth in this Agreement of the Certificate are not complied with; or (v) the earliest date on which the Company makes the determination set forth in Section 2.4 of this Agreement.

4. MISCELLANEOUS

4.1                               All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

4.2                               This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

4.3                               All references to any Code provision shall be deemed to include any successor provisions of the Code and any regulatory, judicial or administrative amendment or interpretation of such statutory provisions.

[Signature Page Follows]

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Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

THE COMPANY	INVESTOR

New York REIT, Inc.

By:	By:

Name:		Name:
Title:		Title:

EXHIBIT A TO THE WAIVER AGREEMENT

CERTIFICATE OF REPRESENTATIONS AND COVENANTS
FOR
OWNERSHIP LIMIT WAIVER

***[NOTE: The representations contained in this Certificate are subject to modification for each Investor requiring a waiver, depending upon each such Investor’s particular circumstances, prior to entering into a final Certificate.]***

Pursuant to the master combination agreement, dated as of May [•], 2016 by and among the Company, New York Recovery Operating Partnership, L.P., JBG Properties Inc., JBG/Operating Partners, L.P. and the Jaguar Parties set forth on schedule A therein, [Investor] (the “Investor”) shall become, as of the date hereof (the “Determination Date”), the Beneficial and Constructive Owner of certain Shares (the “Exempt Stock”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Articles of Amendment and Restatement for New York REIT, Inc., a Maryland corporation (the “Company”), as filed with the Maryland State Department of Assessments and Taxation, as amended and restated through the date hereof and as presently in effect (the “Charter”).

The undersigned officer or manager of Investor hereby certifies on behalf of Investor, and affirms as of the date hereof, the accuracy of the representations set forth in this stockholder certificate (this “Certificate”) on which the Company will rely with regard to granting an exemption (the “Exemption”) for the Investor from the Aggregate Share Ownership Limit set forth in Section 5.7(ii)(a)(I)(A) of the Charter.  To the extent that the representations set forth below refer to future conduct, such representations constitute covenants of the Investor.

1.                                      As of the Determination Date, the Investor does not actually own, Beneficially Own or Constructively Own any Shares of the Company other than the Exempt Stock.

2.                                      Commencing with the Determination Date and at all times thereafter during which the Investor directly or indirectly owns an amount of Shares in excess of the Aggregate Share Ownership Limit:

(a)                                 no “individual,” within the meaning of Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), as modified by Section 856(h) of the Code, directly or indirectly owns, or will directly or indirectly own, as determined pursuant to the principles of Section 544 of the Code, more than [9.8]% by value of the equity interests in the Investor.

(b)                                 the Investor will not purchase or acquire, additional Shares of the Company except to the extent that:

(i)                           the Investor has consulted with the Company and obtained any necessary additional or modified exemption from the Company pursuant to the requirements set by the Company, or

(ii)                        the acquisition and ownership of such additional Shares does not otherwise violate the Aggregate Share Ownership Limit.

(c)                                  the Investor has no actual knowledge that the following is untrue: the Investor does not and will not, actually own or Constructively Own an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to actually own or Constructively Own, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

(d)                                 no Person actually owns or Constructively Owns, or will actually own or Constructively Own, more than a 9.9% interest in the Investor, if the Investor is a corporation for U.S. federal income tax purposes, or more than a 24.9% interest in the capital or profits of the Investor, if the Investor is a partnership for U.S. federal income tax purposes.

3.                                      The Investor agrees to notify the Company promptly after it obtains knowledge that any of the representations herein is or may no longer continue to be accurate.

4.                                      The Investor understands and acknowledges that:

(a)                                 The Exemption is for the sole benefit of the Investor and may not be assigned or transferred, including by operation of law or in connection with a merger, consolidation, transfer of equity interests or other transaction involving any party benefiting from the Exemption, by any party hereto or any of their respective affiliates without prior written consent of the Company.

(b)                                 The Exemption applies only in respect of the Exempt Stock owned directly or indirectly by the Investor, and not to Shares owned by the Investor through any other chain of ownership that does not include the Investor.

(c)                                  The Exempt Stock remains subject to the restrictions and limitations set forth in Sections 5.7(ii)(a)(I)(B) and 5.7(ii)(a)(I)(C) of the Charter.

(d)                                 Any violation or attempted violation of the representations and undertakings set forth above (or any other action which is contrary to the restrictions on transfer and ownership of Shares set forth in Section 5.7(ii)(a)(I) of the Charter) will result in such Exempt Stock being automatically transferred to a Trust is accordance with Section 5.7(ii)(a)(II) of the Charter.

(e)                                  Except as otherwise determined by the Company, the Exemption shall cease to be effective upon the breach of the representations or covenants set forth herein.

(f)                                   All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

5.                                      The Company and Proskauer Rose LLP, special tax counsel to the Company, may rely on this Certificate for purposes of granting the Investor the Exemption.

IN WITNESS WHEREOF, the undersigned has signed on behalf of the Investor this Certificate as of this [] day of [], and the undersigned declares that the undersigned has the authority to sign this Certificate on behalf of the Investor.

[INVESTOR]

By:

Name:

Title:

Exhibit H

FINAL FORM

DEBT MAINTENANCE AGREEMENT

This DEBT MAINTENANCE AGREEMENT (this “Agreement”) is made and entered into as of [                    ], 2016 by and among New York REIT, Inc., a Maryland corporation (the “REIT”), New York Recovery Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and each party identified as a signatory on Schedule 1.1, as amended from time to time (each such party, a “Protected Partner”).

WHEREAS, this Agreement is being entered into in connection with, and as contemplated by, that certain Master Combination Agreement, dated as of May 25, 2016 (the “Combination Agreement”), by and among the REIT, the Partnership, JBG Properties Inc., a Maryland corporation, JBG/Operating Partners, L.P., a Delaware limited partnership and their affiliates;

WHEREAS, pursuant to the transactions contemplated by the Combination Agreement and the separate contribution agreements contemplated therein, dated as of the date hereof (each, a “Contribution Agreement”, and collectively with the Combination Agreement, the “Transaction Agreements”), the Protected Partners received Issued OP Units (“Units,” as further defined herein) in the Partnership in exchange for the transfer of, inter alia, interests in the DOT Property (the “Contributed Property”) now owned, directly and indirectly, by the Partnership (the “Transaction”) and the other members, if any, in the various entities that contributed, inter alia, the Contributed Property received cash or Issued Giants Shares (collectively with the Units, the “Consideration”) in consideration for such transfer;

WHEREAS, for U.S. federal income tax purposes, the parties to each Contribution Agreementintend that the contributions pursuant to each such Contribution Agreement shall have the intended tax treatment set forth in such Contribution Agreement;

WHEREAS, the REIT is the general partner of the Partnership;

WHEREAS, in connection with and in accordance with Section 2.2(j) of the Combination Agreement, the parties desire to enter into this Agreement regarding certain tax matters related to the tax positions of the Protected Partners, including their agreement regarding amounts that may be payable by the Partnership to the Protected Partners as a result of certain actions being taken by the Partnership regarding certain debt obligations of the Partnership and its Subsidiaries (as defined herein); and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Combination Agreement or the Contribution Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Transaction Agreements, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Accounting Firm” has the meaning set forth in Section 3.2.

“Agreement” has the meaning set forth in the recitals.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Agreement” has the meaning set forth in the recitals.

“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

“Consideration” has the meaning set forth in the recitals.

“Contributed Property” has the meaning set forth in the recitals.

“Contribution Agreement” has the meaning set forth in the recitals.

“DOT Property” means [     ].

“Excess Payment” has the meaning set forth in Section 3.4.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loan existing, incurred (or assumed) by the Partnership or any of its Subsidiaries that is guaranteed in whole or in part by Partner Guarantors at any time after the Closing Date pursuant to Article II hereof.

“IRS” has the meaning set forth in Section 3.2.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth on Schedule 2.1 hereto next to such Protected Partner’s name, as amended from time to time.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

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“Partner Guarantor” means a Protected Partner who has guaranteed any portion of a Guaranteed Debt.  The Partner Guarantors and each Partner Guarantor’s dollar amount share of the Guaranteed Amount with respect to the Guaranteed Debt as of the Closing Date are set forth on Schedule 2.2 hereto, which may be amended from time to time.

“Partnership” means JBG Realty, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of [           ], and as the same may be further amended in accordance with the terms thereof.

“Protected Amount” means, for a Protected Partner, the amount by which such Protected Partner’s share of the Guaranteed Amount as of the time the Protected Partner first enters into a Qualified Guarantee exceeds such Protected Partner’s basis in the DOT Property for federal income tax purposes; provided that the Protected Amount shall not exceed such Protected Partner’s share of the amount by which the fair market value, as determined for federal income tax purposes, of the DOT Property exceeds its basis in the DOT Property for federal income tax purposes, immediately prior to the contributions contemplated in the Combination Agreement. The Minimum Liability Amount set forth on Schedule 2.1 hereto next to each such Protected Partner’s name is agreed to among the parties as equal to such Protected Partner’s “Protected Amount” for this purpose.

“Protected Partner” means (i) any person set forth on Schedule 1.1 hereto as a “Protected Partner” and (ii) any person who acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such Units.

“Qualified Guarantee” has the meaning set forth in Section 2.2.

“Qualified Guarantee Indebtedness” has the meaning set forth in Section 2.2.

“REIT” means New York REIT, Inc. a Maryland corporation.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest.

“Tax Claim” has the meaning set forth in Section 6.1

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Protection Period” means the period commencing on the Closing Date and ending on the earliest of 12:01 AM on (i) the day after the ten (10) year anniversary of the Closing Date, (ii) the date that is 12 months after the date on which a Protected Partner no longer owns any of the Units it received in the Transaction (subject to the satisfaction of the conditions set forth in Section 1(g) of the Guarantee) and (iii) the date that is one week after the death of a

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Guarantor that is an individual if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the Code).

“Transaction” has the meaning set forth in the recitals.

“Transaction Agreements” has the meaning set forth in the recitals.

“Units” means units of limited partnership interest of the Partnership owned by the Protected Partners, as described in the Partnership Agreement, and any other partnership interest into which such Units may be converted.

ARTICLE II
ALLOCATION OF LIABILITIES AND GUARANTEE OPPORTUNITY

2.1          Minimum Liability Allocation.  It is the Partnership’s expectation that each Protected Partner will not be allocated Nonrecourse Liabilities in accordance with Section 752 of the Code at least equal to the Minimum Liability Amount for such Protected Partner during the Tax Protection Period.  Accordingly, during the Tax Protection Period, the Partnership will make available to each such Protected Partner the opportunity to enter into Qualified Guarantees of Qualified Guarantee Indebtedness.

2.2          Qualified Guarantee Indebtedness and Qualified Guarantee; Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt.  In order for an opportunity to guarantee indebtedness made available by the Partnership of to satisfy the requirements of this Article II, (1) the indebtedness to be guaranteed must satisfy all of the conditions set forth in this Section 2.2 (indebtedness satisfying all such conditions is referred to as “Qualified Guarantee Indebtedness”); (2) the guarantee by the Partner Guarantors must be pursuant to a Guarantee Agreement substantially in the form attached hereto as Schedule 2.7 or containing substantially similar terms and conditions if the lender of the indebtedness to be guaranteed requires use of its form guarantee agreement that satisfies the conditions set forth in Sections 2.2(i) and (iii) (a “Qualified Guarantee”); (3) the amount of indebtedness made available to be guaranteed by the Partner Guarantor, if pursuant to Section 2.4, must not exceed the portion of the Guaranteed Amount for which a replacement guarantee is made available; and (4) the indebtedness to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis of the partners in the Partnership in their Units.  If, and to the extent that, a Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness made available by the Partnership in accordance with this Article II, such indebtedness thereafter shall be considered a Guaranteed Debt and shall be subject to all of this Article II.  The conditions that must be satisfied at all times with respect to any Guaranteed Debt made available pursuant to this Article II hereof and the guarantees with respect thereto are as follows:

(i)                                     each such guarantee by a Partner Guarantor shall be a “bottom dollar guarantee” in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any “bottom dollar guarantees” permitted pursuant to this clause (i) and/or Section 2.3 below) prior to seeking to

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collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article II are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article II are entered into with respect to such Guaranteed Debt and that comply with Section 2.5 below, but only to the extent that, in either case, such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;

(ii)                                  the fair market value of the collateral against which the lender has recourse pursuant to the terms and conditions of the Guaranteed Debt, determined as of the time the guarantee is entered into by the Partner Guarantor (an independent appraisal relied upon by the lender in making the loan shall be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 150% of the sum of (x) the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt, plus (y) the dollar amount of any other indebtedness that is senior to or pari passu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral of the Guaranteed Debt, plus (z) the aggregate amounts of any other guarantees that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article II are entered into with respect to such Guaranteed Debt and that comply with Section 2.2(v) below, but only to the extent that such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt);

(iii)                               (A) the executed guarantee must be delivered to the lender; (B) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender; and (C) the guarantee otherwise must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located or in which the lender has a significant place of business (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof);

(iv)                              as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other Person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation Section 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) of the Code with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article II;

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(v)                                 the aggregate Guaranteed Amounts with respect to the Guaranteed Debt will not exceed 50% of the amount of the Guaranteed Debt outstanding at the time the guarantee is executed.  Except for guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners, if any, at no time can there be guarantees with respect to the Guaranteed Debt that are provided by other persons that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners.  If there are guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners, then the amount of Guaranteed Debt subject to such existing guarantees shall be added to the Guaranteed Amount for purposes of calculating the 50% limitation set forth in this Section 2.2(v); and

(vi)                              the obligor with respect to the Guaranteed Debt is the Partnership or a non-corporate entity (A) which is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly-owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable), and (B) in which the equity interest of the Partnership in both capital and profits is not less than 50%.

The Partnership shall be deemed to satisfy the requirements of Sections 2.2(i), (ii) and (v) above if, in lieu of making available the opportunity to enter into a “bottom dollar guarantee” of indebtedness secured by specific properties, it makes available to the Protected Partner an opportunity to enter into a “bottom dollar guarantee” (or an indemnity on comparable terms of an existing guarantor) of a general senior unsecured obligation of the Partnership which (A) is recourse, without limitation, to all of the assets of the Partnership, (B) is made by a third party institutional lender with financial covenants that are standard for such a loan, (C) is not in default and (D) either (i) qualifies as a Nonrecourse Liability of the Partnership, or (ii) is a liability that is treated as a “recourse” liability under the applicable Treasury Regulations solely because the general partner of the Partnership has liability therefor, either by reason of its status as “general partner” or due to an express guarantee entered into by the general partner; provided, however, that the “bottom guarantee” shall include an indemnification of the general partner with respect thereto sufficient to cause the Protected Partner to be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation Section 1.752-2, with respect to the amount provided for in such “bottom guarantee” without increasing the financial exposure of the Protected Partner above the level that would have resulted had such liability been a Nonrecourse Liability.

2.3          Covenant With Respect to Guaranteed Debt Collateral.  The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that (A) it will comply with the requirements set forth in clause (ii) of this Section 2.3 upon any disposition of any collateral for a Guaranteed Debt, whether during or following the Tax Protection Period, and (B) it will not at any time, whether during or following the Tax Protection Period, pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral

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unless either (i) after giving effect thereto the conditions in Section 2.2 would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (ii) the Partnership (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (B) if the Tax Protection Period has not expired, makes available to each Partner Guarantor with respect to such original Guaranteed Debt, not less than 30 days prior to such pledge or disposition, the opportunity to enter into a Qualified Guarantee of other Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article II) in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor.

2.4          Repayment or Refinancing of Guaranteed Debt.  The Partnership shall not, at any time during the Tax Protection Period, repay or refinance all or any portion of any Guaranteed Debt unless (i) after taking into account such repayment, each Partner Guarantor would be entitled, pursuant to Section 752 of the Code and the Treasury Regulations thereunder, to include in its tax basis for its Units an amount of Partnership liabilities at least equal to its Minimum Liability Amount, or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment or refinancing, makes available to the applicable Partner Guarantors the opportunity to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness in an amount sufficient so that, taking into account such guarantees of such other Qualified Guarantee Indebtedness, each Partner Guarantor who guarantees such other Qualified Guarantee Indebtedness in the amount specified by the Partnership would be entitled to include in its adjusted tax basis for its Units an amount of Partnership liabilities at least equal to the Minimum Liability Amount for such Partner Guarantor.

2.5          Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt.  The Partnership shall not make available to any person or entity other than a Protected Partner the opportunity to guarantee any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 2.2(ii) and (v) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 2.2(ii), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Guaranteed Amounts plus any other preexisting “bottom dollar guarantee” previously permitted pursuant to this Section 2.5 or Sections 2.2(i) and (ii) above, for purposes of making the computation provided for in Section 2.2(ii)), and (ii) such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its Units pursuant to Treasury Regulation Section 1.752-2.

2.6          Process.  Whenever the Partnership is required under this Article II to make available to one or more of the Partner Guarantors an opportunity to guarantee Qualified

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Guarantee Indebtedness, the Partnership shall be considered to have satisfied its obligation under this Article II if the other conditions in this Article II are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article II, the Partnership sends by first class mail, return receipt requested, to the last known address of each such Partner Guarantor (as reflected in the records of the Partnership) (i) the Qualified Guarantee to be executed (which shall be substantially in the form of Schedule 2.7 hereto, with such changes thereto as are necessary to reflect the relevant facts) and (ii) a brief letter setting forth the relevant circumstances (including, as applicable, that the availability is being made pursuant to this Article II, the circumstances giving rise to making the guarantee opportunity available, a brief summary of the terms of the Qualified Guarantee Indebtedness to be guaranteed), a brief description of the collateral for the Qualified Guarantee Indebtedness, a statement of the amount to be guaranteed, the address to which the executed Qualified Guarantee must be sent and the date by which it must be received, and a statement to the effect that, if the Protected Partner fails to execute and return such Qualified Guarantee within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article II with respect to the amount of debt that the Partnership is required to make available to be guaranteed, and depending upon the Partner Guarantor’s circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise could have been deferred.  If a notice is properly sent in accordance with this Section 2.6, the Partnership shall have no responsibility as a result of the failure of a Partner Guarantor either to receive such notice or to respond thereto within the specified time period.

2.7          Presumption as to Schedule 2.7.  A guarantee in the form of the Guarantee Agreement attached hereto as Schedule 2.7 that is (A) properly executed by the Partner Guarantor and the lender and (B) delivered to the lender shall be conclusively presumed to satisfy the conditions set forth in Section 2.2(i) and Section 2.2(iii) and to have caused the Guaranteed Debt to be considered allocable to the Guarantor Partner who enters into such Guarantee Agreement pursuant to Treasury Regulation Section 1.752-2 and Section 465 of the Code so long as all of the following conditions are met with respect such Guaranteed Debt:

(i)                                     there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article II or that are otherwise permitted pursuant to Section 2.2(i) and (v));

(ii)                                  the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)                               no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 2.5;

(iv)                              the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to

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any partner in the Partnership as determined for purposes of Treasury Regulation Section 1.752-2 or any person that would be considered a “related party” as determined for purposes of Section 465 of the Code; and

(v)                                 none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation Section 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person or entity to be considered to bear the “economic risk of loss” with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation Section 1.752-2, or that would cause such person or entity to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.

Notwithstanding the foregoing and subject to Section 7.2, if, due to a change in tax law after the date hereof, either the Partnership determines or a Protected Partner is advised by counsel, that there is a material risk that such Protected Partner may no longer continue to be allocated such Protected Partner’s Guaranteed Amount of a Guaranteed Debt, such Protected Partner may request a modification of such Guarantee Agreement and the Partnership will use its commercially reasonable efforts to work with the lender with respect to such Guaranteed Debt to have the Guarantee Agreement amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Guaranteed Amount with respect to the Guaranteed Debt so that the amount of Partnership liabilities allocated to such Protected Partner shall not decrease as a result of the change in law; provided that no amendment of such Guarantee Agreement shall be permitted if at the time of such amendment request the Protected Partner would be required to make a payment under such Guarantee Agreement pursuant to the terms of such Guarantee Agreement if the Protected Partner’s obligations under such Guarantee Agreement were enforced.  For the avoidance of doubt, each Protected Partner hereby acknowledges and agrees that the Partnership shall not be treated as violating this Article II to the extent that, after such a change of tax law, the allocation of Partnership indebtedness for tax purposes to the Protected Partner cannot be achieved due to the unwillingness of such Protected Partner to provide a guarantee or similar instrument that complies with the new tax law rules (where both such guarantee or similar instrument and the indebtedness being guaranteed is otherwise consistent to the maximum extent permitted by such new tax rules with the provisions of this Article II). Any cost and expenses incurred as a result of such a change in tax law shall be borne equally by the Partnership on the one hand and the relevant Protected Partner on the other hand.

2.8          Additional Guarantee Opportunities.  Without limiting any of the other obligations of the Partnership under this Agreement, from and after the expiration of the Tax Protection Period, the Partnership shall, upon a request from a Protected Partner, use commercially reasonable efforts to permit such Protected Partner to bear financial liability under a Guarantee Agreement substantially in the form of Schedule 2.7 hereto for indebtedness that would be considered Qualifying Guarantee Indebtedness under Section 2.2 hereof, if such Protected Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such agreement, such Protected Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than

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gain required to be recognized by reason of actual cash distributions from the Partnership).  The Partnership and its professional tax advisors shall cooperate in good faith with such Protected Partner and its professional tax advisors to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Protected Partner’s adjusted tax basis in its Units and at-risk amount.  If the Partnership permits a Protected Partner to enter into an agreement under this Section 2.8, the Partnership shall be under no further obligation with respect thereto, and the Partnership shall not be required to indemnify such Protected Partner for any damage incurred, in connection with or as a result of such agreement or the indebtedness, including without limitation a refinancing or prepayment thereof or taking any of the other actions required by Article II hereof with respect to Qualified Indebtedness.  This Section 2.8 shall not obligate the Partnership to incur additional indebtedness.

ARTICLE III

REMEDIES

3.1          Remedies.  In the event that the Partnership breaches its obligations set forth in Article II with respect to a Protected Partner resulting in such Protected Partner recognizing all or any portion of the Protected Amount for federal income tax purposes, the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay, without duplication, to such Protected Partner as damages, an amount equal to the aggregate federal, state and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred by the Protected Partner as a result of the Protected Amount allocated to, or otherwise recognized by, such Protected Partner by reason of such breach, plus an additional amount equal to the aggregate federal, state, and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) payable by the Protected Partner as a result of the receipt of any payment required under this Section 3.1 (including any tax liability incurred as a result of such Protected Partner’s receipt of such indemnity payment).

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner, (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s taxable income [assuming such Protected Partner were a resident of [  ]] (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner to offset other income, gain or taxes of the Protected Partner, either in the current year, in earlier years, or in later years.

For the avoidance of doubt, if, prior to the expiration of the Tax Protection Period, a Protected Partner were to die, then for purposes of calculating any amounts payable pursuant to this Article III, any tax basis step-up that occurs due to such Protected Partner’s death shall be taken into account.

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3.2          Process for Determining Payments Required Under this Article III.  If the Partnership or a Subsidiary breached or violated any of the covenants set forth in Article II (or a Protected Partner asserts that the Partnership or a Subsidiary breached or violated any of the covenants set forth in Article II), the Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such transaction, breach or violation and the amount of payments or damages, if any, payable to such Protected Partner under Section 3.1 (and to the extent applicable, Section 3.4).  If any such disagreement cannot be resolved by the Partnership and such Protected Partner within, as applicable, sixty (60) days after the receipt of notice from the Partnership of such transaction or breach pursuant to Section 3.3 and the amount of income to be recognized by reason thereof, (ii) 60 days after the receipt of a notice from the Protected Partner that the Partnership or a Subsidiary breached its obligations under this Agreement, which notice shall set forth the amount of income asserted to be recognized by the Protected Partner and the payment required to be made to such Protected Partner under Section 3.1 as a result of the transaction or breach, (iii) 10 days following the date that the Partnership notifies the Protected Partner of its intention to settle, compromise and/or concede any Tax Claim or Proceeding pursuant to Section 6.2, or (iv) 10 days following any final determination of any Tax Claim or Proceeding, the Partnership and the Protected Partner shall jointly retain a nationally recognized independent “Big Four” public accounting firm or such other accounting firm as agreed to by the Partnership and the Protected Partner (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth Article II has occurred and, if so, the amount of payment or damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 3.1 (and to the extent applicable, Section 3.4).  All determinations made by the Accounting Firm with respect to any resolution of any breach or violation of any of the covenants set forth in Article II and the amount of payments or damages payable to the Protected Partner under Section 3.1 (and to the extent applicable, Section 3.4) shall be final, conclusive and binding on the Partnership and the Protected Partner.  The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is less than 95% of the amount than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

In the case of any Tax Claim or Tax Proceeding that is resolved pursuant to a final determination or that is settled, compromised and/or conceded pursuant to Section 6.2, the amount of taxes due to the Internal Revenue Service (the “IRS”) or any other taxing authority shall, to the extent that such taxes relate to matters covered in this Agreement, be presumed to be an amount payable pursuant to this Agreement, and the amount payable pursuant to this Agreement shall be increased by any interest and penalties required to be paid by the Protected

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Partner with respect to such taxes (other than interest and penalties resulting from a failure of the Protected Partner to timely and properly file any tax return or to timely pay any tax, unless such failure resulted solely from the Protected Partner reporting and paying its taxes in a manner consistent with the Partnership) so that the amount of the payment under Section 3.1 shall not be less than the amount required to be paid to the IRS or any other taxing authority with respect to matters covered in this Agreement.

3.3          Required Notices; Time for Payment.  In the event that there has been a breach of Article II, the Partnership shall provide to the Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the Schedules K-1 to the Partnership’s federal income tax return as required in accordance with Section 6.4 below.  All payments required under this Article III to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain, the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time.  In the event of a payment required after the date required pursuant to this Section 3.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

3.4          Additional Damages for Breaches of Section 2.2 and/or Section 2.3(i) or (ii).  Notwithstanding any of the foregoing in this Article III, in the event that the Partnership should breach any of its covenants set forth in Section 2.2 and/or Sections 2.3(i) and/or (ii) and a Protected Partner is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an “Excess Payment”), then, in addition to the damages provided for in the other Sections of this Article III, the Partnership shall pay to such Protected Partner an amount equal to the sum of (i) the Excess Payment plus (ii) the aggregate federal, state and local income taxes, if any, computed as set forth in Section 3.1, required to be paid by such Protected Partner by reason of this Section 3.4 becoming operative (for example, because the breach by the Partnership and this Section 3.4 caused all or any portion of the indebtedness in question no longer to be considered debt includible in tax basis by the affected Protected Partner pursuant to Treasury Regulation Section 1.752-2(a)), plus (iii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the Protected Partner (computed as set forth in Section 3.1) as a result of any payment required under this Section 3.4.

ARTICLE IV

INTENTIONALLY OMITTED

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ARTICLE V

ALLOCATIONS OF LIABILITIES PURSUANT TO TREASURY REGULATIONS UNDER SECTION 752

5.1          Allocation Methods to be Followed.  Subject to Section 5.2, all tax returns prepared by the Partnership with respect to the Tax Protection Period that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulation Section 1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness pursuant to other agreements with the Partnership) pursuant to Treasury Regulation Section 1.752-2 equal to such Partner Guarantor’s Minimum Liability Amount, as set forth on Schedule 2.1 hereto and as may be reduced pursuant to the terms of this Agreement, and the Partnership and the REIT shall not, during or with respect to the Tax Protection Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as Schedules K-1 to IRS Form 1065, provided to partners in the Partnership and returns of Subsidiaries of the Partnership) or any dealings involving the IRS (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Partnership or the tax treatment of any holder of partnership interests the Partnership).

5.2          Exception to Required Allocation Method.  Notwithstanding the provisions of this Agreement, the Partnership shall not be required to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement if and to the extent that the Partnership determines in good faith, based upon the advice of counsel recognized as expert in such matters or a nationally recognized public accounting firm, that there is not “substantial authority” (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such allocations or that there has been a judicial determination in a proceeding to which the Partnership is a party and as to which the Protected Partners have been allowed to participate as and to the extent contemplated in Article VI to the effect that such allocations are not correct. In no event shall this Section 5.2 be construed to relieve the Partnership from any liability arising from a failure by the Partnership to comply with one or more of the provisions of Article II of this Agreement.

5.3          Cooperation in the Event of a Required Change.  If a change in the Partnership’s allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners is required by reason of circumstances described in Section 5.2, the Partnership and its professional tax advisors shall cooperate in good faith with each Protected Partner (or in the event of his or her death or disability, his or her executor, guardian or custodian, as applicable) and his or her professional tax advisors to attempt to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the Protected Partners in the manner contemplated by the allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement.

5.4          No Representation with Regard to Tax Treatment.  The REIT and the Partnership (a) make no representation to any Protected Partner or Partner Guarantor regarding, and (b) provided, that the REIT and the Partnership comply with their obligations under this Agreement, have no liability to any Protected Partner or Partner Guarantor for or in respect of, the tax consequences to such partners of the Transaction or any other transactions contemplated

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herein, including whether becoming a Partner Guarantor of Guaranteed Debt shall be respected for federal income tax purposes as causing such partner to be considered to “bear the economic risk of loss” with respect to indebtedness for purposes of Section 752 or Section 465 of the Code.

ARTICLE VI

TAX PROCEEDINGS

6.1          Notice of Tax Audits.  If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against the Protected Partners or the Partnership the calculation of which involves a matter covered in this Agreement that could result in tax liability to a Protected Partner (“Tax Claim”) or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) involving the Protected Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect the Protected Partners (adversely or otherwise), then the REIT or the Partnership, as applicable shall promptly (but in no event later than 20 business days after receipt of such notice) notify the Protected Partners of such Tax Claim or Tax Proceeding.  In the case of a notification of a Tax Claim or Tax Proceeding received by any Protected Partner, or any notice of any current or future audit, examination, investigation or other proceeding received by a Protected Partner that involves or could involve a matter covered in this Agreement or the income tax treatment of the Transaction, the Protected Partner shall promptly notify the Partnership of such Tax Claim, Tax Proceeding, or other notice, but in no event later than 20 business days after receipt of such notice.

6.2          Control of Tax Proceedings.  The REIT, as the general partner of the Partnership and the Partnership’s “tax partner,” shall have the right to control the defense, settlement or compromise of any Tax Proceeding or Tax Claim; provided, however, that, except to the extent otherwise required by law, the REIT shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding that could result in tax liability to a Protected Partner without the prior written consent of the Protected Partner, which shall not be unreasonably withheld, conditioned or delayed (unless, and only to the extent, that any taxes required to be paid by the Protected Partner as a result thereof would be required to be reimbursed by the Partnership and the REIT under Article III and the Partnership and the REIT agree in connection with such settlement or consent, to make such required payments);  provided further that the Partnership shall keep the Protected Partners duly informed of the progress thereof to the extent that such Tax Proceeding or Tax Claim could, directly or indirectly, affect (adversely or otherwise) the Protected Partners and that the Protected Partners shall have the right to review and comment on any and all submissions made to the IRS, a court, or other governmental body with respect to such Tax Claim or Tax Proceeding and that the Partnership will consider such comments in good faith.  Nothing in this agreement shall prohibit a Protected Partner from participating in any such Tax Proceeding or Tax Claim at his or her own expense.

6.3          Periodic Tax Information.  The Partnership agrees to provide to the Protected Partners, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership to each Protected Partner, provided that such estimates shall not be required to be provided more frequently than once each calendar quarter.

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ARTICLE VII

LIMITATION ON LIABILITY OF THE PARTNERSHIP

7.1          Acknowledgement.  The Protected Partners acknowledge that (A) the ability to execute a Qualified Guarantee hereunder shall only be available to the Protected Partners and, by providing such ability to execute a guarantee hereunder, the Partnership makes no representations, warranties or covenants regarding its current or expected financial condition or the current or expected financial position of any property securing any Guaranteed Debt, nor shall the Partnership have any obligation to keep any Protected Partner informed of any changes in any of the foregoing occurring after the date the Qualified Guarantee is delivered, and each such Protected Partner fully assumes the risk of providing such Qualified Guarantee and keeping itself informed of any such changes, or other developments and occurrences which might impact the risk to such holder of providing or maintaining any such Qualified Guarantee, (B) the ability to execute Qualified Guarantees shall cease in accordance with the terms of this Agreement, (C) each Protected Partner shall have reviewed with its financial and legal advisors the potential consequences and liabilities that may be associated with any Qualified Guarantee provided pursuant to this Agreement, and (D) neither the Partnership, the REIT nor its advisors have prepared or undertaken a legal review (and make no representations or warranties) as to the effectiveness of any Qualified Guarantee for federal income tax purposes, or any legal implications (e.g., order of payment, priority) that such Qualified Guarantees or any obligations of the guarantor and rights of the creditor thereunder may involve under federal or state law.

7.2          Changes in Law.  Each Protected Partner acknowledges that the U.S. Department of Treasury has issued proposed Treasury Regulations (79 F.R. 4826 (Jan. 30, 2014)) addressing the allocation of partnership liabilities under Section 752 of the Code (the “Proposed Regulations”).  If the Proposed Regulations are finalized in their current form, a Protected Partner might not be allocated Partnership liabilities solely as a result of entering into a Qualified Guarantee.  For the avoidance of doubt and without limiting the acknowledgement set forth in Section 7.1(D), if the Proposed Regulations are finalized in their current form, or there is any other change in law or the Treasury Regulations, the Partnership shall have no liability to a Protected Partner hereunder by virtue of the Qualified Guarantee failing, in itself and as a result of such finalization or other change, to provide the Protected Partner an allocation of Partnership liabilities.  Notwithstanding the foregoing, if, due to finalization of the Proposed Regulations, either the Partnership determines, or a Protected Partner is advised by counsel recognized as expert in such matters or a nationally recognized public accounting firm, that there is a material risk that such Protected Partner may no longer continue to be allocated such Protected Partner’s Minimum Liability Amount, such Protected Partner may request a modification of such Qualified Guarantee, and the Partnership will use its commercially reasonable efforts to have such Qualified Guarantee amended in a manner that will permit such Protected Partner to continue to be allocated indebtedness equal to such Protected Partner’s Minimum Liability Amount provided such efforts and amendment do not result in a material increased cost to the Partnership and provided further that no amendment of such Qualified Guarantee shall be permitted if at the time of such amendment request the Protected Partner would be required to make a payment under such Qualified Guarantee pursuant to the terms of such Qualified Guarantee if the Protected Partner’s obligations under such Qualified Guarantee were enforced.

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ARTICLE VIII

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS; APPROVAL OF CERTAIN TRANSACTIONS

8.1          Amendment.  This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by both the REIT, as general partner of the Partnership, and each of the Protected Partners.

8.2          Waiver.  Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article III hereof.  Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE IX
MISCELLANEOUS

9.1          Additional Actions and Documents.  Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.2          Assignment.  No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

9.3          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not.  This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder.  The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

9.4          Modification; Waiver.  No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have.  No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any

16

event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

9.5          Representations and Warranties Regarding Authority; Noncontravention.

9.5.1       Representations and Warranties of the REIT and the Partnership.  Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary corporate, trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership.  This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity.  The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

9.5.2       Representations and Warranties of the Protected Partners.  Each of the Protected Partners has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder.  The execution and delivery of this Agreement by each of the Protected Partners and the performance of each of its respective obligations hereunder have been duly authorized by all necessary corporate, trust, partnership, or other (as the case may be) action on the part of each of the Protected Partners.  This Agreement has been duly executed and delivered by each of the Protected Partners and constitutes a valid and binding obligation of each of the Protected Partners.

9.6          Captions.  The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.7          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

17

(i)            if to the Partnership or the REIT, to:

[	]
c/o [	]
[	]
[	]
[	]

(ii)                                  if to a Protected Partner, to the address on file with the Partnership.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.8          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

9.9          Governing Law.  The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

9.10        Consent to Jurisdiction; Enforceability.

9.10.1  This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware.  For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

9.10.2  Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.11        Severability.  If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

18

9.12        Costs of Disputes.  Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

[Signature page follows.]

19

IN WITNESS WHEREOF, the REIT, the Partnership, and the Protected Partners have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

NEW YORK REIT, INC.
a Maryland corporation

By:
Name:
Title:

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.
a Delaware limited partnership

By:	New York REIT, Inc., its sole General Partner

By:
Name:
Title:

[ ],
a [ ]

By:
Name:
Title:

[Signature Page to Debt Maintenance Agreement]

SCHEDULES AND EXHIBITS TO THE TAX PROTECTION AGREEMENT*

Schedule 1.1	List of Protected Partners

Schedule 2.1	Minimum Liability Amount

Schedule 2.2	Partner Guarantors and Guaranteed Debt

Schedule 2.7	Form of Guarantee Agreement

*     The Company agrees to furnish, supplementally, a copy of omitted Schedules and Exhibits upon request.

Schedule 1.1

List of Protected Partners

Schedule 2.1

Minimum Liability Amount

Schedule 2.2

Partner Guarantors and Guaranteed Debt

Schedule 2.7

Form of Guarantee Agreement

GUARANTEE

This Guarantee is made and entered into as of [             ], 2016, by the persons listed on Exhibit A annexed hereto who have executed this Guarantee (the “Guarantors”) for the benefit of [               ], and with their respective successors and assigns, collectively, the “Lender”), JBG Realty Trust, Inc., a Maryland corporation (“JBG”), and JBG Realty, L.P., a Delaware limited partnership (the “Partnership” or the “Borrower”).

RECITALS

WHEREAS, the Lender has loaned to the Borrower the amount set forth opposite such Lender’s name on Exhibit B, which loan (i) is evidenced by the loan documents described on Exhibit C hereto (the “Note”), and (ii) has the current outstanding balance in the amount set forth on Exhibit B annexed hereto;

WHEREAS, the Guarantors are, directly or indirectly, limited partners in the Partnership; and

WHEREAS, the Guarantors are executing and delivering this Guarantee to guarantee a portion of the Borrower’s payments with respect to the Note, subject to and otherwise in accordance with the terms and conditions hereinafter set forth, and in consideration for the indebtedness described in the Notes.

NOW THEREFORE, in consideration of the foregoing recitals and facts and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the Guarantors hereby agree as follows:

1.             Guarantee and Performance of Payment.

(a)           The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Lender of, and hereby agree to pay to the Lender upon demand (following the exhaustion of the exercise of any and all remedies, whether at law or in equity, available to the Lender against the Borrower and any collateral securing the Note, including, without limitation, realizing upon the assets of the Borrower against which the Lender may have recourse, whether or not such assets secure the Note (but excluding JBG and the assets of JBG, whether in its capacity as general partner of the Borrower or pursuant to an express guarantee by JBG of the Note)), an amount equal to the excess, if any, of the Guaranteed Amount set forth on Exhibit B over the Lender Proceeds (as hereinafter defined) (which excess is referred to as the “Aggregate Guarantee Liability”).  The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the dollar amounts listed next to such Guarantor’s name on Exhibit A (as adjusted as provided on Exhibit A) and, notwithstanding anything to the contrary contained in this Guarantee, each Guarantor’s aggregate obligation under this Guarantee shall be limited to the total dollar amount set forth on Exhibit A (as adjusted as provided on Exhibit A) attached hereto next to such Guarantor’s name.  The Guarantors’ obligations as set forth in this paragraph 1(a) are hereinafter referred to as the “Guaranteed Obligations.”

(b)           For the purposes of this Guarantee, the term “Lender Proceeds” shall mean the aggregate of all amounts collected by the Lender from the Borrower (other than payments of principal, interest or other amounts required to be paid by the Borrower to Lender under the terms of the Note that are paid by the Borrower to the Lender at a time when no default has occurred under the Note and is continuing) or realized by the Lender from the sale of assets of the Borrower, whether or not collateral for the Note (“Asset Sale Proceeds”).

(c)           For the purposes of this Guarantee, the term “Asset Sale Proceeds” shall have the applicable meaning set forth below with respect to the assets of the Borrower:

1.                                      If at least one bona fide third party unrelated to the Lender (and including, without limitation, any of the Guarantors) bids for such assets at a public sale thereof called in accordance with the terms of a Note and pursuant to applicable law, Asset Sale Proceeds shall mean the highest amount bid for such assets by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale.  For the purposes of determining such highest bid, amounts bid for the assets of the Borrower by the Lender shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Lender under the Note.

2.                                      If there is no such unrelated third-party at such sale of the assets of the Borrower so that the only bidder at such sale is the Lender or its designee, the Asset Sale Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the assets sold as of the date of the sale, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

3.                                      If the Lender receives and accepts a deed or other conveyance of assets of the Borrow in in partial satisfaction of the Borrower’s obligations under a Note, the Asset Sale Proceeds shall be deemed to be the Fair Market Value of such assets as of the date of delivery of the deed or other conveyance instrument, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

(d)           Fair Market Value of the assets of the Borrower (or any item thereof) shall be the price at which a willing seller not compelled to sell would sell such assets, and a willing buyer not compelled to buy would purchase such assets, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements.  If the Lender and the Guarantor are unable to agree upon the Fair Market Value of any assets in accordance with subparagraphs 1(c)(2), or 1(c)(3), above, as applicable, within twenty (20) days after the date of the asset sale or the delivery of the deed or other conveyance instrument, as applicable, relating to such assets, either party may have the Fair Market Value of such assets determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period.  If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value.  Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the assets being valued in the greater metropolitan area in which such assets are located.  If each party shall appoint an appraiser having the aforesaid qualifications and if such appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which such assets are located or to which such assets are proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to such assets in which such a chapter is located.  Each appraiser shall render its decision as to the Fair Market Value of the assets in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Lender and the Guarantor.  The Fair Market Value of the assets shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of assets shall then be calculated as the average of the Fair Market Value determined by the first two appraisers.  The Fair Market Value of an asset, as so determined, shall be binding and conclusive upon the Lender and the Guarantors. Guarantors shall bear the cost of its own appraiser and, subject to subparagraph 1(e), shall bear all reasonable costs of appointing, and the expenses of, any other appraiser appointed pursuant to this subparagraph (1)(d).

(e)           Notwithstanding anything in the preceding subparagraphs of this paragraph 1, (i) in no event shall the aggregate amount required to be paid pursuant to this Guarantee by the Guarantors as a group with respect to all defaults under the Note exceed the Guaranteed Amount set forth on Exhibit B hereto, and (ii) the aggregate obligation of each Guarantor hereunder with respect to the Guaranteed Obligation shall be limited to the lesser of (I) the product of (w) a fraction, the numerator of which is the Guaranteed Obligation of such Guarantor and the denominator of which is the sum of the Guaranteed Obligations for all Guarantors that have executed this Guarantee (the “Individual Guarantee Percentage”) multiplied by (x) the Guaranteed Amount, or (II) the product of (y) such Guarantor’s Individual Guarantee Percentage multiplied by (z) the Aggregate Guarantee Liability.

(f)            In confirmation of the foregoing, and without limitation, the Lender must first exhaust all of its rights and remedies against all assets of the Borrower as to which the Lender has (or may have) a right of recourse before exercising any right or remedy or making any claim, under this Guarantee.

(g)           The obligations under this Guarantee shall be personal to each Guarantor and shall not be affected by any transfer of all or any part of a Guarantor’s interests in the Partnership; provided, however, that if a Guarantor has disposed of all of its equity interests in the Partnership, the obligations of such Guarantor under this Guarantee shall terminate 12 months after the date of such disposition (the “Termination Date”) provided (i) the Guarantor notifies the Agent that it is terminating its obligations under this Guarantee as of the Termination Date and (ii) the fair market value of assets of the Borrower (reduced by the amount of all liabilities of the Borrower other than the Note), exceeds the outstanding balance of the Note, including accrued and unpaid interest, as of the Termination Date.  Further, no Guarantor shall have the right to recover from the Borrower any amounts such Guarantor pays pursuant to this Guarantee (except and only to the extent that the amount paid to the Lender by such Guarantor exceeds the amount required to be paid by such Guarantor under the terms of this Guarantee).

(h)           The obligations of any Guarantor who is an individual as a Guarantor hereunder shall terminate with respect to such Guarantor one week after the death of such Guarantor if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the applicable provisions of the Internal Revenue Code).

2.             Intent to Benefit Lender.  This Guarantee is expressly for the benefit of the Lender in consideration for the indebtedness described in the Note.  The Guarantors intend that the Lender shall have the right to enforce the obligations of the Guarantors hereunder separately and independently of the Borrower, subject to the provisions of paragraph 1, without any requirement whatsoever of resort by the Lender to any other party.  The Lender’s rights to enforce the obligations of the Guarantors hereunder are material elements of this Guarantee.  This Guarantee shall not be modified, amended or terminated (other than as specifically provided herein) without the written consent of the Lender.  The Borrower shall furnish a copy of this Guarantee to the Lender contemporaneously with its execution.

3.             Waivers.  Each Guarantor intends to bear the ultimate economic responsibility for the payment hereof of the Guaranteed Obligations to the extent set forth in paragraph 1.  Pursuant to such intent:

(a)           Except as expressly set forth in paragraph 1, each Guarantor expressly waives any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender, or any subsequent holder of any Note to sue or enforce payment thereof or pursue any other remedy in the power of the Borrower, the Lender or any subsequent holder of any Note whatsoever, and failure of the Borrower or the Lender or any subsequent holder of any Note to do so shall not exonerate, release or discharge a Guarantor from its absolute unconditional obligations under this Guarantee.  Each Guarantor hereby binds and obligates itself, and its permitted successors and assignees, for performance of the Guaranteed Obligations according to the terms hereof, whether or not the Guaranteed Obligations or any portion thereof are valid now or hereafter enforceable against the Borrower or shall have been incurred in compliance with any of the conditions applicable thereto, subject, however, in all respects to the Guarantee Limit and the other limitations set forth in paragraph 1.

(b)           Each Guarantor expressly waives any right (pursuant to any law, rule, arrangement, or relationship) to compel any other person (including, but not limited to, the Borrower, any subsidiary of the Borrower, or any other partner or affiliate of the Borrower) to reimburse or indemnify such Guarantor for all or any portion of amounts paid by such Guarantor pursuant to this Guarantee to the extent such amounts do not exceed the amounts required to be paid by such Guarantor pursuant to paragraph 1 (taking into account the limitations set forth therein).

(c)           Except as expressly set forth in paragraph 1, if and only to the extent that the Borrower has made similar waivers under the Note, or the other Loan Documents that it is a party to, each Guarantor expressly waives:  (i) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Note; (ii) any defense that may arise by reason of:  the incapacity, or lack of authority of the Borrower, the revocation or repudiation hereof by such Guarantor, the revocation or repudiation of the Note by the Borrower, the failure of the Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Borrower; the unenforceability in whole or in part of the Note or any other document or instrument related thereto; the Lender’s election, in any proceeding by or against the Borrower under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; or any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (iii) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guarantee or occurrence of, or any default in connection with, the Note, and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Note; (iv) any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of such Guarantor or the right of such Guarantor, if any, to proceed against the Borrower for reimbursement, or any combination thereof; (v) subject to paragraph 4, any defense based upon any taking, modification or release of any collateral or guarantees for the Note, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Note; (vi) any rights or defenses based upon any right to offset or claimed offset by such Guarantor against any indebtedness or obligation now or hereafter owed to such Guarantor by the Borrower; or (vii) any rights or defenses based upon any rights or defenses of the Borrower to the Note (including, without limitation, the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Borrower); it being intended, except as expressly set forth in paragraph 1, that such Guarantor shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of such Guarantor or of the Borrower.

4.             Amendment of Note.  Without in any manner limiting the generality of the foregoing, the Lender or any subsequent holder of the Note may, from time to time, without notice to or consent of the Guarantors, agree to any amendment, waiver, modification or alteration of the Note or the other Loan Documents relating to the Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any Guarantor or endorser and acceptance or release of any security for the Note), it being understood and agreed by the Lender, however, that the Guarantor’s obligations hereunder are subject, in all events, to the limitations set forth in paragraph 1; provided that  upon any material change to a Note, including, without limitation, the maturity date or the interest rate of a Note, within thirty (30) days of any Guarantor’s receipt of actual notice of such event from the Agent or the Borrower, subject to the following sentence, such Guarantor may elect to terminate such Guarantor’s obligations under this Guarantee by written notice to the Lender.  Such termination shall take effect on the 31st day following such actual notice, provided that no default under the Guaranteed Obligation has occurred and is then continuing.

5.             Termination of Guarantee.  Subject to paragraph 4, this Guarantee is irrevocable as to any and all of the Guaranteed Obligations.

6.             Independent Obligations.  Except as expressly set forth in paragraph 1, the obligations of each Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought by a Lender against the Guarantors, whether or not actions are brought against the Borrower.  Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Guarantor may now or hereafter have against the Borrower, or any other person (including without limitation any other Guarantor) directly or contingently liable for the payment or performance of a Note arising from the existence or performance of this Guarantee (including, but not limited to, the Partnership, JBG, or any other partner of the Partnership) (except and only to the extent that a Guarantor makes a payment to the Lender in excess of the amount required to be paid under paragraph 1 and the limitations set forth therein).  Any indebtedness of Borrower to a Guarantor now or hereafter existing is hereby subordinated to the payment and performance of the obligations of Borrower under the Note and the other Loan Documents.  Each Guarantor agrees that, for so long as any obligations of Borrower under the Note and the other Loan Documents remain outstanding (other than contingent indemnification obligations that have not yet been asserted) or subject to any bankruptcy preference period or any other possibility of disgorgement, such Guarantor will not seek, accept, or retain for its own account, any payment from Borrower on account of such subordinated debt.  Any payments to any Guarantor on account of such subordinated debt which are not otherwise permitted herein shall be collected and received by such Guarantor in trust for the Lender and shall be paid over to the Lender on account of the obligations of Borrower under the Note and the other Loan Documents without impairing or releasing the obligations of any Guarantor hereunder.  Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the parties hereto agree that the foregoing shall not operate to subordinate or otherwise affect any claim against, or indebtedness of, either JBG or the Partnership that may be held by a Guarantor.

7.             Understanding With Respect to Waivers.  Each Guarantor warrants and represents that each of the waivers set forth above are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law.  If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

8.             No Assignment.  No Guarantor shall be entitled to assign his or her rights or obligations under this Guarantee to any other person without the written consent of the Lender.

9.             Entire Agreement.  The parties agree that this Guarantee contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the parties.

10.          Notices.  Any notice given pursuant to this Guarantee shall be in writing and shall be deemed given when delivered personally, or sent by registered or certified mail, postage prepaid, as follows:

If to the Partnership or the Borrower:

JBG Realty, L.P.

[                       ]

[                       ]

[                       ]

Attention:  Chief Financial Officer

Facsimile: [              ]

With a copy to:

JBG Realty, L.P.

[                       ]

[                       ]

[                       ]

Attention:  General Counsel

Facsimile: [              ]

If to the Lender:

[Insert Information]

or to such other address with respect to which notice is subsequently provided in the manner set forth above; and

If to a Guarantor, to the address set forth on Exhibit E hereto, or to such other address with respect to which notice is subsequently provided in the manner set forth above.

11.          Applicable Law.  This Guarantee shall be governed by, interpreted under and construed in accordance with the laws of the State of [      ](1) without reference to its choice of law provisions.

12.          Consent to Jurisdiction; Enforceability

(a)  This Guarantee and the duties and obligations of the parties hereto shall be enforceable against each Guarantor in the courts of the [State of        ].  For such purpose, each Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Guarantee may be heard and determined in any of such courts.

(1)           The guarantees shall be governed by the same state law by which the relevant loan document is governed.

(b)  Each Guarantor hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Guarantee shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.          Condition of Borrower.  Each Guarantor is fully aware of the financial condition of the Borrower and is executing and delivering this Guarantee based solely upon its own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender or the Borrower.  Each Guarantor represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Borrower’s financial conditions and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same.  By executing this Guarantee, each Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks it acknowledges.

14.          Expenses.              Each Guarantor agrees that, promptly after receiving Lender’s notice therefor, such Guarantor shall reimburse Lender, subject to the limitation set forth in subparagraph 1(e) and to the extent that such reimbursement is not made by Borrower, for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guarantee.

15.          Indemnification of and/or Reimbursement to JBG.  To the extent that JBG makes a payment to the Lender following an event of default under a Note, whether in its capacity as the general partner of the Borrower, pursuant to its guarantee of the Note or otherwise, and, as a result of such payment, the outstanding and unpaid obligations of a Guarantor hereunder are reduced (the amount of any such reduction, a “Reduced Payment Amount”), then such Guarantor shall, upon demand by JBG, reimburse JBG in an amount equal its Reduced Payment Amount.  The obligations under this Section 15 are for the benefit of JBG and may be enforced at any time by JBG.  This Section 15 may not be directly or indirectly amended, terminated or otherwise modified without the prior written approval of JBG.

IN WITNESS WHEREOF, the undersigned Guarantors hereto have executed this Guarantee as of the date first set forth above.

GUARANTOR

By:
Name:
Title:

Acknowledged this day of , 2016
, as Lender

By:
Name:
Title:

Acknowledged this day of , 2016
JBG REALTY TRUST, INC.

By:
Name:
Title:

Acknowledged this day of , 2016
JBG REALTY, L.P.

By:	JBG Realty Trust, Inc.

By:
Name:
Title:

Tentative Exhibit A to Guarantee(2)

Schedule 3.1

Minimum Liability Amount

Protected Partner	Minimum Liability Amount
[INFORMATION TO BE INCLUDED WITH FINAL GUARANTEE]	[Specify total Minimum Liability Amount and also the amount attributable to each of the loans]

(2)           The Final Exhibit A to Guarantee will include as Protected Partners only those Partners that sign the Guarantee and complete a Debt Guarantee Election.

Exhibit B to Guarantee

[Add additional information]

Name of Lender	Name of Borrower	Date of and Principal Amount of Loan	Debt Balance as of the date of this Guarantee	Guaranteed Amount
			$	The aggregate sum of the amounts listed for each Guarantor that has executed this Guarantee

Exhibit C to Guarantee

Summary of Principal Terms of Loan

[$    million [un]secured term loan maturing                           , 201  and a $    million [un]secured revolving credit facility maturing       , 201  (with the option to extend to maturing                           , 201 , subject to satisfaction of certain conditions (the “Loan”), evidenced by (i) that certain [Credit Agreement], dated as of maturing                           , 201 , by and among JBG Realty, L.P. as borrower (“Borrower”) and           (“Agent”), as lender and administrative agent for itself and the other lending institutions party thereto from time to time (together with their respective successors and assigns, the “Lenders”) (collectively, the “Credit Agreement”) and (ii) those certain promissory notes made by the Borrower in favor of the Lenders pursuant to the Credit Agreement in the maximum aggregate principal amount of $     million (as amended, restated, replaced, renewed, amended or otherwise modified from time to time, collectively, the “Notes”).]  The Credit Agreement and the Notes are collectively referred to in the foregoing Guarantee to which this Exhibit C is appended as the “Note.”

[The interest rate on the borrowings under the Loan bear interest, at Borrower’s option, at LIBOR plus a spread of    % to     % per annum or a base rate plus a spread of      % to     % per annum.]

[The Loan requires payment of quarterly installments of principal beginning on              and thereafter in the amounts set forth below:

Date	Quarterly Installment Payment

Total

The Loan may be prepaid the loan in whole or in part without penalty at any time, subject to the payment of certain LIBOR breakage fees, if any.

Exhibit D to Guarantee

Brief Summary Description of Collateral

Exhibit E to Guarantee

Guarantor Address